As filed with the Securities and Exchange Commission on July 29, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

South Valley Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Oregon	6022	93-1251649
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

803 Main Street

Klamath Falls, OR 97601

(541) 882-3281

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Loren L. Lawrie

Executive Vice President and Chief Financial Officer

South Valley Bancorp, Inc.

803 Main Street

Klamath Falls, OR 97601

(541) 882-3281

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Andrew H. Ognall Lane Powell PC 601 SW Second Avenue, Suite 2100 Portland, Oregon 97204 Telephone: (503) 778-2169 Facsimile: (503) 778-2200	John R. Thomas Rebecca H. Hoskins Perkins Coie LLP 1120 NW Couch Street, Tenth Floor Portland, Oregon 97209 Telephone: (503) 727-2144 Facsimile: (503) 346-2144

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock	$46,000,000	$5,340.60

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and includes shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 29, 2011

Preliminary Prospectus

                     Shares

South Valley Bancorp, Inc.

Common Stock

This is the initial public offering of shares of Common Stock of South Valley Bancorp, Inc. No public market for our Common Stock currently exists. We are offering                  shares of our Common Stock. The selling shareholders are offering                  shares of our Common Stock. We will not receive any proceeds from the sale of shares of Common Stock by the selling shareholders. We expect the initial public offering price to be between $         and $         per share. We intend to apply to list our Common Stock on The NASDAQ Capital Market under the symbol “SVBT.”

The shares of our Common Stock are not savings accounts, deposits or other obligations of any bank or savings institution, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency, and are subject to investment risks, including possible loss of the entire amount invested.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 14 to read about factors you should consider before buying our Common Stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to South Valley Bancorp, Inc. (before expenses)	$	$
Proceeds to the selling shareholders (before expenses)	$	$

We and the selling shareholders have granted the underwriters an option to purchase, on the same terms and conditions as set forth above, up to an additional                  shares of Common Stock to cover over-allotments, if any. The underwriters may exercise this option at any time within 30 days of the date of this prospectus.

The underwriters expect to deliver the Common Stock, in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                     , 2011.

D.A. Davidson & Co.

The date of this prospectus is                     , 2011.

SOUTH VALLEY BANK & TRUST

24 BRANCH NETWORK

SOUTH VALLEY
BANK & TRUST
YOUR BUSINESS FIRST.

Portland
Salem
Eugene
Madras
Sisters
Prineville
Redmond
Bend
La Pine
Gilchrist
Merlin
Grants Pass
White City
Medford
Cave Junction
Talent
Klamath Falls
Lakeview

REGIONS
Klamath/Lake Region
Central Oregon Region
Rogue Region
Three Rivers Region

REGION HEADQUARTERS
Klamath Falls
Bend
Medford
Grants Pass

BRANCH LOCATIONS
Klamath/Lake - 6
Central Oregon - 8
Rogue - 5
Three Rivers - 5

i

About this prospectus

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We, the selling shareholders and the underwriters have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are offering to sell and seeking offers to buy shares of Holding Company common stock, which we refer to in this prospectus as our Common Stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Common Stock. Our business, financial condition and results of operations may have changed since that date.

Unless otherwise indicated or the context requires, all information in this prospectus:

•	assumes that the underwriters’ option is not exercised; and

•	assumes an initial offering price of $ per share (the midpoint of the estimated initial public offering price set forth on the cover page of this prospectus).

When we refer to “we,” “our,” “us” or the “Company” in this prospectus, we mean South Valley Bancorp, Inc. and our consolidated subsidiaries, including our wholly owned subsidiaries, South Valley Bank & Trust and Elliott-Ledgerwood & Company doing business as South Valley Wealth Management, unless the context indicates that we refer only to the parent company, South Valley Bancorp, Inc. When we refer to the “Bank” in this prospectus, we mean South Valley Bank & Trust. When we refer to the “Holding Company” in this prospectus, we mean South Valley Bancorp, Inc. When we refer to the “Board” in this prospectus, we mean the Holding Company’s board of directors.

“Your Business First” is our registered trademark in the United States. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

Cautionary note regarding forward-looking statements

This prospectus contains forward-looking statements, which are based on assumptions and estimates and describe our plans, strategies, and prospects, and can generally be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements are subject to significant known and unknown risks that are difficult to predict and could be affected by many other factors. Therefore, our actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations are described in the section entitled “Risk Factors,” and include, without limitation:

•	our ability to attract new deposits and loans;

•	demand for financial services in our regions;

•	our focus on local small and medium sized businesses;

•	competitive market pricing factors;

•	deterioration or delayed recovery in economic conditions that could result in decreased asset quality and increased loan losses;

•	time, effort and expense associated with resolving non-performing assets;

•	risks associated with concentrations in real estate related loans, including changes in the prices, values and sales volumes of commercial and residential real estate;

•	market interest rate volatility;

•	stability of funding sources and continued availability of borrowings;

•	changes in regulatory requirements or the results of regulatory examinations;

•	our dependence on our management team and ability to recruit and retain key qualified personnel;

•	regulatory requirements to maintain minimum capital levels;

•	our ability to raise capital on reasonable terms;

•	inability to find suitable expansion opportunities;

•	risks related to assets acquired from other organizations, including exposure to unrecoverable losses on acquired loans and provisions of our loss-sharing agreements with the FDIC;

•	risks related to the continued integration of new personnel and acquired businesses;

•

regulatory limits on the Bank’s ability to pay dividends to the Holding Company and regulatory limits on the Holding Company’s ability to repurchase its outstanding shares of capital stock or to pay dividends to its shareholders; and

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related regulations on our business and competitiveness.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in or implied by any of the forward-looking statements in this prospectus. Other unknown factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf, or the selling shareholders, are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Industry and market data

This prospectus includes statistical and other industry and market data and forecasts that we obtained from industry and government publications, research, studies and surveys. These sources include, among others, publications and data compiled by the Board of Governors of the Federal Reserve System, or Federal Reserve, the FDIC, the Bureau of Labor Statistics and SNL Financial LC. Third party publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there is no assurance as to the accuracy or completeness of included information. When we refer to the “SNL Peer Group” in this prospectus, we mean a peer group reported by SNL Financial LC consisting of banks headquartered in Oregon or Washington, excluding banks with holding companies headquartered outside Oregon or Washington. Although we are responsible for the adequacy and accuracy of the disclosures in this prospectus, we have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied upon therein. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Although we are not aware of any misstatements regarding the industry and market data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section captioned “Risk Factors.”

Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and the consolidated financial statements and the accompanying notes included in this prospectus.

Our Company

South Valley Bancorp, Inc. is a bank holding company headquartered in Klamath Falls, Oregon. As of March 31, 2011, we had consolidated assets of $849.2 million, deposits of $748.3 million and net loans of $628.1 million. Our wholly owned bank subsidiary, South Valley Bank & Trust, has grown to become the sixth largest bank in Oregon of all banks headquartered in Oregon (excluding banks with out-of-state holding companies). In addition, as of March 31, 2011, the Bank’s trust department had $166.2 million of assets under administration and our broker-dealer and investment adviser subsidiary, South Valley Wealth Management, had $307.5 million of assets under administration.

We deliver a wide range of community banking, trust and wealth management products and services to our clients and strive to provide exceptional, personalized service. We believe our locally managed and community-focused way of doing business attracts clients and helps us build shareholder value. Our clients include businesses, individuals, not-for-profit organizations and municipalities that participate in a wide range of industries, including agriculture, education, health care, manufacturing, real estate and transportation.

The Bank operates 24 full-service community banking offices across four regions in Oregon: Klamath/Lake, Central Oregon, Rogue and Three Rivers. Each of our regions has between five and eight branches. One branch in each region serves as the regional headquarters. The following table illustrates our branch system by region and indicates the location of our regional headquarters.

Regions	Counties	Number of branches	Regional headquarters

Klamath/Lake	Klamath	5	Klamath Falls

	Lake	1

Central Oregon	Crook	1

	Deschutes	5	Bend

	Jefferson	1

	Klamath	1

Rogue	Jackson	5	Medford

Three Rivers	Josephine	5	Grants Pass

In addition, South Valley Wealth Management provides wealth management services through one office in each of our four regions.

Our founding principles and growth

In 1977, our founders organized the Bank on the principles of providing personalized, business-banking services to the local community, being an active participant in our community, understanding our clients and their business priorities and supporting local decision-making.

Since our transition to a bank holding company structure in 1998, we have grown organically and through acquisitions and strategic hiring. The following is a list of important milestones in the development of our operations and geographic presence:

•	1999—acquired Washington Mutual’s trust division

•	2001—acquired our broker-dealer subsidiary from Elliott-Ledgerwood, today known as South Valley Wealth Management

•	2001—hired a team of 8 commercial bankers in the Rogue region

•	2004—hired a team of 11 commercial bankers in the Central Oregon region and added our first branch in Bend, Oregon

•	2005—completed Bank rebranding and adopted “Your Business First” client service standard

•	2005 to 2008—expanded branch network with 10 new locations and established nationwide ATM access for our clients

•	2010—hired an additional team of 10 commercial bankers in the Central Oregon region

•

2010—entered the Three Rivers region through an FDIC-assisted acquisition of Home Valley Bank, which included five branch locations and loss-sharing agreements on substantially all acquired loans and foreclosed real estate

Our competitive strengths

We believe our competitive strengths include the following:

•

Experienced and locally connected management.    Since our inception, our success has been built on a combination of strong leadership and local banking relationships. Our experienced management team contributes to our strong presence within the communities of our four regions through active leadership and a variety of other local connections. The following table presents the average years of industry experience of our management team, collectively representing over 370 years of banking experience, mostly in Oregon:

Management level	Number of persons	Average years of industry experience	Average years at the bank

Executive management team	3	32	19
Senior vice presidents	4	30	11
Regional credit administrators	4	24	5
Regional branch administrators	4	13	6

•

Diverse loan portfolio.    Our loan portfolio is diverse in terms of type of client, loan product and industry. Our three largest loan segment concentrations (as a percentage of total non-acquired loans as of March 31, 2011) include: owner and non-owner occupied commercial real estate of 35.7%, commercial and industrial of 25.9% and agriculture of 13.1%. Since

December 31, 2009, the Bank’s non-acquired loan portfolio has consistently remained at or below the supervisory criteria for commercial real estate and construction loans as a percentage of the Bank’s capital.

•

Effective credit risk management.    We have developed prudent credit standards and disciplined underwriting practices that, combined with our understanding of our regions and our clients, enable us to manage credit risk effectively. As of March 31, 2011, our ratio of non-acquired non-accrual loans to total loans was 3.24%, while the SNL Peer Group (banks headquartered in Oregon and Washington, excluding banks with holding companies headquartered outside Oregon or Washington) on average reported a 4.20% ratio of non-accrual loans to total loans.

•

Strong net interest margin.    Over numerous economic cycles, our stable deposit base has provided us with a relatively low cost of funds, an advantage that we believe may become more pronounced if interest rates rise significantly. We fund our lending activities and other assets principally through deposits from clients who in many cases have had long-term relationships with the Bank. We generally do not use brokered deposits and do not rely on wholesale funding sources. As of March 31, 2011, our total deposits were $748.3 million, of which 78.3% were core deposits (i.e., total deposits excluding time deposits in excess of $100,000). The following table compares the Bank’s yield on earning assets, cost of interest-bearing liabilities, and net interest margin for the quarter ended March 31, 2011 to averages for the SNL Peer Group, as reported by SNL Financial LC for the same period:

	Bank	SNL Peer Group average

Yield on earning assets	5.42%	5.04%
Cost of interest-bearing liabilities	1.06%	1.22%
Net interest margin (fully taxable equivalent)	4.50%	4.07%

•

Market leader with community focus.    We have established and maintain many valuable long-term client relationships in our four regions. We have focused on banking in smaller communities where we believe our founding principles and community banking platform can be successful. Based on FDIC data as of June 30, 2010, and after giving effect to the FDIC-assisted acquisition of Home Valley Bank, we were ranked first in deposit market share in two of our four regions—Klamath/Lake and Three Rivers.

•

Community banking model with branch-level accountability.    We emphasize local authority, accountability and responsibility to develop and retain high-quality client relationships. Our regional and branch managers have authority, within company-wide guidelines, to advertise locally, make loan underwriting and pricing decisions and manage client relationships. This approach permits local managers to appropriately tailor loan products and pricing to specific client needs and local market conditions. Each branch is accountable through monthly reporting and regularly scheduled leadership meetings. We support our regional and branch managers with centralized operations technology, advertising and marketing resources, management tools, and significant investment in our branches. We believe that our community banking model and infrastructure investments provide us the capacity to further grow our business.

•	Attractive platform for banking professionals. We believe our founding principles and community banking platform provides us with a competitive advantage in recruiting and retaining experienced banking professionals who have relationships in southern or central Oregon. Some of our past growth has been driven by our ability to attract and retain talented bankers and professionals. For example, we have hired several teams of commercial bankers with shared values from larger institutions to successfully expand our presence in the Central Oregon and Rogue regions.

Our business strategy

We intend to leverage our competitive strengths as we pursue the following business strategies:

•

Focus on long-term profitability.    Over the last six years we have grown from nine to 24 branches and from $553.5 million in assets at December 31, 2005 to $849.2 million in assets at March 31, 2011. Our average annual return on average assets from 2005 to 2010 was 0.74%. We will focus on enhancing our profitability by exercising a disciplined approach to product pricing, expense control and balance sheet mix, and by leveraging our past investment in our workforce, brand and technology infrastructure to increase our interest income and non-interest income. We expect our overall cost of funds will further improve relative to our peers as our newer branches mature and we assimilate recently acquired client relationships. In addition, we will seek to generate stable and recurring fee revenue though our wealth management subsidiary and the Bank’s trust services division.

•

Build long-term client relationships.    We intend to continue to build long-term client relationships with small and medium sized businesses and individuals in our regions by continuing to implement our “Your Business First” standard of client service. We believe continued adherence to our founding principles and execution of our community banking model in our regions will enable us to build and maintain strong brand recognition and attract and maintain long-term clients.

•

Maintain and grow market share.    We ranked first in deposit market share in two of our four regions—Klamath/Lake and Three Rivers. We intend to continue achieving organic growth through the anticipated economic recovery and population growth within our regions and by capturing incremental market share from our competitors. We believe that our brand recognition, resources and financial strength, combined with our community banking model, will enable us to attract clients from large national banks that operate in our regions, and from other competitors that may struggle to satisfy client needs in the face of increased regulatory burdens and financial stress. With our increased capital levels from this offering, we expect to expand our market share in our Central Oregon and Rogue regions and strengthen our market leading positions in our Klamath/Lake and Three Rivers regions.

•

Continue to build a diversified loan portfolio.    We will continue to focus on business lines that diversify our credit portfolio and client base and provide attractive margin opportunities. Our management team has significant experience in agricultural, owner-occupied commercial real estate and health care related lending, and we believe these areas provide the Bank an opportunity to address lending segments that are important to the local economies within our regions. In addition, we plan to continue to mitigate our loan concentration risks over the long term and leverage our experience as a strategic partner with government agencies and programs.

•	Focus on asset quality and disciplined underwriting. Effective credit risk management will continue to be a high priority for us. Bill Castle, our President and Chief Executive Officer, sets the tone at the top of the organization with his banking experience as a former chief credit officer and commercial lender. We plan to maintain our focus on loan types and markets where we have community and industry knowledge and a historical record of success. Although delinquencies in our loan portfolio have increased primarily as a result of the current economic downturn, we will continue to strive for strong asset quality by adhering to prudent underwriting criteria and diligently applying our collection efforts. To address our elevated level of problem assets, we will continue to focus our attention and resources on loan workouts and, where appropriate, loan modifications.

•

Maintain a strong balance sheet.    We intend to maintain a strong balance sheet, which has thus far enabled us to endure the economic downturn better than many of our competitors. Although we have experienced increased levels of non-performing loans, delinquencies, adversely classified assets and loan losses, our loan loss coverage ratios remain relatively strong. As of March 31, 2011, the ratio of our allowance for loan losses to total non-acquired loans was 2.30%. While we exceeded published “well capitalized” standards at March 31, 2011, we remain subject to a regulatory Memorandum of Understanding that requires us to, among other things, increase by August 22, 2011 and maintain the Bank’s Tier 1 capital so that it equals or exceeds 10% of the Bank’s average total assets (calculated in accordance with FDIC regulations). See “—Regulatory Agreements” for more information. We have been working diligently to comply with this regulatory Memorandum of Understanding and expect that the proceeds of this offering will satisfy its capital improvement requirements.

Our regions

We operate in four contiguous regions of central and southern Oregon: Klamath/Lake, Central Oregon, Rogue and Three Rivers. Our regions consist of smaller communities located along the major north-south highways (Interstate 5 and US Route 97) and railroads that connect California, Oregon and Washington. The economies of these four regions have historically been based on lumber, wood products and agriculture, but have experienced a trend toward diversification with a focus on economic activities such as education, health care, tourism and light manufacturing. Several communities in the Central Oregon and Rogue regions have experienced significant population growth in recent years.

•

Klamath/Lake.    Our corporate headquarters office and Klamath/Lake regional headquarters are located in Klamath Falls, which is situated along US Route 97 and less than 20 miles north of the California border. Klamath Falls is the transportation hub for south central Oregon and north central California. The region’s traditional reliance on wood products has broadened to include a focus on health care, technology and education. The region also has a diverse and substantial agriculture and ranching industry. In addition, government plays a significant role in this region’s economy. For example, the local offices of the Bureau of Land Management are responsible for managing 3.5 million acres of public lands in the region.

•

Central Oregon.    Our Central Oregon regional headquarters office is located in Bend, along US Route 97. This region’s key industries include manufacturing, which primarily centers on building products and has expanded to include manufacturing related to aviation, technology and pharmaceuticals. Corporate headquarters operations and administrative centers also play a prominent role in this region’s economy. In addition, the healthcare sector, agriculture, ranching and related services, and tourism are important to the region’s economy.

•

Rogue.    Our Rogue regional headquarters office is located in Medford. This region consists of Jackson County, along the I-5 corridor and bordering California. Key industries in this region include education, healthcare, agriculture, manufacturing and distribution. Tourism is also important to this region, with wineries, outdoor recreation and the Oregon Shakespeare Festival.

•

Three Rivers.    Our Three Rivers regional headquarters office is located in Grants Pass. This region consists of Josephine County, along the I-5 corridor, and lies west of our Rogue region. The wood products industry plays an important role, along with a mix of light manufacturing, secondary wood products, retail trade and service-based industries. Medical and retirement facilities have expanded into the region in recent years. Tourism is also important to this region, with outdoor recreation activities involving the Rogue, Illinois and Applegate Rivers.

The following table contains information regarding our four regions and the Bank’s deposits in these regions:

		Bank information						Projected growth		Unemployment rate(1)
								2010-2015
Counties by region	Total market deposits ($000s)	Deposit market share rank	Deposits ($000s)	Market share	Number of branches	Population	Median household income	Population	Median household income	Unempl. rate (May 2011)	Change over last twelve months

Klamath/Lake(2)
Klamath County	$779,395	1	$268,194	34.41%	6	66,425	$39,388	0.39%	14.13%	11.1%	-110 bps
Lake County	$93,933	1	$35,032	37.29%	1	7,363	$36,050	-0.81%	14.78%	11.6%	-100 bps

Central Oregon
Crook County	$213,218	6	$5,847	2.74%	1	25,089	$43,070	12.06%	15.05%	14.5%	-140 bps
Deschutes County	$2,635,087	8	$114,858	4.36%	5	168,710	$53,137	13.90%	12.07%	11.6%	-210 bps
Jefferson County	$133,426	6	$1,990	1.49%	1	21,828	$45,122	3.06%	15.05%	12.0%	-100 bps

Rogue
Jackson County	$2,796,890	11	$90,070	3.22%	5	208,541	$47,042	4.90%	14.81%	10.9%	-130 bps

Three Rivers(3)
Josephine County	$1,291,985	1	$227,935	17.64%	5	83,853	$38,770	2.74%	15.13%	11.6%	-180 bps
United States							$54,442	3.85%	12.39%	9.1%	-60 bps

Source: SNL Financial LC

Note: Deposit, market share and population data as of June 30, 2010.

(1)	Unemployment data as of May 2011, not seasonally adjusted.

(2)	The Bank’s Gilchrist branch is located in Klamath County, but the Bank considers Gilchrist to be in its Central Oregon region. This table includes Gilchrist in the Klamath/Lake region. We present information elsewhere in this prospectus with the Gilchrist branch deposits in the Central Oregon region.

(3)	Josephine County deposits are deposits of Home Valley Bank as of June 30, 2010.

Regulatory matters

Primarily as a result of the challenging economic environment in which we have been operating, we have experienced increased levels of non-performing assets, delinquencies and adversely classified assets, as well as net losses from operations in 2009 and increased provisions for loan losses and charge-offs in 2009 and 2010. In addition, we used a portion of our capital to support the assets acquired in our FDIC-assisted acquisition of Home Valley Bank on July 23, 2010. On September 20, 2010, the FDIC and the Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities (“DFCS”) issued a joint Safety and Soundness Examination Report (“Examination Report”) based on the Bank’s results of operations for the six months ended, and financial condition as of, June 30, 2010, which date preceded the date we completed the FDIC-assisted acquisition of Home Valley Bank. On February 22, 2011, the Bank entered into a Memorandum of Understanding (“MOU”) with the FDIC and the DFCS. Under the MOU, the Bank is required to, among other things, reduce all assets classified as “Substandard” in the Examination Report (that have not been previously charged off) by 50% by June 22, 2011, and by 70% by August 22, 2011; and develop and implement plans to improve asset quality and lending and collection practices, increase profitability, and maintain a minimum primary liquidity ratio (net cash, short-term and marketable assets divided by net deposits and short-term liabilities) of at least 15% and a maximum net non-core funding dependence ratio (non-core funding such as brokered deposits, certificates of deposit greater than $100,000 and borrowed funds, divided by longer-term assets such as loans and securities that mature in more than one year) of 20%. The MOU also requires us to increase by August 22, 2011 and maintain the Bank’s Tier 1 capital so that it equals or exceeds 10% of the Bank’s average total assets (calculated in accordance with applicable FDIC regulations). We refer to this ratio of Tier 1 capital to the Bank’s average total assets as our Tier 1 leverage ratio. The Bank’s Tier 1 capital primarily consists of its common shareholders’ equity. On May 18, 2011, the Board adopted resolutions at the direction of the Federal Reserve Bank of San Francisco requiring us to take corrective actions and refrain from specified actions to ensure the Bank’s compliance with the MOU, and that are substantially similar in substance and scope to the MOU.

Under the MOU, the Bank may not pay cash dividends to us without prior written approval from the FDIC and the DFCS. Under the board resolutions, we may not pay any dividends on or repurchase our Common Stock, or receive dividends from the Bank, without the prior written approval of the Federal Reserve Bank of San Francisco and the DFCS. We do not expect to be permitted to pay or receive dividends or repurchase shares until we meet all of the requirements of the MOU and the board resolutions. We and the Bank each must obtain prior regulatory approval before adding any new director or senior executive officer or changing the responsibilities of any current senior executive officer. The MOU will remain in effect until stayed, modified, terminated or suspended by the FDIC and the DFCS.

We are working diligently to comply with the MOU and the board resolutions. We are making progress with respect to reducing assets classified as “Substandard;” however, we did not meet the MOU’s 50% “Substandard” asset reduction requirement by June 22, 2011, and do not believe we will meet the MOU’s 70% Substandard asset reduction requirement by August 22, 2011. We expect significant improvement in asset quality will be a gradual process dependent in part on the pace of broader economic recovery. As of March 31, 2011, we had reduced the Bank’s assets classified as “Substandard” in the Examination Report (that had not been previously charged off) by 16.1%. As of March 31, 2011, the Bank’s primary liquidity ratio was 13.64% and the Bank’s net non-core funding dependence ratio was 23.71%. We have implemented a number of plans and policies in relation to lending and collection practices, allowance for loan losses methodology, disposition of adversely classified assets and collection of delinquent loans, which we have discussed with the FDIC or submitted to the FDIC for review. As of March 31, 2011, the Bank’s Tier 1 leverage ratio was 8.14% and we do not believe the Bank will attain a Tier 1 leverage ratio of at least 10% by August 22, 2011. We expect that the Bank’s Tier 1 leverage ratio will meet or exceed the 10% MOU requirement upon completion of the offering contemplated by this prospectus. For additional information regarding the MOU and the board resolutions, see “Risk Factors—We are required to comply with the terms of the MOU, and lack of compliance could result in additional regulatory actions” and “Business—Regulatory Agreements.”

FDIC-assisted acquisition of Home Valley Bank

On July 23, 2010, we completed the FDIC-assisted acquisition of Home Valley Bank, acquiring approximately $244.9 million of assets and assuming $242.6 million of liabilities, including $227.2 million of deposits, at cost basis as of the acquisition date. The acquisition expanded the Bank’s geographic presence into Josephine County with four branches in Grants Pass and one in Cave Junction. The purchase and assumption agreement with the FDIC provides for two separate loss-sharing agreements, which, in addition to fair value adjustments, significantly mitigates our risk of future loss on the loan portfolio we acquired. These loss-sharing agreements with the FDIC provide for specified credit loss protection for substantially all acquired loans and foreclosed real estate. Under the terms of these loss-sharing agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on $214.0 million of cost-basis acquired assets (as of the acquisition date). The term for loss-sharing and recoveries sharing on residential real estate loans is 10 years, the term for loss-sharing on non-residential real estate loans is 5 years, and the term for recoveries sharing on non-residential real estate loans is 8 years. At the acquisition date, the Bank estimated the Home Valley Bank acquired assets would incur approximately $34.2 million of losses, and we recorded a $26.7 million FDIC indemnification asset based on the present value of expected loss reimbursements.

We accounted for the FDIC-assisted transaction using the acquisition method of accounting; accordingly, our balance sheet includes the estimates of the fair value of the assets acquired and liabilities assumed. Our results of operations for the twelve months ended December 31, 2010 include the effects of the acquisition from the date of the transaction. We recorded a bargain purchase gain of $4.6 million in the third quarter of 2010 that represents the excess of the estimated fair value of the assets acquired over the estimated fair value of liabilities assumed in the FDIC-assisted acquisition of Home Valley Bank. During the first quarter of 2011, the acquisition contributed pre-tax earnings of $0.8 million, including $1.7 million in net interest income, $0.2 million in change in indemnification asset and $0.1 million in fee income, offset by $0.5 million in salaries and employee benefits, $0.6 million in other operating and occupancy expenses, and $0.1 million in provision for loan losses.

A copy of the purchase and assumption agreement between the Bank and the FDIC, including the loss-sharing agreements, is filed as Exhibit 2.1 to the Registration Statement, of which this prospectus constitutes a part and is incorporated herein by reference. The description of the loss-sharing agreements and terms of the FDIC-assisted acquisition of Home Valley Bank set forth above and elsewhere in this prospectus does not purport to be complete, and is qualified by reference to the full text of the purchase and assumption agreement.

Recent developments

Operating results for the three months ended June 30, 2011

The following presents an overview of the operating results for the three months ended June 30, 2011 and key financial information as of June 30, 2011. These items are subject to the risks and uncertainties relating to our business described under “Risk Factors” and elsewhere in this prospectus.

•

Net income for the quarter ended June 30, 2011 was $1.0 million, or $0.15 per diluted share, compared to $52,000, or $0.01 per diluted share, for the quarter ended March 31, 2011 and $0.6 million, or $0.09 per diluted share, for the quarter ended June 30, 2010.

•

Net interest margin for the quarter ended June 30, 2011 was 4.45%, which increased by six basis points compared to the preceding quarter and decreased by 61 basis points compared to the quarter ended June 30, 2010. Net interest income was $8.2 million for the quarter ended June 30, 2011, compared to $8.1 million for the quarter ended March 31, 2011 and $6.4 million for the quarter ended June 30, 2010.

•

The cost of interest-bearing liabilities for the quarter ended June 30, 2011 was 1.0%, which decreased by 13 basis points compared to the preceding quarter and decreased by 28 basis points compared to the quarter ended June 30, 2010.

•

Non-acquired non-accrual loans as of June 30, 2011 were $10.7 million, a decrease of $10 million, or 48.55%, from March 31, 2011 and an increase of $4.3 million or 68.73% from June 30, 2010. Non-acquired non-accrual loans represented 1.73% of total loans at June 30, 2011 compared to 3.24% of total loans at March 31, 2011 and 1.31% of total loans at June 30, 2010.

•

Non-acquired non-performing assets as of June 30, 2011 were $29.2 million, a decrease of $3.4 million or 10.37% from March 31, 2011 and an increase of $12.4 million or 74.11% from June 30, 2010. Non-acquired non-performing assets represented 3.40% of total assets at June 30, 2011 compared to 3.83% of total assets at March 31, 2011 and 2.72% of total assets at June 30, 2010.

•	As of June 30, 2011 we had reduced the Bank’s assets classified as “Substandard” in the September 2010 Examination Report by $22.9 million, or 24.22%.

•

The provision for loan losses for the quarter ended June 30, 2011 was $2.4 million, compared to $1.5 million for the preceding quarter and $1.0 million for the quarter ended June 30, 2010. The allowance for loan losses as a percentage of total loans was 1.55% as of June 30, 2011, compared to 1.75% as of March 31, 2011 and 1.48% as of June 30, 2010.

•	Net charge-offs for the quarter ended June 30, 2011 were $4.0 million, compared to $1.5 million for the quarter ended March 31, 2011 and $0.7 million for the quarter ended June 30, 2010.

•	The ratio of tangible common equity to tangible assets was 8.46% at June 30, 2011, compared to 8.34% at March 31, 2011 and 11.25% at June 30, 2010.

•	The Tier 1 leverage ratio was 8.40% at June 30, 2011, compared to 8.24% at March 31, 2011 and 11.46% at June 30, 2010.

•	Tangible book value per share was $10.67 at June 30, 2011, compared to $10.45 at March 31, 2011 and $10.00 at June 30, 2010.

Our corporate information

We are incorporated under the laws of Oregon. Our principal executive offices are located at 803 Main Street, Klamath Falls, OR 97601. Our telephone number is (541) 882-3281. We maintain an internet website at www.southvalleybank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

The offering

The following summary of the offering contains basic information about the offering and our Common Stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete description of our Common Stock, please refer to the section of this prospectus entitled “Description of Capital Stock—Common Stock.”

Common stock offered by us	shares

Common stock offered by the selling shareholders	shares

Underwriters’ option to purchase additional shares of common stock	shares from us and shares from the selling shareholders

Common stock to be outstanding immediately after this offering	shares
shares if the underwriters’ option is exercised in full

The number of shares of Common Stock to be outstanding after this offering is based on shares outstanding as of , 2011, and excludes shares of our Common Stock issuable upon exercise of outstanding warrants.

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $ million, or approximately $ million if the underwriters’ option is exercised in full, based on an assumed offering price of $ per share. We intend to use the net proceeds to strengthen our regulatory capital, to support our long-term growth and for general corporate purposes. We will not receive any of the proceeds from the sale of shares by selling shareholders. See “Use of Proceeds” for additional information.

Proposed NASDAQ listing	We intend to apply to list our Common Stock on The NASDAQ Capital Market under the symbol “SVBT.”

Risk factors	An investment in our Common Stock involves a high degree of risk. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in shares of our Common Stock.

Summary selected historical consolidated financial data

The following table sets forth certain of our historical consolidated financial data. The summary consolidated financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006 have been derived from our audited consolidated financial statements that are not included in this prospectus.

On July 23, 2010, we completed the FDIC-assisted acquisition of Home Valley Bank, acquiring approximately $244.9 million of assets and assuming $242.6 million of liabilities, including $227.2 million of deposits, at cost basis as of the acquisition date. The purchase and assumption agreement with the FDIC provides for two separate loss-sharing agreements, which, in addition to fair value adjustments, significantly mitigates our risk of future loss on the loan portfolio we acquired. These loss-sharing agreements provide for specified credit loss protection for substantially all acquired loans and foreclosed real estate. Under the terms of the loss-sharing agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on $214.0 million of cost-basis acquired assets (as of the acquisition date). The term for loss-sharing and recoveries sharing on residential real estate loans is 10 years, the term for loss-sharing on non-residential real estate loans is 5 years, and the term for recoveries sharing on non-residential real estate loans is 8 years. At the acquisition date, the Bank estimated the Home Valley Bank acquired assets would incur approximately $34.2 million of losses, and we recorded a $26.7 million FDIC indemnification asset based on the present value of expected loss reimbursements. We accounted for the FDIC-assisted transaction using the acquisition method of accounting; accordingly, our balance sheet includes the estimates of the fair value of the assets acquired and liabilities assumed. Our results of operations for the twelve months ended December 31, 2010 include the effects of the acquisition from the date of the transaction. We recorded a bargain purchase gain of $4.6 million in the third quarter of 2010 that represents the excess of the estimated fair value of the assets acquired over the estimated fair value of liabilities assumed in the FDIC-assisted acquisition of Home Valley Bank. The acquired loan portfolio and other real estate owned (“OREO”) are referred to as “acquired loans” and “covered OREO,” respectively, and these are presented as separate line items in our consolidated financial statements. See Note 2 of the notes to the audited consolidated financial statements included in this prospectus. The results and other financial data of Home Valley Bank are not included in the table below for periods prior to the date of acquisition and, therefore, the data for such prior periods may not be comparable in all respects.

This summary historical consolidated financial data should be read in conjunction with other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus. Our historical financial results are not necessarily indicative of results to be expected in any future period.

	As of or for the three months ended March 31,		As of or for the year ended December 31,
(dollars in thousands, except per share data)	2011	2010	2010	2009	2008	2007	2006

Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$73,839	$23,119	$54,028	$21,420	$16,918	$16,617	$15,283
Investment securities, available-for-sale	49,052	44,058	51,096	44,091	48,581	59,615	60,279
Non-acquired loans	484,937	481,973	487,891	489,037	502,695	494,875	463,185
Acquired loans	154,299	—	158,550	—	—	—	—
Allowance for loan losses	(11,166)	(6,797)	(11,123)	(6,719)	(5,277)	(5,290)	(4,960)
Total assets	849,170	601,338	845,271	606,065	614,566	598,761	563,123
Total deposits	748,279	499,721	741,816	505,612	474,136	462,879	489,648
Total shareholders’ equity	73,067	67,231	72,336	65,272	70,410	68,406	62,367

Selected Consolidated Statement of Operations Data:
Interest income	$10,031	$8,102	$36,705	$34,963	$37,844	$42,161	$37,617
Interest expense	1,908	1,696	6,910	8,797	11,566	15,797	14,477

Net interest income	8,123	6,406	29,795	26,166	26,278	26,364	23,140
Provision for loan losses	1,525	502	8,881	6,755	595	115	333

Net interest income after provision for loan losses	6,598	5,904	20,914	19,411	25,683	26,249	22,807
Non-interest income	1,538	1,030	9,928	4,049	4,164	4,676	6,366
Non-interest expense	8,059	5,609	27,689	27,606	21,816	20,991	20,335

Income (loss) before income taxes	77	1,325	3,153	(4,146)	8,031	9,934	8,838
Provision (benefit) for income taxes	25	414	423	(2,183)	2,527	3,205	2,534

Net income (loss)	$52	$911	$2,730	$(1,963)	$5,504	$6,729	$6,304

Selected Share Data:
Earnings (loss) per common share-basic	$0.01	$0.14	$0.41	$(0.30)	$0.82	$1.01	$0.96
Earnings (loss) per common share-diluted	$0.01	$0.14	$0.41	$(0.30)	$0.82	$1.01	$0.96
Dividends paid per common share	$—	$—	$—	$0.24	$0.32	$0.30	$0.28
Dividend payout ratio	0.00%	0.00%	0.00%	(79.92% )	39.42%	29.58%	29.11%
Book value per common share	$10.81	$10.39	$10.79	$10.17	$10.65	$10.22	$9.44
Tangible book value per common share	$10.45	$10.02	$10.42	$9.79	$10.29	$9.86	$9.08
Weighted average common shares outstanding-basic	6,712,105	6,464,354	6,616,058	6,555,699	6,723,246	6,659,975	6,581,914
Weighted average common shares outstanding-diluted	6,723,598	6,464,354	6,619,697	6,555,699	6,723,246	6,659,975	6,581,914
Common shares outstanding at period end	6,756,189	6,469,878	6,706,379	6,420,911	6,611,706	6,694,915	6,605,626

	As of or for the three months ended March 31,		As of or for the year ended December 31,
(dollars in thousands)	2011	2010	2010	2009		2008	2007		2006

Selected Financial Ratios:
Return on average shareholders’ equity(1)	0.29%	5.37%	3.81%	(2.88%	)	7.77%	10.16%		10.28%
Return on average assets(1)	0.02%	0.61%	0.38%	(0.32%	)	0.91%	1.17%		1.13%
Interest income to average earning assets(1)(2)	5.44%	6.11%	5.85%	6.35%		6.70%	7.65%		7.09%
Interest expense to average earning assets(1)	1.05%	1.29%	1.11%	1.61%		2.07%	2.95%		2.81%
Net interest margin(1)(2)	4.39%	4.82%	4.74%	4.73%		4.63%	4.70%		4.28%
Non-interest income to average assets(1)	0.74%	0.69%	1.39%	0.66%		0.69%	0.81%		1.14%
Non-interest expense to average assets(1)	3.87%	3.76%	3.86%	4.52%		3.63%	3.66%		3.65%
Efficiency ratio	83.42%	75.43%	69.71%	91.37%		71.66%	67.63%		68.92%
Loan to deposit ratio	85.43%	96.45%	87.14%	96.72%		106.02%	106.91%		94.60%

Capital Ratios:
Average shareholders’ equity to average assets	8.73%	11.38%	9.98%	11.15%		11.78%	11.53%		10.99%
Tier 1 leverage ratio	8.35%	10.72%	8.24%	10.23%		11.17%	11.09%		10.53%
Tier 1 risk-based capital ratio	11.99%	11.90%	11.72%	11.54%		11.96%	11.93%		11.73%
Total risk-based capital ratio	13.25%	13.15%	12.98%	12.78%		12.91%	12.92%		12.73%

Selected Asset Quality Ratios:
Non-acquired non-accrual loans to total loans	3.24%	1.48%	1.97%	1.97%		0.36%	0.13%		0.30%
Non-acquired non-performing assets to total assets	3.83%	4.06%	2.82%	3.80%		0.82%	0.27%		0.38%
Allowance for loan losses to total non-acquired loans	2.30%	1.41%	2.28%	1.37%		1.05%	1.07%		1.07%
Net charge-offs (recoveries) to average total loans	0.23%	0.09%	0.80%	1.07%		0.12%	(0.05%	)	(0.06%	)

(1)	Annualized for the three month periods ended March 31, 2011 and 2010.

(2)	Tax exempt income has been adjusted to a tax equivalent basis at a 34% tax rate. The amount of such adjustment was an addition to the recorded interest income of approximately $126 and $132 for the three months ended March 31, 2011 and 2010, respectively, and $525, $535 and $517 for the years ended December 31, 2010, 2009, and 2008, respectively.

Risk factors

Before investing in our Common Stock, you should carefully consider all information included in this prospectus, including our consolidated financial statements and accompanying notes. In particular, you should carefully consider the risks described below before purchasing shares of our Common Stock in this offering. Investing in our Common Stock involves a high degree of risk. Any of the following factors could harm our future business, financial condition and results of operations and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Other risks of which we are not aware, including those that relate to the banking and financial services industry in general and us in particular, or those which we do not currently believe are material, may harm our future business, financial condition and results of operations.

Continued weak or worsening regional and national business and economic conditions, and regulatory responses to such conditions could constrain our growth and profitability and have a material adverse effect on our business, financial condition and results of operations.

Our business and operations are sensitive to general business and economic conditions in the United States, and southern and central Oregon, specifically. If the national, regional and local economies are unable to overcome stagnant growth, high unemployment rates and depressed real estate markets resulting from the economic recession that began in 2007, or experience worsening economic conditions, our growth and profitability could be constrained. Weak economic conditions are characterized by, among other indicators, fluctuations in debt and equity capital markets, increased delinquencies on mortgage, commercial and consumer loans, residential and commercial real estate price declines and lower home sales and commercial activity. All of these factors are generally detrimental to our business. We expect only moderate improvement in these conditions in the near future. In particular, we may face the following risks in connection with these events:

•

We face increased regulation of our industry, including as a result of the Dodd-Frank Act. Compliance with this and other regulations will increase our costs and reduce existing sources of revenue and may limit our ability to pursue opportunities.

•	Our ability to assess the creditworthiness of our clients may be impaired if the models and approaches we use to select, manage and underwrite our clients become less predictive of future performance.

•

The process we use to estimate losses inherent in our loan portfolio requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of our borrowers to repay their loans, which process may no longer be capable of accurate estimation and may, in turn, adversely affect its reliability.

•	We may be required to pay significantly higher FDIC insurance premiums in the future if industry losses further deplete the FDIC deposit insurance fund.

•	Changes in interest rates as a result of a failure to increase the United States’ debt ceiling could affect our current interest income spread.

•	Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions and government sponsored entities.

•	We may face increased competition due to consolidation within the financial services industry.

If current levels of market disruption and volatility continue or worsen, our ability to access capital may be adversely affected and asset quality may further deteriorate, which would harm our business, financial condition and results of operations.

Our geographic concentration exposes us to the risk of the adverse effects and consequences of any regional or local disasters or economic downturn that disproportionately affect southern and central Oregon.

We conduct our operations almost exclusively in Oregon, specifically southern and central Oregon. Substantially all of the real estate loans in our portfolio are secured by properties located in the four regions we serve in Oregon, and substantially all of the real estate loans in our loan portfolio are made to borrowers who live and conduct business in those regions. Our lack of geographic diversification poses risks because our financial condition and results of operations are highly dependent on the economic conditions of the regions we serve, where regional or local disasters (such as earthquakes, fires, floods or droughts) or adverse economic developments, among other things, could affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans and reduce the value of our loans. Since 2009, Oregon has had one of the nation’s highest unemployment rates and major employers in Oregon have implemented substantial employee layoffs or scaled back growth plans. Severe declines in housing prices and property values have been particularly acute in our regions. Oregon continues to face fiscal challenges, the long-term effects of which on the state’s economy cannot be predicted. Southern and central Oregon include significant rural areas in which agriculture is an important industry and therefore the economies of these regions can be greatly affected by severe weather conditions and the allocation of water resources, including droughts in the Klamath Basin that may decrease agricultural productivity. Our agriculture loans have been increasing as a percentage of our non-acquired loan portfolio over the past five years and we expect this trend to continue. As of March 31, 2011, agriculture loans represented 13.1% of our non-acquired loan portfolio. Lower crop yields or reduced commodity prices could have a material adverse effect on our business, financial condition and results of operations. Any regional or local disasters or further deterioration of economic conditions that affect southern and central Oregon may affect us and our profitability more significantly and more adversely than our competitors that are less geographically concentrated.

A large percentage of our loan portfolio is secured by real estate, in particular commercial real estate. Continued deterioration in the real estate market or other segments of our loan portfolio could have a material adverse effect on our business, financial condition and results of operations.

As of March 31, 2011, approximately 46.8% of our loan portfolio, excluding acquired loans, was secured by commercial real estate, and approximately 7.6% of our loan portfolio was secured by residential real estate, excluding residential real estate securing agricultural loans. Since 2007 we have experienced elevated levels of net charge-offs and an increase in our loan loss provisions as a result of increased levels of commercial and consumer delinquencies and declining real estate values. Increases in commercial and consumer delinquency levels or continued declines in real estate market values would require increased net charge-offs and continuing increased provisions for loan losses, which could have a material adverse effect on our business, financial condition and results of operations. The market value of real estate can fluctuate significantly in a short period of time as a result of local market conditions. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our regions could increase the credit risk associated with our loan portfolio, and could result in losses that would adversely affect our profitability. Adverse changes in the economy affecting real estate values and liquidity in our primary market area could significantly impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in losses on the loan. These declines and losses would have a material adverse effect on our business, financial condition and results of operations.

We are required to comply with the terms of an MOU with the FDIC and the DFCS, and lack of compliance could result in additional regulatory actions.

Under federal and state laws pertaining to the safety and soundness of insured depository institutions and their holding companies, state and federal banking authorities may compel or restrict certain actions on our part if they determine that we have insufficient capital or are otherwise operating in a manner that may be deemed to be inconsistent with safe and sound banking practices. The banking authorities can request that we enter into formal or informal supervisory agreements, including, without limitation, board resolutions, memoranda of understanding, written agreements and consent orders, or failing to secure our consent, impose on us a cease and desist order pursuant to which we could be required to take identified corrective actions to address cited concerns, or to refrain from taking identified actions.

On February 22, 2011, the Bank entered into the MOU with the FDIC and DFCS. Under the terms of the MOU, the Bank agreed to, among other things:

•	not appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without the prior written non-objection of the FDIC and the DFCS;

•

increase by August 22, 2011 and thereafter maintain the Bank’s Tier 1 capital so that it equals or exceeds 10% of the Bank’s average total assets (calculated in accordance with applicable FDIC regulations and in addition to a fully funded allowance for loan and lease losses);

•	reduce all assets classified as “Substandard” in the Examination Report (that we had not previously charged off) by 50% by June 22, 2011, and by 70% by August 22, 2011;

•	refrain from approving any extension of credit to any borrower who had a loan classified as “Substandard” in the Examination Report without first collecting in cash all interest due;

•	not pay dividends without the prior written approval of the FDIC and the DFCS;

•

develop a liquidity and funds management plan including a minimum primary liquidity ratio (net cash, short-term and marketable assets divided by net deposits and short-term liabilities) of at least 15% and a maximum net non-core funding dependence ratio (non-core funding such as brokered deposits, certificates of deposit greater than $100,000 and borrowed funds divided by longer-term assets such as loans and securities that mature in more than one year) of 20%;

•	develop and implement plans to improve asset quality and increase profitability; and

•	develop and implement policies to improve lending, valuation, credit grading and collection practices.

On May 18, 2011, the Board adopted resolutions at the direction of the Federal Reserve Bank of San Francisco and the DFCS requiring the Holding Company to take specified corrective actions and refrain from specified actions that are substantially similar in substance and scope to the MOU. Under the board resolutions, the Holding Company may not pay any dividends on or repurchase its Common Stock, or receive dividends from the Bank, without the prior written approval of the Federal Reserve Bank of San Francisco and the DFCS. The Holding Company must obtain the prior written approval of the Federal Reserve Bank of San Francisco and the DFCS to add any new director or senior executive officer or change the responsibilities of any current senior executive officer. We do not expect to be permitted to pay or receive dividends or repurchase shares until we meet all of the requirements of the MOU and the board resolutions.

Compliance with the MOU will be determined by the FDIC and the DFCS. As of March 31, 2011, the Bank’s Tier 1 leverage ratio was 8.14%, and we do not believe we will attain a Tier 1 leverage ratio of at least 10% by August 22, 2011. We expect that the Bank’s Tier 1 leverage ratio will meet or exceed the 10% MOU requirement upon completion of the offering contemplated by this prospectus. While we have reduced the Bank’s assets classified as “Substandard” in the Examination Report (that we had not previously charged off) by 16.1% from June 30, 2010 through March 31, 2011, we did not meet the MOU’s 50% Substandard asset reduction requirement by June 22, 2011, and do not believe we will meet the MOU’s 70% Substandard asset reduction requirements by August 22, 2011. We expect that significant improvement in asset quality will be a gradual process dependent in part on the pace of broader economic recovery and the successful completion of a recapitalization, and related repurchase through a rights offering of common stock, of JELD-WEN Holding, inc. (“JELD-WEN”), a private company and the holding company of JELD-WEN, inc., a global window and door manufacturer headquartered in Klamath Falls, Oregon. As of March 31, 2011, the Bank’s primary liquidity ratio was 13.64% and the Bank’s net non-core funding dependence ratio was 23.71%. The Bank has implemented a liquidity plan, but, as of March 31, 2011, had not met the 20% non-core funding dependence ratio and 15% primary liquidity ratio targets. The MOU will remain in effect until stayed, modified, terminated or suspended by the FDIC and the DFCS. Until the provisions of the MOU are terminated or suspended, and the board resolutions are permitted to be rescinded, we expect that we would continue to pay higher deposit insurance premiums, be limited in our ability to pursue acquisitions, open new branches, develop new lines of business and be subject to heightened scrutiny in any matter requiring regulatory approval.

If we are unable to comply with the terms of our current MOU and board resolutions or any future orders, memoranda of understanding, board resolutions, regulatory actions or supervisory agreements to which we may become subject, or if the FDIC and DFCS deem to be material our failure to improve our Tier 1 leverage ratio to 10% or more, or reduce our Substandard assets, within the allotted time periods, then we could become subject to additional supervisory actions and orders, possibly including cease and desist orders, prompt corrective action restrictions or other regulatory actions. If our regulators were to take these additional actions, then we could, among other things, become subject to additional costs, as well as significant restrictions on our ability to grow our business and conduct our existing business, and we could be required to raise additional capital, dispose of assets and liabilities within a prescribed period of time, or both. The terms of any such supervisory action could have a material adverse effect on our business, financial condition and results of operations.

The majority of our assets are loans, which if not timely repaid would result in losses.

We are subject to credit risk, which is the risk of losing principal or interest as a result of borrowers’ failure to repay loans in accordance with their terms. Underwriting and documentation controls cannot mitigate all credit risk. A downturn in the economy or the real estate market in our regions or a rapid increase in interest rates could have a negative effect on collateral values and borrowers’ ability to repay. To the extent loans are not paid timely by borrowers, the loans are placed on non-accrual status, thereby reducing interest income. Further, under these circumstances, an additional provision for loan losses or unfunded commitments may be required. At March 31, 2011, our non-acquired non-performing loans, which includes all non-accrual loans, loans past due 90 days and still accruing, and performing troubled debt restructurings, which we refer to as performing TDRs, were 6.00% of our non-acquired loans, and our non-acquired non-performing assets, which includes non-acquired non-performing loans and non-acquired foreclosed real estate, were 3.83% of our total assets. As of March 31, 2011, we had classified $6.46 million, or 1.33% of our non-acquired loans, as performing TDRs. We restructured these loans in response to borrower financial difficulty, and generally provided for a temporary modification of loan repayment terms. These levels of non-performing loans and assets are elevated compared to the levels we historically experienced prior to 2009. Our non-performing assets adversely affect our net income in various ways. Until economic and market conditions improve, we expect to continue to incur additional losses relating to non-performing loans. We do not record interest income on non-accrual loans, thereby adversely affecting our income. We also incur increasing loan administration costs in monitoring, restructuring or foreclosing on collateral securing non-performing loans. When we receive collateral through foreclosures and similar proceedings, we are required to mark the related loan to the then fair market value of the collateral, which may result in a loss. An increase in the level of non-performing assets also increases our risk profile and may affect the capital levels bank regulatory authorities believe are appropriate in light of these risks, which would require us to seek to raise additional capital or sell assets. Decreases in the value of problem assets, the underlying collateral or in the borrowers’ performance or financial condition, could adversely affect our business, financial condition and results of operations. A further decline in the economic conditions in any of our regions or other factors could adversely affect clients with restructured loans and cause clients to become delinquent or otherwise default or call into question their ability to repay full interest and principal in accordance with the restructured terms, which would result in the restructured loan being reclassified as non-accrual. In addition, the resolution of non-performing assets requires significant commitments of time from management, which can be detrimental to performance of their other responsibilities. We could experience further increases in non-performing loans in the future. An increase in, or continued elevated levels of, delinquent, non-performing or non-accrual loans could have a material adverse effect on our business, financial condition and results of operations.

A meaningful number and amount of our loans are to employees of JELD-WEN, inc. or are secured by JELD-WEN common stock.

JELD-WEN, inc. has its headquarters in Klamath Falls, Oregon, and engages primarily in the manufacturing and world-wide sale of windows and doors. As of March 31, 2011, we had $30.5 million loans outstanding to clients that are either employees of JELD-WEN, inc. or clients with loans secured by JELD-WEN stock. On May 4, 2011, Onex Corporation announced that it had agreed to invest $675 million and acquire a significant interest in JELD-WEN subject to regulatory approvals and the completion of debt financing. We expect that the completion of the Onex Corporation investment and related debt financing would provide benefits to the Bank, including through the repurchase of shares of JELD-WEN common stock from Bank clients. If the Onex Corporation investment and related debt financing are not completed, JELD-WEN’s financial condition could be adversely affected and the value of JELD-WEN common stock used by Bank clients as collateral for loans or as a source of liquidity could further decline. Any significant adverse change in JELD-WEN’s business, liquidity position or prospects could result in increased net charge-offs and provisions for loan losses for loans dependent on the success of JELD-WEN, which could have a material adverse effect on our business, financial condition and results of operations. During 2008, we acquired 10,069 shares of JELD-WEN common stock in settlement of a client’s defaulted, unsecured loan obligation of approximately $7.0 million, the value of which is equally dependent on the success of JELD-WEN. In addition, no assurance is given that we will be successful in our efforts to manage risk associated with these loans and other assets, the value of which depends on the success of JELD-WEN.

We may be required, in the future, to recognize impairment with respect to securities that we hold, or sell certain securities that we hold at a loss.

Our securities portfolio currently includes some securities with unrecognized losses. We may continue to observe declines in the fair market value of these securities. We evaluate the securities portfolio for any other than temporary impairment each reporting period, as required by generally accepted accounting principles in the United States, and as of March 31, 2011, we did not recognize any securities as other-than-temporarily impaired. There is no assurance, however, that future evaluations of the securities portfolio will not require us to recognize an impairment charge with respect to these and other holdings. In 2008, we acquired 10,069 shares of JELD-WEN common stock valued at $7.2 million in settlement of a client’s defaulted, unsecured loan obligation. JELD-WEN common stock is inactively traded. The estimated value of the shares at the time of assignment was equivalent to the amount of principal and interest on a related loan to the client. During the year ended December 31, 2009, the Bank performed an evaluation of these shares and determined other-than-temporary impairment of $2.1 million should be recognized. There is a deferred tax asset of $0.9 million related to the impairment recognized. When these shares are disposed of, the Bank will have five years to generate a capital gain to allow for the capital loss deduction. If a capital gain is not realized, the deferred tax asset will be reversed and tax expense will be recognized. As of March 31, 2011, the carrying value of the shares was $5.1 million, or $507.63 per share. Oregon law requires that stock acquired by an Oregon state-chartered bank in settlement of a debt previously contracted be sold within two years of the date acquired. However, the DFCS may extend the time if it finds that an extension will not be detrimental to the public interest and will not contravene any other law. Although the DFCS has provided one extension of the time period during which we may hold the shares to January 23, 2012, there is no assurance that the DFCS will grant any further extensions. In addition, upon our acquisition of these shares, we entered into certain contractual restrictions on our ability to transfer them. Until December 23, 2011, we have agreed to provide the prior owner a right to repurchase the shares for an amount equal to the principal and interest that would have been then due under the original terms of the loan agreement with the Bank, and we have agreed not to sell the shares without the prior owner’s consent. From December 23, 2011, through December 23, 2013, the Bank has further agreed not to transfer these shares without first offering them to the prior owner. In May 2011, JELD-WEN conditionally offered to purchase outstanding shares of its common stock at $332 per share through a rights offering associated with JELD-WEN’s recapitalization plan. Management and the board of directors decided not to participate in the rights offering. We may be required in the future to sell the shares of JELD-WEN common stock that we hold, and the price at which we can sell the shares will depend on the market price of the shares, or the adjusted book value of JELD-WEN, and the liquidity of the shares at that time, which are outside of our control. We may recognize an impairment or incur a loss on the shares upon sale, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, as a condition of membership in the Federal Home Loan Bank of Seattle (“FHLB”), we are required to purchase and hold a certain amount of FHLB stock. Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. As of March 31, 2011, we had stock in the FHLB totaling $5.3 million. The FHLB stock held by us is carried at cost and is subject to recoverability testing under applicable accounting standards. As of March 31, 2011, the FHLB was unable to declare or pay dividends or repurchase capital stock without approval of the Federal Housing Finance Agency. As of March 31, 2011, we have not recognized an impairment charge related to our FHLB stock holdings. There can be no assurance, however, that future negative changes to the financial condition of the FHLB will not require us to recognize an impairment charge with respect to our holdings.

Our OREO may be subject to additional impairment and expense associated with ownership, and these properties may ultimately be sold at prices that are below appraised values and may adversely affect our results of operations.

Real estate owned by the Bank and not used in the ordinary course of its operations is referred to as OREO. We foreclose on and take title to the real estate collateral for defaulted loans as part of our business. We obtain appraisals on these assets prior to taking title to the properties and periodically thereafter. However, as a result of the difficult economic conditions in our regions, there is no assurance that these valuations will reflect the amount which may be paid by a willing purchaser in an arms-length transaction at the time of the final sale. Moreover, we do not make assurances that the losses associated with OREO will not exceed the estimated amounts, which would adversely affect our future results of operations. If actual losses exceed our estimates, our net income would be adversely affected. The adequacy of our loss estimates for our OREO depends on several factors, each of which can change without notice based on economic conditions, including the appraised value of the real property, economic conditions in the property’s sub-market, comparable sales, current buyer demand, availability of financing, entitlement and development obligations and costs and historic loss experience. We have taken further write-downs and had related reductions in our net income in recent periods due to decreased appraised value of OREO. We also expect that a substantial amount of management attention and effort will need to be directed at the management and resolution of OREO properties.

In addition, our earnings may be affected by various expenses associated with OREO, including personnel costs, insurance, taxes, completion and repair costs and other costs associated with property ownership, as well as by the funding costs associated with assets that are tied up in OREO. Moreover, our ability to sell OREO properties is affected by public perception that banks are inclined to accept large discounts from market value in order to liquidate properties quickly. Any decrease in market prices may lead to OREO write-downs, with a corresponding expense in our statement of operations. Further write-downs on OREO or an inability to sell OREO properties could have a material adverse effect on our business, results of operations and financial condition.

The loss of our key management or the inability to attract and retain key employees could result in a material adverse effect on our business.

We depend on our executive officers and key personnel to continue the implementation of our business strategy and could be harmed by the loss of their services. We believe that our growth and future success will depend in large part on the skills of our management team. Additionally, our future success and growth will depend on our ability to recruit and retain highly skilled employees with strong community relationships and specialized knowledge in the financial services industry. We face competition for qualified personnel in the financial services industry, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. We do not make any assurances that we will be able to retain our existing key personnel or attract and retain additional qualified personnel.

The accounting for loans acquired in connection with our FDIC-assisted acquisition of Home Valley Bank is based on numerous subjective determinations that may prove to be inaccurate and adversely affect our results of operations.

In connection with the Bank’s FDIC-assisted acquisition of Home Valley Bank, the Bank and the FDIC, as receiver, entered into a Purchase and Assumption Agreement, Whole Bank, All Deposits, which included a Single Family Shared-Loss Agreement and a Commercial Shared-Loss Agreement. Loans acquired in connection with the acquisition have been recorded at estimated fair value on the acquisition date without a carryover of the related allowance for loan losses. In general, the determination of estimated fair value of acquired loans requires management to make subjective determinations regarding discount rate, estimates of losses on defaults, market conditions and other factors that are highly subjective in nature. Our estimate of the fair value of acquired loans may prove to be inaccurate, and we ultimately may not recover the amount at which we recorded these loans on our balance sheet, which would require us to recognize losses. In our FDIC-assisted acquisition of Home Valley Bank, we recorded a loss-sharing asset that reflects our estimate of the timing and amount of future losses that are anticipated to occur in and used to value the acquired loan portfolio. In determining the size of the loss-sharing asset, we analyzed the loan portfolio based on historical loss experience, volume and classification of loans, volume and trends in delinquencies and non-accruals, local economic conditions and other pertinent information. If our assumptions relating to the timing or amount of expected losses are incorrect, our operating results could be negatively affected.

Loans acquired in connection with the FDIC-assisted acquisition of Home Valley Bank that have evidence of credit deterioration since origination and for which it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (previously known as AICPA Statement of Position 03-3, Accounting for Certain Loans Acquired in a Transfer), or ASC 310-30. These credit-impaired loans, like acquired loan pools, have been recorded at estimated fair value on their acquisition date, based on subjective determinations regarding risk ratings, expected future cash flows and fair value of the underlying collateral, without a carryover of the related allowance for loan losses. We evaluate these loans quarterly to assess expected cash flows. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive effect on interest income. Because the accounting for these loans is based on subjective measures that can change frequently, we may experience fluctuations in our net interest income and provisions for loan losses attributable to these loans. These fluctuations could adversely affect our results of operations.

The benefits of our FDIC-assisted acquisition of Home Valley Bank, including our loss-sharing agreements with the FDIC, may not be fully realized.

The FDIC-assisted acquisition of Home Valley Bank was structured in a manner that did not allow the time normally associated with evaluating and preparing for the integration of an acquired institution, and the anticipated benefits of the acquisition may not be realized fully or at all, or within the time period expected. We accounted for the FDIC-assisted transaction using the acquisition method of accounting; accordingly, our balance sheet includes the estimates of the fair value of the assets acquired and liabilities assumed. Our results of operations for the twelve months ended December 31, 2010 include the effects of the acquisition from the date of the transaction. We recorded a bargain purchase gain of $4.6 million in the third quarter of 2010 that represents the excess of the estimated fair value of the assets acquired over the estimated fair value of liabilities assumed in the FDIC-assisted acquisition of Home Valley Bank. During the first quarter of 2011, the acquisition contributed pre-tax earnings of $0.8 million, including $1.7 million in net interest income, $0.2 million in change in indemnification asset and $0.1 million in fee income, offset by $0.5 million in salaries and employee benefits, $0.6 million in other operating and occupancy expenses, and $0.1 million in provision for loan losses.

Our ability to obtain reimbursement under the loss-sharing agreements with the FDIC for losses on specified acquired Home Valley Bank assets depends on our compliance with the terms of the loss-sharing agreements. Management must certify to the FDIC on a quarterly basis our compliance with the terms of the loss-sharing agreements as a prerequisite to obtaining reimbursement from the FDIC for realized losses on covered assets. The terms of the loss-sharing agreements are extensive and failure to comply with any of the terms could result in a specific asset or group of assets permanently losing their loss-sharing coverage. Additionally, management may decide to forgo loss-share coverage on specific assets to allow greater flexibility over the management of these assets. Under the terms of these loss-sharing agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on $214.0 million of cost-basis acquired assets (as of the acquisition date). The term for loss-sharing and recoveries sharing on residential real estate loans is 10 years, the term for loss-sharing on non-residential real estate loans is 5 years, and the term for recoveries sharing on non-residential real estate loans is 8 years. At the acquisition date, the Bank estimated the Home Valley Bank acquired assets would incur approximately $34.2 million of losses, and we recorded a $26.7 million FDIC indemnification asset based on the present value of expected loss reimbursements. As of March 31, 2011, $160.0 million, or 18.8%, of our assets were covered by these loss-sharing agreements. No assurances are given that we will manage the covered assets in such a way as to maintain loss-share coverage on all these assets. Further, under the terms of the loss-sharing agreements, the assignment of the loss-sharing agreements to another entity generally requires the written consent of the FDIC. Additionally, the loss-sharing agreements have limited terms; therefore, any losses that we experience after the terms of the loss-sharing agreements have ended will not be recoverable from the FDIC, which would reduce our net income. Furthermore, the acquisition of assets and liabilities of failed depository institutions in FDIC-assisted transactions involves risks similar to those faced in unassisted acquisitions, even though the FDIC might provide assistance to mitigate certain risks by entering into loss-sharing arrangements.

Changes in interest rates could make it difficult to maintain our current interest income spread and could result in reduced earnings.

Our earnings are largely derived from net interest income, which is interest income and fees earned on loans and investments, less interest paid on deposits and other borrowings. Interest rates are highly sensitive to many factors that are beyond the control of our management, such as general economic conditions and the policies of various governmental and regulatory authorities. As interest rates change, net interest income may be affected. With fixed rate assets (such as fixed rate loans and most investment securities) and liabilities (such as certificates of deposit), the effect on net interest income depends on the cash flows associated with the maturity of the asset or liability. Asset/liability management policies may not be successfully implemented and from time to time our interest rate risk position is not balanced. As of March 31, 2011, we were liability-sensitive, meaning that an increase in interest rates could have an adverse impact on our net interest income. An unanticipated rapid decrease or increase in interest rates could have an adverse effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore on the level of net interest income. For instance, any rapid increase in interest rates in the future could result in interest expense increasing faster than interest income because of fixed rate loans, floating rate loans with floors that have not been reached and longer-term investments. Further, substantially higher interest rates generally reduce loan demand and may result in slower loan growth than previously experienced. The Obama administration and the United States Treasury have indicated that the federal government may not be able to make its debt payments in the near future if the federal debt ceiling is not raised. If legislation increasing the debt ceiling is not enacted and the debt ceiling is reached, or even if such legislation is enacted, credit rating agencies may downgrade the credit rating of the federal government, which could result in increased interest rates generally. For the reasons set forth above, an increase in interest rates generally as a result of such a credit rating downgrade could adversely affect our net interest income levels, thereby resulting in reduced earnings, and reduce loan demand.

The FDIC has increased insurance premiums to rebuild and maintain the Deposit Insurance Fund and there may be additional future premium increases and special assessments.

In 2009, the FDIC imposed a special deposit insurance assessment of five basis points on all insured deposits, and also required insured institutions to prepay estimated quarterly risk-based assessments through 2012. Our FDIC assessments doubled for the three months ended March 31, 2011 to $0.4 million compared to $0.2 million for the same period in 2010 as a result of organic deposit growth, deposits assumed in connection with the FDIC-assisted acquisition of Home Valley Bank, and an increased FDIC premium assessment rate due to the Bank’s financial condition.

The Dodd-Frank Act established 1.35% as the minimum deposit insurance fund reserve ratio. The FDIC has adopted a plan under which it will meet the statutory minimum fund reserve ratio of 1.35% by the statutory deadline of September 30, 2020. The Dodd-Frank Act requires the FDIC to offset the effect on institutions with assets less than $10 billion of the increase in the statutory minimum fund reserve ratio to 1.35% from the former statutory minimum of 1.15%. The FDIC has not announced how it will implement this offset. Also, the FDIC has determined that the fund reserve ratio should be 2.0%, but has not announced how it will increase the Deposit Insurance Fund to this level. Despite the FDIC’s actions to restore the deposit insurance fund, the fund will suffer additional losses in the future as a result of failures of insured institutions. There is no assurance that there will not be additional significant deposit insurance premium increases, special assessments or prepayments in order to restore the insurance fund’s reserve ratio. Further, the FDIC’s deposit insurance assessments are risk-based and because the Bank is a party to the MOU our insurance premiums rates are elevated and will remain so until the FDIC determines through a safety and soundness examination that our condition is improved. Any significant premium increases, special assessments or required prepayments could have a material adverse effect on our financial condition and results of operations.

The Dodd-Frank Act and other recent legislative and regulatory initiatives contain numerous provisions and requirements that could detrimentally affect our business.

The Dodd-Frank Act and related regulations subject us and other financial institutions to additional restrictions, oversight, reporting obligations and costs, which could have an adverse effect on our business, financial condition and results of operations. In addition, this increased regulation of the financial services industry restricts the ability of firms within the industry to conduct business consistent with historical practices, including aspects such as compensation, interest rates, new and inconsistent consumer protection regulations and mortgage regulation, among others. Congress or state legislatures could also adopt laws reducing the amount that borrowers are otherwise contractually required to pay under existing loan contracts, require lenders to extend or restructure certain loans or limit foreclosure and collection remedies. Federal and state regulatory authorities also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or impact of pending or future legislation or regulation, or the application thereof. Compliance with new, currently pending and potential future regulation will significantly increase our costs, impede the efficiency of our internal business processes, may require us to increase our regulatory capital and may limit our ability to pursue business opportunities in an efficient manner. In response, we may be required to or choose to raise additional capital, which could have a dilutive effect on the existing holders of our Common Stock and adversely affect the market price of our Common Stock.

We may be required to raise additional capital in the future, but that capital may not be available when it is needed, or it may only be available on unacceptable terms, which could adversely affect our financial condition and results of operations.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We expect that we will continue to be required to maintain our capital at elevated levels. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations and pursue our business strategy could be materially impaired.

Conditions in the financial markets may limit our access to additional funding to meet our liquidity needs.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale or pledging as collateral of loans and other assets could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. An adverse regulatory action against us could detrimentally affect our access to liquidity sources. Our ability to borrow could also be impaired by factors that we do not control, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole, as evidenced by turmoil in the domestic and worldwide credit markets.

Our wholesale funding sources may prove insufficient to support our future growth or an unexpected reduction in deposits.

We must maintain sufficient funds to respond to the needs of borrowers or to address unanticipated deposit withdrawals. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. If we grow more rapidly than any increase in our deposit balances, we are likely to become more dependent on these sources, which include advances from the FHLB and a number of correspondent banks, proceeds from the sale of loans and liquidity resources at the holding company. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs, and our profitability would be adversely affected.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

Our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of these policies upon our business, financial condition and results of operations cannot be predicted.

As a bank holding company, the Holding Company’s ability to pay dividends, repurchase shares of capital stock or repay indebtedness depends upon cash assets held by the Holding Company and the results of operations of our subsidiaries.

The Holding Company is a separate and distinct legal entity from its subsidiaries, and it conducts substantially all of its operations through the Bank and receives substantially all of its revenue from dividends paid from the Bank. Various statutory provisions restrict the amount of dividends the Bank can pay to us without regulatory approval. The Bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet the “adequately-capitalized” level in accordance with regulatory capital requirements. In addition, the Bank may not pay any dividends without first seeking regulatory approval pursuant to the terms of the MOU. It is also possible that, depending upon the financial condition of the Bank and other factors, regulatory authorities could conclude that payment of dividends or other payments, including payments to us, is an unsafe or unsound practice and impose restrictions or prohibit these payments. The Holding Company’s inability to receive dividends from the Bank could adversely affect our business, financial condition and results of operations. The Holding Company’s ability to pay dividends and repurchase shares of its capital stock, and to receive dividends from the Bank, is further limited by our board resolutions. See “Dividend Policy.”

A significant decline in the Holding Company’s market value could result in an impairment of goodwill.

As of March 31, 2011, we had acquisition-related goodwill of $2.4 million recorded on our balance sheet. Goodwill is deemed impaired if the net book value of a reporting unit exceeds its estimated fair value. The fair value is estimated using discounted cash flows of forecasted earnings, estimated sales price based on recent observable market transactions and market capitalization based on current stock price. If impairment is deemed to exist, a write down of the intangible goodwill asset would reduce our net income and could negatively affect our financial condition and results of operations.

We are required to assess the recoverability of our deferred tax asset position on an ongoing basis.

As of March 31, 2011, a deferred tax asset position comprises $2.5 million of our total assets. Deferred tax assets are evaluated on a quarterly basis to determine if they are expected to be recoverable in the future. Our evaluation considers positive and negative evidence to assess whether it is more likely than not that a portion of the asset will not be realized. If it is more likely than not that a portion of the asset will not be realized, we are required to establish a valuation allowance, which would reduce our net income. The risk of a valuation allowance increases if continuing operating losses are incurred because the likelihood of our ability to receive the full benefit of a deferred tax asset decreases. Future negative operating performance or other negative evidence may result in a valuation allowance being recorded against some or all of the amount of our deferred tax asset. A valuation allowance on our deferred tax asset could have a material adverse effect on our financial condition and results of operations.

Our real estate lending exposes us to the risk of environmental liabilities.

In the course of our business, it is necessary to foreclose and take title to real estate, which could subject us to environmental liabilities with respect to these properties. Hazardous substances or waste, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. We could be held liable to a governmental authority or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at these properties. The costs associated with investigation or remediation activities could be substantial and could substantially exceed the value of the real property. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. We may be unable to recover costs from any third party. These occurrences may materially reduce the value of the affected property, and we may find it difficult or impossible to use or sell the property prior to or following any environmental remediation. If we ever become subject to significant environmental liabilities, our business, financial condition and results of operations could be adversely affected. Further, a significant percentage of our loans are collateralized by a security interest in real estate. The value of our collateral could be adversely affected should the real estate be contaminated with hazardous substances, which could result in a loan charge-off and increased provision for loan losses.

The financial services industry is highly competitive.

We face pricing competition for loans and deposits. We also face competition with respect to client convenience, product lines, accessibility of service and service capabilities. Since July 21, 2011, with the repeal of Regulation Q pursuant to the Dodd-Frank Act, banks are permitted to pay interest on business checking accounts. Our competitors may offer our clients interest on formerly non-interest-bearing accounts. We may be required to incur additional interest expense to maintain client relationships. Our most direct competition comes from other banks, brokerages, mortgage companies and savings institutions. We also face competition from credit unions, government-sponsored enterprises, mutual fund companies, insurance companies and other non-bank businesses. This significant competition in attracting and retaining deposits and making loans as well as in providing other financial services throughout our market area may adversely affect our business, financial condition and results of operations.

Involvement in non-bank business creates risks associated with the securities industry.

Our wealth management operations present special risks not borne by institutions that focus exclusively on commercial banking. For example, the brokerage industry is subject to fluctuations in the stock market that may have a significant adverse effect on transaction fees, client activity and client investment portfolio gains and losses. Likewise, additional or modified regulations may adversely affect South Valley Wealth Management’s operations. South Valley Wealth Management is also dependent on a small number of established brokers, whose departure could result in the loss of a significant number of client accounts. A significant decline in fees and commissions or trading losses suffered in the investment portfolio could adversely affect South Valley Wealth Management’s income and potentially require the contribution of additional capital to support its operations. South Valley Wealth Management is subject to arbitration claims arising from clients who assert their investments were not suitable or that their portfolios were too actively traded. These risks increase when the market, as a whole, declines. The risks associated with retail brokerage may not be supported by the income generated by those operations and may adversely affect our financial condition and results of operations.

We are subject to claims and litigation pertaining to our fiduciary responsibilities.

Some of the services we provide, such as trust and investment services, require us to act as fiduciaries for our clients and others. From time to time, third parties make claims and take legal action against us pertaining to the performance of our fiduciary responsibilities. If these claims and legal actions are not resolved in a manner favorable to us, we may be exposed to significant financial liability or our reputation could be damaged. Either of these results may adversely affect demand for our products and services or otherwise have a harmful effect on our business and, in turn, on our financial condition and results of operations.

Our banking and brokerage operations are subject to extensive government regulation that is expected to become more burdensome, increase our costs and make us less competitive compared to financial services firms that are not subject to the same regulation.

We and our subsidiaries are subject to extensive regulation under federal and state laws. These laws and regulations are primarily intended to protect clients, depositors and the deposit insurance fund, rather than shareholders. The Bank is an Oregon state-chartered commercial bank whose state regulator is the DFCS. The Bank is also subject to supervision by and the regulations of the FDIC, which insures bank deposits. South Valley Wealth Management is subject to extensive regulation by the SEC and the Financial Industry Regulatory Authority. The Holding Company is subject to regulation and supervision by the Federal Reserve, and will be subject to additional regulation by the SEC upon completion of this offering. Federal and state regulations may place banks and brokerage firms at a competitive disadvantage compared to less regulated competitors such as finance companies, credit unions, mortgage banking companies and leasing companies. There is also the possibility that laws could be enacted that would prohibit a company from controlling both an FDIC-insured bank and a broker dealer, or restrict their activities if under common ownership. For example, in 2010 a group of senators proposed reinstatement of the Glass-Steagall Act of 1933, which split commercial and investment banking, and was repealed by the Gramm-Leach-Bliley Act of 1999. Further, if we receive less than satisfactory results during regulatory examinations, we could be restricted from making acquisitions, opening new branches, developing new lines of business or continuing our business strategy for a period of time. Future changes in federal and state banking and brokerage regulations could adversely affect our operating results and ability to continue to compete effectively.

Our deposit clients may pursue alternatives to bank deposits or otherwise seek to minimize their levels of uninsured bank deposits, causing us to lose a low cost source of funding.

Checking and savings accounts and other forms of deposits could decrease if our deposit clients perceive alternative investments as providing better returns or a weakness in our financial stability. Deposit clients may also seek to distribute their deposits over several banks to maximize FDIC insurance coverage. Similarly, technology and other changes are allowing parties to complete financial transactions that historically have involved banks without the involvement of any banks. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of client deposits and income generated from those deposits. If, as a result of general economic conditions, market interest rates, competitive pressures or other factors, clients move money out of bank deposits in favor of alternative investments and our level of deposits decreases relative to our overall banking activities, we would lose a low cost source of funds, increasing our funding costs and adversely affecting our business, financial condition and results of operations.

The short-term and long-term effects of the new Basel III capital standards and the forthcoming new capital rules to be proposed for non-Basel III U.S. banks are uncertain.

The Basel Committee on Banking Supervision (“Basel Committee”) recently announced new standards that, if adopted, could lead to higher capital requirements and charges and higher leverage and liquidity ratios. These new Basel III capital standards will be phased in from January 1, 2013 to January 1, 2019, and it is not yet known how these standards will be implemented by U.S. regulators or applied to community banks of our size. Implementation of these standards, or any other new regulations, could require us to raise capital or reduce asset levels, including in ways that may adversely affect our results of operations or financial condition, and may adversely affect our ability to pay dividends. See “Supervision and Regulation—Capital Standards and Prompt Corrective Action—Dodd-Frank Act and Basel III.”

Our business is highly reliant on technology and third party vendors.

We depend on internal and outsourced technology and rely on third parties to provide services that are integral to our operations, such as web hosting and other Internet systems and deposit and other processing services. Any failure of these systems or disruption in the services provided by these third parties could adversely affect our ability to meet client needs and creates a risk of business loss, such as civil fines or damage claims from privacy breaches. Any reputation risk or damage we may suffer as a result of these disruptions could have an adverse effect on our business, financial condition and results of operations. We cannot be sure that we will be able to maintain these relationships on favorable terms. Risk management programs are expensive to maintain and will not protect us from all risks associated with maintaining the security of client information, proprietary data, external and internal intrusions, disaster recovery and failures in the controls used by vendors. Further, we are dependent on third party service providers for data processing and information processing services that support our day-to-day banking and brokerage services, and some of these providers are associated with our competitors. The loss of these third party relationships could produce disruption of service and significant costs in connection with replacing these services, which could adversely affect our business, financial condition and results of operations.

There has been no active trading market for our Common Stock and an active trading market may not develop or be sustained, and the market price of our Common Stock may be volatile.

Before this offering, there has been no public market for our Common Stock. Although we intend to apply to list our Common Stock on The NASDAQ Capital Market, an active trading market for our Common Stock may never develop or be sustained. In addition, you will pay a price for our Common Stock in this offering that was not established in a competitive market. Instead, you will pay a price that we negotiated with the underwriters. See “Underwriting—IPO Pricing” for factors considered in determining the initial public offering price. The initial public offering price may not necessarily bear a close relationship to our book value or the fair market value of our assets and may be higher than the market price of our Common Stock after this offering. In particular, we do not assure you as to:

•	the likelihood that an active public trading market for the shares of our Common Stock will develop after this offering, or, if developed, that a public trading market can be sustained;

•	the liquidity of any public trading market;

•	the ability of our shareholders to sell their shares of our Common Stock; or

•	the price that our shareholders may obtain for their shares of our Common Stock.

If no public market develops, it may be difficult to resell our Common Stock at a price reflective of its intrinsic value. Even if an active trading market develops, the market price for shares of our Common Stock may be highly volatile and could be subject to wide fluctuations after this offering. We cannot predict how the shares of our Common Stock will trade in the future. Some of the factors that could affect our share price include:

•	our financial condition;

•	actual or anticipated variations in our operating results;

•	publication of research reports and recommendations by financial analysts;

•	fluctuations in the stock price and operating results of our competitors;

•	our ability to execute our business plan and forecasted growth;

•	additions or departures of key management personnel;

•	proposed or adopted regulatory changes or developments;

•	speculations reported in the press or investment community;

•	issuances of new equity pursuant to future offerings; and

•	general market and economic conditions.

In some cases, U.S. stock markets have produced downward pressure on stock prices for some issuers without regard to those issuers’ underlying financial strength. A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

The issuance of shares of Preferred Stock could negatively affect your investment in our Common Stock.

Our board of directors is authorized to issue classes or series of Preferred Stock without any further authorizing action required on the part of our shareholders. Our board of directors also has the authority, without shareholder approval, to set the terms of any classes or series of Preferred Stock that may be issued, such as voting rights, dividend rights and preferences over our Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of our business. If we issue shares of Preferred Stock in the future that have a preference over our Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue shares of Preferred Stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock and the market price of our Common Stock could be adversely affected.

Some provisions of our articles of incorporation and bylaws and certain provisions of Oregon law and banking regulations may deter takeover attempts, which may limit the opportunity of our shareholders to sell shares at a favorable price and affect the market price of our Common Stock.

Some provisions of our articles of incorporation and bylaws, as in effect upon the completion of the offering made by this prospectus, may have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of the incumbent management and directors more difficult. These provisions include:

•	the number of authorized but unissued shares of our Common Stock;

•	the ability of our board of directors to issue shares of Preferred Stock without shareholder approval with the rights, privileges and preferences as the board of directors may determine;

•	the authorization to consider the effects of certain corporate transactions on constituencies other than our shareholders;

•	procedures for advance notification of shareholder nominations and proposals; and

•	certain restrictions on the ability to call special meetings of our shareholders.

In addition, as an Oregon corporation, we are subject to the Oregon Control Share Act, the Oregon Business Combination Act and Oregon law that authorizes our board of directors to fill vacant and newly created directorships. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control even if it would be considered beneficial by some or all of our shareholders and could adversely affect the market price of our Common Stock. Further, the Holding Company and the Bank are subject to federal and state banking laws and regulations that restrict changes in control of the Holding Company or the Bank. These laws require prior regulatory approval for a change in control and are designed to protect the bank, its depositors and the FDIC’s Deposit Insurance Fund.

Use of proceeds

We estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $         million, or approximately $         million if the underwriters’ option is exercised in full, based on an assumed initial offering price of $         per share, which is the mid-point of the estimated public offering price range set forth on the cover page of this prospectus. A $1.00 increase or decrease in the assumed initial public offering price of $         per share would increase or decrease the net proceeds to us from this offering by approximately $         million, or approximately $         million if the underwriters’ option is exercised in full.

We intend to use our net proceeds from this offering:

•	to provide capital to the Bank to strengthen the Bank’s regulatory capital;

•	to support our long-term growth; and

•	for general corporate purposes.

We will not receive any proceeds from the sale of shares by the selling shareholders. See “Selling Shareholders” for additional information.

Dividend policy

Prior to 2010, our policy had been to pay a semi-annual dividend to all holders of our Common Stock. We had paid dividends of $0.16 per share in January 2009 and of $0.08 per share in July 2009. Effective December 31, 2009, we suspended the payment of dividends on our Common Stock to preserve capital, and have not declared or paid a dividend to holders of our Common Stock since July 2009. The amount and timing of any future dividends has not been determined. The payment of dividends will depend upon a number of factors, including capital requirements, the Holding Company’s and the Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations, general economic conditions and the restrictions described below. There is no assurance that we will declare and pay dividends on our Common Stock for any future period.

Dividend restrictions

The Federal Reserve, which regulates the activities of the Holding Company, has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, a bank holding company may be prohibited from paying any dividends if the holding company’s bank subsidiary is not “adequately capitalized.” Under Oregon law, the Holding Company is allowed to make a distribution, including payment of a dividend, only if, after giving effect to the distribution, in the judgment of the board of directors: (1) the Holding Company would be able to pay its debts as they become due in the usual course of business; and (2) the Holding Company’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution, if any, of shareholders whose preferential rights are superior to those receiving the distribution. The Holding Company’s board of directors has adopted resolutions at the direction of the Federal Reserve requiring the Holding Company to take corrective actions and refrain from specified actions, including the payment of dividends or receipt of dividends or similar payments or distributions from the Bank without the prior written approval of the Federal Reserve and DFCS.

The Bank has entered into the MOU with the FDIC and the DFCS, pursuant to which it agreed, among other things, not to pay dividends without prior regulatory approval. We do not anticipate seeking or receiving approval for dividend payments until the provisions of the MOU are stayed or terminated and our Board is permitted by the Federal Reserve Bank of San Francisco to rescind the board resolutions.

Even after the MOU is terminated or suspended and we are permitted to rescind the board resolutions, various statutory provisions restrict the amount of dividends the Bank can pay to the Holding Company without regulatory approval. The Bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet the “adequately capitalized” level in accordance with regulatory capital requirements. It is also possible that, depending upon the financial condition of the Bank and other factors, regulatory authorities could conclude that payment of dividends or other payments, including payments by the Bank to the Holding Company, is an unsafe or unsound practice and impose restrictions or prohibit these payments. Under Oregon law, the Bank may not pay dividends in excess of unreserved retained earnings, deducting therefrom, to the extent not already charged against earnings or reflected in a reserve, the following:

•	all bad debts, which are debts on which interest is past due and unpaid for at least six months, unless the debt is fully secured and in the process of collection;

•	all other assets charged-off as required by Oregon bank regulators or a state or federal examiner; and

•	all accrued expenses, interest and taxes of the institution.

Capitalization

The following table sets forth our capitalization and regulatory capital and other ratios as of March 31, 2011, as follows:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the receipt of the net proceeds to us from this offering of shares of our Common Stock at an assumed offering price of $         per share, which is the mid-point of the estimated public offering price set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds. A $1.00 increase or decrease in the assumed initial public offering price of $         per share would increase or decrease the net proceeds to us from this offering by approximately $         million, or approximately $         million if the underwriters’ option is exercised in full.

The following should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data” and our financial statements and accompanying notes that are included elsewhere in this prospectus.

As of March 31, 2011 (unaudited)
(dollars in thousands, except per share data)	Actual	As adjusted(1)

Borrowings and Obligations:
Federal Home Loan Bank borrowings	$25,301		$25,301

Shareholders’ Equity:
Common Stock, no par value, 10,000,000 shares authorized, 6,756,189 shares issued and outstanding(2)	$42,949	$
Retained earnings	29,984
Accumulated other comprehensive income, net of taxes	134

Total shareholders’ equity	$73,067	$

Capital Ratios(3):
Tangible common equity to tangible assets(4)	8.34%		%
Tier 1 leverage ratio	8.35%		%
Tier 1 risk-based capital ratio	11.99%		%
Total risk-based capital ratio	13.25%		%

Common Stock Data:
Common shares outstanding	6,756,189
Book value per share	$10.81	$
Tangible book value per share(5)	$10.45	$

(1)	Adjustments made to the “Actual” column to arrive at the “As Adjusted” column are an increase of $ to Common Stock and shares of Common Stock outstanding, which increases total shareholders’ equity, to give effect to the receipt of $ of net proceeds to us from the sale of our Common Stock in this offering. For purposes of determining “As Adjusted” capital ratios, the net proceeds to us of $ from the sale of our Common Stock in this offering are assumed to be invested in , which are % risk weighted assets under applicable FDIC regulations related to risk-based capital ratios.

(2)	The above table excludes 246,132 shares of our Common Stock issuable upon exercise of outstanding warrants, which are exercisable for $13.50 per share until May 20, 2012.

(3)	The “Tier 1 leverage ratio” is the ratio of Tier 1 capital to total consolidated average assets, as defined under applicable regulations, of the Holding Company. The “Tier 1 risk-based capital ratio” is the ratio of Tier 1 capital to total risk-weighted assets and the “total risk-based capital ratio” is the ratio of the sum of Tier 1 capital and Tier 2 capital to total risk-weighted assets. Tier 1 capital consists of core capital elements, which is primarily common shareholders’ equity for the Holding Company and the Bank. Tier 2 capital consists of supplementary core capital elements, including the allowance for loan losses and unrealized gains on equity securities, each subject to regulatory limitations. The net proceeds to us from our sale of Common Stock in this offering are presumed to be invested in short-term liquid securities which carry a 20% risk weighting for purposes of all adjusted risk-based capital ratios. If the underwriters’ option is exercised in full, net proceeds to us would be approximately $ million and the Holding Company’s tangible common equity to tangible assets, Tier 1 leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio would be %, %, % and %, respectively, and the Bank’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio would be %, % and %, respectively.

(4)	Tangible common equity to tangible assets is a non-GAAP financial measure. The most directly comparable financial measure is total shareholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under “Selected Historical Consolidated Financial Data.”

(5)	Tangible book value and tangible book value per share are non-GAAP financial measures. We calculate tangible book value (also referred to as “tangible common shareholders’ equity” or “tangible common equity”) as total shareholders’ equity less goodwill and other intangible assets. Tangible book value’s most directly comparable GAAP financial measure is total shareholders’ equity. We calculate tangible book value per share as tangible book value divided by shares of Common Stock outstanding and the most directly comparable GAAP financial measure is book value per share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under “Selected Historical Consolidated Financial Data.”

Dilution

If you invest in our Common Stock, your ownership interest will be diluted to the extent of the difference between the price per share you pay and the as adjusted net tangible book value per share of our Common Stock immediately after this offering. Our historical net tangible book value as of March 31, 2011 was $70.6 million, or $10.45 per share of Common Stock. Net tangible book value per share is determined by dividing our total tangible assets, less our total liabilities, by the number of shares of Common Stock outstanding.

After giving effect to our sale of                  shares of Common Stock at an assumed initial public offering price of $         per share in this offering, and after deducting estimated underwriting discounts and commissions and offering expenses, our as adjusted net tangible book value as of March 31, 2011 would have been $         million, or $         per share. This amount represents an immediate increase in net tangible book value to our existing shareholders of $         per share and immediate dilution to new investors of $         per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Net tangible book value of each share of our Common Stock as of March 31, 2011	$
Increase in net tangible book value of each share of our Common Stock attributable to investors in this offering	$
Adjusted net tangible book value per share after giving effect to this offering		$
Dilution in net tangible book value of each share of our Common Stock to investors in this offering		$

If the underwriters exercise in full their over-allotment option, dilution per share to investors in this offering would be approximately $         based on the assumptions set forth above.

Each $1.00 increase or decrease in the assumed public offering price of $         per share would increase or decrease, respectively, our adjusted net tangible book value by approximately $         million, or approximately $         per share, and the dilution per share to investors in this offering by approximately $         per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and offering expenses. We may also increase or decrease the number of shares we are offering. An increase of              in the number of shares offered by us, together with a $1.00 increase in the assumed offering price of $         per share, would result in adjusted net tangible book value of approximately $         million, or $         per share, and the dilution per share to investors in this offering would be $         per share. Similarly, a decrease of                  million in the number of shares offered by us, together with a $1.00 decrease in the assumed public offering price of $         per share, would result in adjusted net tangible book value of approximately $         million, or $         per share, and the dilution per share to investors in this offering would be $         per share. The adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

The following table summarizes as of March 31, 2011, on an adjusted basis, the number of shares of Common Stock purchased from us, the total consideration paid to us and the average price per share paid by our existing shareholders and by investors participating in this offering, based upon

an assumed initial public offering price of $         per share, the mid-point of the range on the cover of this prospectus, and before deducting estimated underwriting discounts and commissions and offering expenses payable by us.

	Shares purchased		Total consideration		Avg. price per share
	Number	Percentage	Amount	Percentage

Existing shareholders		%	$	%	$
New investors		%		%

Total		100%	$	100%

An aggregate 650,000 shares of our Common Stock are reserved for future issuance under the 2011 Equity Incentive Plan. To the extent that stock options or other equity awards are issued under our equity incentive plan or we issue additional shares of Common Stock in the future, there will be further dilution to investors.

Selected historical consolidated financial data

The following table sets forth certain of our historical consolidated financial data. The summary consolidated financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of March 31, 2011 and 2010 and for the three months ended March 31, 2011 and 2010 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006 have been derived from our audited consolidated financial statements that are not included in this prospectus.

On July 23, 2010, we completed the FDIC-assisted acquisition of Home Valley Bank, acquiring approximately $244.9 million of assets and assuming $242.6 million of liabilities, including $227.2 million of deposits, at cost basis as of the acquisition date. The purchase and assumption agreement with the FDIC provided for two separate loss-sharing agreements between the FDIC and the Bank, which, in addition to fair value adjustments, significantly mitigates our risk of future loss on the loan portfolio we acquired. These loss-sharing agreements with the FDIC provide for specified credit loss protection for substantially all acquired loans and foreclosed real estate. Under the terms of the loss-sharing agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on $214.0 million of cost-basis acquired assets (as of the acquisition date). The term for loss-sharing and recoveries sharing on residential real estate loans is 10 years, the term for loss-sharing on non-residential real estate loans is 5 years, and the term for recoveries sharing on non-residential real estate loans is 8 years. At the acquisition date, the Bank estimated the Home Valley Bank acquired assets would incur approximately $34.2 million of losses, and we recorded a $26.7 million FDIC indemnification asset based on the present value of expected loss reimbursements. We accounted for the FDIC-assisted transaction using the acquisition method of accounting; accordingly, our balance sheet includes the estimates of the fair value of the assets acquired and liabilities assumed. Our results of operations for the twelve months ended December 31, 2010 include the effects of the acquisition from the date of the transaction. We recorded a bargain purchase gain of $4.6 million in the third quarter of 2010 that represents the excess of the estimated fair value of the assets acquired over the estimated fair value of liabilities assumed in the FDIC-assisted acquisition of Home Valley Bank. The acquired loan portfolio and OREO are referred to as “acquired loans” and “covered OREO,” respectively, and these are presented as separate line items in our consolidated financial statements. See Note 2 of the notes to the audited consolidated financial statements included in this prospectus. The results and other financial data of Home Valley Bank are not included in the table below for periods prior to the date of acquisition and, therefore, the data for such prior periods may not be comparable in all respects.

This summary historical consolidated financial data should be read in conjunction with other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus. Our historical financial results are not necessarily indicative of results to be expected in any future period.

(dollars in thousands, except per share data)	As of or for the three months ended March 31,		As of or for the year ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$73,839	$23,119	$54,028	$21,420	$16,918	$16,617	$15,283
Investment securities, available-for-sale	49,052	44,058	51,096	44,091	48,581	59,615	60,279
Restricted equity securities	5,256	3,950	5,256	3,950	3,950	1,545	1,545
Loans held for sale	1,086	561	3,435	1,572	344	1,051	105
Non-acquired loans (net of deferred fees)	484,937	481,973	487,891	489,037	502,695	494,875	463,185
Acquired loans	154,299	—	158,550	—	—	—	—
Allowance for loan losses	(11,166)	(6,797)	(11,123)	(6,719)	(5,277)	(5,290)	(4,960)
FDIC indemnification asset	26,917	—	26,800	—	—	—	—
Other real estate owned	3,421	5,893	4,007	2,977	1,485	189	1,116
Covered OREO	5,736	—	5,709	—	—	—	—
Goodwill	2,387	2,387	2,387	2,387	2,387	2,387	2,418
Core deposit intangible	65	—	67	—	—	—	—
Other assets	53,341	46,194	57,168	47,350	43,483	27,772	24,152
Total assets	849,170	601,338	845,271	606,065	614,566	598,761	563,123
Non-interest bearing demand deposits	87,990	60,566	87,641	60,413	56,798	70,030	70,054
Interest-bearing transactions and savings accounts	416,446	255,296	402,849	242,006	203,850	208,449	196,103
Time deposits	243,843	183,859	251,326	203,193	213,488	184,400	223,491
Total deposits	748,279	499,721	741,816	505,612	474,136	462,879	489,648
Federal Home Loan Bank borrowings	25,301	30,383	25,316	30,408	30,520	20,614	734
Other liabilities	2,523	4,003	5,803	4,773	39,500	46,862	10,374
Total liabilities	776,103	534,107	772,935	540,793	544,156	530,355	500,756
Common stock	42,949	38,579	42,160	37,836	35,863	31,944	30,124
Retained earnings	29,984	28,547	29,939	27,642	35,096	37,126	32,942
Other comprehensive earnings	134	105	237	(206)	(549)	(664)	(699)
Total shareholders’ equity	73,067	67,231	72,336	65,272	70,410	68,406	62,367
Total liabilities and shareholders’ equity	849,170	601,338	845,271	606,065	614,566	598,761	563,123

Selected Consolidated Statement of Operations Data:
Interest income	$10,031	$8,102	$36,705	$34,963	$37,844	$42,161	$37,617
Interest expense	1,908	1,696	6,910	8,797	11,566	15,797	14,477

Net interest income	8,123	6,406	29,795	26,166	26,278	26,364	23,140
Provision for loan losses	1,525	502	8,881	6,755	595	115	333

Net interest income after provision for loan losses	6,598	5,904	20,914	19,411	25,683	26,249	22,807
Non-interest income	1,538	1,030	9,928	4,049	4,164	4,676	6,366
Non-interest expense	8,059	5,609	27,689	27,606	21,816	20,991	20,335

Income (loss) before income taxes	77	1,325	3,153	(4,146)	8,031	9,934	8,838
Provision (benefit) for income taxes	25	414	423	(2,183)	2,527	3,205	2,534

Net income (loss)	$52	$911	$2,730	$(1,963)	$5,504	$6,729	$6,304

(dollars in thousands, except per share data)	As of or for the three months ended March 31,		As of or for the year ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Selected Share Data:
Earnings (loss) per common share-basic	$0.01	$0.14	$0.41	$(0.30)	$0.82	$1.01	$0.96
Earnings (loss) per common share-diluted	$0.01	$0.14	$0.41	$(0.30)	$0.82	$1.01	$0.96
Dividends paid per common share	$—	$—	$—	$0.24	$0.32	$0.30	$0.28
Dividend payout ratio	0.00%	0.00%	0.00%	(79.92% )	39.42%	29.58%	29.11%
Book value per common share	$10.81	$10.39	$10.79	$10.17	$10.65	$10.22	$9.44
Tangible book value per common share	$10.45	$10.02	$10.42	$9.79	$10.29	$9.86	$9.08
Weighted average common shares outstanding-basic	6,712,105	6,464,354	6,616,058	6,555,699	6,723,246	6,659,975	6,581,914
Weighted average common shares outstanding-diluted	6,723,598	6,464,354	6,619,697	6,555,699	6,723,246	6,659,975	6,581,914
Common shares outstanding at period end	6,756,189	6,469,878	6,706,379	6,420,911	6,611,706	6,694,915	6,605,626

(dollars in thousands)	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2011	2010	2010	2009		2008	2007		2006

Selected Financial Ratios:
Return on average shareholders’ equity(1)	0.29%	5.37%	3.81%	(2.88%	)	7.77%	10.16%		10.28%
Return on average assets(1)	0.02%	0.61%	0.38%	(0.32%	)	0.91%	1.17%		1.13%
Interest income to average earning assets(1)(2)	5.44%	6.11%	5.85%	6.35%		6.70%	7.65%		7.09%
Interest expense to average earning assets(1)	1.05%	1.29%	1.11%	1.61%		2.07%	2.95%		2.81%
Net interest margin(1)(2)	4.39%	4.82%	4.74%	4.73%		4.63%	4.70%		4.28%
Non-interest income to average assets(1)	0.74%	0.69%	1.39%	0.66%		0.69%	0.81%		1.14%
Non-interest expense to average assets(1)	3.87%	3.76%	3.86%	4.52%		3.63%	3.66%		3.65%
Efficiency ratio	83.42%	75.43%	69.71%	91.37%		71.66%	67.63%		68.92%
Loan to deposit ratio	85.43%	96.45%	87.14%	96.72%		106.02%	106.91%		94.60%

Capital Ratios:
Average shareholders’ equity to average assets	8.73%	11.38%	9.98%	11.15%		11.78%	11.53%		10.99%
Tier 1 leverage ratio	8.35%	10.72%	8.24%	10.23%		11.17%	11.09%		10.53%
Tier 1 risk-based capital ratio	11.99%	11.90%	11.72%	11.54%		11.96%	11.93%		11.73%
Total risk-based capital ratio	13.25%	13.15%	12.98%	12.78%		12.91%	12.92%		12.73%

Selected Asset Quality Ratios:
Non-acquired loans 30-89 days past due to total non-acquired loans	0.34%	0.37%	0.58%	0.02%		0.34%	0.18%		0.00%
Non-acquired non-accrual loans to total loans	3.24%	1.48%	1.97%	1.97%		0.36%	0.13%		0.30%
Non-acquired non-accrual loans to total assets	2.44%	1.18%	1.51%	1.59%		0.30%	0.11%		0.25%
Non-acquired non-performing loans to total non-acquired loans	6.00%	3.58%	4.07%	4.10%		0.70%	0.28%		0.46%
Non-acquired non-performing assets to total assets	3.83%	4.06%	2.82%	3.80%		0.82%	0.27%		0.38%
Allowance for loan losses to total non-acquired loans	2.30%	1.41%	2.28%	1.37%		1.05%	1.07%		1.07%
Allowance for loan losses to total loans	1.75%	1.41%	1.71%	1.37%		1.05%	1.07%		1.07%
Allowance for loan losses to total non-acquired non-performing loans	38.34%	39.45%	55.99%	33.51%		149.07%	377.59%		231.99%
Net charge-offs (recoveries) to average total loans	0.23%	0.09%	0.80%	1.07%		0.12%	(0.05%	)	(0.06%	)

(1)	Annualized for the three month periods ended March 31, 2011 and 2010.

(2)	Tax exempt income has been adjusted to a tax equivalent basis at a 34% tax rate. The amount of such adjustment was an addition to the recorded interest income of approximately $126 and $132 for the three months ended March 31, 2011 and 2010, respectively, and $525, $535 and $517 for the years ended December 31, 2010, 2009, and 2008, respectively.

Non-GAAP financial measures

The tangible common equity to tangible assets ratio and tangible book value per share are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. We calculate these non-GAAP measures as follows:

•	tangible common equity equals total shareholders’ equity less goodwill and other intangible assets;

•	tangible assets equals total assets less goodwill and other intangible assets; and

•	tangible book value per share equals tangible common equity (as described above) divided by shares of Common Stock outstanding.

Our management, banking regulators, many financial analysts and other investors use the tangible common equity to tangible assets ratio and tangible book value per share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with preferred equity, goodwill or other intangible assets, which typically stem from the accounting for business combinations. Tangible common equity, tangible assets, tangible book value per share or related measures should not be considered in isolation or as a substitute for total shareholders’ equity, total assets, book value per share or any other measure calculated in accordance with accounting principles generally accepted in the United States (GAAP). Moreover, the manner in which we calculate tangible common equity, tangible assets, tangible book value per share and any other related measures may differ from that of other companies reporting measures with similar names.

The following table reconciles, as of the dates set forth below, shareholders’ equity (on a GAAP basis) to tangible common equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share:

	March 31,	December 31,
(dollars in thousands)	2011	2010	2009	2008	2007	2006

Tangible common equity:
Total equity—GAAP	$73,067	$72,336	$65,272	$70,410	$68,406	$62,367
Deduct: goodwill	(2,387)	(2,387)	(2,387)	(2,387)	(2,387)	(2,418)
Deduct: core deposit intangible	(65)	(67)	—	—	—	—

Tangible common equity	$70,615	$69,882	$62,885	$68,023	$66,019	$59,949

Tangible assets:
Total assets—GAAP	$849,170	$845,271	$606,065	$614,566	$598,761	$563,123
Deduct: goodwill	(2,387)	(2,387)	(2,387)	(2,387)	(2,387)	(2,418)
Deduct: core deposit intangible	(65)	(67)	—	—	—	—

Tangible assets	$846,718	$842,817	$603,678	$612,179	$596,374	$560,705

Common shares outstanding	6,756,189	6,706,379	6,420,911	6,611,706	6,694,915	6,605,626

Tangible common equity to tangible assets ratio	8.34%	8.29%	10.42%	11.11%	11.07%	10.69%

Tangible book value per share	$10.45	$10.42	$9.79	$10.29	$9.86	$9.08

Management’s discussion and analysis of

financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included in this prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements reflecting our plans, estimates, outlook, beliefs and expectations that involve risks, assumptions and uncertainties. As a result of many factors, particularly those identified under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements. We assume no obligation to update any of these forward-looking statements.

Overview

We were incorporated in 1997 under the laws of Oregon and became a bank holding company in 1998 and are headquartered in Klamath Falls, Oregon. We operate through two wholly owned subsidiaries, South Valley Bank & Trust and South Valley Wealth Management. South Valley Bank & Trust, an Oregon state-chartered bank, commenced operations in January 1977 and is a community bank with 24 branches in four regions of central and southern Oregon:

Regions	Counties	Number of branches	Regional headquarters

Klamath/Lake	Klamath	5	Klamath Falls

	Lake	1

Central Oregon	Crook	1

	Deschutes	5	Bend

	Jefferson	1

	Klamath	1

Rogue	Jackson	5	Medford

Three Rivers	Josephine	5	Grants Pass

Our primary business is traditional community banking: accepting deposits and originating loans in the communities surrounding our branches. As a community bank, the Bank’s profitability depends primarily upon its levels of net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

As a bank holding company, the Holding Company is subject to the supervision of the Federal Reserve. As an Oregon chartered bank, the Bank is subject to primary supervision, periodic examination and regulation by the FDIC, its primary federal regulator, and the DFCS. Regulatory reform was a focal point in the financial services industry during 2010. The Dodd-Frank Act, which is discussed under “Our Business—Supervision and Regulation—Dodd-Frank Act,” was signed into law in July 2010 and is likely to result in sweeping changes to the financial services industry in how business is conducted and regulated.

The banking industry was especially hard hit in 2010, with a reported 157 failed institutions. An additional 48 institutions have failed through July 1, 2011. As part of a plan to restore the FDIC’s Deposit Insurance Fund following significant decreases in its reserves, the FDIC has increased deposit insurance assessments. On January 1, 2009, the FDIC increased its assessment rates and has since imposed further rate increases and changes to the current risk-based assessment framework. In 2009, the FDIC required insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. We expect FDIC insurance premiums to remain elevated for the foreseeable future.

In response to the recession and uncertain market conditions, we implemented changes to our capital management practices designed to ensure our long-term success and conserve capital. In January and July of 2008 and January 2009 we paid dividends of $0.16 per share. In July 2009 we reduced the dividend to $0.08 per share and, effective December 31, 2009, we suspended the periodic cash dividend. In addition, during 2010 we limited repurchases of our Common Stock to transactions with our Employee Stock Ownership and Retirement Plan (“ESOP”). As required by the terms of our ESOP, the Holding Company repurchases shares of its Common Stock to meet the liquidity requirements of the ESOP. The Holding Company issues shares of Common Stock quarterly based on employee or Holding Company contributions during the period. The Holding Company repurchases shares of Common Stock to satisfy distribution requirements resulting from terminations of employment, employee diversifications, or employee hardship withdrawals. During the second quarter 2009, although we received notification that our application for participation in the TARP Capital Purchase Program was approved, we elected not to participate in the program.

Financial highlights

As of March 31, 2011, we had consolidated assets of $849.2 million, deposits of $748.3 million, net loans (non-acquired loans and acquired loans, less the allowance for loan losses) of $628.1 million and total shareholders’ equity of $73.1 million.

The following is a summary of the Holding Company’s significant changes in financial condition, results of operations and financial ratios for the periods indicated:

	As of or for the three months ended March 31,		As of or for the year ended December 31,
(dollars in thousands, except per share data)	2011	2010	2010	2009	2008

Net interest income	$8,123	$6,406	$29,795	$26,166	$26,278
Provision for loan losses	$1,525	$502	$8,881	$6,755	$595
Net income	$52	$911	$2,730	$(1,963)	$5,504
Earnings (loss) per share—diluted	$0.01	$0.14	$0.41	$(0.30)	$0.82
Net interest margin(1)(2)	4.39%	4.82%	4.74%	4.73%	4.63%
Efficiency ratio	83.42%	75.43%	69.71%	91.37%	71.66%
Tier 1 leverage ratio	8.35%	10.72%	8.24%	10.23%	11.17%
Non-acquired non-performing assets to total assets(3)	3.83%	4.06%	2.82%	3.80%	0.82%
Allowance for loan losses to total non-acquired loans	2.30%	1.41%	2.28%	1.37%	1.05%

(1)	Tax exempt income has been adjusted to a tax equivalent basis at a 34% tax rate. The amount of such adjustment was an addition to the recorded interest income of approximately $126 and $155 for the three months ended March 31, 2011 and 2010, respectively, and $525, $535 and $517 for the years ended December 31, 2010, 2009, and 2008, respectively.

(2)	Annualized for the three month periods ended March 31, 2011 and 2010.

(3)	Non-acquired non-performing assets consist of non-acquired non-accrual loans, non-acquired loans past due 90 days and still accruing, non-acquired performing troubled debt restructurings, and OREO.

FDIC-Assisted acquisition of Home Valley Bank

On July 23, 2010, we completed the FDIC-assisted acquisition of Home Valley Bank, acquiring approximately $244.9 million of assets and assuming $242.6 million of liabilities, including $227.2 million of deposits, at cost basis as of the acquisition date. The acquisition expanded the Bank’s geographic presence into Josephine County with four branches in Grants Pass and one in Cave Junction. The purchase and assumption agreement with the FDIC provides for two separate loss-sharing agreements, which, in addition to fair value adjustments, significantly mitigates our risk of future loss on the loan portfolio we acquired. These loss-sharing agreements with the FDIC provide for specified credit loss protection for substantially all acquired loans and foreclosed real estate. Under the terms of these loss-sharing agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on $214.0 million of cost-basis acquired assets (as of the acquisition date). The term for loss-sharing and recoveries sharing on residential real estate loans is 10 years, the term for loss-sharing on non-residential real estate loans is 5 years, and the term for recoveries sharing on non-residential real estate loans is 8 years. At the acquisition date, the Bank estimated the Home Valley Bank acquired assets would incur approximately $34.2 million of losses, and we recorded a $26.7 million FDIC indemnification asset based on the present value of expected loss reimbursements.

We accounted for the FDIC-assisted transaction using the acquisition method of accounting; accordingly, our balance sheet includes the estimates of the fair value of the assets acquired and liabilities assumed. Our results of operations for the twelve months ended December 31, 2010 include the effects of the acquisition from the date of the transaction. We recorded a bargain purchase gain of $4.6 million in the third quarter of 2010 that represents the excess of the estimated fair value of the assets acquired over the estimated fair value of liabilities assumed in the FDIC-assisted acquisition of Home Valley Bank. During the first quarter of 2011, the acquisition contributed pre-tax earnings of $0.8 million, including $1.7 million in net interest income, $0.2 million change in indemnification asset and $0.1 million in fee income, offset by $0.5 million in salaries and employee benefits, $0.6 million in other operating and occupancy expenses, and $0.1 million in provision for loan losses.

A copy of the purchase and assumption agreement between the Bank and the FDIC, including the loss-sharing agreements, is filed as Exhibit 2.1 to the Registration Statement, of which this prospectus constitutes a part and is incorporated herein by reference. The description of the loss-sharing agreements and terms of the FDIC-assisted acquisition of Home Valley Bank set forth above and elsewhere in this prospectus does not purport to be complete, and is qualified by reference to the full text of the purchase and assumption agreement.

We refer to our loans as acquired loans or non-acquired loans. The acquired loans are loans acquired in the FDIC-assisted acquisition of Home Valley Bank, substantially all of which are subject to loss-sharing agreements with the FDIC. Our acquired loans were valued as of acquisition date in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 805, Business Combinations. Acquired loans purchased with evidence of credit deterioration since origination for which it is probable that all contractually required payments will not be collected are accounted for under ASC 310-30. The Bank elected to account for all acquired loans under ASC 310-30 due to the significant fair value discounts associated with the acquired portfolios and after considering the underwriting standards of Home Valley Bank.

Under FASB ASC 805 and ASC 310-30, acquired loans are recorded at fair value at acquisition date, factoring in credit losses expected to be incurred over the life of the loan. No credit deterioration in excess of our acquisition date estimates has occurred through March 31, 2011. Accordingly, there is no allowance for loan losses established as of March 31, 2011 on acquired loans. We aggregated the acquired loans into pools based on individually evaluated common risk characteristics and we estimated aggregate expected cash flows for each pool. A pool is accounted for as a single asset with a single interest rate, cumulative loss rate and cash flow expectation. The excess of the cash flows expected to be collected over a pool’s carrying value is considered to be the accretable yield and is recognized as interest income over the estimated life of the loan or pool using the effective yield method. The accretable yield may change due to changes in the timing and amounts of expected cash flows. Changes in the accretable yield are disclosed quarterly. Management will periodically reassess its analysis of future expected cash flows of each of the acquired loan pools. Increases in cash flows will cause increases in interest income over the remaining life of a loan pool and decreases will result in recognition of impairment of a loan pool through a charge to the provision for loan losses, which will be mostly offset by an increase in the FDIC indemnification asset.

Regulatory matters

Primarily as a result of the challenging economic environment in which we have been operating, we have experienced increased levels of non-performing assets, delinquencies and adversely classified assets, as well as net losses from operations in 2009 and increased provisions for loan losses and charge-offs in 2009 and 2010. In addition, we used a portion of our capital to support the assets acquired in our FDIC-assisted acquisition of Home Valley Bank on July 23, 2010. On September 20, 2010, the FDIC and the DFCS issued an Examination Report based on the Bank’s results of operations for the six months ended, and financial condition as of, June 30, 2010, which date preceded the date we completed the FDIC-assisted acquisition of Home Valley Bank. On February 22, 2011, the Bank entered into the MOU with the FDIC and the DFCS.

Under the terms of the MOU, the Bank agreed to, among other things:

•	not appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without the prior written non-objection of the FDIC and the DFCS;

•

increase by August 22, 2011 and thereafter maintain the Bank’s Tier 1 capital so that it equals or exceeds 10% of the Bank’s average total assets (calculated in accordance with applicable FDIC regulations and in addition to a fully funded allowance for loan and lease losses);

•	reduce all assets classified as “Substandard” in the Examination Report (that we had not previously charged off) by 50% by June 22, 2011, and by 70% by August 22, 2011;

•	refrain from approving any extension of credit to any borrower who had a loan classified as “Substandard” in the Examination Report without first collecting in cash all interest due;

•

develop a liquidity and funds management plan including a minimum primary liquidity ratio (net cash, short-term and marketable assets divided by net deposits and short-term liabilities) of at least 15% and a maximum net non-core funding dependence ratio (non-core funding such as brokered deposits, certificates of deposit greater than $100,000 and borrowed funds divided by longer-term assets such as loans and securities that mature in more than one year) of 20%;

•	develop and implement plans to improve asset quality and increase profitability; and

•	develop and implement policies to improve lending, valuation, credit grading and collection practices.

On May 18, 2011, the Board adopted resolutions at the direction of the Federal Reserve Bank of San Francisco requiring us to take corrective actions and refrain from specified actions to ensure the Bank’s compliance with the MOU, and that are substantially similar in substance and scope to the MOU.

Under the MOU, the Bank may not pay cash dividends to us without prior written approval from the FDIC and the DFCS. Under the board resolutions, the Holding Company may not pay any dividends on or repurchase its Common Stock, or receive dividends from the Bank, without the prior written approval of the Federal Reserve Bank of San Francisco and the DFCS. The Holding Company does not expect to be permitted to pay or receive dividends or repurchase shares until we meet all of the requirements of the MOU and the board resolutions. The Holding Company and the Bank each must obtain prior regulatory approval before adding any new director or senior executive officer or changing the responsibilities of any current senior executive officer. The MOU will remain in effect until stayed, modified, terminated or suspended by the FDIC and the DFCS. The board resolutions will remain in effect until the Federal Reserve Bank of San Francisco permit us to rescind them. For additional information regarding the MOU and the board resolutions, see “Risk Factors—We are required to comply with the terms of the MOU, and lack of compliance could result in additional regulatory actions” and “Business—Regulatory Matters.”

Results of operations

Quarters ended March 31, 2011 and 2010

Net income was $52,000, or $0.01 per share, for the first quarter of 2011 compared with net income of $0.9 million, or $0.14 per share, for the first quarter of 2010. The decrease was primarily attributed to increased income from the FDIC-assisted acquisition of Home Valley Bank of $0.8 million, decreased other fee income of $0.2 million and decreased taxes of $0.4 million, offset by a reduction in interest margin of $0.1 million, increased provision for loan losses of $0.9 million, impairment write-down due to valuation declines in real estate of $0.7 million and increased operating expenses of $0.6 million.

Net interest income

Net interest income for the three months ended March 31, 2011 was $8.1 million, an increase of $1.7 million, or 26.8%, compared to the same period in 2010, with the increase primarily attributable to the contributions from the FDIC-assisted acquisition of Home Valley Bank.

The Home Valley Bank loans we acquired were priced lower than our loans and the assumed deposits were priced higher. As a result, our net interest margin, on a tax-equivalent basis, declined from 4.82% for the first quarter of 2010 to 4.39% for the first quarter of 2011. During the comparable periods, our non-acquired loan portfolio yields continued to decline but were offset by declines in the cost of funds of non-acquired liabilities. The increase in average outstanding balance of our non-acquired loan portfolio during the comparable quarters was minimal and reflects the stresses of the current economic conditions.

Additionally, net interest income continued to be negatively affected by loans that are in non-accrual status. For the periods ended March 31, 2011 and 2010, interest income that would have been recognized if non-accrual loans had been current in accordance with their original terms totaled $0.7 million and $0.5 million, respectively.

Average balances and rates

The following table presents, for the periods indicated, condensed average balance sheet information, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities.

	Three months ended March 31,
	2011			2010
(dollars in thousands)	Average balance	Interest income or expense	Average yields or rates(4)	Average balance	Interest income or expense	Average yields or rates(4)

Assets

Interest-earning assets:
Loans(1)(2)	$484,787	$7,072	5.92%	$484,285	$7,507	6.29%
Acquired loans	158,989	2,254	5.75%	0	0	0.00%
Taxable investment securities	33,646	243	2.93%	26,333	199	3.06%
Non-taxable investment securities(2)	16,306	306	7.61%	17,531	329	7.61%
Other interest-earning assets	45,460	46	0.41%	5,168	4	0.31%

Total interest-earning assets	739,188	9,921	5.44%	533,317	8,039	6.11%
Allowance for loan losses	(11,054)			(6,489)
Other assets	116,060			77,814

Total assets	$844,194			$604,642

Liabilities and shareholders’ equity

Interest-bearing liabilities:
Deposits:
Interest-bearing transaction accounts	$181,474	$206	0.46%	$97,017	$57	0.24%
Money market	202,522	350	0.70%	134,809	259	0.78%
Savings	26,710	19	0.29%	16,775	10	0.24%
Time deposits	248,042	1,114	1.82%	194,759	1,065	2.22%

Total interest-bearing deposits	658,748	1,689	1.04%	443,360	1,391	1.27%
Other borrowings(3)	25,949	219	3.42%	34,651	304	3.56%

Total interest-bearing liabilities	684,697	1,908	1.13%	478,011	1,695	1.44%
Non-interest bearing deposits	82,217			55,882
Other liabilities	3,602			1,916

Total liabilities	770,516			535,809
Shareholders’ equity	73,679			68,832

Total liabilities and shareholders’ equity	$844,195			$604,641

Net interest income		$8,013			$6,344

Interest rate spread			4.31%			4.67%

Interest income to average earning assets(1)(2)			5.44%			6.11%
Interest expense to average earning assets			1.05%			1.29%

Net interest margin			4.39%			4.82%

(1)	Average balances includes non-acquired loans, non-accrual loans, and loans held for sale.

(2)	Tax exempt income has been adjusted to a tax equivalent basis at a 34% tax rate. The amount of such adjustment was an addition to the recorded interest income of approximately $126 and $132 for the three months ended March 31, 2011 and 2010, respectively.

(3)	Includes average balances of FHLB borrowings of $25,311 and $30,399 for the three months ended March 31, 2011 and 2010, respectively.

(4)	Yields or rates shown on an annualized basis.

Rate and volume analysis

The following table presents, for the periods indicated, a summary of the changes in tax equivalent interest income and expense due to changes in average asset and liability balances (volume) and changes in average rates (rate), excluding interest income from non-accrual loans. Changes not attributable specifically to either volume or rate are allocated between both variances in proportion to the percentage change in average volume and average rate.

	Three months ended March 31, 2011 compared to 2010
	Increase (decrease) due to
(dollars in thousands)	Rate	Volume	Total change

Interest-earning assets:
Non-acquired loans(1)	$(443)	$8	$(435)
Acquired loans	—	2,254	2,254
Taxable investment securities	(9)	53	44
Non-taxable investment securities	—	(23)	(23)
Other interest-earning assets	1	41	42

Total interest-earning assets	(451)	2,333	1,882

Interest-bearing liabilities:
Interest-bearing transaction accounts	77	72	149
Money market	(28)	119	91
Savings	2	7	9
Time deposits	(211)	260	49
Other borrowings	(12)	(73)	(85)

Total interest-bearing liabilities	(172)	385	213

Increase (decrease) in net interest income	$(279)	$1,948	$1,669

(1)	Consists of non-acquired loans and loans held for sale.

Provision for loan losses

The provision for non-acquired loan and lease losses was $1.5 million for the three months ended March 31, 2011, compared to $0.5 million for the same period in 2010. As an annualized percentage of average outstanding non-acquired loans, the provision for loan losses recorded for the three months ended March 31, 2011, was 1.27%, compared to 0.42% for the same period in 2010.

The increase in the provision for loan and lease losses for the three months ended March 31, 2011 compared to the same period in 2010 was principally attributable to the deterioration of two non-acquired loan assets. We may be required to recognize higher than normal provisions for loan losses in the near term as we continue to work through our remaining problem loans. If market conditions stabilize in our regions, we would expect a return to a more normal level of loan loss provision compared to the heightened levels of recent years. The provision for non-acquired loan and lease losses is based on management’s evaluation of inherent risks in the loan portfolio and a corresponding analysis of the allowance for non-acquired loan and lease losses. Additional discussion on loan quality and the allowance for non-acquired loan and lease losses is provided in “Financial Condition—Asset Quality.”

Non-interest income

The following table presents the key components of non-interest income for the three months ended March 31, 2011 and 2010:

	Three months ended March 31,
	2011 Compared to 2010
(dollars in thousands)	2011	% of total		2010	% of total		Dollar change	Percent change

Service charges on deposit accounts	$342	22.24%		$319	30.97%		$23	7.21%
Debit card and ATM fees	328	21.33%		220	21.36%		108	49.09%
Wealth management commissions and fees	343	22.30%		307	29.81%		36	11.73%
Trust and financial services	291	18.92%		274	26.60%		17	6.20%
Gain on sale of mortgage loans	120	7.80%		68	6.60%		52	76.47%
Change in FDIC indemnification asset	233	15.15%		—	0.00%		233	100.00%
Loss on investment in limited partnership	(119)	(7.74%	)	(158)	(15.34%	)	39	(24.68%	)

Total	$1,538	100.00%		$1,030	100.00%		$508	49.32%

The change in debit card and ATM fees was primarily a result of increased transaction volume associated with the FDIC-assisted acquisition of Home Valley Bank.

Fees and commissions earned from trust, financial, and wealth management services increased for the quarter ended March 31, 2011, compared to the same period in 2010, primarily as a result of improved market conditions and increased transaction volumes.

Activities related to mortgage loans sold on the secondary market improved significantly during the quarter ended March 31, 2011, which resulted in an increased level of gains on sales of these loans.

The change in the FDIC indemnification asset represents an increase in cash flows expected to be recoverable under the loss-sharing agreements entered into with the FDIC in connection with the FDIC-assisted acquisition of Home Valley Bank. Prior to July 23, 2010, we were not party to any FDIC loss-sharing agreements.

The loss on investment in limited partnerships represents our investments in various low-income housing projects. These losses are partially offset by tax credits received. The investments were also made to comply with the Community Reinvestment Act.

Non-interest expense

The following table presents the key elements of non-interest expense for the three months ended March 31, 2011 and 2010:

	Three months ended March 31,
	2011 Compared to 2010
(dollars in thousands)	2011	% of total	2010	% of total	Dollar change	Percent change

Salaries and employee benefits	$3,816	47.35%	$3,041	54.22%	$775	25.49%
Occupancy and equipment	1,155	14.33%	916	16.33%	239	26.09%
Loss on sales and impairment write-down of other real estate owned	275	3.41%	—	0.00%	275	100.00%
Impairment of investment in real estate joint venture	404	5.01%	—	0.00%	404	100.00%
Other real estate owned expenses	83	1.03%	27	0.48%	56	207.41%
Professional fees	118	1.46%	139	2.48%	(21)	(15.11%	)
Telecommunications	152	1.89%	109	1.94%	43	39.45%
Advertising	43	0.53%	39	0.70%	4	10.26%
FDIC deposit insurance assessments	434	5.39%	213	3.80%	221	103.76%
Acquisition-related expenses	381	4.73%	—	0.00%	381	100.00%
Other expenses	1,198	14.87%	1,125	20.06%	73	6.49%

Total	$8,059	100.00%	$5,609	100.00%	$2,450	43.68%

Salaries and employee benefits costs increased $0.8 million for the three months ended March 31, 2011, compared to the same period in 2010. Approximately $0.6 million of the increase primarily resulted from the FDIC-assisted acquisition of Home Valley Bank, which we completed on July 23, 2010. Net occupancy and equipment expense increased $0.2 million for the three months ended March 31, 2011, compared to the same period in 2010. The increase in 2011 is the result of the cost of operating new locations through the FDIC-assisted acquisition of Home Valley Bank.

The difficult economic conditions in our market area have continued to detrimentally affect our non-acquired loan portfolio, leading to a continued elevated level of foreclosures and OREO. Through the first quarter of 2011, declines in the market values of these properties after foreclosure resulted in additional losses on the sale of the properties or by valuation adjustments. For the three months ended March 31, 2011, we recognized net losses on sale and valuation adjustments of non-acquired OREO properties of $0.3 million, compared to no losses on sale and valuation adjustments of non-acquired OREO properties for the same period in 2010. During the first quarter of 2011, we also incurred an impairment write-down of $0.4 million on our investment in a real estate joint venture based on our evaluation of a new appraisal of the underlying real estate.

FDIC assessments more than doubled for the three months ending March 31, 2011, compared to the same period in 2010. The increase resulted from organic deposit growth, deposits assumed in connection with the FDIC-assisted acquisition of Home Valley Bank, and increased FDIC premium rates due to the Bank’s financial condition.

On January 15, 2011, we completed the conversion of accounts of Home Valley Bank onto our core data processing system. Until this time, we operated two data processing systems, which resulted in higher data processing costs. During the first quarter of 2011, we incurred $0.4 million in non-recurring expenses related to the conversion. As a result of the conversion, we expect that our acquisition-related costs will decline in future periods.

Income taxes

Our effective tax rate was 32.5% for the three months ended March 31, 2011, compared to 31.2% for the same period in 2010. Changes in effective tax rates were primarily due to fluctuations in tax exempt interest income as a percentage of total income, investment in low income housing and other tax credits.

	Three months ended March 31,
(dollars in thousands)	2011	2010

Federal income tax expense (benefit) at statutory rate	$26	$450
State income tax expense (benefit), net of federal income taxes	5	87
Effect of nontaxable municipal bond income	(80)	(83)
Low-income housing credit	(132)	(104)
Other	206	64

Income tax expense (benefit) at effective rate	$25	$414

Effective tax rate	32.50%	31.20%

Years ended December 31, 2010, 2009 and 2008

Net income was $2.7 million, or $0.41 per share, for 2010 compared with net loss of $2.0 million, or $0.30 per share, for 2009, and net income of $5.5 million, or $0.82 per share, for 2008.

The increase in net income for 2010 was principally attributable to the one time $4.6 million bargain purchase gain from the FDIC-assisted acquisition of Home Valley Bank, and increased net interest income, offset by an increase of $2.1 million in provision for loan losses and one-time acquisition related expenses of $0.9 million. The loss in 2009 compared to net income in 2008 was primarily due to increased provision for loan losses and impairment write-down of restricted equity securities and OREO.

Net interest income

Net interest income for 2010 was $29.8 million, an increase of $3.6 million, or 14%, from 2009. Net interest income for 2009 was $26.2 million, a slight decrease from 2008.

The increase for 2010 was attributable to growth in outstanding average interest-earnings asset, primarily acquired loans from the FDIC-assisted acquisition partially offset by a decline in non-acquired loans outstanding and a reduction in the cost of time deposits.

The slight decrease in net interest income for 2009 compared to 2008 was primarily attributable to a decline in outstanding average interest-earnings assets.

Net interest income was negatively affected by loans that are in a non-accrual status. For the periods ended December 31, 2010, 2009, and 2008 interest that would have been recognized if non-accrual loans had been current in accordance with their original terms totaled $1.8 million, $0.9 million, and $0.1 million respectively.

The net interest margin (net interest income as a percentage of average interest-earning assets) on a fully tax-equivalent basis was 4.74% for 2010, an increase of one basis point compared to 2009. Average yields on interest-earning assets declined 50 basis points, due to the addition of acquired loans from the FDIC-assisted acquisition of Home Valley Bank that earned interest at 61 basis points less than non-acquired loans, and a 22 basis point decrease in average yields on non-acquired loans. The decrease in yields was offset by a decrease in interest expense to earning assets of 51 basis point due to declining costs of interest-bearing deposits, and the effect of holding much higher levels of interest-bearing cash with the Federal Reserve Bank (at 25 basis points).

The net interest margin on a fully tax-equivalent basis was 4.73% for 2009, an increase of ten basis points compared to 2008. The increase in net interest margin primarily resulted from the decrease in interest expense to earning assets of 46 basis points in 2009 resulting from the lower costs of interest-bearing deposits, partially offset by the decreased yield on interest-earning assets of 35 basis points, primarily resulting from reductions in the prime rate and interest reversals of non accrual non-acquired loans.

Average balances and rates

Our net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned on interest-earnings assets and rates paid on deposits and borrowed funds.

The following table presents, for the periods indicated, condensed average balance sheet information, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities.

	Year ended December 31,
	2010			2009			2008
(dollars in thousands)	Average balance	Interest income or expense	Average yields or rates	Average balance	Interest income or expense	Average yields or rates	Average balance	Interest income or expense	Average yields or rates

Assets

Interest-earning assets:
Non-acquired loans(1)(2)	$483,327	$30,026	6.21%	$495,857	$31,906	6.43%	$504,488	$34,234	6.79%
Acquired loans	76,930	4,307	5.60%	0	0	0.00%	0	0	0.00%
Taxable investment securities	30,219	704	2.33%	30,198	1,347	4.46%	35,404	1,792	5.06%
Non-taxable investment securities(2)	17,212	1,272	7.39%	17,862	1,346	7.54%	17,882	1,353	7.57%
Other interest-earning assets	13,884	79	0.57%	1,370	8	0.58%	869	25	0.00%

Total interest-earning assets	621,572	36,388	5.85%	545,287	34,607	6.35%	558,643	37,404	6.70%
Allowance for loan losses	(7,871)			(5,531)			(5,625)
Other assets	103,120			70,966			48,534

Total assets	$716,821			$610,722			$601,552

Liabilities and shareholders’ equity

Interest-bearing liabilities:
Deposits:
Interest-bearing transaction accounts	$143,259	$518	0.36%	$76,917	$134	0.17%	$66,102	$142	0.21%
Money market	158,129	1,179	0.75%	121,825	1,376	1.13%	115,253	2,047	1.78%
Savings	20,048	55	0.27%	16,017	39	0.24%	15,463	50	0.32%
Time deposits	213,947	4,037	1.89%	218,864	5,984	2.73%	204,400	7,276	3.56%

Total interest-bearing deposits	535,383	5,789	1.08%	433,623	7,533	1.74%	401,218	9,515	2.37%
Other borrowings(3)	32,879	1,119	3.40%	42,823	1,263	2.95%	68,348	2,051	3.00%

Total interest-bearing liabilities	568,262	6,908	1.22%	476,446	8,796	1.85%	469,566	11,566	2.46%
Non interest-bearing deposits	70,168			62,929			57,357
Other liabilities	6,832			3,223			3,750

Total liabilities	645,262			542,598			530,673
Shareholders’ equity	71,560			68,123			70,878

Total liabilities and shareholders’ equity	$716,822			$610,721			$601,551

Net interest income		$29,480			$25,811			$25,838

Interest rate spread			4.63%			4.50%			4.24%

Interest income to average earning assets(1)(2)			5.85%			6.35%			6.70%
Interest expense to average earning assets			1.11%			1.61%			2.07%

Net interest margin			4.74%			4.73%			4.63%

(1)	Average balances consist of non-acquired loans and loans held for sale.

(2)	Tax exempt income has been adjusted to a tax equivalent basis at a 34% tax rate. The amount of such adjustment was an addition to the recorded interest income of approximately $525, $535 and $517 for the years ended December 31, 2010, 2009, and 2008, respectively.

(3)	Includes average balances of FHLB borrowings of $30,694, $30,463 and $35,645 for the years ended December 31, 2010, 2009 and 2008, respectively.

Rate and volume analysis

The following table presents, for the periods indicated, a summary of the changes in tax equivalent interest income and expense due to changes in average asset and liability balances (volume) and changes in average rates (rate), excluding interest income from non-accrual loans. Changes not attributable specifically to either volume or rate are allocated between both variances in proportion to the percentage change in average volume and average rate.

	2010 Compared to 2009			2009 Compared to 2008
	Increase (decrease) due to			Increase (decrease) due to
(dollars in thousands)	Rate	Volume	Total change	Rate	Volume	Total change

Interest-earning assets:
Loans(1)	$(1,086)	$(794)	$(1,880)	$(1,750)	$(578)	$(2,328)
Acquired loans	(1)	4,308	4,307	—	—	—
Taxable investment securities	(644)	1	(643)	(199)	(246)	(445)
Non-taxable investment securities	(26)	(48)	(74)	(5)	(2)	(7)
Other interest-earning assets	—	71	71	(26)	9	(17)

Total interest-earning assets	(1,757)	3,538	1,781	(1,980)	(817)	(2,797)

Interest-bearing liabilities:
Interest-bearing transaction accounts	216	168	384	(29)	21	(8)
Money market	(543)	346	(197)	(782)	111	(671)
Savings	5	11	16	(13)	2	(11)
Time deposits	(1,816)	(131)	(1,947)	(1,779)	487	(1,292)
Other borrowings	176	(320)	(144)	(33)	(755)	(788)

Total interest-bearing liabilities	(1,962)	74	(1,888)	(2,636)	(134)	(2,770)

Increase (decrease) in net interest income	$205	$3,464	$3,669	$656	$(683)	$(27)

(1)	Consists of non-acquired loans and loans held for sale.

Provision for loan losses

Effects of the broad recession significantly affected our regions in 2008, 2009 and 2010. Ongoing stress from weakening economic conditions resulted in higher levels of non-acquired non-performing loans, particularly real estate development loans. Fluctuations in provisions for loan losses reflect our assessment of the estimated effects of current economic conditions on our loan portfolio. The provision for loan losses increased $2.1 million, or 31.5%, to $8.9 million for 2010, compared to $6.8 million for 2009. The provision for loan losses for 2008 was $0.6 million.

Increases in the provision for loans losses for 2009 and 2010 were primarily attributable to additional reserves recorded based on the estimated effects of current economic conditions on our non-acquired loan portfolio and increases in past due, non-performing, and internally risk classified non-acquired loans.

Non-interest income

The following table presents the key components of non-interest income for the years ended December 31, 2010, 2009 and 2008:

	Year ended December 31,
	2010 Compared to 2009									2009 Compared to 2008
(dollars in thousands)	2010	% of total		2009	% of total		Dollar change	Percent change		2009	% of total		2008	% of total		Dollar change	Percent change

Service charges on deposit accounts	$1,980	19.94%		$1,675	41.37%		$305	18.21%		$1,675	41.37%		$1,776	42.65%		$(101)	(5.69%	)
Debit card and ATM fees	1,134	11.42%		670	16.55%		464	69.25%		670	16.55%		582	13.98%		88	15.12%
Wealth management commissions and fees	1,164	11.72%		1,242	30.67%		(78)	(6.28%	)	1,242	30.67%		1,520	36.50%		(278)	(18.29%	)
Trust and financial services	1,048	10.56%		1,067	26.35%		(19)	(1.78%	)	1,067	26.35%		1,124	26.99%		(57)	(5.07%	)
Gain on sale of mortgage loans	391	3.94%		324	8.00%		67	20.68%		324	8.00%		242	5.81%		82	33.88%
Gain (loss) on investment securities, net	73	0.74%		(157)	(3.88%	)	230	(146.50%	)	(157)	(3.88%	)	(255)	(6.12%	)	98	(38.43%	)
Gain on sale of premises and equipment	14	0.14%		—	0.00%		14	NM		—	0.00%		5	0.12%		(5)	NM
Bargain purchase gain on acquisition	4,586	46.19%		—	0.00%		4,586	NM		—	0.00%		—	0.00%		—	NM
Change in FDIC indemnification asset	122	1.23%		—	0.00%		122	NM		—	0.00%		—	0.00%		—	NM
Loss on investment in limited partnership	(584)	(5.88%	)	(772)	(19.07%	)	188	(24.35%	)	(772)	(19.07%	)	(830)	(19.93%	)	58	(6.99%	)

Total	$9,928	100.00%		$4,049	100.00%		$5,879	145.20%		$4,049	100.00%		$4,164	100.00%		$(115)	(2.76%	)

NM = not meaningful

The increase in service charges on deposit accounts is from accounts acquired in the FDIC-assisted acquisition of Home Valley Bank and our changes in fee structure on former Home Valley Bank savings accounts.

The increase in debit card and ATM fees is attributable to a renegotiation of our contract terms with our vendor, an increased volume of card and interchange activity, and the FDIC-assisted acquisition of Home Valley Bank.

The gain on investment securities for 2010 was due to the liquidation of a majority of the investments acquired in the FDIC-assisted acquisition of Home Valley Bank to better match our pre-acquisition investment portfolio composition and strategy. The loss on investment securities for 2009 was due to the liquidation of an investment in a bond fund to eliminate market risk and provide liquidity.

Non-interest income for 2010 included a one-time bargain purchase gain on acquisition of $4.6 million resulting from the FDIC-assisted acquisition of Home Valley Bank.

The change in FDIC indemnification asset represents an increase in cash flows expected to be recoverable under the loss-sharing agreements entered into with the FDIC in connection with the FDIC-assisted acquisition of Home Valley Bank. Prior to 2010, we were not party to any FDIC loss-sharing agreements.

The loss on investment in limited partnerships represents our investments in various low-income housing projects. These losses are partially offset by tax credits received. The investments were also made to comply with the Community Reinvestment Act.

Non-interest income decreased slightly for 2009 from $4.2 million for 2008. Decreased fee income from wealth management services due to challenging market conditions and less income from service charges on deposit accounts were partially offset by slight improvements in several categories.

Non-interest expense

The following table presents the key elements of non-interest expense for the years ended December 31, 2010, 2009 and 2008:

	Year ended December 31,
	2010 Compared to 2009							2009 Compared to 2008
(dollars in thousands)	2010	% of Total	2009	% of Total	Dollar change	Percent change		2009	% of Total	2008	% of Total	Dollar change	Percent change

Salaries and employee benefits	$13,636	49.25%	$12,478	45.20%	$1,158	9.28%		$12,478	45.20%	$12,653	58.00%	$(175)	(1.38%	)
Occupancy and equipment	3,938	14.22%	3,678	13.32%	260	7.07%		3,678	13.32%	3,157	14.47%	521	16.50%
Impairment of other real estate owned	1,060	3.83%	1,222	4.43%	(162)	(13.26%	)	1,222	4.43%	296	1.36%	926	312.84%
Impairment of investment in real estate joint venture	—	0.00%	651	2.36%	(651)	NM		651	2.36%	269	1.23%	—	142.01%
Other real estate owned expenses	426	1.54%	141	0.51%	285	202.13%		141	0.51%	29	0.13%	112	386.21%
Professional fees	492	1.78%	386	1.40%	106	27.46%		386	1.40%	404	1.85%	(18)	(4.46%	)
Telecommunications	506	1.83%	465	1.68%	41	8.82%		465	1.68%	414	1.90%	51	12.32%
Advertising	419	1.51%	285	1.03%	134	47.02%		285	1.03%	131	0.60%	154	117.56%
FDIC deposit insurance assessments	1,243	4.49%	1,328	4.81%	(85)	(6.40%	)	1,328	4.81%	219	1.00%	1,109	506.39%
Acquisition related expenses	868	3.13%	—	0.00%	868	NM		—	0.00%	—	0.00%	—	NM
Other expenses	5,101	18.42%	6,972	25.26%	(1,871)	(26.84%	)	6,972	25.26%	4,244	19.45%	2,728	64.28%

Total	$27,689	100.00%	$27,606	100.00%	$83	0.30%		$27,606	100.00%	$21,816	100.00%	$5,790	26.54%

NM = not meaningful

Salaries and employee benefit costs increased $1.2 million for 2010 compared to 2009. Approximately $0.8 million of the increase resulted from the FDIC-assisted acquisition of Home Valley Bank. There was a decrease of $0.2 million in 2009 compared to 2008 due to lower expenses related to our self-funded health plan.

Occupancy and equipment expenses increased $0.3 million in 2010 compared to 2009 due to increased branch locations from the Home Valley Bank acquisition and a new location in Madras in our Central Oregon region, and $0.5 million in 2009 compared to 2008 due to branch expansion in the Central Oregon and Rogue regions.

The difficult economic conditions in our market area, including the slowdown in the housing industry and declining real estate values, have continued to detrimentally affect the value of our assets. Impairment caused by valuation of real estate was $0.8 million lower in 2010 than for 2009, and $0.9 million greater in 2009 over 2008.

FDIC deposit insurance assessments decreased $0.1 million from 2009 to 2010, and increased $1.1 million from 2008 to 2009. The increase in 2009 is attributable to increased deposit balances and the risk rate charged by the FDIC.

Acquisition related expenses resulted in $0.9 million for 2010. These expenses are not reflective of future operations as most were one time fees for services rendered.

In 2009, we recognized $2.1 million of impairment charges on restricted equity securities we had accepted in settlement of a defaulted, unsecured client debt. We perform periodic impairment testing on the security.

Income taxes

Our effective rate was 13.4% for the year ended December 31, 2010, 52.7% for the year ended December 31, 2009 and 31.5% for the year ended December 31, 2008. Changes in effective tax rates were primarily due to fluctuations in tax exempt interest income and low-income housing and other tax credits as a percentage of total income.

	Year ended December 31,
(dollars in thousands)	2010	2009	2008

Federal income tax expense (benefit) at statutory rate	$1,056	$(1,409)	$2,731
State income tax expense (benefit), net of federal income taxes	162	(274)	530
Effect of nontaxable municipal bond income	(335)	(332)	(276)
Low-income housing credit	(414)	(321)	(298)
Other	(46)	153	(160)

Income tax expense (benefit) at effective rate	$423	$(2,183)	$2,527

Effective tax rate	13.42%	52.73%	31.47%

Quarterly results of operations data

The following tables set forth our unaudited quarterly consolidated statements of operations data for each of the past nine quarters. We have prepared the quarterly data on a consistent basis with the audited consolidated financial statements included in this prospectus. In the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	For the three months ended
(dollars in thousands, except per share data)	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009

Consolidated Statement of Operations Data:
Interest income	$10,031	$10,358	$10,151	$8,094	$8,102	$8,506	$8,682	$9,013	$8,763
Interest expense	1,908	1,776	1,945	1,493	1,696	1,997	2,134	2,263	2,403

Net interest income	8,123	8,582	8,206	6,601	6,406	6,509	6,548	6,750	6,360
Provision for loan losses	1,525	1,202	6,170	1,007	502	2,230	560	3,959	6

Net interest income after provision for loan losses	6,598	7,380	2,036	5,594	5,904	4,279	5,988	2,791	6,354
Non-interest income	1,538	1,384	6,322	1,192	1,030	1,122	998	960	970
Non-interest expense	8,059	8,290	7,875	5,915	5,609	8,998	5,708	6,955	5,945

Income (loss) before income taxes	77	474	483	871	1,325	(3,597)	1,278	(3,204)	1,379
Provision (benefit) for income taxes	25	(299)	33	275	414	(1,991)	397	(1,001)	412

Net income	$52	$773	$450	$596	$911	$(1,606)	$881	$(2,203)	$967

Earnings (loss) per common share-basic	$0.01	$0.12	$0.07	$0.09	$0.14	$(0.25)	$0.14	$(0.34)	$0.15
Earnings (loss) per common share-diluted	$0.01	$0.12	$0.07	$0.09	$0.14	$(0.25)	$0.14	$(0.34)	$0.15
Dividends paid per common share	$—	$—	$—	$—	$—	$—	$0.08	$—	$0.16

Financial condition

Total assets increased 0.5% from December 31, 2010, to $849.2 million as of March 31, 2011. Total assets increased $239.2 million, or 39.5%, to $845.3 million as of December 31, 2010, from $606.1 million as of December 31, 2009, primarily due to our FDIC-assisted acquisition of Home Valley Bank in July 2010. As of the date of acquisition, we $244.9 million of assets at cost-basis, including loans of $203.1 million.

Loans

Our loans consist of a mix of real estate, consumer, commercial, agricultural and other loans, including fixed and variable rate loans. Fluctuations in the loan portfolio are directly related to the economies of the communities we serve. Although each loan that we originate generally must meet minimum underwriting standards established in our credit policies, lending officers are granted levels of authority in approving and pricing loans to assure that the banking offices are responsive to competitive issues and community needs in each market area.

Total loans, excluding loans held for sale, at March 31, 2011, were $639.2 million, compared to $646.4 million at December 31, 2010. Total loans increased $157.4 million, or 32.2%, from $489.0 million as of December 31, 2009, primarily due to the addition of acquired loans from our FDIC-assisted acquisition of Home Valley Bank. During 2010, we experienced weak loan demand in our regions.

Non-acquired loans

Total non-acquired loans, excluding loans held for sale, outstanding at March 31, 2011 were $484.9 million, a decrease of $3.0 million compared to year-end 2010. This decrease is principally attributable to charge-offs of $1.5 million, pay-downs on performing loans, and continued weak loan demand. Additionally, during the quarter our agriculture loans declined due to seasonal adjustments in loans and lines of credit. The change in our commercial construction, acquisition and development loans from December 31, 2009 to December 31, 2010, is primarily attributable to funding a significant portion of a $10.5 million government-guaranteed construction loan in 2010 and a small amount of new loans, offset by loan repayments. Excluding the funding of the government-guaranteed loan, which also has committed take-out financing, commercial construction, acquisition and development loans decreased by $6.2 million from December 31, 2009 to December 31, 2010.

The following table presents the concentration distribution of our non-acquired loans at March 31, 2011 and at December 31, 2010, 2009, 2008, 2007 and 2006.

	March 31, 2011		December 31,
			2010		2009		2008		2007		2006
(dollars in thousands)	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total

Commercial real estate
Owner occupied	$82,098	16.91%	$83,616	17.11%	$85,958	17.55%	$77,960	15.48%	$79,285	15.99%	$70,824	15.25%
Non-owner occupied	91,021	18.75%	89,557	18.33%	94,080	19.20%	69,161	13.73%	72,971	14.71%	85,223	18.36%
Construction, acquisition and development	54,104	11.14%	53,238	10.90%	48,912	9.98%	81,561	16.19%	68,173	13.75%	60,885	13.11%

Residential real estate
Multi-family	8,399	1.73%	8,448	1.73%	8,401	1.71%	15,422	3.06%	13,707	2.76%	11,333	2.44%
1-4 family	22,679	4.67%	20,299	4.15%	22,719	4.64%	19,864	3.94%	18,578	3.75%	14,875	3.20%
Construction, acquisition and development	6,011	1.24%	7,036	1.44%	7,043	1.44%	14,368	2.85%	14,372	2.90%	16,468	3.55%
Commercial and industrial	125,672	25.88%	127,221	26.04%	126,369	25.80%	139,029	27.61%	154,650	31.18%	134,657	29.00%
Agriculture	63,727	13.12%	66,734	13.66%	62,921	12.84%	52,780	10.48%	45,158	9.10%	50,398	10.85%

Consumer
Term loans	6,103	1.26%	6,311	1.29%	5,904	1.21%	7,396	1.47%	8,657	1.75%	6,274	1.35%
Home equity lines of credit	17,659	3.64%	17,971	3.68%	17,538	3.58%	16,996	3.37%	13,472	2.72%	7,785	1.68%
Personal lines of credit	8,089	1.67%	8,161	1.67%	10,041	2.05%	9,085	1.80%	6,951	1.40%	5,572	1.20%

Total	485,562	100.00%	488,592	100.00%	489,886	100.00%	503,622	100.00%	495,974	100.00%	464,294	100.00%

Less:
Net deferred loan fees and discounts	(625)		(701)		(849)		(927)		(1,099)		(1,109)

Total non-acquired loans (net of fees)	$484,937		$487,891		$489,037		$502,695		$494,875		$463,185

Acquired loans

Total acquired loans outstanding at March 31, 2011 were $154.3 million, a decrease of $4.3 million compared to December 31, 2010. This decrease was principally attributable to net loan pay-downs.

The following table presents the concentration distribution of our acquired loans at March 31, 2011 and December 31, 2010. Prior to July 23, 2010, we did not have any acquired loans.

	March 31, 2011		December 31, 2010
(dollars in thousands)	Amount	% of Total	Amount	% of Total

Acquired loans(1)
Commercial real estate	$93,478	60.58%	$95,703	60.36%
Residential real estate	29,914	19.39%	30,829	19.44%
Commercial and industrial	20,868	13.52%	21,446	13.53%
Consumer	10,039	6.51%	10,572	6.67%

Total acquired loans	$154,299	100.00%	$158,550	100.00%

(1)	Substantially all acquired loans are subject to loss-sharing agreements pursuant to which the FDIC will absorb 80% of losses and share in 80% of loss recoveries.

Substantially all of the acquired loans are subject to our loss-sharing agreements with the FDIC. Under the terms of these loss-sharing agreements, the FDIC will cover a substantial portion of any future losses on loans, related unfunded loan commitments, covered OREO and up to 90 days of past due accrued interest on loans. Under the terms of the loss-sharing agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on $214.0 million of cost-basis acquired assets (as of the acquisition date). The term for loss-sharing and recoveries sharing on residential real estate loans is 10 years, the term for loss-sharing on non-residential real estate loans is 5 years and the term for recoveries sharing on non-residential real estate loans is 8 years. At the acquisition date, the Bank estimated the Home Valley Bank acquired assets would incur approximately $34.2 million of losses, and we recorded a $26.7 million FDIC indemnification asset based on the present value of expected loss reimbursements.

Characteristics of the loan portfolio

The following table presents the contractual maturity of our non-acquired loans by loan type at December 31, 2010:

	At December 31, 2010				Loans over one year by rate sensitivity
(dollars in thousands)	One year or less	One through five years	Over five years	Total	Fixed rate	Floating rate

Commercial real estate
Owner occupied	$8,455	$49,098	$26,063	$83,616	$40,061	$35,100
Non-owner occupied	24,997	46,294	18,266	89,557	45,796	18,764
Construction, acquisition and development	25,278	24,138	3,822	53,238	11,494	16,466

Residential real estate
Multi-family	4,392	3,492	564	8,448	3,874	182
1-4 family	1,403	3,412	15,484	20,299	12,850	6,046
Construction, acquisition and development	5,277	1,759	0	7,036	1,759	0
Commercial and industrial	82,702	31,416	13,103	127,221	42,483	2,036
Agriculture	51,006	7,258	8,470	66,734	11,621	4,107

Consumer
Term loans	371	5,784	156	6,311	5,940	0
Home equity lines of credit	147	8,801	9,023	17,971	17,222	602
Personal lines of credit	820	6,130	1,211	8,161	4,595	2,746

Total	$204,848	$187,582	$96,162	488,592	$197,695	$86,049

Less:
Net deferred loan fees and discounts				(701)

Total non-acquired loans				$487,891

The following table presents the contractual maturity of our acquired loans by loan type at December 31, 2010:

	At December 31, 2010				Loans over one year by rate sensitivity
(dollars in thousands)	One year or less	One through five years	Over five years	Total	Fixed rate	Floating rate

Acquired loans(1)
Commercial real estate	$15,685	$23,821	$83,049	$122,555	$31,321	$75,549
Residential real estate	0	4,474	26,362	30,836	30,836	0
Commercial and industrial	5,883	10,017	7,489	23,389	9,685	7,821
Consumer	2,742	4,263	4,870	11,875	9,038	95

Total acquired loans	$24,310	$42,575	$121,770	$188,655	$80,880	$83,465

(1)	Acquired loans with a carrying value of $158,550 are shown using unpaid contractual balances and substantially all acquired loans are subject to loss-sharing agreements pursuant to which the FDIC will absorb 80% of losses and share in 80% of loss recoveries.

All of our acquired loans are in the Three Rivers region. The following tables present our non-acquired loans by loan type and region at March 31, 2011 and December 31, 2010:

	March 31, 2011
(dollars in thousands)	Klamath/ Lake	Central Oregon	Rogue	Three Rivers	Total

Commercial real estate
Owner occupied	$24,302	$44,191	$13,605	$—	$82,098
Non-owner occupied	7,122	51,014	32,721	164	91,021
Construction, acquisition and development	19,549	22,445	12,110	—	54,104

Residential real estate
Multi-family	888	899	6,612	—	8,399
1-4 family	21,532	736	193	218	22,679
Construction, acquisition and development	6,011	—	—	—	6,011
Commercial and industrial	72,369	33,783	19,122	398	125,672
Agriculture	35,894	7,320	20,462	51	63,727

Consumer
Term loans	5,359	464	50	230	6,103
Home equity lines of credit	10,326	4,906	2,296	131	17,659
Personal lines of credit	6,025	1,256	804	4	8,089

Total	$209,377	$167,014	$107,975	$1,196	485,562

Less:
Net deferred loan fees and discounts					(625)

Total non-acquired loans, net of fees					$484,937

	December 31, 2010
(dollars in thousands)	Klamath/ Lake	Central Oregon	Rogue	Three Rivers	Total

Commercial real estate
Owner occupied	$24,660	$44,778	$14,093	$85	$83,616
Non-owner occupied	6,802	52,456	30,299	—	89,557
Construction, acquisition and development	19,737	21,781	11,220	500	53,238

Residential real estate
Multi-family	894	901	6,653	—	8,448
1-4 family	19,333	770	196	—	20,299
Construction, acquisition and development	7,036	—	—	—	7,036
Commercial and industrial	73,618	33,381	19,927	295	127,221
Agriculture	37,815	6,783	22,136	—	66,734

Consumer
Term loans	5,618	470	53	170	6,311
Home equity lines of credit	10,504	4,989	2,331	147	17,971
Personal lines of credit	6,242	1,277	642	—	8,161

Total	$212,259	$167,586	$107,550	$1,197	488,592

Less:
Net deferred loan fees and discounts					(701)

Total non-acquired loans, net of fees					$487,891

The following tables present our non-acquired commercial real estate loans by type and region at March 31, 2011 and December 31, 2010:

	March 31, 2011
(dollars in thousands)	Klamath/ Lake	Central Oregon	Rogue	Three Rivers	Total

Non-acquired commercial real estate loans
1-4 family development	$175	$1,813	$2,772	$—	$4,760
Hospitality	67	3,156	13,010	—	16,233
Manufacturing/warehouse	122	10,763	2,822	—	13,707
Office/retail	4,124	37,326	15,039	—	56,489
Other income producing	2,684	2,988	937	164	6,773
Land development-commercial	4,909	8,438	3,474	—	16,821
Land development-residential	3,945	7,144	6,114	—	17,203
Owner occupied	24,447	45,663	14,127	—	84,237
Secured commercial	—	359	141	—	500
Secured municipal	10,500	—	—	—	10,500

Total	$50,973	$117,650	$58,436	$164	$227,223

	December 31, 2010
(dollars in thousands)	Klamath/ Lake	Central Oregon	Rogue	Three Rivers	Total

Non-acquired commercial real estate loans
1-4 family development	$177	$1,826	$2,747	$—	$4,750
Hospitality	70	3,515	13,222	—	16,807
Manufacturing/warehouse	124	10,873	2,842	—	13,839
Office/retail	3,763	37,613	10,029	—	51,405
Other income producing	2,718	3,214	958	—	6,890
Land development-commercial	4,597	8,277	3,207	500	16,581
Land development-residential	3,954	7,157	6,540	—	17,651
Owner occupied	24,696	46,171	14,630	85	85,582
Secured commercial	—	369	1,437	—	1,806
Secured municipal	11,100	—	—	—	11,100

Total	$51,199	$119,015	$55,612	$585	$226,411

The following table presents our acquired commercial real estate loans by type at March 31, 2011 and December 31, 2010, all of which are in our Three Rivers region:

(dollars in thousands)	March 31, 2011	December 31, 2010

Acquired commercial real estate loans(1)
1-4 family development	$11,498	$11,561
Hospitality	2,219	2,240
Manufacturing/warehouse	2,581	2,756
Office/retail	18,265	18,426
Other income producing	18,674	19,060
Land development-commercial	2,458	2,436
Land development-residential	18,473	19,329
Owner occupied	45,619	46,200
Other commercial	543	547

Total	$120,330	$122,555

(1)	Acquired commercial real estate loans are shown using unpaid contractual balances and substantially all acquired loans are subject to loss-sharing agreements pursuant to which the FDIC will absorb 80% of losses and share in 80% of loss recoveries.

The following table presents our non-acquired commercial real estate loans by loan type and year of origination at December 31, 2010:

	December 31, 2010
(dollars in thousands)	Prior to 2000	2000-2004	2004-2005	2006-2007	2008-2009	2010	Total

Non-acquired commercial real estate loans
1-4 family development	$—	$133	$327	$2,977	$1,072	$241	$4,750
Hospitality	—	3,032	1,789	11,432	554	—	16,807
Manufacturing/warehouse	—	51	6,108	5,880	1,667	133	13,839
Office/retail	1,583	2,606	18,930	21,430	3,670	3,186	51,405
Other income producing	18	1,710	2,082	932	1,503	645	6,890
Land development-commercial	—	—	537	5,508	9,046	1,490	16,581
Land development-residential	67	—	3,744	8,569	5,021	250	17,651
Owner occupied	3,096	10,528	27,197	26,629	12,087	6,045	85,582
Secured commercial	—	141	—	370	1,295	—	1,806
Secured municipal	—	—	—	—	10,501	599	11,100

Total	$4,764	$18,201	$60,714	$83,727	$46,416	$12,589	$226,411

The following table presents our acquired commercial real estate loans by loan type and year of origination at December 31, 2010:

	December 31, 2010
(dollars in thousands)	Prior to 2000	2000-2004	2004-2005	2006-2007	2008-2009	2010	Total

Acquired commercial real estate loans(1)
1-4 family development	$—	$149	$1,195	$685	$7,559	$1,973	$11,561
Hospitality	—	—	1,071	—	1,169	—	2,240
Manufacturing/warehouse	—	270	373	—	2,006	107	2,756
Office/retail	—	2,307	2,174	5,194	7,267	1,484	18,426
Other income producing	232	933	1,499	2,819	8,221	5,356	19,060
Land development-commercial	—	—	—	84	1,500	852	2,436
Land development-residential	—	—	87	4,341	12,989	1,912	19,329
Owner occupied	1,171	2,201	6,727	9,427	18,593	8,081	46,200
Other commercial	—	—	419	15	113	—	547

Total	$1,403	$5,860	$13,545	$22,565	$59,417	$19,765	$122,555

(1)	Acquired commercial real estate loans are shown using unpaid contractual balances and substantially all acquired loans are subject to loss-sharing agreements pursuant to which the FDIC will absorb 80% of losses and share in 80% of loss recoveries.

The following table presents the contractual maturity of our non-acquired commercial real estate loans at December 31, 2010:

	At December 31, 2010				Loans over one year by rate sensitivity
(dollars in thousands)	One year or less	One through five years	Over five years	Total	Fixed rate	Floating rate

Non-acquired commercial real estate loans
1-4 family development	$2,477	$319	$1,954	$4,750	$2,018	$255
Hospitality	11,772	5,035	—	16,807	5,035	—
Manufacturing/warehouse	798	11,025	2,016	13,839	3,677	9,364
Office/retail	7,397	30,222	13,786	51,405	31,077	12,931
Other income producing	1,570	4,481	839	6,890	3,778	1,542
Land development-commercial	5,877	8,100	2,604	16,581	10,347	357
Land development-residential	17,301	283	67	17,651	130	220
Owner occupied	9,132	49,564	26,886	85,582	41,290	35,160
Secured commercial	1,806	—	—	1,806	—	—
Secured municipal	600	10,500	—	11,100	—	10,500

Total	$58,730	$119,529	$48,152	$226,411	$97,352	$70,329

The following table presents the contractual maturity of our acquired commercial real estate loans at December 31, 2010:

	At December 31, 2010				Loans over one year by rate sensitivity
(dollars in thousands)	One year or less	One through five years	Over five years	Total	Fixed rate	Floating rate

Acquired commercial real estate loans(1)
1-4 family development	$1,038	$7,343	$3,180	$11,561	$7,504	$3,019
Hospitality	—	—	2,240	2,240	952	1,288
Manufacturing/warehouse	158	107	2,491	2,756	1,038	1,560
Office/retail	18	283	18,125	18,426	4,339	14,069
Other income producing	5,432	1,446	12,182	19,060	340	13,288
Land development-commercial	84	2,352	—	2,436	2,352	—
Land development-residential	7,425	2,255	9,649	19,329	2,283	9,621
Owner occupied	1,097	9,922	35,181	46,200	12,401	32,702
Other commercial	434	113	—	547	113	—

Total	$15,686	$23,821	$83,048	$122,555	$31,322	$75,547

(1)	Acquired commercial real estate loans are shown using unpaid contractual balances and substantially all acquired loans are subject to loss-sharing agreements pursuant to which the FDIC will absorb 80% of losses and share in 80% of loss recoveries.

Yield on loan portfolio

The following table presents the current weighted interest rates on our loans by type at March 31, 2011:

	March 31, 2011
(dollars in thousands)	Amount	Weighted rate

Non-acquired loans
Commercial real estate
Owner occupied	$82,098	6.46%
Non-owner occupied	91,021	6.46%
Construction, acquisition and development	54,104	6.63%
Residential real estate
Multi-family	8,399	5.54%
1-4 family	22,679	5.62%
Construction, acquisition and development	6,011	7.13%
Commercial and industrial	125,672	5.90%
Agriculture	63,727	6.14%
Consumer
Term loans	6,103	6.66%
Home equity lines of credit	17,659	6.48%
Personal lines of credit	8,089	4.84%

	485,562	6.20%

Less:
Net deferred loan fees and discounts	(625)

Total non-acquired loans, net of fees	$484,937

Acquired loans(1)
Commercial real estate	$120,332	5.76%
Residential real estate	29,970	5.35%
Commercial and industrial	22,800	5.59%
Consumer	11,377	6.05%

Total acquired loans	$184,479	5.69%

(1)	Acquired loans with a carrying value of $158,550 are shown using unpaid contractual balances and substantially all acquired loans are subject to loss-sharing agreements pursuant to which the FDIC will absorb 80% of losses and share in 80% of loss recoveries.

Credit risk management

We seek to manage asset quality and control credit risk by diversifying our loan portfolio and by applying policies designed to promote sound underwriting and loan monitoring practices. The Bank’s credit group is charged with monitoring asset quality, establishing credit policies and procedures, and enforcing the consistent application of these policies and procedures across the organization. As part of that risk management process, we maintain our allowance for loan losses at a level that management deems adequate to absorb loan losses inherent in our loan portfolio. When evaluating credit risk, management considers various factors, including loan size, contractual terms, borrower capacity, loan product features, available guarantor support, and the characteristics and availability of underlying collateral. Credit risk can also be significantly affected by the current and future economic environment and the degree of asset diversification among industry, geography and loan type.

Our credit risk management process is governed by comprehensive credit policies, assigned lending limits, credit underwriting, risk monitoring, and ongoing loan reviews and audit processes. In addition, regulatory examiners review and perform detailed tests of credit underwriting, loan administration, and allowance processes. Credit risk is administered on a regional basis within assigned lending limit parameters. Regional Credit Administrators report directly to our Chief Credit Officer, who reports to our President and Chief Executive Officer. The Bank’s loan committee is established by the Bank’s board of directors and seeks to ensure effective credit risk management, provide oversight of the allowance for loan losses, develop and oversee the loan policy, and ensure sound implementation of lending strategies. Loan Committee membership consists of two appointed non-employee members of the Bank’s board of directors, our executive officers, and the Bank’s regional credit administrators.

Our loan portfolio consists of acquired and non-acquired loans. Our objective is to maintain a prudent balance in our loan portfolio structure and within lending policies approved by the Bank’s board of directors. The acquired loan portfolio does not currently exhibit the diversity of our non-acquired portfolio. The lack of diversity within the acquired loan portfolio is mitigated by the loss-sharing agreements with the FDIC.

We routinely review our commercial real estate loans, including by stress testing. These reviews are being performed on both our non-owner and owner occupied loans to ensure the accuracy of risk ratings, and to monitor performance of our borrowers. Our internal risk rating system is reviewed and tested periodically by an independent third party credit review firm. The testing process involves the evaluation of a sample of loans, including loans that we have identified as possessing potential weakness in credit quality, past due loans and non-accrual loans, to determine the ongoing effectiveness of our internal grading system.

Asset quality

A loan is considered impaired when it is probable that all interest and principal payments will not be collected in accordance with the contractual terms. We regularly review our loan portfolio to identify loans that are considered potentially impaired. In considering whether a loan is impaired, management evaluates available cash flows and collateral. Impairment for loans deemed collateral dependent is measured as the difference between the book balance and the fair value of the collateral, less the estimated selling costs. Impairment for loans that are not collateral dependent is measured as the difference between the book balance and the discounted value of all expected future cash flows, based on the original effective interest rate. If the shortfall is deemed permanent, the amount of the shortfall will be charged off. If the shortfall is deemed to be temporary, a specific allowance is included in the allowance for loan losses for the amount of the shortfall. As of March 31, 2011, December 31, 2010 and 2009, all impaired loans other than performing TDRs were on non-accrual status, determined to be collateral dependent, and have been written down to the estimated fair value of the underlying collateral, less estimated holding and selling costs.

Management continuously evaluates the loan portfolio to assess credit quality and to determine appropriate loan classifications and risk ratings. We use the following risk rating definitions to assess risk within the portfolio:

•

Pass.    The borrower is considered creditworthy and has the ability to repay the debt in the normal course of business. The bank uses six levels of grading within the pass category based on the underlying characteristics of the loan.

•

Special mention.    The loan is currently protected but has the potential to deteriorate to a Substandard rating and is traditionally regarded as a “Watch List” loan. The borrower’s financial performance may be inconsistent or below forecast, creating the possibility of liquidity problems and deteriorating debt service coverage. The borrower may have little depth of management and may not have a consistent, long-term operating history or history with the Bank. Other typical characteristics include inadequate current financial information, marginal capitalization and susceptibility to negative industry trends. The primary source of repayment is still considered good, but there is increasing reliance on collateral or guarantors support. Although these loans are performing, adverse trends have developed in the borrower’s operations and/or balance sheet. Collectability of the loan is not yet in jeopardy, but there is concern about the timely repayment.

•

Substandard.    The loan is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged. There are well defined weaknesses that are jeopardizing the repayment of the debt. The Bank could sustain some loss if the deficiencies are not corrected however, at this point in time, no loss of principal is anticipated.

•

Doubtful.    The loan has the weaknesses of those in the Substandard class, one or more of which make collection or liquidation in full highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the loan, its classification as a loss is deferred until a more exact status may be determined. Pending factors include proposed capital increase, new collateral, refinancing plans, or liquidation procedures. Loans in this class are carried on a non-accrual basis with payments applied to principal.

Loans are classified as non-accrual when collection of principal or interest is doubtful—generally if they are past due as of maturity or payment of principal or interest by 90 days or more—unless these loans are well-secured and in the process of collection. Additionally, all non-acquired loans that are impaired are considered for non-accrual status. When a loan is placed on non-accrual status, accrued interest is reversed against interest income and all future payments are applied using the cash method until such time that it is reasonably assured that all future payments will made in accordance with the loan’s contractual terms.

Non-performing assets include loans past due 90 days or more and still accruing interest, non-accrual loans, loans renegotiated in troubled debt restructurings and OREO. Troubled debt restructurings are loans on which we have granted a concession on the interest rate or original repayment terms due to financial difficulties of the borrower that we would not otherwise consider. OREO consists of real property acquired through foreclosure on the collateral underlying defaulted loans. We initially record OREO at fair value less estimated costs to sell by a charge against the allowance for loan losses, if necessary. Estimated losses that result from the ongoing periodic valuation of OREO properties are charged to earnings in the period in which they are identified.

Unimpaired loans are categorized into loan pools based on various factors such as product type, risk type, or risk concentration. For each loan pool, the Bank estimates the possible loss based on factors such as actual historical loss rates, industry loss rates, delinquency trends, economic trends, and other factors deemed appropriate. In addition, the Bank’s regulators, as an integral part of the examination process, review the allowance for loan losses and may require additions to the allowance for loan losses based on their judgment about information available at the time of their examinations.

Our policy with respect to non-performing loans requires the borrower to make a minimum of 12 consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status. Further, the borrower must show capacity to continue performing into the future prior to restoration to accrual status.

Loans are classified as TDRs when modifications are made to the loan terms and concessions are granted to borrowers experiencing financial difficulty. We only restructure loans for borrowers that have designed a viable business plan to fully pay off all obligations, including outstanding debt, interest and fees, either by generating additional income from the business or through liquidation of assets. Generally, these loans are restructured to provide the borrower additional time to execute upon their plans. With respect to restructured loans, we grant concessions by reduction of the stated interest rate for a specified period of time up to the remaining original life of the debt or by extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. We do not generally grant concessions through forgiveness of principal or accrued interest. Restructured loans where a concession has been granted through extension of the maturity date generally include extension of payments in an interest only period and extension of payments through a forbearance agreement. These extended payment terms are also combined with a reduction of the stated interest rate in certain cases.

Non-performing assets

Non-acquired, non-performing assets, which include non-acquired, non-accrual loans; non-acquired loans past due greater than 90 days and accruing; non-acquired performing TDRs; and non-acquired OREO, totaled $32.5 million, or 3.83% of total assets, at March 31, 2011, compared to $23.9 million, or 3.97% of total assets, at December 31, 2010 and $19.0 million, or 2.24% of total assets, at December 31, 2009.

Non-acquired, non-performing loans, which include non-acquired, non-accrual loans; non-acquired accruing loans past due over 90 days; and non-acquired performing TDRs, totaled $29.1 million, or 4.56% of non-acquired total loans, at March 31, 2011, compared to $19.9 million or 4.12% of total non-acquired loans, at December 31, 2010, and $16.0 million, or 2.47% of total non-acquired loans, at December 31, 2009.

The following table summarizes our non-acquired, non-performing assets as of March 31, 2011 and December 31, 2010, 2009, 2008, 2007 and 2006:

	March 31, 2011	December 31,
(dollars in thousands)		2010	2009	2008	2007	2006

Non-acquired loans on non-accrual status	$20,732	$12,763	$9,652	$1,824	$655	$1,396
Non-acquired loans past due greater than 90 days and accruing	1,924	1,038	23	1,695	746	650
Non-acquired performing troubled debt restructurings	6,464	6,065	10,373	21	—	92

Total non-acquired non-performing loans	29,120	19,866	20,048	3,540	1,401	2,138
Non-acquired OREO	3,421	4,007	2,977	1,485	189	5

Total non-acquired non-performing assets	$32,541	$23,873	$23,025	$5,025	$1,590	$2,143

Allowance for loan losses as a percent of non-acquired non-performing loans	38.34%	34.21%	55.48%	189.80%	376.66%	247.43%
Non-acquired non-accrual loans to total loans	3.24%	1.97%	1.97%	0.36%	0.13%	0.30%
Non-acquired non-performing loans to total non-acquired loans	6.00%	4.07%	4.10%	0.70%	0.28%	0.46%
Non-acquired non-performing assets to total assets	3.83%	2.82%	3.80%	0.82%	0.27%	0.38%

In addition to the non-performing, non-acquired loans included in the non-acquired, non-performing assets table above, as of March 31, 2011, we had potential problem loans of $44.2 million. Potential problem loans consist of performing non-acquired loans that have been internally risk classified due to uncertainties regarding the borrowers’ ability to continue to comply with the contractual repayment terms of the loans. Although these loans have been identified as potential non-performing loans, they may never become delinquent, non-performing or impaired. As of March 31, 2011, none of these loans were more than 90 days past due and all of these loans were still accruing. Additionally, these loans are generally secured by commercial real estate or other assets, thus reducing the potential for loss should they become non-performing. Potential problem loans are considered in the determination of our allowance for loan losses.

The following table presents acquired, non-performing assets as of March 31, 2011 and December 31, 2010:

(dollars in thousands)	March 31, 2011	December 31, 2010

Acquired loans on non-accrual status	$25,474	$25,586
Acquired loans past due greater than 90 days and accruing	2,835	6,441
Acquired performing troubled debt restructurings	7,458	7,593

Total acquired non-performing loans(1)	35,767	39,620
Covered OREO(2)	5,736	5,709

Total acquired non-performing assets	$41,503	$45,329

Acquired non-performing loans to total loans	6.49%	7.01%
Acquired non-performing assets to total assets	4.89%	5.36%

(1)	Acquired non-performing loans shown using the unpaid contractual balance. The credit risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses incurred.

(2)	Covered OREO shown at its net carrying value. The risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses incurred.

The following tables present non-acquired, non-accrual loans and non-acquired OREO by loan type and region as of March 31, 2011 and December 31, 2010:

	March 31, 2011
(dollars in thousands)	Klamath/ Lake	Central Oregon	Rogue	Three Rivers	Total

Non-acquired loans on non-accrual status:
Commercial real estate
Owner occupied	$3,887	$187	$263	$—	$4,337
Non-owner occupied	—	—	—	—	—
Construction, acquisition and development	—	2,239	722	—	2,961
Residential real estate
Multi-family	—	—	—	—	—
1-4 family	2,730	—	—	—	2,730
Construction, acquisition and development	295	—	—	—	295
Commercial and industrial	80	180	162	—	422
Agriculture	—	—	8,994	—	8,994
Consumer
Term loans	—	—	—	—	—
Home equity lines of credit	742	—	—	—	742
Personal lines of credit	251	—	—	—	251

Total non-acquired non-accrual loans	$7,985	$2,606	$10,141	$—	$20,732

Non-acquired OREO:
Commercial real estate
Owner occupied	$—	$—	$—	$—	$—
Non-owner occupied	—	—	—	—	—
Construction, acquisition and development	—	977	766	—	1,743
Residential real estate
Multi-family	—	—	—	—	—
1-4 family	500	—	—	—	500
Construction, acquisition and development	409	—	—	—	409
Commercial and industrial	—	24	—	—	24
Agriculture	—	511	—	—	511
Consumer
Term loans	—	—	—	—	—
Home equity lines of credit	—	—	234	—	234
Personal lines of credit	—	—	—	—	—

Total non-acquired OREO	$909	$1,512	$1,000	$—	$3,421

	December 31, 2010
(dollars in thousands)	Klamath/ Lake	Central Oregon	Rogue	Three Rivers	Total

Non-acquired loans on non-accrual status:
Commercial real estate
Owner occupied	$3,912	$187	$—	$—	$4,099
Non-owner occupied	—	187	—	—	187
Construction, acquisition and development	—	2,239	932	—	3,171
Residential real estate
Multi-family	—	—	—	—	—
1-4 family	2,749	—	—	—	2,749
Construction, acquisition and development	441	—	—	—	441
Commercial and industrial	233	192	638	—	1,063
Agriculture	—	—	—	—	—
Consumer
Term loans	—	—	—	—	—
Home equity lines of credit	788	—	17	—	805
Personal lines of credit	247	1	—	—	248

Total non-acquired non-accrual loans	$8,370	$2,806	$1,587	$—	$12,763

Non-acquired OREO:
Commercial real estate
Owner occupied	$—	$—	$—	$—	$—
Non-owner occupied	—	—	—	—	—
Construction, acquisition and development	—	1,124	946	—	2,070
Residential real estate
Multi-family	—	—	—	—	—
1-4 family	506	—	—	—	506
Construction, acquisition and development	467	—	—	—	467
Commercial and industrial	—	33	176	—	209
Agriculture	—	518	—	—	518
Consumer
Term loans	—	—	—	—	—
Home equity lines of credit	—	—	237	—	237
Personal lines of credit	—	—	—	—	—

Total non-acquired OREO	$973	$1,675	$1,359	$—	$4,007

The following table presents acquired, non-accrual loans and covered OREO by type as of March 31, 2011 and December 31, 2010, which were all originated in our Three Rivers region:

(dollars in thousands)	March 31, 2011	December 31, 2010

Acquired loans on non-accrual status(1):
Commercial real estate	$21,888	$22,660
Residential real estate	1,364	$952
Commercial and industrial	1,001	$770
Consumer	1,221	$1,204

Total acquired non-accrual loans	$25,474	$25,586

Covered OREO(2):
Commercial real estate	$1,970	$1,965
Residential real estate	3,766	3,744
Commercial and industrial	—	—
Consumer	—	—

Total covered OREO	$5,736	$5,709

(1)	Acquired non-accrual loans shown using the unpaid contractual balance. The credit risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses incurred.

(2)	Covered OREO shown at its net carrying value. The risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses incurred.

Delinquent non-acquired loans by loan type consisted of the following at March 31, 2011 and December 31, 2010:

	March 31, 2011
(dollars in thousands)	30-59 Days past due	60-89 Days past due	Greater than 90 days and accruing	Total past due	Non-accrual	Current	Total

Non-acquired loans
Commercial real estate
Owner occupied	$—	$747	$866	$1,613	$4,337	$76,148	$82,098
Non-owner occupied	99	—	—	99	—	90,922	91,021
Construction, acquisition and development	—	—	1,038	1,038	2,961	50,105	54,104
Residential real estate
Multi-family	—	—	—	—	—	8,399	8,399
1-4 family	51	—	20	71	2,730	19,878	22,679
Construction, acquisition and development	—	—	—	—	295	5,716	6,011
Commercial and industrial	162	—	—	162	422	125,088	125,672
Agriculture	513	—	—	513	8,994	54,220	63,727
Consumer
Term loans	—	—	—	—	—	6,103	6,103
Home equity lines of credit	—	—	—	—	742	16,917	17,659
Personal lines of credit	78	11	—	89	251	7,749	8,089

Total non-acquired loans	$903	$758	$1,924	$3,585	$20,732	$461,245	485,562

Less:
Net deferred loan fees and discounts							(625)

Total non-acquired loans, net of fees							$484,937

	December 31, 2010
(dollars in thousands)	30-59 Days past due	60-89 Days past due	Greater than 90 days and accruing	Total past due	Non-accrual	Current	Total

Non-acquired loans
Commercial real estate
Owner occupied	$1,461	$155	$—	$1,616	$4,099	$77,901	$83,616
Non-owner occupied	—	—	—	—	187	89,370	89,557
Construction, acquisition and development	—	—	1,038	1,038	3,171	49,029	53,238
Residential real estate
Multi-family	—	—	—	—	—	8,448	8,448
1-4 family	563	—	—	563	2,749	16,987	20,299
Construction, acquisition and development	418	—	—	418	441	6,177	7,036
Commercial and industrial	11	—	—	11	1,063	126,147	127,221
Agriculture	—	—	—	—	—	66,734	66,734
Consumer
Term loans	—	—	—	—	—	6,311	6,311
Home equity lines of credit	60	16	—	76	805	17,090	17,971
Personal lines of credit	110	53	—	163	248	7,750	8,161

Total non-acquired loans	$2,623	$224	$1,038	$3,885	$12,763	$471,944	488,592

Less:
Net deferred loan fees and discounts							(701)

Total non-acquired loans, net of fees							$487,891

Delinquent acquired loans by loan type consisted of the following at March 31, 2011 and December 31, 2010:

	March 31, 2011
(dollars in thousands)	30-59 Days past due	60-89 Days past due	Greater than 90 days and accruing	Total past due	Non-accrual	Current	Total

Acquired loans(1)
Commercial real estate	$2,869	$2,100	$1,473	$6,442	$21,889	$92,001	$120,332
Residential real estate	704	—	—	704	1,364	27,902	29,970
Commercial and industrial	298	—	1,187	1,485	1,001	20,314	22,800
Consumer	33	556	175	764	1,221	9,392	11,377

Total acquired loans	$3,904	$2,656	$2,835	$9,395	$25,475	$149,609	$184,479

	December 31, 2010
(dollars in thousands)	30-59 Days past due	60-89 Days past due	Greater than 90 days and accruing	Total past due	Non-accrual	Current	Total

Acquired loans(1)
Commercial real estate	$800	$1,100	$5,476	$7,376	$22,660	$92,519	$122,555
Residential real estate	—	414	—	414	952	29,470	30,836
Commercial and industrial	281	—	964	1,245	770	21,374	23,389
Consumer	224	49	—	273	1,204	10,398	11,875

Total acquired loans	$1,305	$1,563	$6,440	$9,308	$25,586	$153,761	$188,655

(1)	Acquired loans shown using the unpaid contractual balance. The credit risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses incurred.

The increasing level of non-performing loans beginning in 2009 is concentrated in four major client relationships and directly related to difficult economic conditions in our regions. We consider the elevated levels of non-performing loans to be non-systemic to the Bank. The majority of our non-performing loans originated in the Central Oregon region.

At March 31, 2011, our non-acquired OREO consisted of 27 residential lots, nine single family residences and one agricultural property located throughout the Klamath/Lake, Central Oregon and Rogue regions. Our covered OREO consisted of one single family residence, one residential lot, four commercial buildings and five partially developed 1-4 family residential properties. The covered OREO is covered by 80% loss-sharing agreements with the FDIC and is carried at its covered amount less its unamortized purchase accounting discount, which was approximately 48% at March 31, 2011.

Delinquent non-acquired loans over 90 days at March 31, 2011, were concentrated in two large credit facilities, both located in Central Oregon. After March 31, 2011, we reduced one credit facility totaling in excess of $1.0 million by over $0.6 million in principal repayments with the balance re-evaluated at the time of repayment and risk rated a Pass credit. The second delinquent credit facility is well-secured and continues to be carried on an accrual basis based on our expectation that improving payment performance will resolve the delinquency in an acceptable time frame. Substantially all acquired delinquent loans are covered by 80% loss-sharing agreements with the FDIC and are carried at their unpaid principal balances less their unamortized purchase accounting discount.

Troubled debt restructurings (TDRs)

At March 31, 2011, non-acquired loans that were considered TDRs totaled $6.5 million, compared to $6.1 million at December 31, 2010 and $10.4 million at December 31, 2009. There are no commitments to lend additional funds to borrowers whose loans are considered to be TDRs at March 31, 2011, December 31, 2010 or 2009.

The following tables present non-acquired TDRs by type and region as of March 31, 2011 and December 31, 2010:

	March 31, 2011
(dollars in thousands)	Klamath/ Lake	Central Oregon	Rogue	Three Rivers	Total

Non-acquired TDRs
Commercial real estate
Owner occupied	$—	$236	$—	$—	$236
Non-owner occupied	—	184	—	—	184
Construction, acquisition and development	—	366	412	—	778
Real estate
Multi-family	—	—	3,716	—	3,716
1-4 family	878	—	—	—	878
Construction, acquisition and development	147	—	—	—	147
Commercial and industrial	—	68	—	—	68
Agriculture					—
Consumer
Term loans	—	—	—	—	—
Home equity lines of credit	457	—	—	—	457
Personal lines of credit	—	—	—	—	—

Total non-acquired TDRs	$1,482	$854	$4,128	$—	$6,464

	December 31, 2010
(dollars in thousands)	Klamath/ Lake	Central Oregon	Rogue	Three Rivers	Total

Non-acquired TDRs
Commercial real estate
Owner occupied	$—	$236	$—	$—	$236
Non-owner occupied	—	184	—	—	184
Construction, acquisition and development	—	366	—	—	366
Real estate
Multi-family	—	—	3,717	—	3,717
1-4 family	880	—	—	—	880
Construction, acquisition and development	147	—	—	—	147
Commercial and industrial	10	68	—	—	78
Agriculture					—
Consumer
Term loans					—
Home equity lines of credit	457	—	—	—	457
Personal lines of credit	—	—	—	—	—

Total non-acquired TDRs	$1,494	$854	$3,717	$—	$6,065

All of our acquired TDRs are in the Three Rivers region. The following table presents acquired TDRs by type as of March 31, 2011 and December 31, 2010:

(dollars in thousands)	March 31, 2011	December 31, 2010

Acquired TDRs(1)
Commercial real estate	$5,458	$5,095
Residential real estate	1,012	1,013
Commercial and industrial	37	534
Consumer	951	951

Total acquired TDRs	$7,458	$7,593

(1)	Acquired TDRs shown using the unpaid contractual balance. The credit risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses incurred.

While our repayment experience with TDRs has been mixed, loan modification has proven to be a useful tool in some situations to protect collateral values and allow borrowers additional time to execute upon defined business plans. In situations where a troubled debt restructuring is unsuccessful and the borrower is unable to comply with terms of the restructured agreement, the loan is placed on non-accrual status and written down to the underlying collateral value.

Allowance for loan losses

The allowance for loan losses is established and increased through a provision for loan losses charged to expense and reduced by net loan charge-offs. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. In determining the allowance for loan losses, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on evaluations of the collectability of loans, the level and trends of delinquent, non-accrual and classified assets, and prior loan loss experience, including historical loss rates. The evaluations take into consideration factors such as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, changes in the quality of lending and credit administration staff, and economic conditions that may affect the borrower’s ability to pay. Bank regulators, as a regular part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of the examinations.

Management continuously monitors credit quality within the loan portfolio to determine an appropriate level of allowance for loan losses. Determining the appropriateness of the allowance is complex and requires management to make judgments about matters that are inherently uncertain. Future evaluations may result in significant changes in the allowance for loan losses.

The allowance for loan losses was $11.2 million, or 2.3% of non-acquired loans, at March 31, 2011, compared to $11.1 million, or 2.3% of non-acquired loans, at December 31, 2010, and $6.7 million, or 1.4% of non-acquired loans, at December 31, 2009. We have not experienced material credit deterioration in the acquired loan pools since the acquisition date, and any additional impairment has been recognized through provision for loan loss expense. Consequently, there was no allowance for loan losses as of March 31, 2011, or December 31, 2010, on acquired loans.

The following tables present the allowance for loan losses by loan class for the periods indicated:

	March 31,			December 31,
	2011			2010			2009
(dollars in thousands)	Amount	% of allowance to total	Loan category as a % of total loans	Amount	% of allowance to total	Loan category as a % of total loans	Amount	% of allowance to total	Loan category as a % of total loans

Commercial real estate	$4,651	41.65%	46.80%	$4,089	36.76%	46.34%	$2,072	30.84%	46.74%
Residential real estate	1,046	9.37%	7.64%	1,454	13.07%	7.32%	698	10.39%	7.79%
Commercial and industrial	3,547	31.77%	25.88%	3,684	33.12%	26.04%	742	11.04%	25.80%
Agriculture	1,579	14.14%	13.12%	1,348	12.12%	13.66%	455	6.77%	12.84%
Consumer	343	3.07%	6.56%	548	4.93%	6.64%	252	3.75%	6.83%
Unallocated(1)	—	0.00%	0.00%	—	0.00%	0.00%	2,500	37.21%	0.00%

Total	$11,166	100.00%	100.00%	$11,123	100.00%	100.00%	$6,719	100.00%	100.00%

	December 31,

	2008			2007			2006
(dollars in thousands)	Amount	% of allowance to total	Loan category as a % of total loans	Amount	% of allowance to total	Loan category as a % of total loans	Amount	% of allowance to total	Loan category as a % of total loans

Commercial real estate	$2,004	37.05%	45.41%	$957	18.09%	44.44%	$774	15.61%	46.73%
Residential real estate	627	8.79%	9.86%	86	1.63%	9.41%	244	4.92%	9.19%
Commercial and industrial	574	11.01%	27.61%	550	10.40%	31.18%	753	15.18%	29.00%
Agriculture	215	4.09%	10.48%	407	7.69%	9.10%	517	10.42%	10.85%
Consumer	240	4.55%	6.64%	486	9.19%	5.87%	332	6.69%	4.23%
Unallocated(1)	1,617	34.51%	0.00%	2,804	53.00%	0.00%	2,340	47.18%	0.00%

Total	$5,277	100.00%	100.00%	$5,290	100.00%	100.00%	$4,960	100.00%	100.00%

(1)	During 2010 and the first quarter of 2011, we refined the methodology for determining the allocated components of the allowance for loan losses. This refinement included improved evaluation of qualitative risk factors internal and external to us and use of a migration analysis of historical loan losses, and resulted in a reallocation among specific loan categories and the allocation of previously unallocated allowance amounts to specific loan categories. As a result, allocation of the allowance for loan losses prior to 2010 is not directly comparable to the 2010 and 2011 presentation.

The following table presents activity in our allowance for loan losses for the periods indicated:

	March 31, 2011	December 31,
(dollars in thousands)		2010	2009	2008	2007	2006

Allowance for loan losses, beginning of year	$11,123	$6,719	$5,277	$5,290	$4,960	$4,369
Provision for loan losses	1,525	8,881	6,755	595	115	333
Charge-offs
Non-acquired loan charge-offs
Commercial real estate	(397)	(1,386)	(4,145)	(11)	—	—
Residential real estate	(101)	(2,192)	(401)	—	—	—
Commercial and industrial	(542)	(342)	(458)	(617)	—	(2)
Agriculture	—	(225)	—	(33)	(56)	—
Consumer	(319)	(351)	(416)	(79)	(18)	(8)

Total non-acquired loan charge-offs	(1,359)	(4,496)	(5,420)	(740)	(74)	(10)
Total acquired loan charge-offs	(133)	(53)	—	—	—	—

Total charge-offs	(1,492)	(4,549)	(5,420)	(740)	(74)	(10)

Recoveries
Non-acquired loan recoveries
Commercial real estate	—	8	—	—	—	—
Residential real estate	—	9	—	—	—	—
Commercial and industrial	1	9	38	6	17	12
Agriculture	—	5	—	17	—	—
Consumer	9	41	69	109	272	256

Total recoveries—non-acquired loans	10	72	107	132	289	268
Total recoveries—acquired loans	—	—	—	—	—	—

Total recoveries	10	72	107	132	289	268

Net (charge-offs) recoveries	(1,482)	(4,477)	(5,313)	(608)	215	258

Allowance for loan losses, end of year	$11,166	$11,123	$6,719	$5,277	$5,290	$4,960

Ratio of net charge-offs (recoveries) to average non-acquired loans	0.31%	0.93%	1.07%	0.12%	(0.04% )	(0.06% )
Ratio of provision for loan losses to average non-acquired loans	2.30%	2.30%	1.36%	1.05%	1.10%	1.15%
Recoveries as a percentage of charge-offs	0.67%	1.58%	1.97%	17.84%	390.54%	2680.00%

The following tables present the composition of our non-acquired loans by risk rating as of March 31, 2011 and as of December 31, 2010.

	March 31, 2011
(dollars in thousands)	Pass	Special mention	Substandard	Doubtful	Total

Non-acquired loans
Commercial real estate
Owner occupied	$64,703	$9,259	$7,060	$1,076	$82,098
Non-owner occupied	77,428	9,763	3,830	—	91,021
Construction, acquisition and development	43,763	4,797	3,305	2,239	54,104
Residential real estate
Multi-family	4,077	605	3,717	—	8,399
1-4 family	19,389	9	3,281	—	22,679
Construction, acquisition and development	4,526	232	1,006	247	6,011
Commercial and industrial	86,240	17,926	21,084	422	125,672
Agriculture	53,250	1,234	9,243	—	63,727
Consumer
Term loans	6,103	—	—	—	6,103
Home equity lines of credit	14,897	350	1,955	457	17,659
Personal lines of credit	7,838	—	246	5	8,089

Total	$382,214	$44,175	$54,727	$4,446	485,562

Less:
Net deferred loan fees and discounts					(625)

Total non-acquired loans, net of fees					$484,937

	December 31, 2010
(dollars in thousands)	Pass	Special mention	Substandard	Doubtful	Total

Non-acquired loans
Commercial real estate
Owner occupied	$66,441	$8,997	$7,078	$1,100	$83,616
Non-owner occupied	81,081	4,709	3,580	187	89,557
Construction, acquisition and development	44,466	3,850	2,683	2,239	53,238
Residential real estate
Multi-family	3,968	763	3,717	—	8,448
1-4 family	16,845	128	3,326	—	20,299
Construction, acquisition and development	1,390	—	5,253	393	7,036
Commercial and industrial	87,711	15,499	23,613	398	127,221
Agriculture	54,828	1,226	10,680	—	66,734
Consumer
Term loans	6,294	—	17	—	6,311
Home equity lines of credit	15,131	—	2,035	805	17,971
Personal lines of credit	7,759	150	251	1	8,161

Total	$385,914	$35,322	$62,233	$5,123	488,592

Less:
Net deferred loan fees and discounts					(701)

Total non-acquired loans, net of fees					$487,891

The following tables present the composition of our acquired loans by risk rating as of March 31, 2011 and as of December 31, 2010.

	March 31, 2011
(dollars in thousands)	Pass	Special mention	Substandard	Doubtful	Total

Acquired loans(1)
Commercial real estate	$72,690	$4,930	$32,814	$9,898	$120,332
Residential real estate	26,688	349	1,569	1,364	29,970
Commercial and industrial	17,934	741	3,859	266	22,800
Consumer	9,981	—	195	1,201	11,377

Total acquired loans	$127,293	$6,020	$38,437	$12,729	$184,479

	December 31, 2010
(dollars in thousands)	Pass	Special mention	Substandard	Doubtful	Total

Acquired loans(1)
Commercial real estate	$75,615	$3,806	$33,236	$9,898	$122,555
Residential real estate	27,960	350	2,050	476	30,836
Commercial and industrial	19,095	53	4,211	30	23,389
Consumer	9,380	63	1,022	1,410	11,875

Total acquired loans	$132,050	$4,272	$40,519	$11,814	$188,655

(1)	Acquired loans shown using the unpaid contractual balance. The credit risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses incurred.

Investment securities

We manage our investment portfolio to support our liquidity needs and generate an appropriate yield, while meeting our risk tolerance and liquidity guidelines and satisfying the pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. We have identified all investment securities as “available-for-sale” and do not currently hold securities in “trading accounts” or “held-to-maturity” securities. Unrealized gains or losses, net of the deferred tax effect, on available-for-sale securities are reported as increases or decreases in accumulated other comprehensive income or loss, a component of shareholders’ equity.

Available-for-sale investment securities were $49.1 million at March 31, 2011, compared to $51.1 million at December 31, 2010 and $44.1 million at December 31, 2009.

The following table presents available-for-sale investment securities by major type as of March 31, 2011 and as of December 31, 2010, 2009 and 2008:

	March 31,		December 31,
	2011		2010		2009		2008
(dollars in thousands)	Amortized cost	Fair market value	Amortized cost	Fair market value	Amortized cost	Fair market value	Amortized cost	Fair market value

U.S. government agencies	$369	$391	$692	$709	$1,030	$1,039	$1,032	$1,030
Collateralized mortgage obligations	30,683	30,886	32,264	32,704	24,392	23,997	1,373	1,339
Corporate bonds	1,012	1,147	1,012	1,170	1,015	1,094	1,018	1,116
Municipal bonds	16,579	16,431	16,550	16,316	17,560	17,520	18,688	18,350
Equity securities	193	197	193	197	193	194	27,101	26,487
Mortgage backed securities	—	—	—	—	235	247	257	259

Total	$48,836	$49,052	$50,711	$51,096	$44,425	$44,091	$49,469	$48,581

The following table presents the book value, percentage of total securities (including available-for-sale investment securities and other securities) and average yield on investment securities as of March 31, 2011:

	March 31, 2011
(dollars in thousands)	Amortized cost	Estimated fair value	Yield(1)

U.S. Government and agency securities:
One year or less	$153	$155	4.16%
One to five years	—	—
Five to ten years	—	—
Over ten years	216	236	6.45%

Obligations of states and political subdivisions:
One year or less	70	70	6.46%
One to five years	321	328	6.44%
Five to ten years	5,880	6,028	6.64%
Over ten years	10,308	10,005	6.64%

Other securities:
One year or less	—	—
One to five years	1,012	1,147	7.25%
Five to ten years	—	—
Over ten years	—	—

Total debt securities	17,960	17,969
Other mortgaged-backed securities and collateralized mortgage obligations	30,683	30,886	2.80%
Equity securities	193	197
Restricted equity securities	5,256	5,256

Total securities	$54,092	$54,308

(1)	Yields shown on an annualized basis.

Investments with fair values that are less than amortized cost are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates. At each financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence of impairment may include industry analyst reports, credit market conditions, and interest rate trends. If negative evidence outweighs positive evidence that the carrying amount is recoverable within a reasonable period of time, the impairment is deemed to be other-than-temporary and the security is written down in the period in which this determination is made. For debt securities, if management intends to sell the security or it is likely that the Bank will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized in earnings as an other-than-temporary-impairment (OTTI). If management does not intend to sell the security and it is not likely that the Bank will be required to sell the security, but management does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized and reduce our earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to all other factors—the difference between the present value of the cash flows expected to be collected and fair value—is recognized as a charge to other comprehensive income. Impairment losses related to all other factors are presented as separate categories within other comprehensive income.

As of March 31, 2011, investment securities in our portfolio had fair values less than amortized cost and, therefore, contained unrealized losses of $0.6 million. The Bank has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. The decline in value is not related to any issuer-specific or industry-specific event. At March 31, 2011, December 31, 2010 and 2009, there were 24, 24 and 33 investment securities, respectively, with unrealized losses. The Bank anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

As of March 31, 2011, we had investment securities with fair values of $5.7 million that had been in a continuous loss position more than twelve months. Gross unrealized losses on these securities totaled $0.4 million as of March 31, 2011 and were primarily attributable to changes in interest rates.

As of March 31, 2011, investment securities with fair values of $26.2 million were pledged to secure public or other deposits as required by law.

Restricted equity securities held in settlement of loan

In 2008, we acquired 10,069 shares of JELD-WEN common stock valued at $7.2 million in settlement of a client’s defaulted, unsecured loan obligation. JELD-WEN common stock is inactively traded. The estimated value of the shares at the time of assignment was equivalent to the amount of principal and interest on a related loan to the client. During the year ended December 31, 2009, the Bank performed an evaluation of these shares and determined an other-than-temporary impairment of $2.1 million should be recognized. As of March 31, 2011, the carrying value of the shares was $5.1 million, which represents a share price of $507.63. Oregon law requires that stock acquired in settlement of a debt previously contracted be sold within two years of the date acquired. However, the DFCS may extend the time if it finds that an extension will not be detrimental to the public interest and will not contravene any other law. Although the DFCS has provided one extension of the time period during which we may hold the shares to January 23, 2012, there is no assurance that the DFCS will grant any further extensions. In addition, upon our acquisition of the shares, we entered into certain contractual restrictions on our ability to transfer them. Until December 23, 2011, we have agreed to provide the prior owner a right to repurchase the shares for an amount equal to the principal and interest that would have been then due under the original terms of the loan agreement with the Bank, and we have agreed not to sell the shares without the prior owner’s consent. From December 23, 2011, through December 23, 2013, the Bank has further agreed not to transfer these shares without first offering them to the prior owner. In May 2011, JELD-WEN conditionally offered to purchase outstanding shares of its common stock at $332 per share through a rights offering associated with JELD-WEN’s recapitalization plan. Management and the board of directors decided not to participate in the rights offering. Based upon this price, as of March 31, 2011, management and the Board determined that holding these shares provided the best potential for value realization. Upon completion of JELD-WEN’s recapitalization plan, we anticipate that the value of JELD-WEN common stock will improve and therefore management determined that the investment did not represent an additional other-than-temporary impairment.

Restricted equity securities

Restricted equity securities were $5.3 million at March 31, 2011 and at December 31, 2010, and consisted primarily of the Bank’s investment in the Federal Home Loan Bank of Seattle. The remaining restricted equity securities are shares of Pacific Coast Bankers’ Bancshares (PCBB) stock. PCBB’s subsidiary bank operates under a special purpose charter to provide wholesale correspondent banking services to depository institutions. By statute, 100% of PCBB’s outstanding stock is held by depository institutions that utilize its correspondent banking services.

FHLB stock is carried at par and does not have a readily determinable fair value. Ownership of FHLB stock is restricted to the FHLB and member institutions, and can only be purchased and redeemed at par. Although as of March 31, 2011, the FHLB of Seattle complied with all of its regulatory requirements (including the risk-based capital requirement), it remained classified as “undercapitalized” by the Federal Housing Finance Agency (“Finance Agency”). Under Finance Agency regulations, an FHLB that fails to meet any regulatory capital requirement may not declare a dividend or redeem or repurchase capital stock in excess of what is required for members’ current loans.

Management periodically evaluates FHLB stock for other-than-temporary or permanent impairment. Management’s determination of whether these investments are impaired is based on its assessment of the ultimate recoverability of cost rather than by recognizing temporary declines in value. We have determined there is not an other-than-temporary impairment on the FHLB stock investment as of March 31, 2011.

Investment in real estate joint venture

In 2008, we entered into a real estate joint venture with two other community banks headquartered in Oregon to recover defaulted loans each bank had incurred through separate credit arrangements to a single borrower. In exchange for release from all of the defaulted loans, the borrower initially formed and capitalized a limited liability company with 24.3 acres of real property located in Medford, Oregon, and planned for its development into 60 or more residential lots. We received preferred units in the joint venture limited liability company equivalent to the gross investment of our impaired loan divided by 100. As of March 31, 2011, our 38.8% equity interest in the joint venture limited liability company was valued at an expected net realizable value of $0.2 million. As of December 31, 2010 and 2009, our 38.8% equity interest in the joint venture limited liability company was valued at an expected net realizable value of $0.6 million. We recorded an impairment loss of $0.4 million during the first quarter of 2011 based on our evaluation of a new appraisal of the underlying real estate and had also recorded an impairment loss of $0.7 million during 2009 due to a decline in the expected net realizable value of the underlying real estate. In addition, we have advanced the joint venture limited liability company $2.7 million under a loan agreement which carries a 3% per annum interest rate and is payable from 38.8% of the cash proceeds arising from each sale of real estate owned by the joint venture. Our net investment in the joint venture limited liability company as of March 31, 2011, represented by our equity and debt interests, was $2.9 million. Realization of our net investment in the joint venture is dependent upon either a future bulk sale of the underlying property or its development into residential lots that may be marketed and sold to individual building contractors or real estate investors.

Deposits

We emphasize developing client relationships that involve utilizing all of our products and services, in part to increase our core deposit base, which is our primary funding source. Our deposits consist of non-interest-bearing and interest-bearing demand, savings, money market accounts and time deposit accounts.

Total deposits increased to $748.3 million as of March 31, 2011 from $741.8 million as of December 31, 2010. Total deposits at December 31, 2009 were $505.6 million. In 2010, we assumed $227.2 million (cost basis at the acquisition date) of deposit liabilities in the FDIC-assisted acquisition of Home Valley Bank.

The following table summarizes our deposits as of the dates indicated:

(dollars in thousands)	March 31, 2011			December 31,
				2010			2009			2008
	Average balance	% of total	Weighted average rate	Average balance	% of total	Weighted average rate	Average balance	% of total	Weighted average rate	Average balance	% of total	Weighted average rate

Non-interest bearing demand accounts	$82,217	11.1%	0.00%	$70,168	11.5%	0.00%	$62,929	12.7%	0.00%	$57,357	12.4%	0.00%
Interest-bearing transaction accounts	181,474	24.6%	0.46%	143,259	23.5%	0.36%	76,917	15.5%	0.17%	66,102	14.3%	0.21%
Money market accounts	202,522	27.4%	0.70%	158,129	26.0%	0.75%	121,825	24.5%	1.13%	115,253	25.0%	1.78%
Savings accounts	26,710	3.6%	0.29%	20,048	3.3%	0.27%	16,017	3.2%	0.24%	15,463	3.5%	0.32%
Time deposits, under $100,000	86,766	11.7%	1.78%	103,283	17.0%	1.81%	60,336	12.2%	2.45%	63,272	13.7%	3.11%
Time deposits, $100,000 to $250,000	92,358	12.5%	2.09%	64,384	10.6%	2.03%	65,245	13.2%	2.93%	53,047	11.5%	3.53%
Time deposits, $250,000 or more	67,148	9.1%	1.55%	49,613	8.1%	2.15%	92,559	18.7%	2.74%	90,274	19.6%	3.56%

Total	$739,195	100.0%	0.93%	$608,884	100.0%	0.95%	$495,828	100.0%	1.52%	$460,768	100.0%	2.07%

The following table summarizes the growth in the number of our deposit accounts as of the dates indicated:

	March 31,		December 31,
	2011	% of total	2010	% of total	2009	% of total	2008	% of total	2007	% of total	2006	% of total

Non-interest bearing demand accounts	11,655	25.9%	11,235	25.1%	7,048	22.6%	6,177	21.6%	5,583	20.0%	5,209	19.1%
Interest-bearing transaction accounts	17,431	38.7%	17,661	39.4%	11,552	37.1%	11,003	38.5%	10,811	38.8%	10,547	38.7%
Money market accounts	3,196	7.1%	3,161	7.1%	2,684	8.6%	2,369	8.3%	2,313	8.3%	1,924	7.1%
Savings accounts	8,518	18.9%	8,381	18.7%	7,163	23.0%	6,568	23.0%	6,365	22.9%	6,204	22.8%
Time deposits, under $100,000	3,465	7.7%	3,591	8.0%	2,072	6.7%	1,946	6.8%	2,233	8.0%	2,661	9.8%
Time deposits, $100,000 to $250,000	665	1.5%	676	1.5%	514	1.7%	440	1.5%	476	1.7%	594	2.2%
Time deposits, $250,000 or more	113	0.2%	116	0.2%	101	0.3%	91	0.3%	78	0.3%	87	0.3%

Total # of deposit accounts	45,043	100.0%	44,821	100.0%	31,134	100.0%	28,594	100.0%	27,859	100.0%	27,226	100.0%

We have experienced strong growth in all non-time deposit categories both from the FDIC-assisted acquisition of Home Valley Bank and from organic growth.

Since our FDIC-assisted acquisition of Home Valley Bank, declines in the dollar amount and number of deposit accounts in the Three Rivers region have been nominal and relate primarily to time deposits and a high-rate interest-bearing transaction account product that we do not offer and have phased out.

The following table presents the maturities of our time deposits at December 31, 2010, net of purchase accounting adjustments in the amount of $659,000 related to the FDIC-assisted acquisition of Home Valley Bank:

	December 31, 2010
	Time deposits of $100,000 or more		Time deposits less than $100,000
(dollars in thousands)	Amount	% of total	Amount	% of total

Three months or less	$46,434	27.89%	$17,573	20.72%
Over three months through six months	22,630	13.59%	15,576	18.36%
Over six months through 12 months	30,333	18.22%	14,602	17.21%
Over 12 months	67,107	40.30%	37,071	43.71%

Total	$166,504	100.00%	$84,822	100.00%

Borrowings

At March 31, 2011, and December 31, 2010, we had outstanding term debt of $25.4 million and $25.5 million, respectively, of which $25.3 million of each was with the FHLB. FHLB term debt outstanding as of December 31, 2010, decreased $5.1 million from December 31, 2009, primarily from a repayment of an FHLB advance.

Management expects continued use of FHLB borrowings as a source of short and long-term funding. The following table sets forth information about our FHLB borrowings as of March 31, 2011, and as of December 31, 2010, 2009 and 2008:

(dollars in thousands)	Three months ended March 31, 2011	Year ended December 31,
		2010	2009	2008
	FHLB borrowings	FHLB borrowings	FHLB borrowings	FHLB borrowings

Amount outstanding at end of period	$25,301	$25,316	$30,408	$30,520
Weighted average interest rate at end of period	3.39%	3.39%	3.56%	3.57%
Maximum amount outstanding at any month-end during period	$25,306	$45,340	$30,502	$60,520
Average amount outstanding during the period	$25,311	$30,694	$30,463	$35,645
Average weighted interest rate during the period	3.46%	3.44%	3.60%	3.38%

At March 31, 2011, the Bank had outstanding $0.6 million of securities sold under agreements to repurchase and no outstanding federal funds purchased balances. Under repurchase agreements with commercial and municipal depositors, client deposit balances are invested in short-term U.S. government agency securities overnight and are then repurchased the following day. All outstanding repurchase agreements are due in one day.

Cash and cash equivalents

Cash and cash equivalents increased $32.6 million to $54.0 million as of December 31, 2010 from $21.4 million as of December 31, 2009, largely due to cash received in connection with our FDIC-

assisted acquisition of Home Valley Bank and management’s focus on increasing liquidity through balanced internal growth combined with weak loan demand in 2010. At March 31, 2011, cash and cash equivalents totaled $73.8 million.

Contractual obligations

Contractual obligations as of March 31, 2011, and as of December 31, 2010 are summarized in the following tables:

(dollars in thousands)	Contractual obligations as of March 31, 2011
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total

Deposits(1)	$647,837	$71,268	$29,149	$25	$748,279
FHLB borrowings	—	5,000	5,249	15,052	25,301
Other borrowings	566	132	—	—	698
Capital lease obligations	—	—	—	—	—
Operating lease obligations	961	1,795	1,435	8,210	12,401
Purchase obligation(2)	534	—	—	—	534

Total	$649,898	$78,195	$35,833	$23,287	$787,213

(1)	Deposits with indeterminate maturities, such as demand, savings and money market accounts, are reflected in obligations due within one year.

(2)	Represents agreements to purchase land, building, and furniture and equipment from the FDIC pursuant to the FDIC-assisted acquisition of Home Valley Bank.

(dollars in thousands)	Contractual obligations as of December 31, 2010
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total

Deposits(1)	$637,598	$79,090	$24,407	$721	$741,816
FHLB borrowings	—	5,000	5,263	15,053	25,316
Other borrowings	368	150	—	—	518
Capital lease obligations	—	—	—	—	—
Operating lease obligations	1,022	1,941	1,677	11,615	16,255
Purchase obligation(2)	642	—	—	—	642

Total	$639,630	$86,181	$31,347	$27,389	$784,547

(1)	Deposits with indeterminate maturities, such as demand, savings and money market accounts, are reflected in obligations due within one year.

(2)	Represents agreements to purchase land, building, and furniture and equipment from the FDIC pursuant to the Home Valley FDIC-assisted acquisition.

Goodwill and intangibles

At March 31, 2011 and December 31, 2010, we had goodwill and other intangible assets of $2.4 million. The goodwill recorded in connection with wealth management and trust department acquisitions represents the excess of the purchase price over the estimated fair value of the net assets acquired. Goodwill and other intangible assets with indefinite lives are not amortized but instead are periodically tested for impairment. Management evaluates intangible assets with indefinite lives on an annual basis as of December 31. Additionally, we perform impairment evaluations on an interim basis when events or circumstances indicate impairment potentially exists. A significant amount of judgment is involved in determining if an indicator of impairment has occurred.

The core deposit intangible asset related to the FDIC-assisted acquisition of Home Valley Bank was $65,000 at March 31, 2011 and $67,000 at December 31, 2010. The balance is scheduled to amortize over a ten year period from July 23, 2010 using an accelerated method.

Off-balance sheet arrangements

We have entered into various arrangements not reflected on the consolidated balance sheet that have or are reasonably likely to have a current or future effect on our financial condition, results of operations or cash flows. These include commitments to extend credit, commercial letters of credit and standby letters of credit, and totaled $268.3 million at March 31, 2011, $319.6 million at December 31, 2010, and $328.2 million at December 31, 2009. Undisbursed amounts with respect to these commitments totaled $98.2 million at March 31, 2011, $110.1 million at December 31, 2010, and $115.6 million at December 31, 2009.

We did not incur any losses in connection with standby letters of credit during the three months ended March 31, 2011, or the years ended December 31, 2010 and December 31, 2009. At March 31, 2011, approximately $4.8 million of standby letters of credit expire within one year, and $0.2 million expire thereafter. Upon issuance, we recognize a liability equivalent to the amount of fees received from the client for these standby letter of credit commitments. Fees are recognized ratably over the term of the standby letter of credit.

Our exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a client as long as there is no violation of any covenant or condition established by the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of our commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent our future cash requirements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a client to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to clients. Although most standby letters of credit are not utilized, a significant portion of the utilization is on an immediate payment basis.

We evaluate each client’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by us upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral varies but may include cash, accounts receivable, inventory, premises and equipment and income-producing commercial properties.

Capital resources and liquidity management

Asset liability management

The goal of asset liability management is the prudent control of market risk, liquidity and capital. Asset liability management is governed by policies, goals and objectives adopted and reviewed by the Bank’s board of directors. The Bank’s board delegates its responsibility for development of asset liability management strategies to achieve these goals and objectives to the Bank’s asset and liability management committee, which consists of members of senior management.

Capital resources

Shareholders’ equity is influenced primarily by earnings, dividends, sales and redemptions of Common Stock and, to a lesser extent, changes in the unrealized holding gains or losses, net of taxes, on available-for-sale investment securities. Shareholders’ equity at March 31, 2011 was $73.1 million, an increase of $0.8 million from December 31, 2010. Shareholders’ equity increased to $72.3 million as of December 31, 2010 from $65.3 million as of December 31, 2009, due to the retention of earnings and through sale of shares of Common Stock to existing shareholders and a limited group of accredited investors in May 2010. Shareholders’ equity as of December 31, 2008 was $70.4 million, and decreased $5.1 million to $65.3 million at December 31, 2009, due to our reported net loss and stock repurchases.

In response to the current recession and uncertain market conditions, we implemented changes to our capital management practices to conserve capital. Beginning with January 2010, we suspended Holding Company dividends to shareholders. The Holding Company paid dividends of $0.24 per share in 2009 and dividends of $0.32 per share in 2008. In addition, during 2010 the Holding Company suspended repurchases of Common Stock outside of our ESOP. The Holding Company is subject to the board resolution that, among other things, requires prior written approval of the Federal Reserve Bank of San Francisco and the DFCS to pay dividends and to repurchase shares of Common Stock.

During the second quarter of 2009, although we received notification that our application for participation in the TARP Capital Purchase Program was approved, we elected not to participate in this program.

Pursuant to the Federal Deposit Insurance Corporation Improvement Act, or FDICIA, the Federal Reserve and FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. Our Bank had capital levels that at March 31, 2011, December 31, 2010 and December 31, 2009, exceeded the published “well capitalized” guidelines, but the Bank remains subject to the MOU that requires the Bank to increase by August 22, 2011 and maintain its Tier 1 capital so that it equals or exceeds 10% of the Bank’s average total assets (calculated in accordance with applicable FDIC regulations). Until the Bank does so, it is not deemed to be “well capitalized” under federal regulatory requirements.

	Regulatory requirements (greater than or equal to stated percentage)		Actual at March 31, 2011
	Adequately Capitalized	Well Capitalized	South Valley Bank & Trust	South Valley Bancorp, Inc.

Tier 1 leverage ratio	4.00%	5.00%	8.14%	8.35%
Tier 1 risk-based capital	4.00%	6.00%	11.68%	11.99%
Total risk-based capital	8.00%	10.00%	12.94%	13.25%

	Regulatory requirements (Greater than or equal to stated percentage)		Actual at December 31, 2010
	Adequately Capitalized	Well Capitalized	South Valley Bank & Trust	South Valley Bancorp, Inc.

Tier 1 leverage ratio	4.00%	5.00%	8.13%	8.24%
Tier 1 risk-based capital	4.00%	6.00%	11.54%	11.72%
Total risk-based capital	8.00%	10.00%	12.80%	12.98%

Liquidity

Liquidity measures our ability to meet current and future cash flow needs on a timely basis and at a reasonable cost. We manage our liquidity position to meet the daily cash flow needs of clients, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders. Our liquidity position is supported by management of liquid assets and liabilities and access to alternative sources of funds. Liquid assets include cash, interest-bearing deposits in banks, federal funds sold, available-for-sale investment securities and maturing or prepaying balances in our loan portfolios. Liquid liabilities include core deposits, federal funds purchased, securities sold under repurchase agreements and borrowings. Other sources of liquidity include the sale of loans, the ability to acquire additional national market, non-core deposits, the issuance of additional collateralized borrowings such as FHLB advances, the issuance of debt securities, borrowings through the Federal Reserve’s discount window and the issuance of preferred or common securities. At March 31, 2011, our estimated borrowing capacity under available sources was $142.8 million. We do not engage in derivatives or hedging activities to support our liquidity position.

Our short-term and long-term liquidity requirements are primarily to fund on-going operations, including payment of interest on deposits and debt, extensions of credit to borrowers and capital expenditures. These liquidity requirements are met primarily through cash flow from operations, redeployment of prepaying and maturing balances in our loan and investment portfolios, debt financing and increases in client deposits.

As a bank holding company, the Holding Company is a corporation separate and apart from its subsidiaries and, therefore, must provide for its own liquidity. The Holding Company’s main sources of funding include dividends declared and paid by its subsidiaries and access to capital markets. Statutory and regulatory limitations affect the ability of the Bank to pay dividends to the Holding Company. Management believes that these limitations will not affect our ability to meet the Holding Company’s ongoing short-term cash obligations. See “Dividend Policy” and “Business—Regulatory Matters” for a discussion of limitations on the Bank’s ability to pay dividends.

Interest rate risk

Interest rate risk is the risk of loss of future earnings or long-term value due to changes in interest rates. Interest rate risk arises from timing differences in the maturities or repricing of interest-earning assets and interest-bearing liabilities, changes in the expected cash flows from these assets and liabilities due to unexpected events such as borrowers’ ability to prepay loans or depositor’s ability to redeem time deposits before maturity, changes in the shape of the yield curve, and changes in the spread relationship between different yield curves.

We establish risk policy limits and operating guidelines to minimize the impact of changing interest rates on net income, net interest income, and the market value of equity. Our asset and liability management committee meets monthly to review all aspects of the Bank’s balance sheet structure. Management currently does not use derivative or other off-balance instruments to management interest rate risk.

Management strives to maintain a steady interest rate margin and refrains from speculating on future interest rate movement. We utilize a simulation model to monitor and assess our interest-rate risk profile under a variety of scenarios including static and ramped, increasing and decreasing interest rates up to 600 basis points utilizing flat, forward, steep, and inverted yield curves over time periods up to 24 months. The simulations do not anticipate any actions that we might take in response to changing conditions and may not provide reliable forecasts.

Currently, our simulation analysis indicates we are liability sensitive—our interest-bearing liabilities are projected to re-price more frequently than our interest-earning assets. The base simulation model assumes that our interest-bearing liabilities will reprice up at the same rate as market rates. Historically, management has been able to delay deposit rate increases and may be able to do so in the future.

The FDIC-assisted acquisition of Home Valley Bank has increased our liability-sensitive position due to the nature of the assets acquired and deposits assumed. As these loans and time deposits mature and are assimilated into our pricing and products, management expects the impact to diminish over time.

The following table shows interest rate sensitivity gaps and the earnings sensitivity ratio for different intervals as of March 31, 2011, December 31, 2010 and December 31, 2009.

(dollars in thousands)	March 31, 2011
	By repricing interval					Non-rate- sensitive	Total
	0-3 Months	4-12 Months		1-5 Years	Over 5 years

Assets
Temporary investments	$59,882	$—		$—	$—	$—	$59,882
Securities available-for-sale	1,175	7,848		25,282	31,556	(536)	65,325
Loans and loans held for sale	307,180	103,106		208,122	11,009	9,028	638,445
Non-interest-earning assets	—	—		—	—	84,354	84,354

Total assets	368,237	110,954		233,404	42,565	92,846	$848,006

Liabilities and shareholders’ equity
Non-interest-bearing checking accounts	—	—		—	—	89,525	$89,525
Interest-bearing checking accounts	416,507	—		—	—	216	416,723
Time deposits	54,542	88,523		100,296	25	565	243,951
Short-term borrowings	566	—		—	—	—	566
FHLB and other borrowings	10,316	—		10,000	5,000	(15)	25,301
Other liabilities and shareholders’ equity	—	—		—	—	71,940	71,940

Total liabilities and shareholders’ equity	481,931	88,523		110,296	5,025	162,231	$848,006

Interest rate sensitivity gap	(113,694)	22,431		123,108	37,540	(69,385)

Cumulative interest rate sensitivity gap	$(113,694)	$(91,263)		$31,845	$69,385	$—

Cumulative gap as a % of earning assets	(14.89% )	(11.95%	)	4.17%	9.09%

Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly, while the timing of repricing for both the asset and the liability remains the same, thus affecting net interest income. This characteristic is referred to as basis risk and generally relates to the possibility that the repricing characteristics of short-term assets tied to the prime rate are different from those of short-term funding sources such as certificates of deposit. Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities that are not reflected in the interest rate sensitivity analysis. These prepayments may have a significant impact on our net interest margin. Because of these factors, an interest sensitivity gap analysis may not provide an accurate assessment of our exposure to changes in interest rates.

We utilize an interest rate simulation model to monitor and evaluate the impact of changing interest rates on net interest income. The estimated effect on our net interest income over a time horizon of one year as of March 31, 2011, January 31, 2011, and December 31, 2009 is indicated in the table below. For the scenarios shown in each of the tables below, the interest rate simulation assumes a parallel and sustained shift in market interest rates ratably over a twelve-month period using management’s expectation for growth and product mix.

	March 31, 2011			January 31, 2011(1)			December 31, 2009
	Increase (decrease) in net interest income from base scenario	Percent change		Increase (decrease) in net interest income from base scenario	Percent change		Increase (decrease) in net interest income from base scenario	Percent change

Up 200 basis points	$(3,564)	(11.00%	)	$(4,403)	(13.00%	)	$(2,455)	(9.00%	)
Up 100 basis points	$(1,901)	(6.00%	)	$(2,400)	(7.00%	)	$(1,309)	(5.00%	)
Down 100 basis points	$(852)	(3.00%	)	$(737)	(2.00%	)	$(660)	(2.00%	)
Down 200 basis points	$(3,004)	(9.00%	)	$(2,881)	(9.00%	)	$(2,632)	(10.00%	)

(1)	Acquired loans and assumed liabilities from the FDIC-assisted acquisition of Home Valley Bank were not included in the combined model analysis until after accounts were integrated into the data processing system on January 15, 2011.

The estimated effect on our market value of equity over a time horizon of one year as of March 31, 2011, January 31, 2011, and December 31, 2009 is indicated in the table below.

	March 31, 2011			January 31, 2011(1)			December 31, 2009
	Increase (decrease) in net interest income from base scenario	Percent change		Increase (decrease) in net interest income from base scenario	Percent change		Increase (decrease) in net interest income from base scenario	Percent change

Up 200 basis points	$(13,625)	(14.00%	)	$(14,189)	(15.80%	)	$(7,452)	(9.20%	)
Up 100 basis points	$(6,805)	(7.00%	)	$(6,960)	(7.80%	)	$(3,650)	(4.50%	)
Down 100 basis points	$(3,493)	(3.60%	)	$(2,796)	(3.10%	)	$(771)	(1.00%	)
Down 200 basis points	$(10,351)	(10.70%	)	$(8,303)	(9.30%	)	$(2,877)	(3.60%	)

(1)	Acquired loans and assumed liabilities from the FDIC-assisted acquisition of Home Valley Bank were not included in the combined model analysis until after accounts were integrated into the data processing system on January 15, 2011.

Recent accounting pronouncements

The expected impact of accounting standards recently issued but not yet adopted are discussed in “Notes to Consolidated Financial Statements.”

Critical accounting policies and estimates

The preparation of financial statements in accordance with GAAP requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expense in the financial statements. Various elements of our accounting policies, by their nature, involve the application of highly sensitive and judgmental estimates and assumptions. Some of these policies and estimates relate to matters that are highly complex and contain inherent uncertainties. It is possible that, in some instances, different estimates and assumptions could reasonably have been made and used by management, instead of those we applied, which might have produced different results that could have had a material effect on the financial statements.

We have identified the following accounting policies and estimates that, due to the judgments and assumptions inherent in those policies and estimates and the potential sensitivity of our financial statements to those judgments and assumptions, are critical to an understanding of our financial statements. We believe that the judgments, estimates and assumptions we used in the preparation of our financial statements are appropriate.

Allowance for loan losses (ALLL)—The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience. Various regulatory agencies, as a regular part of their examination process, periodically review the Bank’s allowance for loan losses. These agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of the examinations.

The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. When loans and leases are originated, they are assigned a risk rating that is reassessed periodically during the term of the loan through the credit review process. The Company’s risk rating methodology assigns risk ratings, where a higher rating represents higher risk. The risk rating categories are a primary factor in determining an appropriate amount for the ALLL. The Bank has a loan committee, which is responsible for, among other things, regularly reviewing the ALLL methodology, including loss factors, and ensuring that the methodology is designed and applied in accordance with GAAP. The committee reviews and approves loans recommended for impaired status. The committee also approves removing loans and leases from impaired status. Each risk rating is assessed an inherent credit loss factor that determines the amount of the allowance for loan and lease losses provided for that group of loans and leases with a similar risk rating. Credit loss factors may vary by region based on management’s belief that there may ultimately be different credit loss rates experienced in each region.

We perform a quarterly assessment of the risks inherent in our loan portfolio, as well as a detailed review of each significant asset with identified weaknesses. Based on this analysis, we record a provision for loan losses in order to maintain the allowance for loan losses at appropriate levels. In determining the allowance for loan losses, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of subjective measurements, including management’s assessment of the internal risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are possible and may have a material effect on our allowance, and therefore our consolidated financial statements, liquidity or results of operations. The allowance for loan losses is maintained at an amount we believe is sufficient to provide for estimated losses inherent in our loan portfolio at each balance sheet date, and fluctuations in the provision for loan losses result from management’s assessment of the adequacy of the allowance for loan losses. Management monitors qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, internally classified and non-performing loans. The Notes to Consolidated Financial Statements included in this prospectus describe the methodology used to determine the allowance for loan losses. A discussion of the allowance for loan losses is included in “—Financial Condition—Allowance for Loan Losses.”

Acquired loans—We acquired loans in connection with the FDIC-assisted acquisition of Home Valley Bank, substantially all of which are subject to loss-sharing agreements. Loans acquired in this FDIC-assisted acquisition are referred to as “acquired loans” and reported separately in our statements of financial condition. Acquired closed-end loans and revolving lines of credit are grouped into static pools based on common characteristics and are valued as of the acquisition date at fair value. A pool is accounted for as a single asset with a single interest rate, cumulative loss rate and cash flow expectation.

Expected cash flows from each loan pool were estimated at the acquisition date by management with the assistance of a third party valuation specialist. These cash flows were input into an ASC 310-30 compliant loan accounting system which calculates the carrying values of the pools and underlying loans, book yields, effective interest income and impairment, if any, based on actual and projected events. Default rates, loss severity, and prepayment assumptions are periodically reassessed and updated within the accounting system to update expectations of future cash flows. The difference between expected cash flows and the contractual cash flows from principal and interest is considered credit deterioration and is not accreted into income (nonaccretable difference). The difference between the expected cash flows from each loan pool and the recorded fair value is accreted into interest and fees on loans over the life of each loan pool. Interest income is recognized using the effective yield method over the life of each loan pool consisting of loans without revolving privileges. Interest income recognition is discontinued on a loan pool if management determines sufficient uncertainty exists about the timing and amount of expected future cash flows. In these instances, all cash flows received for the pool are applied against the carrying value of the loan pool on a cost-recovery basis.

Increases in cash flows will cause increases in interest income over the remaining life of a loan pool. Cash flow declines will result in recognition of impairment of a loan pool through a charge to the provision for loan losses. We expect that these provisions will be mostly offset by an increase to the FDIC indemnification asset.

FDIC indemnification asset—We elected to account for amounts receivable under the loss-sharing agreements with the FDIC as an indemnification asset in accordance with FASB ASC 805. The FDIC indemnification asset is initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-sharing agreements. The difference between the present value and the undiscounted cash flows we expect to collect from the FDIC are accreted into non-interest income over the life of the FDIC indemnification asset.

Subsequent to initial recognition, the FDIC indemnification asset is reviewed quarterly and adjusted for any changes in expected cash flows based on recent performance of covered assets and expectations for future performance of the covered portfolio. These adjustments are measured on the same basis as the related covered loans and covered OREO. Any increases in cash flow of the covered assets from those expected will reduce the FDIC indemnification asset and any decreases in cash flow of the covered assets under those expected will increase the FDIC indemnification asset. Increases and decreases to the FDIC indemnification asset are recorded as adjustments to non-interest income. The resulting carrying value of the indemnification represents the amounts recoverable from the FDIC for future expected losses, and the amounts due from the FDIC for claims related to covered losses the Bank has incurred less amounts due back to the FDIC relating to shared recoveries.

Fair value measures—FASB ASC 820, Fair Value Measurements and Disclosures, establishes a hierarchical disclosure framework associated with the level of pricing observability utilized in measuring financial instruments at fair value. The degree of judgment utilized in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have little or no pricing observability and a higher degree of judgment utilized in measuring fair value. Pricing observability is impacted by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established and the characteristics specific to the transaction. See Notes to Consolidated Financial Statements for additional information.

Valuation of goodwill—Goodwill of $2.4 million as of December 31, 2010 and 2009 represents the excess purchase price over the fair value of net assets acquired from Bancorp’s purchase of South Valley Wealth Management in 2001 and the Bank’s purchase of its Trust Department in 1999. We ceased amortization of goodwill effective January 1, 2002, completed the initial assessment of goodwill impairment during 2002, and have completed an annual assessment for impairment each December thereafter. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. All annual assessments have found the estimated fair value of the reporting unit to exceed the recorded net book value. Fair value is estimated based on an analysis of our market value. Determining the fair value of goodwill is considered a critical accounting estimate because of its sensitivity to market-based trading and transaction multiples in prior periods and to market-based trading of our Common Stock in future periods. In addition, any allocation of the fair value of goodwill to assets and liabilities requires significant management judgment and the use of subjective measurements. Variability in the market and changes in assumptions or subjective measurements used to allocate fair value are reasonably possible and may have a material effect on our consolidated financial statements, liquidity or results of operations.

Business

South Valley Bancorp, Inc. is a bank holding company headquartered in Klamath Falls, Oregon. As of March 31, 2011, we had consolidated assets of $849.2 million, deposits of $748.3 million and net loans of $628.1 million. Our wholly owned bank subsidiary, South Valley Bank & Trust, has grown to become the sixth largest bank in Oregon of all banks headquartered in Oregon. In addition, as of March 31, 2011, the Bank’s trust department had $166.2 million of assets under administration and our broker-dealer and investment adviser subsidiary, South Valley Wealth Management, had $307.5 million of assets under administration.

We deliver a wide range of community banking, trust and wealth management products and services to our clients and strive to provide exceptional, personalized service. We believe our locally managed and community-focused way of doing business attracts clients and helps us build shareholder value. Our clients include businesses, individuals, not-for-profit organizations and municipalities that participate in a wide range of industries, including agriculture, education, health care, manufacturing, real estate and transportation.

The Bank operates 24 full-service community banking offices across four regions in Oregon: Klamath/Lake, Central Oregon, Rogue and Three Rivers. Each of our regions has between five and eight branches. One branch in each region serves as the regional headquarters. The following table illustrates our branch system by region and indicates the location of our regional headquarters.

Regions	Counties	Number of branches	Regional headquarters

Klamath/Lake	Klamath	5	Klamath Falls
	Lake	1
Central Oregon	Crook	1
	Deschutes	5	Bend
	Jefferson	1
	Klamath	1
Rogue	Jackson	5	Medford
Three Rivers	Josephine	5	Grants Pass

In addition, South Valley Wealth Management provides wealth management services through one office in each of our four regions.

Our founding principles and growth

In 1977, our founders organized the Bank on the principles of providing personalized, business-banking services to the local community, being an active participant in our community, understanding our clients and their business priorities and supporting local decision-making.

Since our transition to a bank holding company structure in 1998, we have grown organically and through acquisitions and strategic hiring. The following is a list of important milestones in the development of our operations and geographic presence:

•	1999—acquired Washington Mutual’s trust division

•	2001—acquired our broker-dealer subsidiary from Elliott-Ledgerwood, today known as South Valley Wealth Management

•	2001—hired a team of 8 commercial bankers in the Rogue region

•	2004—hired a team of 11 commercial bankers in the Central Oregon region and added our first branch in Bend, Oregon

•	2005—completed Bank rebranding and adopted “Your Business First” client service standard

•	2005 to 2008—expanded branch network with 10 new locations and established nationwide ATM access for our clients

•	2010—hired an additional team of 10 commercial bankers in the Central Oregon region

•

2010—entered the Three Rivers region through an FDIC-assisted acquisition of Home Valley Bank, which included five branch locations and loss-sharing agreements on substantially all acquired loans and foreclosed real estate

Our competitive strengths

We believe our competitive strengths include the following:

Experienced and locally connected management

Since our inception, our success has been built on a combination of strong leadership and local banking relationships. Our experienced management team contributes to our strong presence within the communities of our four regions through active leadership and a variety of other local connections. The following table presents the average years of industry experience of our management team, collectively representing over 370 years of banking experience, mostly in Oregon:

Management level	Number of persons	Average years of industry experience	Average years at the bank

Executive management team	3	32	19
Senior vice presidents	4	30	11
Regional credit administrators	4	24	5
Regional branch administrators	4	13	6

Our executive management team consists of:

•

William E. Castle, President and Chief Executive Officer.    Mr. Castle was raised in Lakeview, in our Klamath/Lake Region and is a graduate of Oregon State University and the Pacific Coast Bankers School, a graduate-level management education program focused specifically on the financial services industry in partnership with the University of Washington. Prior to becoming our President and Chief Executive Officer, Mr. Castle served as our Executive Vice President and Chief Credit Officer. He joined the Bank in 1993 and has over 35 years of financial industry experience including as a credit administrator and business banking center manager. In 2010, Mr. Castle was inducted into the Oregon Bankers Association Hall of Fame. He has served on the Oregon Institute of Technology Presidents Advisory Council and is a past president of the Klamath County Chamber of Commerce and Klamath County Economic Development Association.

•

Loren L. Lawrie, Executive Vice President and Chief Financial Officer.    Mr. Lawrie joined the Bank in 1979 and has served as manager of information systems, operations officer and head cashier prior to his becoming Chief Financial Officer in 1997 and Executive Vice President in 2000. Mr. Lawrie is a graduate of the Pacific Coast Bankers School and the Oregon Institute of Technology, with degrees in Industrial Management, Information Systems and Accounting Technology. He is Board President of EagleRidge High School, an Oregon non-profit public charter school, and previously served as a member of the Klamath Community College Board of Education, serving as chair and vice-chair during the college’s first eight years.

•

Gary A. Bedell, Executive Vice President and Chief Credit Officer.    Mr. Bedell joined the Bank in 2001 as credit administrator in our Rogue region and became Executive Vice President and Chief Credit Officer in 2002. Mr. Bedell began his banking career in 1980 with Farm Credit Services, served as a regional credit administrator in Medford for a large regional bank from 1995 to 2001 and as a commercial loan manager from 1987 to 1995.

Members of our senior management team include:

•

Larry K. Bosworth, Senior Vice President of Trust and Financial Services.    Mr. Bosworth joined the Bank in 2002. He has over 30 years of experience in funds and investment management for regional banks, including from 1992 to 2002 with a large regional bank in southern Oregon.

•

Linda L. Couch, Senior Vice President of Sales and Service.    Ms. Couch joined the Bank in 2005. Prior to forming her own human resources consulting and training company in 2000, she had 17 years of experience in banking as a management trainee and operations officer in communities in our Central Oregon and Rogue regions and as an employee relations officer for a large regional bank.

•

Wonda Klooster, Senior Vice President and Risk Manager.    Ms. Klooster is a graduate of the Oregon Institute of Technology with a degree in information systems management. She served as the Bank’s internal auditor from 1998 to 2001, and in 2001 became our Risk Manager. She joined the Bank in 1991, has over 30 years of industry experience and is a Certified Regulatory Compliance Manager.

•

Martin R. Ledgerwood, President of South Valley Wealth Management.    Mr. Ledgerwood, a Certified Financial Planner, joined South Valley Wealth Management in 1997 as a financial consultant, served as Vice President of Operations from 2004 to 2010, and became President in 2010. He maintains an active financial consultant practice with South Valley Wealth Management. Mr. Ledgerwood is the son of board member Richard Ledgerwood.

•

David S. McLaughlin, Senior Vice President and Branch Administrator.    Mr. McLaughlin joined the Bank in 2001 after serving, in our Rogue region, as a regional administrator for a large regional bank and as a commercial loan officer. He oversees our retail branch system and has over 30 years of banking experience in the areas of branch administration and consumer and commercial lending.

Diverse loan portfolio

Our loan portfolio is diverse in terms of type of client, loan product and industry. Our three largest loan segment concentrations (as a percentage of total non-acquired loans as of March 31, 2011) include: owner and non-owner occupied commercial real estate of 35.7%, commercial and industrial of 25.9% and agriculture of 13.1%. In 2006, the FDIC issued regulatory interagency guidance, including supervisory criteria, on concentrations in commercial real estate lending. Since December 31, 2009, the Bank’s non-acquired loan portfolio has consistently remained at or below the supervisory criteria of commercial real estate and construction loans as a percentage of the Bank’s capital. The supervisory criteria are:

•

loans and loan commitments in the Call Report (the quarterly Report of Condition required to be filed with federal banking regulators) categories of Construction, Land Development and Other Land loans greater than 100% of the institution’s Tier 1 Capital; and

•

loans and loan commitments in the Commercial Real Estate Call Report category (excluding owner occupied commercial real estate loans), as defined in the supervisory criteria, greater than 300% of the institution’s total Tier 1 Capital.

As of March 31, 2011, the Bank’s ratios for non-acquired loans were 71.29% under the first criterion and 228.65% under the second.

Our non-acquired loan portfolio consisted of the following as of March 31, 2011:

(dollars in thousands)
Loan type	March 31, 2011	% of total

Commercial real estate:
Owner occupied	$82,098	16.9%
Non-owner occupied	91,021	18.8%
Construction, acquisition and development	54,104	11.1%

	227,223	46.8%

Residential real estate:
Multi-family	8,399	1.7%
1-4 family	22,679	4.7%
Construction, acquisition and development	6,011	1.2%

	37,089	7.6%
Commercial and industrial	125,672	25.9%
Agriculture	63,727	13.1%

Consumer:
Term loans	6,103	1.3%
Home equity lines of credit	17,659	3.6%
Personal lines of credit	8,089	1.7%

	$31,851	6.6%

At March 31, 2011, our non-acquired loan portfolio was spread across our regions as follows:

Region	% of total

Klamath/Lake	43.0%
Central Oregon	34.3%
Rogue	22.2%
Three Rivers	0.5%

All of our acquired loans are in our Three Rivers region. Acquired loans totaled 24.1% of our loan portfolio at March 31, 2011.

We seek to maintain a broadly diversified loan portfolio in terms of type of client, type of loan product, geographic location and industries in which our business clients are engaged. We have established guidelines for the percentage of loan type to total capital as well as industry concentration limits. Our largest industry concentration of non-acquired loans at March 31, 2011 was commercial real estate, including owner-occupied commercial real estate, at 299.41% of the Bank’s total risk-based capital. Furthermore, the risk exposure of our loan portfolio is mitigated by the fact that, at March 31, 2011, 24.1% of our loan portfolio was covered by our loss-sharing agreements with the FDIC.

Effective credit risk management

We have developed prudent credit standards and disciplined underwriting practices that, combined with our understanding of our regions and our clients, enable us to manage credit risk effectively. As of March 31, 2011, our ratio of non-acquired non-accrual loans to total loans was 3.24%, while the SNL Peer Group on average reported a 4.20% ratio of non-accrual loans to total loans.

Strong net interest margin

Over numerous economic cycles, our stable deposit base has provided us with a relatively low cost of funds, an advantage that we believe may become more pronounced if interest rates rise significantly. We fund our lending activities and other assets principally through deposits from clients who in many cases have had long-term relationships with the Bank. We generally do not use brokered deposits and do not rely on wholesale funding sources. As of March 31, 2011, our total deposits were $748.3 million, of which $585.9 million, or 78.3%, were core deposits (i.e., total deposits excluding time deposits in excess of $100,000). The following table compares the Bank’s yield on earning assets, cost of interest-bearing liabilities, and net interest margin for the quarter ended March 31, 2011 to averages for the SNL Peer Group, as reported by SNL Financial LC for the same period:

	Bank	SNL Peer Group average

Yield on earning assets	5.42%	5.04%
Cost of interest-bearing liabilities	1.06%	1.22%
Net interest margin (fully taxable equivalent)	4.50%	4.07%

The following table presents the composition of our deposit base as of March 31, 2011 and December 31, 2010, 2009 and 2008:

	March 31, 2011			December 31,
				2010			2009			2008
(dollars in thousands)	Average balance	% of total	Weighted average rate	Average balance	% of total	Weighted average rate	Average balance	% of total	Weighted average rate	Average balance	% of total	Weighted average rate

Non-interest bearing demand accounts	$82,217	11.1%	0.00%	$70,168	11.5%	0.00%	$62,929	12.7%	0.00%	$57,357	12.4%	0.00%
Interest-bearing transaction accounts	181,474	24.6%	0.46%	143,259	23.5%	0.36%	76,917	15.5%	0.17%	66,102	14.3%	0.21%
Money market accounts	202,522	27.4%	0.70%	158,129	26.0%	0.75%	121,825	24.5%	1.13%	115,253	25.0%	1.78%
Savings accounts	26,710	3.6%	0.29%	20,048	3.3%	0.27%	16,017	3.2%	0.24%	15,463	3.5%	0.32%
Time deposits, under $100,000	86,766	11.7%	1.78%	103,283	17.0%	1.81%	60,336	12.2%	2.45%	63,272	13.7%	3.11%
Time deposits, $100,000 to $250,000	92,358	12.5%	2.09%	64,384	10.6%	2.03%	65,245	13.2%	2.93%	53,047	11.5%	3.53%
Time deposits, $250,000 or more	67,148	9.1%	1.55%	49,613	8.1%	2.15%	92,559	18.7%	2.74%	90,274	19.6%	3.56%

Total	$739,195	100.0%	0.93%	$608,884	100.0%	0.95%	$495,828	100.0%	1.52%	$460,768	100.0%	2.07%

Market leader with community focus

We have established and maintain many valuable long-term client relationships in our four regions. We have focused on banking in smaller communities where we believe our founding principles and community banking platform can be successful. Based on FDIC data as of June 30, 2010, and after giving effect to the FDIC-assisted acquisition of Home Valley Bank, we were ranked first in deposit market share in two of our four regions – Klamath/Lake and Three Rivers.

The following table presents information regarding our deposit market share in our four regions:

Counties by region	Bank deposit market share rank	Number of branches	Deposits ($000s)	Bank market share

Klamath/Lake Region(1)
Klamath County	1	6	$268,194	34.41%
Lake County	1	1	$35,032	37.29%

Central Oregon Region
Crook County	6	1	$5,847	2.74%
Deschutes County	8	5	$114,858	4.36%
Jefferson County	6	1	$1,990	1.49%

Rogue Region
Jackson County	11	5	$90,070	3.22%

Three Rivers Region(2)
Josephine County	1	5	$227,935	17.64%

Source: SNL Financial LC

Deposit market share data as of June 30, 2010.

(1)	The Bank’s Gilchrist branch is located in Klamath County, but the Bank considers Gilchrist to be in its Central Oregon region. This table includes Gilchrist in the Klamath/Lake region. We present information elsewhere in this prospectus with the Gilchrist branch deposits in the Central Oregon region.

(2)	Josephine County deposits are deposits of Home Valley Bank as of June 30, 2010.

Community banking model with branch-level accountability

We emphasize local authority, accountability and responsibility to develop and retain high-quality client relationships. Our regional and branch managers have authority, within company-wide guidelines, to advertise locally, make loan underwriting and pricing decisions and manage client relationships. This approach permits local managers to appropriately tailor loan products and pricing to specific client needs and local market conditions. Each branch is accountable through monthly reporting and regularly scheduled leadership meetings. We support our regional and branch managers with centralized operations technology, advertising and marketing resources, management tools, and significant investment in our branches. We believe that our community banking model and infrastructure investments provide us the capacity to further grow our business.

Attractive platform for banking professionals

We believe our founding principles and community banking platform provides us with a competitive advantage in recruiting and retaining experienced banking professionals who have relationships in southern or central Oregon. Some of our past growth has been driven by our ability to attract and retain talented bankers and professionals. For example, we have hired several teams of commercial bankers with shared values from larger institutions to successfully expand our presence in the Central Oregon and Rogue regions.

Our business strategy

We intend to leverage our competitive strengths as we pursue the following business strategies:

•

Focus on long-term profitability.    Over the last six years we have grown from nine to 24 branches and from $553.5 million in assets at December 31, 2005 to $849.2 million in assets at March 31, 2011. Our average annual return on average assets from 2005 to 2010 was 0.74%. We will focus on enhancing our profitability by exercising a disciplined approach to product pricing, expense control and balance sheet mix, and by leveraging our past investment in our workforce, brand and technology infrastructure to increase our interest income and non-interest income. We expect our overall cost of funds will further improve relative to our peers as our newer branches mature and we assimilate recently acquired client relationships. In addition, we will seek to generate stable and recurring fee revenue though our wealth management subsidiary and the Bank’s trust services division.

•

Build long-term client relationships.    We intend to continue to build long-term client relationships with small and medium sized businesses and individuals in our regions by continuing to implement our “Your Business First” standard of client service. We believe continued adherence to our founding principles and execution of our community banking model in our regions will enable us to build and maintain strong brand recognition and attract and maintain long-term clients.

•

Maintain and grow market share.    We ranked first in deposit market share in two of our four regions—Klamath/Lake and Three Rivers. We intend to continue achieving organic growth through the anticipated economic recovery and population growth within our regions and by capturing incremental market share from our competitors. We believe that our brand recognition, resources and financial strength, combined with our community banking model, will enable us to attract clients from large national banks that operate in our regions, and from other competitors that may struggle to satisfy client needs in the face of increased regulatory burdens and financial stress. With our increased capital levels from this offering, we expect to expand our market share in our Central Oregon and Rogue regions and strengthen our market leading positions in our Klamath/Lake and Three Rivers regions.

•

Continue to build a diversified loan portfolio.    We will continue to focus on business lines that diversify our credit portfolio and client base and provide attractive margin opportunities. Our management team has significant experience in agricultural, owner-occupied commercial real estate and health care related lending, and we believe these areas provide the Bank an opportunity to address lending segments that are important to the local economies within our regions. In addition, we plan to continue to mitigate our loan concentration risks over the long term and leverage our experience as a strategic partner with government agencies and programs.

•

Focus on asset quality and disciplined underwriting.    Effective credit risk management will continue to be a high priority for us. Bill Castle, our President and Chief Executive Officer, sets the tone at the top of the organization with his banking experience as a former chief credit officer and commercial lender. We plan to maintain our focus on loan types and markets where we have community and industry knowledge and a historical record of success. Although delinquencies in our loan portfolio have increased primarily as a result of the current economic downturn, we will continue to strive for strong asset quality by adhering to prudent underwriting criteria and diligently applying our collection efforts. To address our elevated level of problem assets, we will continue to focus our attention and resources on loan workouts and, where appropriate, loan modifications.

•

Maintain a strong balance sheet.    We intend to maintain a strong balance sheet, which has thus far enabled us to endure the economic downturn better than many of our competitors. Although we have experienced increased levels of non-performing loans, delinquencies, adversely classified assets and loan losses, our loan loss coverage ratios remain relatively strong. As of March 31, 2011, the ratio of our allowance for loan losses to total non-acquired loans was 2.30%. While we exceeded published “well capitalized” standards at March 31, 2011, we remain subject to a regulatory Memorandum of Understanding that requires us to, among other things, increase by August 22, 2011 and maintain the Bank’s Tier 1 capital so that it equals or exceeds 10% of the Bank’s average total assets (calculated in accordance with FDIC regulations). See “—Regulatory Agreements” for more information. We have been working diligently to comply with this regulatory Memorandum of Understanding and expect that the proceeds of this offering will satisfy its capital improvement requirements.

Our regions

We operate in four contiguous regions of central and southern Oregon: Klamath/Lake, Central Oregon, Rogue and Three Rivers. Our regions consist of smaller communities located along the major north-south highways (Interstate 5 and US Route 97) and railroads that connect California, Oregon and Washington. The economies of these four regions have historically been based on lumber, wood products and agriculture, but have experienced a trend toward diversification with a focus on economic activities such as education, health care, tourism and light manufacturing.

Communities in our Central Oregon (Bend, Redmond) and Rogue (Medford) regions have experienced significant population growth in recent years. Our regions have, however, experienced significant declines in real estate values, and unemployment levels remain elevated.

This economic adversity has had a direct and adverse effect on our financial condition and results of operations, despite recent signs of stabilization. While long-term economic growth is still anticipated, short-term economic growth in our regions has slowed considerably.

•

Klamath/Lake.    Our corporate headquarters office is located in our Klamath/Lake region in Klamath Falls, which is situated along US Route 97 and less than 20 miles north of the California border. Klamath Falls is the transportation hub for south central Oregon and north central California. The region’s traditional reliance on wood products has broadened to include a focus on health care, technology and education. JELD-WEN, inc., a global manufacturer of windows and doors, remains the leading employer in the region. The region also has a diverse and substantial agriculture and ranching industry. In addition, government plays a significant role in this region’s economy. For example, the local offices of the Bureau of Land Management are responsible for managing 3.5 million acres of public lands in the region.

•

Central Oregon.    Our Central Oregon regional headquarters office is located in Bend, along US Route 97. This region’s key industries include manufacturing, which primarily centers on building products and has expanded to include manufacturing related to aviation, technology and pharmaceuticals. Corporate headquarters operations and administrative centers also play a prominent role in this region’s economy with top employers including Les Schwab Tires and facebook. In addition, the health care sector, agriculture, ranching and related services, and tourism are important to the region’s economy. Although located within Klamath County, we consider our branch in Gilchrist to be part of our Central Oregon region due to its relative proximity to Bend when compared to Klamath Falls.

•

Rogue.    Our Rogue regional headquarters office is located in Medford. This region consists of Jackson County, along the I-5 corridor and bordering California. Key industries in this region include education, health care, agriculture, manufacturing and distribution. Jackson County is home to the headquarters of Lithia Motors and Erickson Air-Crane. Tourism is also important to this region, with wineries, outdoor recreation and the Oregon Shakespeare Festival.

•

Three Rivers.    Our Three Rivers regional headquarters office is located in Grants Pass. This region consists of Josephine County, along the I-5 corridor, and lies west of the Rogue region. The wood products industry plays an important role, along with a mix of light manufacturing, secondary wood products, retail trade and service-based industries. Medical and retirement facilities have expanded into the region in recent years. Tourism is also important to this region, with outdoor recreation activities involving the Rogue, Illinois and Applegate Rivers.

The following table contains information regarding our four regions:

			Projected growth		Unemployment rate(1)
			2010-2015
Counties by region	Population	Median household income	Population	Median household income	Unempl. rate (May 2011)	Change over last twelve months

Klamath/Lake
Klamath County	66,425	$39,388	0.39%	14.13%	11.1%	-110 bps
Lake County	7,363	$36,050	-0.81%	14.78%	11.6%	-100 bps

Central Oregon
Crook County	25,089	$43,070	12.06%	15.05%	14.5%	-140 bps
Deschutes County	168,710	$53,137	13.90%	12.07%	11.6%	-210 bps
Jefferson County	21,828	$45,122	3.06%	15.05%	12.0%	-100 bps

Rogue
Jackson County	208,541	$47,042	4.90%	14.81%	10.9%	-130 bps

Three Rivers
Josephine County	83,853	$38,770	2.74%	15.13%	11.6%	-180 bps

United States		$54,442	3.85%	12.39%	9.1%	-60 bps

Source:	SNL Financial LC

Note:	Population data as of June 30, 2010.

(1)	Unemployment data as of May 2011, not seasonally adjusted.

Community banking

Community banking encompasses commercial and consumer banking services provided through the Bank, primarily the acceptance of deposits, extensions of credit, mortgage loan origination, and trust services. Our community banking philosophy emphasizes providing clients with commercial and consumer banking products and services locally using a personalized service approach while strengthening the communities in our regions through community service.

Lending

We offer short- and long-term commercial and industrial, agricultural, commercial real estate, residential real estate, consumer and other loans to businesses and individuals in our regions. We have comprehensive credit policies establishing company-wide underwriting and documentation standards to assist management in the lending process and to limit our risk. These credit policies establish lending guidelines based on the experience and authority levels of the personnel located in each banking office and region. The policies also establish thresholds at which loan requests must be approved by our loan committee or the board of directors. Although each loan must meet minimum underwriting standards established in our credit policies, regional credit administrators and loan officers are granted specified levels of authority in approving and pricing loans to assure that our regions and branches are responsive to competitive issues and community needs in each region.

We market our lending products and services to qualified lending clients through our prominent marketing initiatives, conveniently located branch offices and exceptional client service. Credit decisions and applicable rates are based upon the prudent underwriting of lending personnel as to the prospective borrower’s ability and willingness to repay the proposed loan in accordance with the agreed-upon terms. We target our business development and marketing strategy primarily on local businesses with between $500,000 and $50 million in annual revenue. Our lending officers actively solicit the business of companies entering our regions as well as long-standing businesses operating in the regions we serve. We seek to attract new lending clients through professional service, our understanding of our markets and competitive pricing. We also actively pursue consumer lending opportunities.

Commercial loans.    Our commercial and industrial loans are generally made to small and medium-sized manufacturing, wholesale, retail and service businesses. The loans are generally repaid by the business operations of the borrower, but are also secured by the borrower’s inventory, accounts receivable, equipment and/or personal guarantees.

Commercial and residential real estate loans.    We provide interim construction and permanent financing for both single-family and multi-unit properties and medium-term loans for commercial, agricultural and industrial property and/or buildings and equity lines of credit secured by real estate. Residential real estate loans are typically sold in the secondary market. Those residential real estate loans not sold are typically secured by first liens on the financed property. Our construction loans include residential construction, commercial construction, land and land development and other construction loans.

Agricultural loans.    Our agricultural loans generally consist of short and medium-term loans and lines of credit. Agricultural loans are ordinarily secured by assets such as livestock or equipment and are repaid from the operations of the farm or ranch.

Consumer loans.    Our consumer loans include direct personal loans and lines of credit. Lines of credit are generally floating rate loans that are unsecured or secured by personal property.

JELD-WEN.    We have implemented a policy of risk limitation relative to capital for loans that are dependent on the success of JELD-WEN, which includes loans unlikely to be repaid in the event that there was a significant change in JELD-WEN’s business, liquidity position or prospects. We conduct a quarterly analysis of loans dependent on the success of JELD-WEN. As a part of our analysis, we obtain certain corporate and financial information regarding JELD-WEN, and meet with its president and chief executive officer.

Underwriting

We seek to maintain a broadly diversified loan portfolio in terms of type of client, type of loan product, geographic area and industries in which our business clients are engaged. We adhere to disciplined underwriting standards, but also remain cognizant of the need to serve the credit needs of clients in our regions by offering flexible loan solutions in a responsive and timely manner.

The Bank’s board of directors has the responsibility for review, approval, and direction for implementation of the Bank’s loan policy. The Bank’s board of directors conducts formal, annual reviews of lending policy. The implementation and administration of the board approved policy is supervised by our Chief Credit Officer. Our Chief Credit Officer is responsible for periodic review of loan policy and informs the board of modifications or changes that should be considered due to economic conditions, the Bank’s financial condition, competition, our targeted loan to deposit ratio of 90% and concentrations in various loan portfolios. The Bank’s board of directors receives reports of weekly loan committee meetings and implementation of the Bank’s loan policy, including loan production information. All loans more than 30 days past due at each month end, charge-offs and requests for approval of charge-offs in excess of $50,000 are brought to the board, as well as all insider loan transactions. All classified loans are reported monthly to the board, and all loans that carry a special mention risk rating are reported quarterly.

The Bank’s loan committee is comprised of the Bank’s President, Chief Financial Officer, Chief Credit Officer, Klamath/Lake region Credit Administrator, Rogue region Credit Administrator, Central Oregon region Credit Administrator, Three Rivers region Credit Administrator, Agricultural Lending Manager, Branch Administrator, two non-employee Bank board members and one at-large position appointed annually by our Chief Credit Officer.

The responsibilities of the loan committee are to:

•	Review, approve or decline all loans in excess of the assigned lending limits of our Chief Credit Officer.

•	Review and recommend lending policy and procedures.

•	Review all loan related charge-offs, and recommend for Bank board action all charge-offs $50,000 or more.

•	Review loan limits of all lending officers as recommended by our Chief Credit Officer, with appropriate recommendation to the Bank’s board of directors for approval.

•	Review, approve or decline all insider transactions up to and including $500,000 and make recommendation to the Bank’s board for action on all insider loan proposals above $500,000.

•

Review all loans declined at the branch or loan officer levels not previously receiving secondary review. Loans declined by our Chief Credit Officer, loan committee, or the Bank’s board of directors, do not require further review.

•	Review all past due and non-performing loans weekly.

•	Review and approve the allowance for loan and lease loss (ALLL) quarterly and recommend acceptance by the Bank’s board.

Our Chief Credit Officer annually recommends officer lending limits for review and approval by the loan committee and the Bank’s board of directors. In applying lending limits each Regional Credit Administrator, may exclude up to $50,000, and our Chief Credit Officer up to $250,000, in conforming consumer purpose loans, or loans secured by Company stock and accounts, in the aggregate total to any borrower, over and above assigned limits. Individual limits are determined in accordance with the lender’s experience, responsibility, and title. All commercial loans less than $150,000 are reportable to the Regional Credit Administrator. All conforming consumer loans up to $150,000 are reportable to the Regional Credit Administrator of our Klamath/Lake region. Loans in excess of $150,000 are reported to our Chief Credit Officer. Loans in excess of $250,000, regardless of assigned limit, are reported to the loan committee.

Limit on aggregate credit exposure to a single borrower

We generally limit the Bank’s aggregate credit exposure, including both funded and unfunded amounts, to any one borrower to $10.0 million, which is lower than the Bank’s legal lending limit of $11.4 million as of March 31, 2011. Any exceptions to this limit must be approved by the Bank’s loan committee.

Concentration limits

We have established the following concentration guidelines for the percentage of total loans to total risk-based capital for each designated loan category:

Commercial loans (including commercial real estate and agriculture)	900%
• Real estate—all commercial real estate	450%
• Construction and land development	125%
• Commercial real estate less owner occupied	300%
• Agricultural, forestry and fisheries	150%
Consumer purpose loans to individuals	100%
Residential real estate 1-4 family (portfolio)	100%

We define concentrations as groups of loans with a single or common source of repayment that exceed 25% of the Bank’s total risk-based capital, such as any single business or industry, type of collateral or product line. We regularly monitor concentrations and report concentrations to the Bank’s board of directors. Concentration of credit exposure for aggregate loans to employees of JELD-WEN, or loans solely dependent upon the liquidation of shares JELD-WEN common stock, are limited to a maximum of 50% of the Bank’s Tier 1 capital. As of March 31, 2011, we had $30.5 million of loans, or 44.5% of the Bank’s Tier 1 capital, outstanding to clients that are either employees of JELD-WEN, inc. or clients with loans secured by JELD-WEN stock.

Deposits

We offer traditional depository products including checking, savings and time deposits. Deposits at the Bank are insured by the FDIC up to statutory limits. We also offer repurchase agreements primarily to commercial and municipal depositors. Under repurchase agreements, we sell investment securities held by the Bank to our clients under an agreement to repurchase the investment securities at a specified time or on demand. The Bank does not, however, physically transfer the investment securities. All outstanding repurchase agreements are due in one business day. As of March 31, 2011, we had $0.6 million in outstanding repurchase agreements.

Trust financial services

We provide trust services, including the administration of estates and personal trusts. As of March 31, 2011, the Bank’s Trust Services department had $166.2 million of assets under administration and we had 286 trust clients. We serve as a corporate trustee for a wide array of trusts, such as living trusts, testamentary trusts, irrevocable life insurance trusts, and generation skipping trusts, and as a corporate fiduciary of estates and guardianships. As of March 31, 2011, our Trust Services department had 16 employees, including six trust officers.

Wealth management

Our broker-dealer and investment advisor subsidiary provides a wide range of services to individuals, businesses and nonprofit organizations. South Valley Wealth Management offers investment advice to individuals, employee benefit plans and charitable foundations, and insurance planning, and assists clients in organizing, analyzing and understanding their financial information and setting financial goals. South Valley Wealth Management works with clients to develop investment and asset allocation strategies, and wealth transfer and estate plans. South Valley Wealth Management also provides traditional custodial services, including serving as custodian for self-directed individual retirement accounts and other retirement accounts. South Valley Wealth Management offers clients retail brokerage capabilities through a nationally recognized third party broker-dealer. As of March 31, 2011, South Valley Wealth Management had $307.5 million of assets under administration and had 2,325 client relationships. South Valley Wealth Management has 11 employees, including 7 financial advisors.

Centralized services

In addition to our regional administration to support branches and local decision-making and to ensure personalized client services, we have centralized other operations to provide consistent service levels to our clients company-wide, to gain efficiency in management of those activities and to ensure regulatory compliance. Centralized operational activities generally support our regions and branches in the delivery of products and services to clients and include marketing, credit cards, mortgage loan sales and servicing, consumer loan processing and other operational activities. Additionally, policy and management direction and specialized staff support services have been centralized to enable our banking offices to serve their markets more effectively. These services include finance, accounting, human resource management and risk management.

Competition

Commercial banking is highly competitive. The Bank competes with other financial institutions located or doing business in Oregon for deposits, loans and trust services accounts. We also compete with savings and loan associations, savings banks and credit unions for deposits and loans. In addition, we compete with large banks and other financial intermediaries, such as consumer finance companies, brokerage firms, mortgage banking companies, insurance companies, securities firms, mutual funds and certain government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services. We generally compete on the basis of client service, long-standing presence in the community, a significant branch network in our regions and responsiveness to client needs, as well as the range and quality of products that we offer.

Our large, national bank competitors with branches or offices in our regions are Bank of America, Bank of the West, JPMorgan Chase Bank, Key Bank, U.S. Bank and Wells Fargo Bank. Regional banks operating in our regions include Bank of the Cascades, Columbia State Bank, Home Federal Bank, PremierWest Bank, Sterling Savings Bank, Umpqua Bank, Washington Federal Savings & Loan and West Coast Bank. Small, community banks and thrifts in our regions include Evergreen Federal Savings & Loan, High Desert Bank and People’s Bank of Commerce. Rogue Federal Credit Union is a significant competitor for deposits in our Klamath/Lake, Rogue and Three Rivers regions and Pacific Crest Federal Credit Union is a small credit union with branches in our Klamath/Lake region.

The following table lists industry information for counties in the regions in which we operate:

Counties by region	Total number of banking organizations	Total number of banking offices	Total deposits in county ($000s)	Bank deposit market share rank	Bank deposit market share

Klamath/Lake(1)
Klamath County	8	20	$779,395	1	34.41%
Lake County	3	3	$93,933	1	37.29%

Central Oregon
Crook County	6	6	$213,218	6	2.74%
Deschutes County	14	68	$2,635,087	8	4.36%
Jefferson County	6	6	$133,426	6	1.49%

Rogue
Jackson County	14	78	$2,796,890	11	3.22%

Three Rivers(2)
Josephine County	12	30	$1,291,985	1	17.64%

Source: FDIC Summary of Deposits as of June 30, 2010 (most recently available); banking organizations include banks and savings and loan associations.

(1)	The Bank’s Gilchrist branch is located in Klamath County and included for the purposes of this table in the Klamath/Lake Region. The Bank considers Gilchrist as part of its Central Oregon region. We present information elsewhere in this prospectus with the Gilchrist branch deposits in the Central Oregon region.

(2)	Josephine County deposits are deposits of Home Valley Bank as of June 30, 2010.

Employees

As of March 31, 2011, we employed 320 full-time equivalent employees, none of whom are represented by a collective bargaining unit or are parties to a collective bargaining agreement. We consider our employee relations to be good.

Properties

Our headquarters is located at 803 Main Street, Klamath Falls, Oregon and as indicated below includes the Bank’s main banking office. We also provide banking services at the following 24 locations in Oregon, of which seven properties are leased from independent third parties and 17 properties are owned by us.

Klamath / Lake Region	Owned or leased		Approximate Sq. Ft. of building	Year built

803 Main Street, Klamath Falls	Owned		31,960	1929
5215 S. 6th Street, Klamath Falls	Owned		5,126	1982
125 North E Street, Lakeview	Owned		4,458	2006
2491 Dahlia Street, Klamath Falls	Owned		1,696	1993
3808 Brooke Drive, Klamath Falls	Owned		3,084	2007
1613 Washburn Way, Klamath Falls	Owned		2,682	1993

Rogue Region

891 O’Hare Parkway, Medford	Owned		14,254	2003
600 Biddle Road, Medford	Owned		3,375	1993
2323 Avenue H, White City	Owned		3,813	2006
3220 Hillcrest, Medford	Leased		2,664	2008
116 West Valley View Road, Talent	Ground Lease		1,660	2008

Central Oregon Region

572 SW Bluff Drive, Bend	Leased		5,626	2000
51535 S Huntington Road, La Pine	Leased		3,025	2000
855 SW Veterans Way, Redmond	Owned		4,406	2006
735 NE Purcell Boulevard, Bend	Ground Lease		3,633	2009
610 Arrowleaf Trail, Sisters	Owned		3,489	2008
135345 Highway 97 N, Gilchrist	Leased		1,275	1939
1570 NE 3rd Street, Prineville	Owned		4,170	2006
910 SW Highway 97, Madras	Leased		2,540	2007

Three Rivers Region

110 SW 4th Street, Grants Pass	Owned		9,036	1999
135 S Redwood Highway, Cave Junction	Owned		3,335	2007
290 Union Avenue, Grants Pass	Owned		4,426	2003
1532 NE F Street, Grants Pass	Owned	*	3,465	2009
5080 Monument Drive, Grants Pass (Merlin)	Owned		3,006	2007

*	Purchase pending from FDIC, as receiver for Home Valley Bank.

We own land in Bend, Madras and Medford that we believe is suitable for the future construction of additional branch facilities. We also own land in Klamath Falls that we believe is suitable for future development into a new corporate headquarters and branch.

Our Information Services department operates in a 3,000 square foot building constructed in 1993 and adjacent to our Klamath Falls 5215 South 6th Street branch, which was the Bank’s original headquarters. Our Trust Services department operates at a 4,508 square foot leased facility in Medford located in the same development as our Rogue regional administration center and branch located at 891 O’Hare Parkway.

We believe each of our facilities is suitable and adequate to meet our current operational needs.

Legal proceedings

In the normal course of business, we are named or threatened to be named as a defendant in various lawsuits. Management, following consultation with legal counsel, does not expect the ultimate disposition of any or a combination of these matters to have a material adverse effect on our business.

Regulatory matters

Primarily as a result of the challenging economic environment in which we have been operating, we have experienced increased levels of non-performing assets, delinquencies and adversely classified assets, as well as net losses from operations in 2009 and increased provisions for loan losses and charge-offs in 2009 and 2010. In addition, we used a portion of our capital to support the assets acquired in our FDIC-assisted acquisition of Home Valley Bank on July 23, 2010. On September 20, 2010, the FDIC and the DFCS issued an Examination Report based on the Bank’s results of operations for the six months ended, and financial condition as of, June 30, 2010, which date preceded the date we completed the FDIC-assisted acquisition of Home Valley Bank. On February 22, 2011, the Bank entered into the MOU with the FDIC and the DFCS.

Under the MOU, the Bank is required to, among other things,

•	reduce all assets classified as “Substandard” in the Examination Report (that have not been previously charged off) by 50% by June 22, 2011, and by 70% by August 22, 2011;

•	refrain from approving any extension of credit to any borrower who had a loan classified as “Substandard” in the Examination Report without first collecting in cash all interest due;

•

develop a liquidity and funds management plan including a minimum primary liquidity ratio (net cash, short-term and marketable assets divided by net deposits and short-term liabilities) of at least 15% and a maximum net non-core funding dependence ratio (non-core funding such as brokered deposits, certificates of deposit greater than $100,000 and borrowed funds divided by longer-term assets such as loans and securities that mature in more than one year) of 20%;

•	develop and implement plans to improve asset quality and increase profitability; and

•	develop and implement policies to improve lending, valuation, credit grading and collection practices.

The MOU also requires us to increase and maintain the Bank’s Tier 1 capital in such an amount as to equal or exceed 10% of the Bank’s average total assets (calculated in accordance with applicable FDIC regulations) by August 22, 2011. We refer to this ratio of Tier 1 capital to the Bank’s average total assets as our Tier 1 leverage ratio. The Bank’s Tier 1 capital primarily consists of its common shareholders’ equity.

On May 18, 2011, our board of directors adopted resolutions at the direction of the Federal Reserve Bank of San Francisco requiring us to take corrective actions and refrain from specified actions to ensure the Bank’s compliance with the MOU, and that are substantially similar in substance and scope to the MOU.

Under the MOU, the Bank may not pay cash dividends to us without prior written approval from the FDIC and the DFCS. Under the board resolutions, we may not pay any dividends on or repurchase our Common Stock, or receive dividends from the Bank, without the prior written approval of the Federal Reserve Bank of San Francisco and the DFCS. We do not expect to be permitted to pay or receive dividends or repurchase shares until we meet all of the requirements of the MOU and the board resolutions. We and the Bank each must obtain prior regulatory approval before adding any new director or senior executive officer or changing the responsibilities of any current senior executive officer. The MOU will remain in effect until stayed, modified, terminated or suspended by the FDIC and the DFCS.

We are working diligently to comply with the MOU and the board resolutions. We are making progress with respect to reducing assets classified as “Substandard;” however, we did not meet the MOU’s 50% “Substandard” asset reduction requirement by June 22, 2011, and do not believe we will meet the MOU’s 70% “Substandard” asset reduction requirements by August 22, 2011. We expect significant improvement in asset quality will be a gradual process dependent in part on the pace of broader economic recovery. As of March 31, 2011, we had reduced the Bank’s assets classified as “Substandard” in the Examination Report (that had not been previously charged off) by 16.1%. As of March 31, 2011, the Bank’s primary liquidity ratio was 13.64%, and the Bank’s net non-core funding dependence ratio was 23.71%. We have implemented a number of plans and policies in relation to lending and collection practices, allowance for loan losses methodology, disposition of adversely classified assets and collection of delinquent loans, which we have discussed with the FDIC or submitted to the FDIC for review. As of March 31, 2011, the Bank’s Tier 1 leverage ratio was 8.14% and we do not believe the Bank will attain a Tier 1 leverage ratio of at least 10% by August 22, 2011. We expect that the Bank’s Tier 1 leverage ratio will meet or exceed the 10% MOU requirement upon completion of the offering contemplated by this prospectus. For additional information regarding the MOU and the board resolutions, see “Risk Factors—We are required to comply with the terms of the MOU, and lack of compliance could result in additional regulatory actions.”

Regulation and supervision

We are subject to extensive regulation under federal and state laws. A description of the material laws and regulations applicable to us is summarized below. This description is not intended to include a summary of all laws and regulations applicable to us. In addition to laws and regulations, state and federal banking regulatory authorities may issue policy statements, interpretive letters and similar written guidance applicable to us. Those issuances may affect the conduct of our business or impose additional regulatory obligations.

Regulatory authorities

As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), and to supervision, regulation and regular examination by the Federal Reserve. Because we will be a public company upon completion of this offering, we will also be subject to the registration and reporting requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, as administered by the SEC. The Bank is subject to supervision and regular examination by its primary banking regulators, the FDIC and the DFCS. The Bank is subject to the Federal Deposit Insurance Act (“FDIA”) and FDIC regulations relating to deposit insurance. South Valley Wealth Management is subject to extensive regulation by the SEC and the Financial Industry Regulatory Authority.

Financial regulatory reform

The Dodd-Frank Act represents a sweeping reform of the supervisory and regulatory framework applicable to financial institutions and capital markets in the United States, certain aspects of which are described below in more detail. The Dodd-Frank Act creates new federal governmental entities responsible for overseeing different aspects of the U.S. financial services industry, including identifying emerging systemic risks. It also shifts certain authorities and responsibilities among federal financial institution regulators, including the supervision of holding company affiliates and the regulation of consumer financial services and products. In particular, and among other things, the Dodd-Frank Act: creates a Bureau of Consumer Financial Protection authorized to regulate providers of consumer credit, savings, payment and other consumer financial products and services; narrows the scope of federal preemption of state consumer laws enjoyed by national banks and federal savings associations and expands the authority of state attorneys general to bring actions to enforce federal consumer protection legislation; imposes more stringent capital requirements on bank holding companies and subjects certain activities, including interstate mergers and acquisitions, to heightened capital conditions; significantly expands underwriting requirements applicable to loans secured by 1-4 family residential real property; restricts the interchange fees payable on debit card transactions for issuers with $10.0 billion in assets or greater; requires the originator of a securitized loan, or the sponsor of a securitization, to retain at least 5% of the credit risk of securitized exposures unless the underlying exposures are qualified residential mortgages or meet certain underwriting standards to be determined by regulation; creates a Financial Stability Oversight Council as part of a regulatory structure for identifying emerging systemic risks and improving interagency cooperation; provides for enhanced regulation of advisers to private funds and of the derivatives markets; enhances oversight of credit rating agencies; and prohibits banking agency requirements tied to credit ratings. On July 21, 2011, the repeal of Regulation Q, which prohibits the payment of interest on demand deposits, under the Dodd-Frank Act goes into effect. As a result of the repeal, on or after July 21, 2011 banks may begin to offer interest-bearing business checking accounts to clients.

Many of the provisions of the Dodd-Frank Act are not applicable to the Holding Company or the Bank, such as provisions relating to the orderly liquidation of, and the establishment of prudential standards for, “Significant Institutions,” those financial organizations (including non-bank financial services providers) with more than $50 billion of total assets. Numerous provisions of the Dodd-Frank Act are required to be implemented through rulemaking by the appropriate federal regulatory agencies over the next few years. It is not clear what form these regulations will ultimately take or if certain provisions of the Dodd-Frank Act will be amended prior to their implementation. Furthermore, while the reforms primarily target systemically important financial service providers, their influence is expected to filter down in varying degrees to smaller institutions over time. As a result, in many respects, the ultimate impact of the Dodd-Frank Act will not be fully known for years, and it is possible that the Dodd-Frank Act, or any other new legislative changes, could have a negative impact on our results of operations and financial condition.

Of particular note is a provision in the Dodd-Frank Act that permits interstate branching notwithstanding existing state laws that prohibit or restrict the establishment or acquisition of branches by out-of-state institutions that do not otherwise have a presence in the state. This provision could affect the franchise value of a state bank that might otherwise be an attractive acquisition candidate for out-of-state institutions. Further, this provision could enable an increase in competition from other institutions seeking a presence in our regions by permitting de novo branches to be established in our market. Oregon law has not been amended in response to this new legislation, but can be expected to be so amended.

Bank holding company

As a matter of policy, the Federal Reserve expects a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under this “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank. The Federal Reserve may also determine that the bank holding company is engaging in unsafe and unsound practices if it fails to commit resources to a troubled subsidiary bank. A capital injection or other financial or managerial support may be required at times when the bank holding company does not have the resources to provide it. A capital injection in the form of a loan is also subordinate to deposits and to certain other indebtedness of its subsidiary banks. In order to assess the financial strength of the Holding Company, the Federal Reserve conducts throughout the year periodic onsite and offsite inspections and credit reviews of the Holding Company.

We are required by the Bank Holding Company Act to obtain Federal Reserve approval prior to acquiring, directly or indirectly, ownership or control of voting stock of any bank, if, after the acquisition, we would own or control more than 5% of its voting stock. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company’s initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by state law of such deposits in that state (Oregon law does not set a greater or lesser amount). The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. Banks are also permitted to acquire and to establish new branches in other states where authorized under the laws of those states. With regard to interstate bank mergers, a state can prohibit them entirely or prohibit them to the extent that they would exceed such a specified percentage of insured bank deposits, provided the prohibition does not discriminate against out-of-state banks. The Dodd-Frank Act preempts state laws as they pertain to restrictions and limitations on interstate banking, and banks are currently permitted substantially unlimited ability to open branch offices in other states. As of the date of this prospectus, Oregon law has not been amended in response to the Dodd-Frank Act with respect to interstate banking, but can be expected to be so amended.

Our ability to redeem shares of Holding Company stock is limited under Federal Reserve regulations. In general, those regulations permit us to redeem stock without prior approval of the Federal Reserve only if the Holding Company is well capitalized both before and immediately after the redemption. In February of 2009, the Federal Reserve issued SR 09-4 which, among other things, requires all bank holding companies to consult with the Federal Reserve prior to redeeming stock without regard to capital status or regulations otherwise permitting redemptions without prior approval of the Federal Reserve. The Federal Reserve has not indicated whether SR 09-4 will be rescinded.

Restrictions on transfers of funds to us

Dividends from the Bank are the primary source of funds for the payment of our expenses of operating and for the payment of dividends to and the repurchase of stock from our shareholders. Under both state and federal law, the amount of dividends that may be paid by the Bank from time to time is limited. Under Oregon law, the Bank may not pay dividends in excess of unreserved retained earnings, deducting therefrom, to the extent not already charged against earnings or reflected in a reserve, the following: (a) all bad debts, which are debts on which interest is past due and unpaid for at least six months, unless the debt is fully secured and in the process of collection; (b) all other assets charged-off as required by Oregon bank regulators or a state or federal examiner; and (c) all accrued expenses, interest and taxes of the institution. In general, banks are also prohibited from making capital distributions, including dividends, and are prohibited from paying management fees to control persons if it would be “undercapitalized” under the regulatory framework for corrective action after making these payments. See “—Capital Standards and Prompt Corrective Action.” It is also possible that, depending upon the financial condition of the Bank and other factors, regulatory authorities could conclude that payment of dividends or other payments, including payments to us, is an unsafe or unsound practice and impose restrictions or prohibit these payments.

A state or federal banking regulator may also impose, by regulatory order, agreement or other action, specific dividend limitations or prohibitions in certain circumstances. The Bank has entered into a MOU with the FDIC and the DFCS, pursuant to which it agreed, among other things, not to pay dividends without prior regulatory approval. Also, on May 18, 2011, the Holding Company’s board of directors adopted resolutions at the direction of the Federal Reserve Bank of San Francisco and the DFCS that provides, among other things, that we will not accept dividends from the Bank without the prior written approval.

Certain restrictive covenants in future debt instruments may also limit the Bank’s ability to make dividend payments to us. Furthermore, because we are a legal entity separate and distinct from the Bank, our right to participate in the distribution of assets of the Bank upon its liquidation or reorganization will be subject to the prior claims of the Bank’s creditors. In the event of such a liquidation or other resolution, the claims of depositors and other general or subordinated creditors of the Bank are entitled to a priority of payment over any claims of holders of any obligation of the Bank to its shareholders, including the Holding Company, or its shareholders or creditors.

Restrictions on transactions with affiliates, directors and officers

Under the Federal Reserve Act, the Bank may not lend funds to, or otherwise extend credit to or for our benefit or the benefit of our affiliates, except on specified types and amounts of collateral and other terms required by state and federal law. The limitation on lending may limit our ability to obtain funds from the Bank for our cash needs, including funds for payment of dividends, interest and operational expenses.

The Federal Reserve also has authority to define and limit the transactions between banks and their affiliates. The Federal Reserve’s Regulation W and relevant federal statutes and other federal regulations, among other things, impose significant additional limitations on transactions in which the Bank may engage with us.

Federal Reserve Regulation O restricts loans to the Bank and Holding Company insiders, which includes directors, officers and principal shareholders and their respective related interests. All extensions of credit to the insiders and their related interests must be on the same terms as, and subject to the same loan underwriting requirements as, loans to persons who are not insiders. In addition, Regulation O imposes lending limits on loans to insiders and their related interests and imposes, in certain circumstances, requirements for prior approval of the loans by the Bank board of directors.

All of the Bank’s loans to its or the Holding Company’s executive officers, directors and greater-than-10% shareholders, and affiliated interests of these persons, comply with the requirements of Regulation W and Regulation O.

Capital standards and prompt corrective action

While capital has historically been one of the key measures of the financial health of both holding companies and depository institutions, its role is becoming fundamentally more important in the wake of the financial crisis. Not only will capital requirements increase, but the type of instruments that constitute capital will also change, and, as a result of the Dodd-Frank Act, after a phase-in period, bank holding companies will have to hold capital under rules as stringent as those for insured depository institutions. Moreover, the actions of the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, to reassess the nature and uses of capital in connection with an initiative called “Basel III,” discussed below, will likely have a significant impact on the capital requirements applicable to U.S. bank holding companies and depository institutions.

Regulatory capital requirements

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking authorities. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors. Under the guidelines, banking organizations are required to maintain minimum ratios for Tier 1 capital and total capital to risk-weighted assets (including certain off-balance sheet items, such as letters of credit). For purposes of calculating the ratios, a banking organization’s assets and some of its specified off-balance sheet commitments and obligations are assigned to various risk categories. Generally, under the applicable guidelines, a financial institution’s capital is divided into two tiers. These tiers are:

•	Tier 1 (core capital). Tier 1 capital includes common equity, non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less both goodwill and, with certain limited exceptions, all other intangible assets. Bank holding companies, however, may include up to a limit of 25% of cumulative preferred stock in their Tier 1 capital.

•

Tier 2 (supplementary capital).    Tier 2 capital includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt and the allowance for loan and lease losses, subject to certain limitations.

Institutions that must incorporate market risk exposure into their risk-based capital requirements may also have a third tier of capital in the form of restricted short-term subordinated debt.

We, like other bank holding companies, currently are required to maintain Tier 1 capital and total capital (the sum of Tier 1 and Tier 2 capital) equal to at least 4.0% and 8.0%, respectively, of our total risk-weighted assets. The Bank, like other depository institutions, is required to maintain similar capital levels under capital adequacy guidelines. For a depository institution to be considered “well capitalized” under the regulatory framework for prompt corrective action its Tier 1 and total capital ratios must be at least 6.0% and 10.0% on a risk-adjusted basis, respectively.

Bank holding companies and banks are also required to comply with minimum leverage ratio requirements. The leverage ratio is the ratio of a banking organization’s Tier 1 capital to its total adjusted quarterly average assets (as defined for regulatory purposes). The requirements necessitate a minimum leverage ratio of 3.0% for holding companies and banks that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority’s risk-adjusted capital measure for market risk. All other holding companies and banks are required to maintain a minimum leverage ratio of 4.0%, unless a different minimum is specified by an appropriate regulatory authority. For a depository institution to be considered “well capitalized” under the regulatory framework for prompt corrective action, its leverage ratio must be at least 5.0%.

As of March 31, 2011, our Tier 1 capital ratios were 11.99% at the Holding Company and 11.68% at the Bank, our total capital ratios were 13.25% at the Holding Company and 12.94% at the Bank, and our Tier 1 leverage ratios were 8.35% at the Holding Company and 8.14% at the Bank. See “Risk Factors—We are required to comply with the terms of the MOU, and lack of compliance could result in additional regulatory actions” and “Business—Regulatory Matters” for additional information regarding the MOU and requirements to increase the Bank’s Tier 1 capital.

The capital guidelines also provide that banking organizations experiencing significant internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the bank regulators provide that concentration of credit risks arising from non-traditional activities, as well as an institution’s ability to manage these risks, are important factors to be taken into account by regulatory authorities in assessing an organization’s overall capital adequacy.

The FDIA and prompt corrective action

The FDIA requires, among other things, the federal banking authorities to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. The FDIA sets forth the following five capital tiers: “well capitalized,” “adequately-capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors, as established by regulation. The relevant capital measures are the total capital ratio, the Tier 1 capital ratio and the Tier 1 leverage ratio.

Under the regulations adopted by the federal regulatory authorities, a bank will be: (a) “well capitalized” if the institution has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater and is not subject to any written agreement, order or capital directive to meet and maintain a specific capital level for any capital measure; (b) “adequately-capitalized” if the institution has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater and a leverage ratio of 4.0% or greater (3.0% in certain circumstances) and is not “well capitalized;” (c) “undercapitalized” if the institution has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0% or a leverage ratio of less than 4.0% (3.0% in certain circumstances); (d) “significantly undercapitalized” if the institution has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio of less than 3.0%; and (e) “critically undercapitalized” if the institution’s tangible equity is equal to or less than 2.0% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. Our regulatory capital ratios and those of the Bank are in excess of the published levels established for “well capitalized” institutions; however, the Bank is deemed to not be “well capitalized” because the MOU requires that the Bank’s Tier 1 leverage ratio be 10% or greater. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations and the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects for other purposes.

The FDIA generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. The authorities may not accept such a plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with the capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (a) an amount equal to 5.0% of the depository institution’s total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including mandated capital raising activities such as orders to sell sufficient voting stock to become “adequately-capitalized,” requirements to reduce total assets, restrictions for interest rates paid, removal of management and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

A bank that is not “well capitalized” as defined by applicable regulations may, among other regulatory requirements or limitations, be prohibited under federal law and regulation from accepting or renewing brokered deposits.

Assessments

The capital stock of banks organized under Oregon law, such as the Bank, may be subject to assessment upon the direction of the DFCS under the Oregon Bank Act.

Under the FDIA, the appropriate federal banking authority may take certain actions with respect to significantly or critically undercapitalized institutions. The actions may include requiring the sale of additional shares of the institution’s stock or other actions deemed appropriate by the federal banking authority, which could include assessment on the institution’s stock.

Dodd-Frank Act and Basel III

Under provisions of the Dodd-Frank Act and Basel III, enhanced capital standards for banks and bank holding companies will ultimately be established and will require more capital to be held in the form of common stock and will disallow certain funds from being included in a Tier 1 capital determination. Once fully implemented, these provisions may represent regulatory capital requirements which are meaningfully more stringent than those outlined above.

The current risk-based capital guidelines that apply to the Bank and will apply to the Holding Company are based upon the 1988 capital accord of the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, as implemented by the U.S. federal banking agencies on an interagency basis. In 2008, the banking agencies collaboratively began to phase-in capital standards based on a second capital accord, referred to as “Basel II,” for large or “core” international banks (generally defined for U.S. purposes as having total assets of $250 billion or more or consolidated foreign exposures of $10.0 billion or more). Basel II emphasized internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement to a strengthened set of capital requirements for banking organizations in the United States and around the world, known as Basel III. The agreement is currently supported by the U.S. federal banking agencies. As agreed to, Basel III is intended to be fully-phased in on a global basis on January 1, 2019. However, the ultimate timing and scope of any U.S. implementation of Basel III remains uncertain. As agreed to, Basel III would require, among other things: (i) an increase in minimum required common equity to 7% of total assets; (ii) an increase in the minimum required amount of Tier 1 capital from the current level of 4% of total assets to 8.5% of total assets; (iii) an increase in the minimum required amount of total capital, from the current level of 8% to 10.5%. Each of these increased requirements includes 2.5% attributable to a capital conservation buffer to be phased in from January 2016 until January 1, 2019. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. There will also be a required countercyclical buffer to achieve the broader goal of protecting the banking sector from periods of excess aggregate credit growth.

Pursuant to Basel III, certain deductions and prudential filters, including minority interests in financial institutions, mortgage servicing rights and deferred tax assets from timing differences,

would be deducted in increasing percentages beginning January 1, 2014, and would be fully deducted from common equity by January 1, 2018. Certain instruments that no longer qualify as Tier 1 capital, such as trust preferred securities, also would be subject to phase-out over a 10-year period beginning January 1, 2013.

The Basel III agreement calls for national jurisdictions to implement the new requirements beginning January 1, 2013. At that time, the U.S. federal banking authorities, including the Federal Reserve, will be expected to have implemented appropriate changes to incorporate the Basel III concepts into U.S. capital adequacy standards. Although the Basel III changes, as implemented in the United States, will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to the Holding Company and the Bank.

Safety and soundness standards and other enforcement mechanisms

The FDIC has adopted guidelines establishing standards for safety and soundness, asset quality and earnings, internal controls and audit systems, among others, as required by the FDICIA. These standards are designed to identify potential concerns and ensure that action is taken to address those concerns before they pose a risk to the Deposit Insurance Fund. If the FDIC determines that an institution fails to meet any of these standards, it may require the institution to submit an acceptable plan to achieve compliance with the standard. If the institution fails to submit an acceptable plan within the time allowed by the authority or fails in any material respect to implement an accepted plan, the authority must, by order, require the institution to correct the deficiency.

Federal banking authorities possess broad enforcement powers to take corrective and other supervisory action on an insured bank and its holding company. Moreover, federal laws require each federal banking authority to take prompt corrective action to resolve the problems of insured banks. Bank holding companies and insured banks are subject to a wide range of potential enforcement actions by federal regulators for violation of any law, rule, regulation, standard, condition imposed in writing by the regulator, or term of a written agreement with the regulator.

Deposit insurance

The FDIC is an independent federal agency that insures deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. The FDIC insures our client deposits through the Deposit Insurance Fund up to prescribed limits for each depositor. Pursuant to the Emergency Economic Stabilization Act of 2008 (the “EESA”), the maximum deposit insurance amount was increased from $100,000 to $250,000 per depositor. The EESA, as amended by the Helping Families Save Their Homes Act of 2009, provides that the basic deposit insurance limit will return to $100,000 after December 31, 2013; however, the Dodd-Frank Act made permanent the $250,000 per depositor insurance limit for qualifying accounts. The amount of FDIC assessments paid by each deposit insurance fund member institution is based on its relative risk of default as measured by regulatory capital ratios and other supervisory factors. Pursuant to the Federal Deposit Insurance Reform Act of 2005, the FDIC is authorized to set the reserve ratio for the deposit insurance fund annually at between 1.15% and 1.50% of estimated insured deposits. The Dodd-Frank Act eliminated the previous requirement to set the reserve ratio within a range of 1.15% to 1.50%, directed the FDIC to set the reserve ratio at a minimum of 1.35% and eliminated the maximum limitation on the reserve ratio. Subsequent to the passage of the Dodd-Frank Act, the FDIC set the reserve ratio at 2.0%, but has not announced how it will increase the Deposit Insurance Fund to this level. The FDIC has stated that it views the 2.0% reserve ratio as a long-range, minimum target. The setting of the reserve ratio does not, by itself, serve as a trigger for assessment rate determinations. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis.

The FDIC made several adjustments to the assessment rate during 2009 including a special assessment permitted under statutory authority granted in 2008. The assessment schedule published as of April 1, 2009 and effective for assessments on and after September 30, 2009 provides for assessment ranges, based upon risk assessment of each insured depository institution, of between 7 and 77.5 cents per $100 of domestic deposits.

On November 21, 2008, the FDIC adopted a final rule relating to the TLG Program. Under the TLG Program, the FDIC will (a) guarantee, through the earlier of maturity or June 30, 2012, certain newly issued senior unsecured debt issued by participating institutions on or after October 14, 2008 and before June 30, 2009 and (b) provide full FDIC deposit insurance coverage for non-interest-bearing transaction deposit accounts, NOW accounts paying less than 0.5% interest per annum and Interest on Lawyers Trust Accounts held at participating FDIC-insured institutions through December 31, 2009. On March 17, 2009, the FDIC extended the debt guarantee program through October 31, 2009. The Bank elected to participate in the deposit insurance coverage guarantee program. The Bank elected not to participate in the unsecured debt guarantee program. Coverage under the TLG Program was available for the first 30 days without charge. The fee assessment for deposit insurance coverage is 10 basis points per annum on amounts in covered accounts exceeding $250,000.

All FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation (“FICO”), an agency of the Federal government established to recapitalize the predecessor to the deposit insurance fund. The FICO assessment rates, which are determined quarterly, averaged 0.01% of insured deposits in fiscal 2010. These assessments will continue until the FICO bonds mature in 2017.

On November 17, 2009, the FDIC imposed a prepayment requirement on most insured depository organizations, requiring that the organizations prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 and for each calendar quarter for calendar years 2010, 2011 and 2012. The FDIC has stated that the prepayment requirement was imposed in response to a negative balance in the deposit insurance fund.

The Bank made its last prepayment on March 31, 2011 in the total amount of $0.3 million. The actual assessments becoming due from the Bank on the last day of each calendar quarter will be applied against the prepaid amount until the prepayment amount is exhausted. If the prepayment amount is not exhausted before June 30, 2013 any remaining balance will be returned to the Bank. The prepayment amount does not bear interest.

Customer privacy and other consumer protections

The Bank is subject to a variety of federal and state laws, regulations and reporting obligations aimed at protecting consumers and Bank clients. Failure to comply with these laws and regulations may, among other things, impair the collection of loans made in violation of the laws and regulations, provide borrowers or other clients certain rights and remedies or result in the imposition of penalties on the Bank.

The Financial Services Modernization Act, or Gramm-Leach Bliley Act (“GLB Act”), imposes customer privacy requirements on any company engaged in financial activities, including us. Under these requirements, a company is required to protect the security and confidentiality of customer nonpublic personal information. In addition, for customers who obtain a financial product such as a loan for personal, family or household purposes, a company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter. The company must also disclose its policies concerning the sharing of the customer’s nonpublic personal information with affiliates and third parties. Finally, a company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or marketing through electronic mail.

The Equal Credit Opportunity Act generally prohibits discrimination in credit transactions on, among other things, the basis of race, color, religion, national origin, sex, marital status or age and, in certain circumstances, limits the Bank’s ability to require co-obligors or guarantors as a condition to the extension of credit.

The Real Estate Settlement Procedures Act (“RESPA”) requires certain disclosures be provided to borrowers in real estate loan closings or other real estate settlements. In addition, RESPA limits or prohibits certain settlement practices, fee sharing, kickbacks and similar practices that are considered to be abusive.

The Truth in Lending Act (“TILA”) requires disclosures to borrowers and other parties in consumer loans including, among other things, disclosures relating to interest rates and other finance charges, payments and payment schedules and annual percentage rates. TILA provides remedies to borrowers upon certain failures in compliance by a lender.

The Fair Housing Act regulates, among other things, lending practices in residential lending and prohibits discrimination in housing related lending activities on the basis of race, color, religion, national origin, sex, handicap, disability or familial status.

The Home Mortgage Disclosure Act requires certain lenders and other firms engaged in the home mortgage industry to collect and report information relating to applicants, borrowers and home mortgage lending activities in which they engage in their market areas or communities. The information is used for, among other purposes, evaluation of discrimination or other impermissible acts in home mortgage lending.

The Home Ownership and Equity Protection Act regulates terms and disclosures of certain closed end home mortgage loans that are not purchase money loans and includes loans classified as “high cost loans.”

The Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, generally limits lenders and other financial firms in their collection, use or dissemination of customer credit information, gives customers some access to, and control over, their credit information and requires financial firms to establish policies and procedures intended to deter identity theft and related frauds.

The Fair Debt Collection Practices Act regulates actions that may be taken in the collection of consumer debts and provides consumers with certain rights of access to information related to collection actions.

The Electronic Fund Transfer Act and regulations thereunder regulate fees and other terms on electronic funds transactions and prohibits financial institutions from charging an overdraft fee for automated teller machine and one-time debit card transactions that overdraw a consumer deposit account, unless the customer opts in to having the overdrafts authorized and paid.

The Dodd-Frank Act establishes a Bureau of Consumer Protection within the Federal Reserve to oversee consumer financial products, with jurisdiction over large depository institutions; mortgage lenders, brokers and servicers; lenders of private student and payday loans; and other large providers of consumer financial products. The specific effects of this new legislation cannot be accurately evaluated or predicted at this time.
In addition, the Community Reinvestment Act (“CRA”), generally requires the federal banking authorities to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of fair lending laws, the federal banking authorities may take compliance with these laws and CRA into account when regulating and supervising our other activities or in authorizing new activities such as acquisitions.

In connection with its assessment of CRA performance, the appropriate bank regulatory authority assigns a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.” The Bank received a “satisfactory” rating on its most recent published examination. Although the Bank’s policies and procedures are designed to achieve compliance with all fair lending and CRA requirements, instances of non-compliance are occasionally identified through normal operational activities. Management responds proactively to correct all instances of non-compliance and implement procedures to prevent further violations from occurring.

USA PATRIOT Act

The USA PATRIOT Act of 2001 (the “USA PATRIOT Act”) amended the Bank Secrecy Act of 1970 and the Money Laundering Control Act of 1986 and adopted additional measures requiring insured depository institutions, broker-dealers and certain other financial institutions to have policies, procedures and controls to detect, prevent and report money laundering and terrorist financing. The USA PATRIOT Act includes the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 and also amends laws relating to currency control and regulation. The laws and related regulations also provide for information sharing, subject to conditions, between federal law enforcement agencies and financial institutions, as well as among financial institutions, for counter-terrorism purposes. Federal banking regulators are required, when reviewing bank holding company acquisition or merger applications, to take into account the effectiveness of the anti-money laundering activities of the applicants. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing could have serious legal and reputation consequences for the institution. The USA PATRIOT Improvement and Reauthorization Act of 2005, among other things, made permanent or otherwise generally extended the effectiveness of provisions applicable to financial institutions.

Gramm-Leach-Bliley Act

The GLB Act brought about significant changes to the laws affecting banks and bank holding companies. Generally, the GLB Act (a) repealed the historical restrictions on preventing banks from affiliating with securities firms, (b) provided a uniform framework for the activities of banks, savings institutions and their holding companies, (c) broadened the activities that may be conducted by national banks and banking subsidiaries of bank holding companies, (d) provided an enhanced framework for protecting the privacy of consumer information and (e) addressed a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions. Bank holding companies that qualify and elect to become financial holding companies can engage in a wider variety of financial activities than permitted under previous law, particularly with respect to insurance and securities underwriting activities. In addition, in a change from previous law, bank holding companies may be owned, controlled or acquired by any company engaged in financially related activities, so long as the company meets certain regulatory requirements. The GLB Act also permits national banks (and state banks in states with wildcard statutes, such as Oregon), either directly or through operating subsidiaries, to engage in certain non-banking financial activities.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act (“SOX”) was designed to address corporate and accounting fraud. SOX established a new accounting oversight board that enforces auditing standards and restricts the scope of services that accounting firms may provide to their public company audit clients. Among other things, SOX also (a) requires chief executive officers and chief financial officers to certify to the accuracy of periodic reports filed with the SEC; (b) imposes disclosure requirements regarding internal controls, off-balance-sheet transactions and pro forma (non-GAAP) disclosures; (c) accelerates the time frame for reporting of insider transactions and periodic disclosures by public companies; and (d) requires companies to disclose whether or not they have adopted a code of ethics for senior financial officers and whether the audit committee includes at least one “audit committee financial expert.” SOX also requires the SEC, based on certain enumerated factors, to regularly and systematically review corporate filings.

To deter wrongdoing, SOX: (a) subjects bonuses issued to top executives to disgorgement if a restatement of a company’s financial statements was a result of corporate misconduct; (b) prohibits an officer or director from misleading or coercing an auditor; (c) prohibits insider trades during pension fund “blackout periods”; (d) imposes criminal penalties for fraud and other wrongful acts; and (e) extends the period during which certain securities fraud lawsuits can be brought against a company or its officers.

Office of Foreign Asset Control

The United States Department of the Treasury (the “Treasury”) Office of Foreign Asset Control enforces economic and trade sanctions imposed by the United States on foreign persons and governments. Among other authorities, the Office of Foreign Asset Control may require U.S. financial institutions to block or “freeze” assets of identified foreign persons or governments that come within the control of the financial institution. Financial institutions are required to adopt procedures for identification of new and existing deposit accounts and other relationships with persons or governments identified by the Office of Foreign Asset Control and to timely report the accounts or relationships to the Office of Foreign Asset Control.

Effect of economic conditions, government policies and legislation

Banking depends on interest rate differentials. In general, the difference between the interest rate paid by each bank on deposits and borrowings and the interest rate received by the bank on loans extended to clients and on investment securities comprises a major portion of the bank’s earnings. These rates are highly sensitive to many factors that are beyond the control of the bank. Accordingly, the earnings and potential growth of the Bank are subject to the influence of domestic and foreign economic conditions, such as inflation, recession and unemployment.

The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory authorities, particularly the Federal Reserve. The Federal Reserve implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in U.S. government securities, by adjusting the required level of reserves for financial institutions subject to the Federal Reserve’s reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

From time to time, legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory authorities. These initiatives may include proposals to expand or contract the powers of bank holding companies and depository institutions, proposals to substantially change the financial institution regulatory system or proposals to increase the required capital levels of insured depository organizations such as the Bank. New legislation could change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, this legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks and other financial services providers. We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on our business, financial condition or results of operations.

Management

Directors and executive officers

The age and position of each of our directors and executive officers is in the following table. We provide additional information below about the skills, qualifications and attributes of each director that led to the conclusion that he or she should serve on our board.

Name	Age	Position

Harold J. Ashford	60	Director
Gary A. Bedell	55	Executive Vice President and Chief Credit Officer
Andrew C. Brandsness	53	Director
William E. Castle	59	President, Chief Executive Officer and Director
Allan L. Craigmiles	68	Director
Doug P. Kintzinger	51	Chairman
Loren L. Lawrie	49	Executive Vice President and Chief Financial Officer
Richard S. Ledgerwood	61	Director
Laura E. Naumes	54	Director
Linda K. Stelle	63	Director
Paul R. Stewart	54	Director

Doug P. Kintzinger serves as Chairman of the Board. He has been a director since the Holding Company’s formation in 1998 and a director of the Bank since 1990. Since 2010, Mr. Kintzinger has served as President and Chief Executive Officer of IMS Capital Management, Inc., a Portland, Oregon based asset management firm offering a family of no load mutual funds to individuals and businesses. He has also provided business consulting services since 2009, including operational oversight and leadership responsibilities for a marketing / advertising agency, a destination resort in central Washington and a real estate development project in Mexico. From 2003 through 2009, Mr. Kintzinger served as Executive Vice President, Chief Financial Officer and Assistant Secretary and as a director of JELD-WEN, an international manufacturer of doors, windows, millwork and specialty wood products. Mr. Kintzinger brings a combination of leadership, financial and legal expertise to the Board, as well as public company board experience, including with Trendwest Resorts Inc. His experience as a business leader in the Klamath/Lake region provides the Bank with valuable insights into the local economy and clients.

William E. Castle has served as a director of the Holding Company since its formation and of the Bank since 1994. Mr. Castle has been President and Chief Executive Officer of the Holding Company since 1998 and of the Bank since December 1997 after serving as Executive Vice President and Chief Credit Officer since joining the Bank in May 1993. Mr. Castle began his banking career in 1975. Mr. Castle’s banking experience, particularly his credit background, and his market knowledge and client relationships provide valuable insights regarding the business issues facing the Holding Company and the Bank.

Harold J. Ashford joined the Board in 2008. Mr. Ashford is a Certified Public Accountant and owner of Harold Ashford & Associates, a CPA firm in Bend, Oregon. Mr. Ashford has operated an accounting firm in Bend, in our Central Oregon region, for over 32 years. He has served as chair of the Audit Committee of the Oregon State University Foundation and is active in numerous non-profit boards in Central Oregon. Mr. Ashford brings finance and accounting experience to the Board, as well as knowledge of our Central Oregon region.

Andrew C. Brandsness joined the Board in 2002. Mr. Brandsness is an attorney at law practicing since 1983 with the Klamath Falls firm of Brandsness, Brandsness & Rudd, P.C. His practice focuses on complex commercial transactions and litigation, including representation of financial institutions. He also serves as President of Brandsness Enterprises, Inc., a family held investment company with real estate holdings, and as a trustee of the Brandsness Foundation. Mr. Brandsness is active on numerous community and charitable boards serving the Klamath/Lake region. Mr. Brandsness provides legal expertise to the Board, including extensive experience with legal issues facing financial institutions. He also provides the Bank with valuable insights into the local economy and clients in the Klamath/Lake region.

Allan L. Craigmiles has been a director of the Holding Company since 1998 and a director of the Bank since 1980. Mr. Craigmiles retired in 1998 as the Bank’s President and Chief Executive Officer, a position he had held since 1980. His banking career began in 1965. Mr. Craigmiles brings significant operational, strategic planning and financial expertise to the Board. With over 33 years of banking experience in a number of roles, he also provides valuable insights regarding the business issues facing the Holding Company and the Bank.

Richard S. Ledgerwood has served as a director of the Holding Company since 2001, when we purchased Elliott-Ledgerwood & Company, which now does business as South Valley Wealth Management, a licensed broker-dealer and investment advisor located in Klamath Falls. Mr. Ledgerwood founded Elliott-Ledgerwood & Company in 1984, served as its President from 2001 to 2010 and currently serves as Senior Vice President and a financial advisor. He brings financial expertise to the Board, as well as significant operational and strategic planning experience with respect to our wealth management operations. Mr. Ledgerwood also provides valuable insights regarding the local economy and clients in our Klamath/Lake region.

Laura E. Naumes joined the Board in 2010. Ms. Naumes is a co-owner and Vice President of Naumes, Inc., a vertically integrated tri-state agricultural tree fruit operation, a position she has held since 2002. She began working with Naumes, Inc. in 1987 and serves on several industry and community boards, including Pear Bureau Northwest, Northwest Horticultural Science Advisory Council and the Rogue Valley YMCA. Ms. Naumes brings significant knowledge of the Rogue region through her business and civic involvement. She also brings agriculture industry expertise and business leadership experience.

Linda K. Stelle has served as a director of the Holding Company since 2006. Since 1985, Ms. Stelle has served as President of AmeriTitle, one of the largest title and escrow companies in the Pacific Northwest with 44 offices in three states. Ms. Stelle’s extensive experience in residential and commercial real estate brings significant industry and market knowledge to the Board. She is active in industry associations and involved in the Central Oregon community, bringing valuable regional contacts. Ms. Stelle’s leadership role with AmeriTitle provides extensive human resources knowledge and guidance in the challenges of managing a large organization with multiple locations.

Paul R. Stewart has been a director since the Holding Company’s formation in 1998 and a director of the Bank since 1997. Mr. Stewart is President and Chief Executive Officer of Sky Lakes Medical Center, a position he has held since 1992. Sky Lakes is a general medical and surgical hospital located in Klamath Falls, with approximately 1,000 employees. Mr. Stewart provides the Board insight into the healthcare industry, a significant source of employment in our regions. He also provides the board valuable leadership, operational and strategic planning insights from his Chief Executive Officer experience with Sky Lakes Medical Center and other executive level positions in the industry. Mr. Stewart has extensive experience with issues associated with managing a large work force and capital financing challenges.

Executive Officers

The age and position of our executive officers, and information about the business experience of William E. Castle are provided above. For additional information about our executive officers, see “Business—Our Strengths.”

Loren L. Lawrie serves as Executive Vice President and Chief Financial Officer. Mr. Lawrie joined the Bank in 1979 and has served as manager of information systems, operations officer and head cashier prior to his becoming Chief Financial Officer in 1997 and Executive Vice President in 2000. Mr. Lawrie is a graduate of the Pacific Coast Bankers School and the Oregon Institute of Technology, with degrees in Industrial Management, Information Systems and Accounting Technology. He is Board President of EagleRidge High School, an Oregon non-profit public charter school, and previously served as a member of the Klamath Community College Board of Education, serving as chair and vice-chair during the college’s first eight years.

Gary A. Bedell serves as Executive Vice President and Chief Credit Officer. Mr. Bedell joined the Bank in 2001 as credit administrator in our Rogue region and became Executive Vice President and Chief Credit Officer in 2002. Mr. Bedell began his banking career in 1980 with Farm Credit Services, served as a regional credit administrator in Medford for a large regional bank from 1995 to 2001 and as a commercial loan manager from 1987 to 1995.

Board and committee matters

We intend to apply to list our Common Stock on The NASDAQ Capital Market. A company listed on NASDAQ must comply with specified NASDAQ corporate governance requirements relating to its board of directors and committees thereof.

Our board of directors has determined that the following directors are independent in accordance with NASDAQ Marketplace Rules:

•	Harold J. Ashford,

•	Allan L. Craigmiles,

•	Doug P. Kintzinger,

•	Laura E. Naumes,

•	Linda K. Stelle, and

•	Paul R. Stewart.

Our board of directors is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. During 2010, our board of directors met 14 times, with each serving director attending at least 75% of the meetings.

Our board of directors has established an Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and ESOP Committee.

The table below shows membership information for each board committee as of December 31, 2010:

C—Chair •—Member
	Audit	Compensation	ESOP

Harold J. Ashford	C	•
Andrew C. Brandsness
William E. Castle			•
Allan L. Craigmiles	•
Doug P. Kintzinger	•	•	•
Richard S. Ledgerwood
Laura E. Naumes			C
Linda K. Stelle		C	•
Paul R. Stewart	•

On June 22, 2011, the Board formed the Nominating and Corporate Governance Committee and appointed Laura E. Naumes (Chair), Doug P. Kintzinger and Paul Stewart to serve as members.

In addition to these committees, our board of directors may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the board of directors or any committee thereof.

Our directors are actively involved in committees of the Bank, including the Bank’s Compliance, Loan, Investment, and Trust Committees.

Audit Committee

Audit Committee members include Harold J. Ashford (Chair), Allan L. Craigmiles, Doug P. Kintzinger and Paul R. Stewart. All members of the Audit Committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules and in accordance with SOX requirements. The Audit Committee has the following responsibilities:

•	oversee our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	oversee risk management and internal audit functions;

•

select, retain and replace the Holding Company’s independent registered public accounting firm, oversee the work done by the firm, evaluate the qualifications, performance and independence of the firm;

•	resolve disagreements between management and the Holding Company’s independent auditors;

•	pre-approve all audit and permitted non-audit and tax services that may be provided by the Holding Company’s independent auditors;

•

discuss with the Holding Company’s independent auditors the auditors’ responsibilities under generally accepted auditing standards, the scope and timing of the annual audit, and the results, including significant findings, of the annual audit;

•

review the annual audited financial statements and quarterly financial statements and determine whether to recommend to the Board inclusion in the Holding Company’s annual report on Form 10-K or quarterly report on Form 10-Q, respectively;

•	review the Management’s Discussion and Analysis section of our periodic reports and recommend to the Board inclusion in the relevant Form 10-K or Form 10-Q;

•	prepare the Audit Committee Report required to be included in the Holding Company’s proxy statement;

•	discuss with management and the Holding Company’s independent auditors the Holding Company’s earnings press releases before their release to the public;

•	monitor compliance with the Holding Company’s Code of Business Conduct and Ethics Code, investigate any alleged breach or violation of the Code and enforce the Code;

•	meet with the external auditors to discuss the results of the annual audit and any related matters;

•

establish and oversee procedures for the receipt, retention and treatment of complaints received by the Holding Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Holding Company or Bank employees of concerns regarding questionable accounting or auditing matters;

•

review, approve and oversee any transaction between the Holding Company and any “related person” (as defined in SEC rules—Item 404 of Regulation S-K), and any other potential conflict of interest situations on an ongoing basis, in accordance with Holding Company policies and procedures; and

•	review the Holding Company’s compliance with applicable laws and regulations and review and oversee any policies, procedures and programs designed to promote such compliance.

The Audit Committee met seven times in 2010 with each serving committee member attending at least 75% of the meetings.

Our board of directors has determined that Mr. Ashford qualifies as an “audit committee financial expert.” Our board of directors has reviewed, assessed the adequacy of and approved a written charter for the Audit Committee. We plan to make available a copy of the Audit Committee Charter on our website at www.southvalleybank.com.

Compensation Committee

Compensation Committee members include Linda K. Stelle (Chair), Doug P. Kintzinger and Harold J. Ashford. All members of the Compensation Committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules. The Compensation Committee carries out the duties and responsibilities delegated by the Board relating to the review and determination of executive officer and director compensation, and the general administration of the Holding Company’s employee benefit plans and equity incentive plans, including the following responsibilities:

•

review and approve the Holding Company’s goals and objectives applicable to the compensation of the Holding Company’s President and Chief Executive Officer and annually evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	establish the compensation level of the Chief Executive Officer, including any long term components, and recommend a compensation package for the Chief Executive Officer to the Board for approval;

•

review annually with the Chief Executive Officer the job performance of all other named executive officers and recommend to the Board a compensation plan for named executive officers including salaries, bonus plans, equity incentive grants, and other benefits.

•	at least annually review director compensation for service on the Board and recommend any changes to the Board;

•	review, evaluate and make recommendations to the Board regarding the Holding Company’s compensation philosophy and the objectives of the Holding Company’s compensation programs;

•

review, approve and, when appropriate, recommend to the Board for approval, incentive compensation plans, employment agreements, severance arrangements or plans, change in control agreements, employee benefit plans and equity-based plans, and administer the Holding Company’s compensation plans;

•

review the Holding Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, evaluate compensation policies and practices that could mitigate any such risk and evaluate whether the risks arising from the Holding Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Holding Company;

•	determine stock ownership guidelines for the Chief Executive Officer and other executive officers and monitor compliance with such guidelines;

•

annually meet with management to review and discuss the content of the Compensation Discussion and Analysis (“CD&A”), and determine whether to recommend to the Board that CD&A section be included in the Holding Company’s annual report on Form 10-K and proxy statement;

•	review the results of any shareholder votes on “Say-On-Pay” and the “Frequency of Say-On-Pay”; and

•

produce the Compensation Committee Report on executive officer compensation to be included in the Holding Company’s proxy statement for the annual meeting of shareholders or annual report on Form 10-K.

The Compensation Committee met twice during 2010 with each serving committee member attending at least 75% of the meetings. Our board of directors has reviewed, assessed the adequacy of and approved a written charter for the Compensation Committee. We plan to make available a copy of the Compensation Committee Charter on our website at www.southvalleybank.com.

Nominating and Corporate Governance Committee

Nominating and Corporate Governance Committee members include Laura E. Naumes (Chair), Doug P. Kintzinger and Paul R. Stewart. All members of the Nominating and Corporate Governance Committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee has the following responsibilities:

•

determine the qualifications, qualities, skills, and other expertise required to be a director of the Holding Company and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”);

•	develop and implement procedures to identify and evaluate individuals qualified to become members of the Board, consistent with the Director Criteria;

•

consider any director candidates recommended by the Holding Company’s shareholders pursuant to the procedures set forth in the Holding Company’s proxy statement and any corporate governance guidelines adopted by the Board;

•	consider any nominations of director candidates validly made by shareholders in accordance with applicable laws, rules and regulations and the provisions of the Holding Company’s charter documents;

•	select and approve the nominees for director to be submitted to a shareholder vote at the annual meeting of shareholders, subject to approval by the Board;

•

develop and recommend to the Board a set of corporate governance guidelines applicable to the Holding Company, review these guidelines at least once a year and recommend any changes to the Board, and review and recommend to the Board for approval any changes to the other documents and policies in the Holding Company’s corporate governance framework, including the Holding Company’s articles of incorporation and bylaws;

•	develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees and oversee the conduct of the evaluation;

•	review the Board’s committee structure and composition and make recommendations to the Board regarding the appointment of directors to serve as members, and chairperson, of each committee;

•

if a vacancy on the Board or any committee occurs, identify and select and recommend to the Board for approval candidates to fill such vacancy either by election by shareholders or appointment by the Board;

•	develop and recommend to the Board for approval standards for determining whether a director has a relationship with the Holding Company that would impair its independence; and

•

review and discuss with management the disclosure regarding the operations of the Committee and director independence, and recommend that this disclosure be, included in the Holding Company’s proxy statement or annual report on Form 10-K.

The Board has reviewed, assessed the adequacy of and approved a written charter for the Nominating and Corporate Governance Committee. We plan to make available a copy of the Nominating and Corporate Governance Committee Charter on our website at www.southvalleybank.com.

When formulating its recommendations for director nominees, the Nominating and Corporate Governance Committee will consider recommendations offered by our executive officers, directors, shareholders and any outside advisors the Nominating and Corporate Governance Committee may retain. All candidates for the board of directors are evaluated on the basis of broad experience, financial acumen, professional and personal accomplishments, civic and community involvement, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and regions and willingness to devote adequate time to duties of the board of directors.

ESOP Committee

ESOP committee members include Laura E. Naumes (Chair), William E. Castle, Doug P. Kintzinger and Linda K. Stelle. The committee’s primary responsibility is to act as trustee of the ESOP.

Compensation of executive officers

In this prospectus, the individuals who served as our Chief Executive Officer, Chief Financial Officer and Chief Credit Officer during 2010 are collectively referred to as the “named executive officers.”

Compensation discussion and analysis

Overview

Our executive compensation program is designed to help recruit and retain individuals committed to our goals. The Compensation Committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees. The Compensation Committee annually reviews and determines the salary, bonus and equity compensation awarded to our Chief Executive Officer. The Compensation Committee also reviews all executive officers’ compensation with non-binding recommendations from the Chief Executive Officer. The Compensation Committee Charter, a copy of which is posted on our website at www.southvalleybank.com, sets forth the responsibilities and duties of the Compensation Committee. The charter is periodically reviewed and revised.

The Compensation Committee’s chairperson regularly reports to the board of directors on Compensation Committee actions and recommendations. The committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.

With respect to making compensation decisions, our Compensation Committee periodically reviews compensation survey data provided by third parties. The committee uses this information to understand prevailing market compensation practices. The Compensation Committee also considers internal pay equity when making compensation decisions.

Compensation philosophy and objectives

Our general compensation philosophy is designed to link an employee’s total compensation with company performance, the employee’s department performance and individual performance. As an employee’s level of responsibility increases, there is a more significant level of pay tied to company performance. The Compensation Committee believes linking compensation to our performance creates an environment in which our employees are stakeholders in our success. We discourage undue risk taking by reserving the right to use discretion in the payout of incentives. Our prime objectives are to:

•	attract and retain highly qualified executives who have demonstrated that they share our culture and values;

•	motivate executives to provide excellent leadership and achieve our goals;

•	strongly link the interests of executives to the value derived by our shareholders from owning stock;

•	connect the interests of our executives and our employees; and

•	be fair, ethical, transparent and accountable in setting and disclosing executive compensation.

Relation of compensation policies and practices to risk management

We do not believe that our current compensation policies and practices applicable to executive officers and all other employees create risks that are reasonably likely to have a material adverse effect on us. In particular, we do not believe that our current compensation policies and practices encourage or promote unnecessary or excessive risk-taking behavior by executive officers.

Role of Executive Officers in compensation decisions

The Compensation Committee makes all compensation decisions regarding the compensation of our Chief Executive Officer and approves equity awards for all of our executive officers. The Chief Executive Officer makes non-binding recommendations for the non-equity compensation of the other executive officers. Decisions regarding the non-equity compensation of executive officers are reviewed and evaluated by the Compensation Committee, with input from the Chief Executive Officer. The Chief Executive Officer annually reviews the performance of our executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee may exercise its discretion to accept, reject or modify any recommended awards or salary adjustments for executive officers.

2010 Executive compensation components

For the fiscal year ended December 31, 2010, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual incentive bonuses; and

•	employee stock ownership plan participation.

Base salary

The purpose of base salary is to create a secure base of cash compensation for executives that is competitive within our market. Executive salary increases do not follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:

•	the individual’s current and sustained performance results and the methods utilized to achieve those results;

•	non-financial performance indicators that include strategic developments for which an executive has responsibility and managerial performance;

•	our financial performance; and

•	peer data and benchmarking reports.

The Compensation Committee approved the 2010 base salary of the Chief Executive Officer and ratified the 2010 compensation of our other executive officers as recommended by the Chief Executive Officer. In approving or ratifying the base salary of each executive officer, the Compensation Committee reviewed third party survey compensation data.

Annual incentive compensation

Annual cash incentives for named executive officers are intended to recognize and reward those employees who contribute meaningfully to our business and our financial performance for the year. We paid cash incentives for 2010 in March 2011 based upon our financial results for the fiscal year 2010. Our annual cash incentives are purely discretionary and are not made pursuant to a pre-established formula. We create a bonus pool based upon return on shareholders’ equity for the Board to allocate among executive officers and other managers. For the first 10% pre-tax return on beginning equity for a year, the pool accrues at 5% of such return. Once we exceed a 10% pre-tax return on beginning equity, we accrue at 10% of the amount in excess of such return. For 2010, the bonus pool was $161,586 for management level employees, which includes our executive officers. Based on performance reviews of the Chief Executive Officer, and based on performance reviews by, and the recommendation of, our Chief Executive Officer for our Chief Financial Officer and Chief Credit Officer, the Board approved payments of $32,000 to our Chief Executive Officer, $25,000 to our Chief Financial Officer and $5,000 to our Chief Credit Officer.

We previously made modest stock grants to named executive officers. The stock vested immediately and we recognize compensation expense for the fair value of the stock as of the date of grant. No stock was granted in 2010.

Employee stock ownership plan

We established an ESOP for the benefit of all of our employees. The ESOP allows participation by named executive officers. Each year our board of directors determines contribution levels. We make three types of contributions—a Basic Contribution, a Regular Discretionary Contribution for all eligible employees and an Incentive Growth Bonus Contribution for employees who do not participate in management bonuses. Our contributions are made in cash or our Common Stock, or a combination of both, as determined by the board of directors. For the year ended December 31, 2010, we contributed $864,000 to the ESOP. The ESOP shares that have been attributed to employees as of December 31, 2010 were 960,125. See “Description of Employee Stock Ownership Plan” for additional information.

Perquisites and other benefits

We provide modest perquisites to the named executive officers. The perquisites we offer are common in the financial services industry and help us attract and retain superior employees for key positions. Some perquisites are intended to serve a business purpose, but it is understood that some may be used for personal reasons. We offer the named executives officers the choice of the use of a Bank owned car (with reimbursement by the executive for personal use) or reimbursement for all business mileage on a personal automobile.

Our named executive officers participate in medical and dental, life, short-term disability and long-term disability benefit plans on the same terms as all other employees. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to named executive officers.

Compensation of Chief Executive Officer

For the fiscal year ended December 31, 2010, we paid William E. Castle, our President and Chief Executive Officer, salary totaling $208,403 and certain perquisites and other personal benefits.

The Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation, including salary, potential equity incentive compensation and the dollar value to the Chief Executive Officer and cost to us of all perquisites and other personal benefits. Mr. Castle’s compensation package was determined to be reasonable by the Compensation Committee based on their assessment of his performance and in part on their review of third party compensation survey data.

Employment contracts and compensation plans

We do not currently have employment, severance or change in control agreements with any of our named executive officers nor do we currently have any deferred compensation plans.

On July 20, 2011, our board of directors approved and recommended to shareholders a stock incentive plan, for which we have reserved 650,000 shares of our Common Stock for restricted stock awards, performance share awards, stock options and other types of equity based compensation awards. No grants have been made under the plan.

Summary compensation table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2010.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)	Option awards ($)	Non-Equity Incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)

William E. Castle, President/CEO	2010	$208,403	$500	—	—	$32,000	—	$17,488	$258,391
Loren L. Lawrie, EVP/CFO	2010	$159,843	$2,000	—	—	$25,000	—	$11,856	$198.699
Gary A. Bedell, EVP/CCO	2010	$136,575	—	—	—	$5,000	—	$11,606	$153,181

(1)	The amounts shown are payable pursuant to the Bank’s longevity award program, which provides all employees other than temporary employees a cash bonus in the year that noted milestone anniversaries are achieved, with $250 for 10 years of service, $500 for 15 years of service, $1,000 for 20 years of service, $1,500 for 25 years of service, $2,000 for 30 years of service and $2,000 for every five years of service past 30 years.

(2)	The amounts shown reflect: for Mr. Castle’s personal use of a bank automobile of $2,034 and ESOP contributions of $15,454; for Mr. Lawrie ESOP contributions; and for Mr. Bedell’s personal use of a bank automobile of $1,487 and ESOP contributions of $10,118.

Potential payments upon termination or change of control

Our executive officers are not entitled to any benefits upon termination of employment or upon a change in control other than nondiscriminatory benefits generally available to all salaried employees.

Director compensation

We use compensation, payable in cash or equity, to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the board of directors.

During 2010, each director, other than William E. Castle, received a $10,000 annual retainer, paid in cash and Holding Company stock, for their participation on the board of directors, and, as applicable, received:

•	$12,000 for participation on the Bank’s loan committee;

•	$3,000 for participation on the Board’s Audit Committee;

•	$3,000 for participation on the Bank’s investment committee;

•	$2,500 for participation on the Bank’s trust committee;

•	$2,500 for participation on the Bank’s compliance committee;

•	$2,000 for participation on the Board’s Compensation Committee; and

•	$1,500 for participation on the Board’s employee stock ownership committee.

The chairman of the Board received an additional annual $3,000 retainer, and the chairman of the Bank’s investment committee received an additional $1,000 annual retainer, each paid in cash and Holding Company stock. Directors are reimbursed for ordinary expenses incurred in connection with attending Board and committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option.

Director compensation table

The table below summarizes the compensation paid by us to non-named executive officer directors for the year ended December 31, 2010.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)	Option awards ($)	Non-Equity Incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)

Richard S. Ledgerwood	—	—	—	—	—	$121,319	(2)	$121,319
Harold J. Ashford	$16,000	—	—	—	—	—		$16,000
Andrew C. Brandsness	$27,000	—	—	—	—	—		$27,000
Doug P. Kintzinger	$17,250	—	—	—	—	—		$17,250
Allan L. Craigmiles	$19,500	—	—	—	—	—		$19,500
Linda K. Stelle	$13,500	—	—	—	—	—		$13,500
Paul R. Stewart	$13,000	—	—	—	—	—		$13,000
Laura E. Naumes	—	—	—	—	—	—		$0
Richard L. Wendt(3)	$15,833	—	—	—	—	—		$15,833

(1)	Earned in cash and paid in shares of our Common Stock.

(2)	The amount shown reflects compensation paid to Mr. Ledgerwood for his services as Vice President of our wholly owned subsidiary, Elliott Ledgerwood & Company, doing business as South Valley Wealth Management, and includes base salary, bonus compensation and employer contributions to our ESOP.

(3)	Mr. Wendt died in August 2010.

The following table shows what each non-named executive officer director earned for each component of director fees:

Name(1)	Retainer	Loan committee retainer	Audit committee retainer	Compensation committee retainer	Trust committee retainer	Compliance committee retainer	Investment committee retainer	ESOP committee retainer	Chair fee	Total director fees

Harold J. Ashford	$10,000	—	$3,000	—	—	—	$3,000	—	—	$16,000
Andrew C. Brandsness	$10,000	$12,000	—	—	$2,500	$2,500	—	—	—	$27,000
Doug P. Kintzinger	$10,000	—	$2,250	$2,000	—	—	—	—	$3,000	$17,250
Allan L. Craigmiles	$10,000	—	$3,000	—	$2,500	—	$3,000	—	$1,000	$19,500
Linda K. Stelle	$10,000	—	—	$2,000	—	—	—	$1,500	—	$13,500
Paul R. Stewart	$10,000	—	$3,000	—	—	—	—	—	—	$13,000
Laura E. Naumes	—	—	—	—	—	—	—	—	—	$0
Richard Wendt	$8,333	—	—	$1,667	$2,083	—	$2,500	$1,250	—	$15,833

(1)	Richard Ledgerwood is excluded because he did not earn any fees for his service as a director in 2010.

Reimbursement of expenses associated with attending meetings, such as travel and lodging costs and meals, are considered integrally and directly related to the performance of their duties as directors, they are not considered to be personal benefits or perquisites and are not separately disclosed.

Compensation committee interlocks and insider participation in compensation decisions

Doug P. Kintzinger, Harold J. Ashford and Linda K. Stelle served on our Compensation Committee for the fiscal year ended December 31, 2010. During that time, Mr. Kintzinger served as chairman of our board of directors, Mr. Ashford served as chairman of our Audit Committee, Ms. Stelle served as chairman of our Compensation Committee, and each of them served on various other committees of the Board or the Bank, for which they were compensated as described above. In the fiscal year ended December 31, 2010, none of our executive officers served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers served as a member of our Compensation Committee or board of directors.

Certain relationships and related transactions

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.

We have made loans to persons who are our executive officers, directors, principal shareholders or entities and individuals related to these persons, as clients, of $8.71 million in aggregate as of December 31, 2010 and $14.83 million as of December 31, 2009. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us and are allowable under SOX and Regulation O. See “Supervision and Regulation.” Demand deposits to our executive officers, directors, principal shareholders and entities and individuals related to these persons totaled $1.55 million as of December 31, 2010 and $1.85 million as of December 31, 2009.

Additionally, in connection with the acquisition of Elliott Ledgerwood & Company (now known as South Valley Wealth Management) in January 2001, we issued a promissory note to director Richard S. Ledgerwood in the original principal amount of $394,811.95 and assumed the obligations of Elliott Ledgerwood & Company to its former shareholder David Elliott under a Covenant Not to Compete Agreement, which promissory note and obligations are reflected in our financial statements as a note payable to a director totaling $150,000 and $265,000 as of December 31, 2010 and 2009, respectively. We paid off the promissory note in June 2010, and continue to make monthly payments in connection with the assumption of the Covenant Not to Compete Agreement. The remaining obligation is payable in monthly installments of $6,667 and terminates December 10, 2012.

Our Chairman, Doug P. Kintzinger, is President of IMS Capital Management Inc., an asset management firm offering no load mutual funds. In 2010, South Valley Wealth Management clients invested funds in IMS Capital mutual funds. South Valley Wealth Management has had a business relationship with IMS Capital since 2002, prior to Mr. Kintzinger joining IMS Capital. IMS Capital pays South Valley Wealth Management 50 basis points on an annual basis, paid monthly, for assets held by South Valley Wealth Management clients in IMS Capital mutual funds. In 2010, IMS Capital paid $46,956 to South Valley Wealth Management.

We engaged the law firm of Brandsness, Brandsness & Rudd, P.C., to perform legal services for the Bank in 2010. Director Andrew C. Brandsness was a 10% shareholder of the firm and performed legal services for the Bank. In 2010, we paid the firm $178,313 for legal services rendered. We continue to incur legal fees payable to the firm in 2011.

Conflict of interest policy

On an annual basis, each director and executive officer will be obligated to complete a director and officer questionnaire that requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Under our Code of Ethics and Conduct, all directors and all employees, including executive officers, are expected to avoid conflicts of interest.

On                     , 2011, our board of directors adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to these persons. The policy generally provides that we will not enter into any transaction or series of transactions in excess of $         with related parties unless these transaction(s) are (a) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the company and the terms of any comparable products or services provided by unrelated third parties, and (b) determined to be in the best interests of our company and our shareholders, as approved by the independent directors of our Audit Committee. The policy also provides that the chairman of the Audit Committee, who is an independent director, has delegated authority to approve these transaction(s) in specified circumstances, subject to ratification by the independent directors. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.

Principal shareholders

The following table sets forth information with respect to the beneficial ownership of our Common Stock at July 6, 2011 for:

•	each person who we know beneficially owns more than five percent of our Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of the securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

Applicable percentages as of July 6, 2011 are based on 6,767,279 shares of Common Stock outstanding. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to warrants held by that person that were exercisable on or within 60 days of July 6, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and title of beneficial owner	Class of stock	Amount beneficially owned		Percentage of class owned

Harold Ashford, Director	Common	12,876	(1)	*
Gary Bedell, EVP / Chief Credit Officer	Common	23,851	(2)	*
Andy Brandsness, Director	Common	103,626	(3)	1.53%
Bill Castle, President & CEO, Director	Common	47,348	(4)	*
Allan Craigmiles, Director	Common	88,990	(5)	1.31%
Doug Kintzinger, Chairman of the Board	Common	80,281	(6)	1.18%
Loren Lawrie, EVP / Chief Financial Officer	Common	75,329	(7)	1.11%
Richard Ledgerwood, Director	Common	128,891	(8)	1.90%
Laura Naumes, Director	Common	6,358	(9)	*
Linda Stelle, Director	Common	2,866		*
Paul Stewart, Director	Common	176,251	(10)	2.58%
South Valley Bancorp, Inc. ESOP	Common	1,021,422		15.09%
All directors and executive officers as a group (11 persons)	Common	746,667	(11)	10.87%
All directors and executive officers (11 persons) and ESOP as a group	Common	1,638,653	(11)	23.86%
Name and address of beneficial owners of more than 5% of voting stock
William P. Brandsness, 411 Pine Street, Klamath Falls, Oregon	Common	621,562		9.18%
Ronald A. Woolworth, P.O. Box 973, Anacortes WA 98221	Common	576,460		8.52%

*	Less than one percent

(1)	Includes warrants to purchase 2,000 shares of Common Stock that are exercisable for $13.50 per share until May 20, 2012.

(2)	Includes 15,922.7052 shares allocated to his ESOP account.

(3)	Includes 20,000 shares and warrants to purchase 10,000 shares of Common Stock that are exercisable for $13.50 per share until May 20, 2012, each of which are held by Brandsness Enterprises, Inc. Mr. Brandsness serves as President and as a Director of Brandsness Enterprises, Inc.

(4)	Includes shares held by his spouse and 35,843.6724 shares allocated to his ESOP account.

(5)	Includes shares held by his spouse and warrants to purchase 2,000 shares of Common Stock that are exercisable for $13.50 per share until May 20, 2012.

(6)	Includes shares held by his spouse and sons and warrants to purchase 7,965 shares of Common Stock that are exercisable for $13.50 per share until May 20, 2012.

(7)	Includes 63,269.8735 shares allocated to his ESOP account and warrants to purchase 548 shares of Common Stock which are exercisable for $13.50 per share until May 20, 2012.

(8)	Includes shares held by his spouse, 14,399.9951 shares allocated to his ESOP account and warrants to purchase 3,704 shares of Common Stock that are exercisable for $13.50 per share until May 20, 2012.

(9)	Includes 6,032 shares held by Naumes, Inc. Ms. Naumes serves as Vice President and as a director, and her spouse serves as President and a director, of Naumes, Inc.

(10)	Includes 74,075 shares and warrants to purchase 74,075 shares of Common Stock that are exercisable for $13.50 per share until May 20, 2012, each of which are held by Skylakes Medical Center. Mr. Stewart serves as President and CEO, and as a director, of Skylakes Medical Center.

(11)	Includes warrants to purchase 98,677 shares of Common Stock that are exercisable for $13.50 per share until May 20, 2012.

Selling shareholders

The following table sets forth:

•	the name of each of the selling shareholders;

•	the number of shares of our Common Stock being offering by each of the selling shareholders;

•	information with respect to the beneficial ownership of our Common Stock at , 2011 for each of the selling shareholders; and

•	information with respect to the pro forma beneficial ownership of our Common Stock to be held by each selling shareholder after this offering.

We have determined beneficial ownership in accordance with the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of the securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Applicable percentages as of                     , 2011 are based on                  shares of Common Stock outstanding. For purposes of applicable percentages after this offering, we have assumed that                  shares of Common Stock will be outstanding. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to warrants held by that person that were exercisable on or within 60 days of                     , 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of selling shareholder	Number of shares being offered	Shares beneficially owned prior to the offering		Shares beneficially owned after the offering(1)

		Number	Percentage	Number	Percentage

(1)	If the underwriters’ option is exercised in full, the number of shares beneficially owned after the offering and percentage for each of the selling shareholders would be as follows: ..

Description of employee stock ownership plan

We have established an ESOP for the benefit of our employees. The ESOP allows participation by all permanent employees who are 18 years old or older and who have met minimum service requirements. Each year our board of directors determines the amount to contribute for that plan year. We make three types of contributions—a Basic Contribution for all eligible employees, a Regular Discretionary Contribution for all eligible employees and an Incentive Growth Bonus Contribution for employees who are not eligible for our management bonus pool, if any. Our contributions are made in cash or our Common Stock, or a combination of both, as determined by the Board.

Our Basic Contribution is made for all eligible participants on a quarterly basis based upon their eligible compensation (excluding any bonuses or overtime pay) for the preceding three months. Only those employees who are still employed by us on the last day of the quarter (or whose employment terminated during the quarter as a result of their retirement) are eligible to share in our Basic Contribution for that quarter. Our Regular Discretionary Contribution for each year is divided among eligible participants who have completed 1,000 or more hours of service during the year and are still employed by us at the end of the year (or whose employment terminated during the year due to their retirement), in the proportion that each participant’s eligible compensation for that year bears to the eligible compensation of all eligible participants. Our Incentive Growth Bonus Contribution is divided among those eligible participants who are entitled to share in our incentive growth bonus, if any, at the time the incentive growth bonus is paid and in the same manner as the incentive growth bonus is paid. No minimum hours are required to share in an Incentive Growth Bonus Contribution.

The ESOP includes a 401(k) feature through which employees are permitted to contribute up to 100% of eligible compensation into the ESOP, subject to statutory limitations. Employee contributions vest in the ESOP immediately. Our Regular Discretionary Contributions vest after three years and our Basic and Incentive Growth Bonus Contributions vest immediately. For the years ended December 31, 2009 and 2010, we contributed $795,000 and $864,000, respectively, to the ESOP. The ESOP shares that have been attributed to employees as of December 31, 2009 and 2010 were 925,619 and 960,125, respectively. These ESOP shares are considered outstanding for purposes of calculating earnings per share.

Description of capital stock

General

Our articles of incorporation, as in effect upon the completion of the offering made by this prospectus, authorize us to issue up to:

•	50,000,000 shares of Common Stock without par value; and

•	1,000,000 shares of Preferred Stock without par value.

As of July 6, 2011, there were 6,767,279 shares of our Common Stock issued and outstanding and no shares of our Preferred Stock issued and outstanding, and we had 419 holders of record of our Common Stock. As of July 6, 2011, we also had outstanding warrants to purchase an aggregate of 246,132 shares of our Common Stock at an exercise price of $13.50 per share and expiration date of May 20, 2012.

Upon the completion of this offering, there will be                  shares of our Common Stock issued and outstanding. If the underwriters’ option is exercised in full, upon the completion of this offering, there will be                      shares of our Common Stock issued and outstanding.

In this section we describe certain features and rights of our Common Stock and Preferred Stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation and bylaws and to applicable Oregon law.

Common stock

Voting rights

Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. Holders of our Common Stock are entitled to vote for the election of directors and upon all other matters that may be submitted to a vote of shareholders generally, with each share being entitled to one vote. Holders do not have cumulative voting rights and directors are elected by a plurality of votes cast.

Dividend rights

Subject to preferences to which holders of any shares of Preferred Stock may be entitled, holders of our Common Stock are entitled to receive ratably any dividends that may be declared with respect to the Common Stock from time to time by our board of directors out of funds legally available for that purpose. Under Oregon law, we are allowed to make a distribution, including payment of a dividend, only if, after giving effect to the distribution, in the judgment of the board of directors: (1) we would be able to pay our debts as they become due in the usual course of business; and (2) our total assets would at least equal the sum of our total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

At the end of 2009, we suspended payment of our semi-annual cash dividend on our Common Stock as a means to preserve capital in response to current and continuing disruptions in the financial markets, unfavorable economic conditions in our regions and regulatory concerns. Further, our board of directors has adopted resolutions at the direction of the Federal Reserve requiring the Holding Company to take certain corrective actions and refrain from certain actions, including the payment of dividends without the prior written approval of the Federal Reserve Bank of San Francisco and DFCS.

Liquidation rights

In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of Preferred Stock.

Other rights

Holders of our Common Stock have no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the Common Stock. All shares of Common Stock currently outstanding are fully paid and non-assessable.

Transfer agent and registrar

                 serves as the transfer agent for our Common Stock. Its address is                  and its phone number is                     .

Listing

No public market for our Common Stock currently exists. We intend to apply to list our Common Stock on The NASDAQ Capital Market under the symbol “SVBT.”

Preferred stock

Our board of directors is authorized, without approval of the holders of our Common Stock, to provide for the issuance of Preferred Stock from time to time in one or more series in an amount and with designations, preferences, powers and other special rights as may be stated in the resolution or resolutions providing for the Preferred Stock.

Anti-takeover effects

A number of provisions of our articles of incorporation and bylaws concern matters of corporate governance and the rights of our shareholders. The provisions of our articles of incorporation and bylaws and Oregon law summarized in the following paragraphs may have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of the incumbent management and directors more difficult.

Authorized shares

Our articles of incorporation, as in effect upon the completion of the offering made by this prospectus, authorize us to issue up to 50,000,000 shares of Common Stock, of which 6,767,279 were issued and outstanding as of July 6, 2011. The shares of Common Stock that are authorized but unissued provide our board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us.

In addition, our articles of incorporation, as in effect upon the completion of the offering made by this prospectus, authorize us to issue “blank check” voting Preferred Stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make uninvited attempts to acquire control more difficult by, for example, diluting the ownership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition or selling unissued shares to a friendly third party.

Consideration of other constituencies

Oregon law, and our articles of incorporation, as in effect upon the completion of the offering made by this prospectus, authorize the board of directors, when evaluating any offer of another party to make a tender or exchange offer for any equity security, or any proposal to merge or consolidate with another corporation or financial institution, or to purchase or otherwise acquire all or substantially all of our properties and assets, to consider the social, legal and economic effects of the offer or proposal on our employees, clients and suppliers and on the communities and geographical areas in which we operate, the economy of the state and the nation, the long-term and short-term interests of us and our shareholders, including the possibility that these interests may be best served by our continued independence, and other relevant factors.

Advance notice of shareholder proposals

Shareholders can nominate candidates for election to our board of directors and propose business to be transacted by the shareholders at an annual meeting of the shareholders. To do so, a shareholder must follow the advance notice procedures described in our bylaws, as in effect upon the completion of the offering made by this prospectus. In general, a shareholder’s notice of nomination or proposal must be delivered to or mailed and received by our Secretary at least 90 calendar days and not more than 120 calendar days prior to the one-year anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after such anniversary date, the shareholder’s notice of nomination must be so delivered or mailed and received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of the meeting date is first made. Any proposal for business to be transacted by the shareholders at an annual meeting of the shareholders must be a proper matter for shareholder action under Oregon law.

Meetings of shareholders

Our bylaws, as in effect upon the completion of the offering made by this prospectus, provide that annual meetings of our shareholders shall be held at such time, date and place as is determined by our board of directors, for the purpose of electing directors and for the transaction of any other business as may properly come before the meeting. Special meetings of shareholders may be called by (1) our President, (2) our Board, or (3) a shareholder, or a group of shareholders, holding at least 25% of the votes entitled to be cast on any matter proposed to be considered at the special meeting.

Filling of board vacancies and removal of board members

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the shareholders may be filled by the board of directors, and, if the directors remaining in office are fewer than a quorum, may be filled by the affirmative vote of a majority of the directors remaining in office. Each such director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation or removal. Any director may be removed at any time with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to elect such director, at a meeting of shareholders called for that purpose, if the notice of meeting states that a purpose of the meeting is the removal of one or more directors.

Oregon Control Share Act

We are subject to the Oregon Control Share Act, under which a person who acquires voting stock in a transaction that results in the person holding more than 20%, 33 1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares:

•	by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by our officers and inside directors, and

•	by the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by our officers and inside directors.

This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33 1/3% and 50%, respectively. An acquiring person can include persons acting as a group. A transaction in which voting power is acquired solely by receipt of an immediately revocable proxy generally does not, however, constitute an acquisition covered by the provisions of the Oregon Control Share Act. The acquiring person may, but is not required to, submit to us an “Acquiring Person Statement” setting forth certain information about the acquiring person and its plans with respect to us. The Acquiring Person Statement may also request that we call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the acquiring person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiring person’s control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of the restoration of these voting rights will have the right to receive the appraised “fair value” of their shares, which may not be less than the highest price paid per share by the acquiring person for the control shares.

Oregon Business Combination Act

We are also subject to the Oregon Business Combination Act, which generally provides that in the event a person or entity acquires 15% or more of our voting stock, we and such person or entity, or any affiliated entity, may not engage in the following business combination transactions for a period of three years following the date the person acquired 15% or more of the voting stock:

•	a merger or plan of share exchange;

•

any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of our assets or outstanding capital stock; and

•	transactions that result in the issuance of our capital stock to the shareholder that acquired 15% or more of the voting stock, subject to specified exceptions.

These restrictions do not apply if:

•

the shareholder that acquired 15% or more of the voting stock, as a result of such acquisition, owns at least 85% of our outstanding voting stock disregarding shares owned by directors who are also officers and certain employee benefit plans;

•	our board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of our voting stock; or

•

our board of directors and the holders of at least two-thirds of our outstanding voting stock, disregarding shares owned by the shareholder that acquired 15% or more of the voting stock, approve the transaction after the shareholder acquires 15% or more of our voting stock.

The Oregon Control Share Act and the Oregon Business Combination Act will have the effect of encouraging any potential acquirer to negotiate with our board of directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. We have not adopted such a provision and do not currently intend to do so. These laws may delay, defer or prevent a tender offer or takeover attempt of our company that a shareholder might consider in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders.

Limitation on liability and indemnification of officers and directors

As an Oregon corporation, we are subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	his or her conduct was in good faith;

•	he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The OBCA further provides that, unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, and permits a director to apply for court-ordered indemnification. Our articles of incorporation do not limit the statutory right to mandatory indemnification.

Under the OBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation:

•	a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in the OBCA; and

•	a written undertaking to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

The OBCA further provides that, unless the articles of incorporation provide otherwise, an officer of the corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director. The corporation may also indemnify and advance expenses to an officer to the same extent as to a director.

Our articles of incorporation provide that we will indemnify and advance expenses to our directors and officers who were, are or are threatened to be made a party to an action, suit or proceeding by reason of the fact that the person was serving as a director or officer or, at our request, as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered. In addition, we entered into an indemnity agreement with each of our directors and executive officers that provides each of them with the maximum possible indemnity protection permitted by law.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•	any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

Our articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, our articles of incorporation would incorporate such amendment on its effective date.

We also maintain insurance coverage relating to certain liabilities of directors and officers.

Shares eligible for future sale

Market information

Prior to this offering, there has been no established public trading market or publicly available quotations for any class of our Common Stock. Upon completion of this offering,                  shares of our Common Stock will be outstanding, or                  shares of our Common Stock if the underwriters’ option is exercised in full. The shares of Common Stock sold in this offering, or                  shares of Common Stock if the underwriters’ option is exercised in full, will be freely tradable without restriction under the Securities Act, except for any shares purchased by one of our “affiliates” as defined in Rule 144 under the Securities Act. The remaining                  shares of our Common Stock not sold in this offering will be “restricted securities,” as that term is defined in Rule 144, and will only be available for public sale as described below or if they are registered under the Securities Act or otherwise qualify for an exemption from registration.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be permitted to sell his or her shares without a registration under the Securities Act provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months before, the sale and (2) we have been subject to and satisfied the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then the person is permitted to sell the shares (without a registration) regardless of whether we have been subject to and satisfied the Exchange Act reporting requirements.

A person who has beneficially owned restricted shares of our Common Stock for at least six months, but who is one of our affiliates at the time of, or any time during the 90 days before, the sale, would be subject to additional restrictions, by which the person would be permitted within any three-month period to sell (without a registration) only a number of shares that does not exceed the greater of:

•

1% of the number of shares of our Common Stock then outstanding, which will equal approximately                  shares immediately after this offering, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding warrants, based on the number of shares of Common Stock outstanding as of                     , 2011.

•	the average weekly trading volume of our Common Stock during the four calendar weeks before the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. These sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares of our Common Stock pursuant to a written compensatory plan or contract and who is not an affiliate of ours during the immediately preceding 90 days to sell these shares under Rule 144, but without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling shares pursuant to Rule 701. The shares that may be sold in compliance with Rule 701 that are subject to lock-up agreements described below and under “Underwriting” below will not be eligible for sale until expiration or waiver of the restrictions set forth in those agreements.

Registration statements

We intend to file registration statements on Form S-8 registering the issuance of shares of our Common Stock issuable in the future pursuant to our equity compensation plans. Shares covered by these registration statements will be available for sale immediately upon issuance, subject to the lock-up arrangements described below, if applicable to the holders of such shares.

Lock-up arrangements

In connection with this offering, we, our directors, our executive officers and certain of our shareholders have each agreed to enter into lock-up agreements that restrict the sale of our Common Stock for a period of 180 days after the date of this prospectus, subject to an extension in specified circumstances. D.A. Davidson & Co., in its sole discretion, may in most cases release shares of our Common Stock subject to these lock-up agreements at any time without notice. See “Underwriting.”

Material U.S. federal tax consequences

to non-U.S. shareholders

The following is a general summary of the material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of Common Stock if you purchase our Common Stock in this offering, hold our Common Stock as a capital asset and are a beneficial owner of shares of Common Stock other than:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	a partnership (or other entity treated as a partnership for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, tax-qualified retirement plan, bank or other financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, financial asset securitization investment trust, trader in securities that elects to use a mark-to-market method of accounting for his, her or its securities holdings, person who holds Common Stock as part of a hedging or conversion transaction or as part of a short-sale or straddle or other risk reduction transaction, or former U.S. citizen or resident). This summary does not discuss any aspect of U.S. federal alternative minimum tax, state, local or non-U.S. taxation. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (“IRS”) and all other applicable authorities as of the date hereof, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS or opinion of counsel with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisor.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. WE URGE PROSPECTIVE PURCHASERS TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE

U.S. FEDERAL INCOME LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

In general, any distributions we make to you with respect to your shares of Common Stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of Common Stock (but not below zero) and, to the extent it exceeds your basis, as gain realized on the sale or other disposition of the Common Stock and will be treated as described under the section titled “—Sale or Other Disposition of Common Stock” below.

A lower withholding rate may be available under an applicable income tax treaty. To receive the benefit of a reduced treaty rate, you must provide to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying, under penalties of perjury, that you qualify for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically. If you do not timely provide us or our paying agent with the required certification, but you qualify for a reduced treaty rate, you may obtain a refund of any excess amount withheld by timely filing an appropriate refund claim with the IRS.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, these dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income also may be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business within the United States but under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Special certification and other requirements apply to certain non U.S. persons that are entities rather than individuals.

Sale or other disposition of common stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of Common Stock unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment maintained by you);

•

you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition, you meet certain other conditions and you are not eligible for relief under an applicable income tax treaty; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and have never been and do not anticipate we will become) and, in the event that our Common Stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of Common Stock, more than 5% of our Common Stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, gain that is effectively connected income also may be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). If the gain from the sale or disposition of your stock is effectively connected with your conduct of a trade or business within the United States but under an applicable income tax treaty is not attributable to U.S. permanent establishment maintained by you, your gain may be exempt from U.S. tax or eligible for a reduced rate of U.S. tax under such treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year, provided that you timely file U.S. federal income tax returns with respect to such losses.

Information reporting and backup withholding

Generally, we must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of Common Stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside or are established pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

Under certain circumstances, the United States imposes backup withholding at a current rate of 28% on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding on dividends you receive on your shares of Common Stock if you provide proper certification of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of Common Stock outside the United States through a foreign office of a foreign broker that is not considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury regulations). However, if you sell your shares of Common Stock through the U.S. office of a broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also perform backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. person or you are an exempt recipient. Information reporting will also apply if you sell your shares of

Common Stock through a U.S. broker or a foreign broker that is considered a U.S. payor or U.S. middleman unless such broker has documenting evidence in its records that you are a non-U.S. person and certain other conditions are met or you are an exempt recipient.

The IRS will refund to you or credit against your U.S. federal income tax liability, if any, any amounts withheld with respect to your shares of Common Stock under the backup withholding rules if the required information is furnished in a timely manner.

Recently enacted legislation generally would impose, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, our Common Stock paid to certain foreign entities unless various information reporting and due diligence requirements are satisfied.

Estate tax

Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Underwriting

We and the selling shareholders are offering the shares of our Common Stock described in this prospectus through D.A. Davidson & Co., as representative of the several underwriters. We and the selling shareholders have entered into an underwriting agreement with the underwriters, dated                     , 2011. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Underwriter	Number of shares

D.A. Davidson & Co.
Total

Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus (other than the shares subject to the underwriters’ option to purchase additional shares), if the underwriters buy any of the shares. Our Common Stock is offered subject to a number of conditions, including receipt and acceptance of the Common Stock by the underwriters.

Over-allotment option

We and the selling shareholders have granted to the underwriters an option to buy up to                  and additional shares of our Common Stock, respectively. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of the underwriting agreement to exercise this option. To the extent the underwriters exercise this option, the underwriters severally will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares in approximately the same proportion as indicated in the table at the beginning of this section.

Commissions and discounts

Shares of Common Stock sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares of Common Stock sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. Any of these securities dealers may resell any shares of Common Stock purchased from the underwriters to other brokers or dealers at a discount of up to $         per share from the public offering price. If all the shares of Common Stock are not sold at the public offering price, the representative may change the offering price and the other selling terms. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase an additional                  shares of Common Stock:

	Paid by us		Paid by selling shareholders
	No exercise	Full exercise	No exercise	Full exercise

Per share	$	$	$	$

Total	$	$	$	$

After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the underwriters.

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including legal, accounting and printing costs and various other fees associated with this offering, will be approximately $        . This amount includes a $100,000 payment to the Representative to reimburse the Representative for expenses incurred in connection with this offering and a $50,000 retainer fee we paid to the Representative for financial advisory services.

Indemnification and contribution

We have agreed to indemnify the underwriters and their affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the underwriters, their affiliates and their controlling persons may be required to make in respect of those liabilities.

NASDAQ listing

We intend to apply to list our Common Stock on the NASDAQ Capital Market under the symbol “SVBT.”

Lock-up agreements

We have agreed with the underwriters, subject to specified exceptions, that during a period of 180 days from the date of this prospectus, we will not, without the prior written consent of D.A. Davidson & Co, directly or indirectly, offer, pledge, sell, contract to sell, or otherwise dispose of or transfer any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for or repayable with our Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock. In addition, our directors, executive officers and certain of our shareholders have agreed with the underwriters that during a period of 180 days from the date of this prospectus, each of them will not offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any other securities convertible into or exercisable or exchangeable for Common Stock and to not enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock. These restrictions will not apply to the sale of securities pursuant to the terms of the underwriting agreement; transfers of shares of Common Stock or any security convertible into or exercisable for Common Stock as a bona fide gift; transfers of shares of Common Stock or any security convertible into or exercisable for Common Stock by will or intestacy or to any trust for the direct or indirect benefit of the director, executive officer or shareholder, or the immediate family of the director, executive officer or shareholder; distributions by a trust to its beneficiaries; or transfers to us in connection with the repurchase of shares of Common Stock issued pursuant to our employee benefit or stock purchase plans or pursuant to agreements pursuant to which such shares of Common Stock were issued.

The 180-day restricted periods described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless the extension is waived in writing by D.A. Davidson & Co.

We have agreed with the underwriters that if D.A. Davidson & Co., in its sole discretion, agrees to waive any lock-up restrictions applicable to shares beneficially owned by one of our officers or directors and provides us with notice of the impending waiver at least three business days before the effective date of the waiver, that we will announce the waiver by issuing a press release at least two business days before the effective date of the waiver.

Director, officer and employee participation

At our request, the underwriters have reserved up to                     % of the shares for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Except for certain of our officers, directors and employees who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying shares through the directed share program has agreed that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of D.A. Davidson & Co., dispose of or hedge any shares or any securities convertible into or exchangeable for our Common Stock with respect to shares purchased in the program. For certain officers, directors and employees purchasing shares through the directed share program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Stabilization, short positions and penalty bids

In connection with the offering, the underwriters may purchase and sell shares of our Common Stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales, in accordance with Regulation M under the Securities Exchange Act of 1934. The underwriters may also impose penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates a syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares subject to their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters may consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of our Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when our Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time. Neither we, the selling shareholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Stock. In addition, neither we, the selling shareholders nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Discretionary sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

IPO pricing

Prior to the completion of this offering, there has been no public market for our Common Stock. The initial public offering price will be determined by negotiations between us and the underwriters. Among the factors expected to be considered in these negotiations are:

•	the history of, and prospects for, us and the industry in which we compete,

•	our past and present financial performance,

•	an assessment of our management,

•	the present state of our business,

•	the prospects for our future earnings,

•	the prevailing conditions of the applicable United States securities market at the time of this offering, and

•	market valuations of publicly traded companies that we and the underwriters believe to be comparable to us.

Stamp taxes

If you purchase shares of Common Stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Affiliations

Certain of the underwriters and/or their affiliates have engaged and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

Legal matters

Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered by us through this prospectus will be passed upon for us by Lane Powell PC, Portland, Oregon. The underwriters are being represented by Perkins Coie LLP, Portland, Oregon, in connection with the offering.

Experts

Moss Adams LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, as set forth in their report. Such financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to our Common Stock we and the selling shareholders propose to sell in this offering. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information about us and our Common Stock that we and the selling shareholders propose to sell in this offering, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on our website at www.southvalleybank.com. Information on our web site is not part of this prospectus.

You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the site is www.sec.gov.

South Valley Bancorp, Inc.

Index to consolidated financial statements

Contents	Page

Interim consolidated financial statements (unaudited)
Consolidated balance sheets at March 31, 2011 and December 31, 2010	F-2
Consolidated statements of operations for the three months ended March 31, 2011 and 2010	F-4
Consolidated statements of changes in shareholders’ equity and comprehensive income (loss) for the three months ended March 31, 2011 and 2010	F-5
Consolidated statements of cash flows for the three months ended March 31, 2011 and 2010	F-6
Notes to interim consolidated financial statements	F-8

Note: These interim consolidated financial statements have not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Consolidated financial statements
Report of independent registered public accounting firm	F-34
Consolidated balance sheets at December 31, 2010 and 2009	F-35
Consolidated Statements of Operations For the years ended December 31, 2010, 2009 and 2008	F-37
Consolidated statements of changes in shareholders’ equity and comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008	F-38
Consolidated statements of cash flows for the years ended December 31, 2010, 2009 and 2008	F-39
Notes to consolidated financial statements	F-41

F-1

South Valley Bancorp, Inc. and Subsidiaries

Consolidated balance sheets (unaudited)

(in thousands, except shares)

	March 31, 2011	December 31, 2010

ASSETS

CASH AND CASH EQUIVALENTS
Cash and due from banks	$20,957	$20,055
Interest-bearing deposits with other banks	52,882	33,973

Total cash and cash equivalents	73,839	54,028

INVESTMENTS
Time deposits with other banks	3,285	3,481
Investment securities available-for-sale	49,052	51,096
Restricted equity securities	5,256	5,256

Total investments	57,593	59,833

LOANS HELD-FOR-SALE	1,086	3,435

LOANS, NET
Non-acquired loans, net of unearned loan fees	484,937	487,891
Acquired loans	154,299	158,550
Allowance for loan losses	(11,166)	(11,123)

Total loans, net	628,070	635,318

OTHER ASSETS
Premises and equipment, net	31,304	31,507
Other real estate owned and repossessions	3,421	4,007
Covered other real estate owned	5,736	5,709
Restricted equity securities held in settlement of loan	5,111	5,111
FDIC indemnification asset	26,917	26,800
Goodwill	2,387	2,387
Core deposit intangible	65	67
Other assets	13,641	17,069

Total other assets	88,582	92,657

TOTAL ASSETS	$849,170	$845,271

F-2	See accompanying notes.

South Valley Bancorp, Inc. and Subsidiaries

Consolidated balance sheets (unaudited)

(in thousands, except shares)

	March 31, 2011	December 31, 2010

LIABILITIES AND SHAREHOLDERS’ EQUITY

DEPOSITS
Noninterest-bearing demand deposit accounts	$87,990	$87,641
Interest-bearing transaction accounts	388,567	378,393
Interest-bearing savings accounts	27,879	24,456
Time certificates of deposit	243,843	251,326

Total deposits	748,279	741,816

OTHER LIABILITIES
Other borrowed funds	25,999	25,834
Accounts payable and other liabilities	1,825	5,285

Total other liabilities	27,824	31,119

Total liabilities	776,103	772,935

COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 20,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value, 10,000,000 shares authorized; 6,756,189 and 6,706,379 issued and outstanding at March 31, 2011 and December 31, 2010, respectively	42,949	42,160
Retained earnings	29,984	29,939
Accumulated other comprehensive income, net of taxes	134	237

Total shareholders’ equity	73,067	72,336

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$849,170	$845,271

See accompanying notes.	F-3

South Valley Bancorp, Inc. and Subsidiaries

Consolidated statements of operations (unaudited)

(in thousands, except per share amounts)

	Three months ended March 31,
	2011	2010

INTEREST INCOME
Interest and fees on loans	$9,539	$7,682
Interest and dividends on investments: Taxable	267	199
Interest and dividends on investments: Non-taxable	202	217
Other interest	23	4

Total interest income	10,031	8,102

INTEREST EXPENSE
Interest on deposit accounts	1,689	1,392
Interest on federal funds purchased	—	2
Interest on other borrowed funds	219	302

Total interest expense	1,908	1,696

NET INTEREST INCOME BEFORE LOAN LOSS PROVISION	8,123	6,406
LOAN LOSS PROVISION	1,525	502

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	6,598	5,904

NONINTEREST INCOME
Service charges and fees	670	539
Investment services income	343	307
Trust services income	291	274
Loss on investments in limited partnerships	(119)	(158)
Gains on sale of mortgage loans	120	68
Accretion of FDIC indemnification asset	233	—

Total noninterest income	1,538	1,030

NONINTEREST EXPENSE
Salaries and employee benefits	3,816	3,041
Occupancy and equipment expense	1,155	916
Loss on sales and impairment write-down of other real estate owned	275	—
Impairment of investment in real estate joint venture	404	—
Other noninterest expense	2,409	1,652

Total noninterest expense	8,059	5,609

INCOME BEFORE INCOME TAX EXPENSE	77	1,325
INCOME TAX EXPENSE	25	414

NET INCOME	$52	$911

BASIC EARNINGS PER SHARE	$0.01	$0.14

DILUTED EARNINGS PER SHARE	$0.01	$0.14

WEIGHTED AVERAGE NUMBER OF COMMON
BASIC SHARES OUTSTANDING	6,712,105	6,464,354

DILUTED SHARES OUTSTANDING	6,723,598	6,464,354

F-4	See accompanying notes.

South Valley Bancorp, Inc. and Subsidiaries

Consolidated statements of changes in shareholders’ equity

and comprehensive income (loss) (unaudited)

(in thousands, except share amounts)

			Retained earnings	Accumulated other comprehensive income (Loss)	Total shareholders’ equity	Comprehensive income (loss)
	Common stock
	Shares	Amount

BALANCE, January 1, 2010	6,420,911	$37,836	$27,642	$(206)	$65,272
Stock and warrants issued	49,395	744	—	—	744
Stock repurchased	(428)	(1)	(6)	—	(7)
Net income	—	—	911	—	911	$911

Other comprehensive income:
Unrealized gains on investment securities, net of tax	—	—	—	311	311	311

Other comprehensive income						311

Comprehensive income						$1,222

BALANCE, March 31, 2010	6,469,878	38,579	28,547	105	67,231

BALANCE, January 1, 2011	6,706,379	42,160	29,939	237	72,336
Stock and warrants issued	50,855	797	—	—	797
Stock repurchased	(1,045)	(8)	(7)	—	(15)
Net income	—	—	52	—	52	$52

Other comprehensive income:
Unrealized losses on investment securities, net of tax	—	—	—	(103)	(103)	(103)

Other comprehensive loss						(103)

Comprehensive loss						$(51)

BALANCE, March 31, 2011	6,756,189	$42,949	$29,984	$134	$73,067

See accompanying notes.	F-5

South Valley Bancorp, Inc. and Subsidiaries

Consolidated statements of cash flows (unaudited)

(in thousands)

	Three months ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$52	$911

Adjustments to reconcile net income to net cash from operating activities:
Net accretion of discounts on investment securities	91	84
Loss on investments in limited partnerships	119	158
Loss on sales and impairment write-down of other real estate owned	275	—
Impairment of investment in real estate joint venture	404	—
Gain on sale of loans held for sale	(120)	(68)
Proceeds from the sale of mortgage loans held-for-sale	10,192	4,625
Production of mortgage loans held-for-sale	(7,723)	(3,546)
Provision for loan losses	1,525	502
Depreciation and amortization	434	332
Deferred income taxes	(231)	(907)
Accretion of FDIC indemnification asset	(233)	—

Increase (decrease) in cash due to changes in certain assets and liabilities:
Other assets	2,434	1,389
Accounts payable and other liabilities	(3,456)	(66)

Net cash from operating activities	3,763	3,414

F-6	See accompanying notes.

South Valley Bancorp, Inc. and Subsidiaries

Consolidated statements of cash flows (unaudited)

(in thousands)

	Three months ended March 31,
	2011	2010

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities	$(200)	$(350)
Proceeds from principal redemptions, calls, and maturities of investments	2,182	801
Investments in limited partnerships	(536)	(277)
Net decrease in loans made to customers	7,070	4,148
Proceeds from the sale of other real estate owned and repossessions	353	—
Payments made for purchase of property and equipment	(231)	(152)

Net cash from investing activities	8,638	4,170

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposit and savings accounts	13,946	13,443
Net decrease in time certificates of deposit	(7,483)	(19,334)
Net change in federal funds purchased and repurchase agreements	198	(237)
Repayments of other borrowed funds	(33)	(494)
Proceeds from the issuance of common stock	797	744
Repurchase of common stock	(15)	(7)

Net cash from financing activities	7,410	(5,885)

NET INCREASE IN CASH AND CASH EQUIVALENTS	19,811	1,699
CASH AND CASH EQUIVALENTS, beginning of period	54,028	21,420

CASH AND CASH EQUIVALENTS, end of period	$73,839	$23,119

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$—	$18

Interest paid	$1,921	$1,667

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Change in unrealized gain (loss) on investment securities, net of taxes	$(103)	$311

Loans transferred to other real estate owned and repossessions	$135	$2,916

Acquired loans transferred to covered other real estate owned	$93	$—

See accompanying notes.	F-7

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 1—Summary of significant accounting policies

The accounting and financial reporting policies of South Valley Bancorp, Inc. (Bancorp) conform to accounting principles generally accepted in the United States of America. The accompanying interim consolidated financial statements include the accounts of the Bancorp and its wholly-owned subsidiaries, South Valley Bank & Trust (the Bank) and South Valley Wealth Management (Wealth Management). All material inter-company balances and transactions have been eliminated. In preparing these interim financial statements, all accounting adjustments (all of which are of a normal and recurring nature) necessary to accurately reflect the financial position and results of operations have been made.

The consolidated interim financial statements have not been audited. A more detailed description of the Bancorp’s accounting policies is included in the 2010 Consolidated Financial Statements. These interim condensed consolidated financial statements should be read in conjunction with the financial statements and related notes contained in the 2010 Annual Report.

Note 2—Business combination

On July 23, 2010, the Bank acquired the banking operations of Home Valley Bank (Home Valley), Cave Junction, Oregon in an FDIC-assisted transaction. The Bank acquired approximately $244,900 of cost-basis assets and assumed approximately $242,600 of cost-basis liabilities, including $227,200 of deposits. The Bank entered into separate loss-sharing agreements with the FDIC providing for specified credit loss protection for substantially all acquired loans and foreclosed real estate. Under the terms of the loss-sharing agreements, the FDIC will reimburse the Bank for 80 percent of the losses on those assets. At the acquisition date, the Bank estimated the Home Valley assets would incur approximately $34,200 of losses, of which $26,678 would be reimbursable under the loss-sharing agreements as losses are realized in future periods. The loss-sharing agreements provide for coverage on losses for ten years on single family residential mortgages, and five years on commercial and other assets. The Bank recorded the acquired assets and liabilities at their estimated fair values at the acquisition date. The estimated fair value for loans reflected expected credit losses at the acquisition date and related reimbursement under the loss-sharing agreements. As a result, the Bank will only recognize a provision for credit losses and charge-offs on the acquired loans for any further credit deterioration, net of any expected reimbursement under the loss-sharing agreements.

The acquired loan portfolios and other real estate owned are referred to as “acquired loans” and “covered other real estate owned,” respectively, and these are presented as separate line items in the consolidated balance sheets.

F-8

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 2—Business combination—(continued)

A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in a bargain purchase gain recorded during the third quarter of 2010 are presented below:

Cost basis net assets	$2,308
Cash payment received from the FDIC	12,804
Fair value adjustments:
Acquired loans	(30,041)
Covered other real estate owned	(6,360)
Core deposit intangible	79
FDIC indemnification asset	26,678
Deposits	(882)

Bargain purchase gain	$4,586

In FDIC-assisted transactions, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer or the acquirer may be required to make payment to the FDIC. In the Home Valley acquisition, cost basis net assets of $2,308 were transferred to the Bank and a cash payment of $12,804 was received from the FDIC. A bargain purchase gain was recorded on the acquisition date that represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

The Bank did not immediately acquire all the real estate, furniture or equipment of Home Valley as part of the purchase and assumption agreement. However, the Bank was granted a 90-day option to purchase or lease the real estate and furniture and equipment from the FDIC. Prior to the expiration of the option term, the Bank exercised the right to purchase all the real estate related to the five branch locations and the furniture and equipment of such. As of December 31, 2010, approximately $3,110 of real estate, furniture and equipment was negotiated and purchased. As of December 31, 2010, two parcels of land and buildings used as branches were still being negotiated with the FDIC, along with related furniture and equipment of one branch. As of March 31, 2011, one branch location remained under negotiation with the FDIC. The purchase price will be $540 and the Bank will assume a note payable of $291.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 2—Business combination—(continued)

The statement of assets acquired and liabilities assumed at their estimated fair values as of July 23, 2010 of Home Valley are presented below:

Assets acquired
Cash and equivalents	$23,434
Investment securities	11,715
Time deposits with other banks	3,982
Restricted equity securities	1,629
Acquired closed-end loans	156,237
Acquired revolving lines of credit	16,833
Premises and equipment	26
Core deposit intangibles	79
Covered other real estate owned	6,360
FDIC indemnification asset	26,678
Other assets	1,061

Total assets acquired	$248,034

Liabilities assumed
Deposits	$228,117
Borrowings	15,007
Other liabilities	324

Total liabilities assumed	243,448

Net assets acquired	$4,586

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 3—Investment securities available-for-sale

The amortized cost and estimated fair values of Bancorp’s and the Bank’s investment securities at March 31, 2011 and December 31, 2010, are summarized as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

March 31, 2011:
U.S. government agencies	$369	$22	$—	$391
Collateralized mortgage obligations	30,683	406	(202)	30,887
Corporate bonds	1,012	135	—	1,147
Municipal bonds	16,579	294	(443)	16,430
Equity securities	193	4	—	197

	$48,836	$861	$(645)	$49,052

December 31, 2010:
U.S. government agencies	$692	$17	$—	$709
Collateralized mortgage obligations	32,264	451	(11)	32,704
Corporate bonds	1,012	158	—	1,170
Municipal bonds	16,550	297	(531)	16,316
Equity securities	193	4	—	197

	$50,711	$927	$(542)	$51,096

Certain investment securities shown above currently have fair values less than amortized cost and, therefore, contain unrealized losses. The Bank has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase and not due to concerns related to the underlying credit of the issuers or the underlying collateral. The decline in value is not related to any Bancorp or industry-specific event. At March 31, 2011 and December 31, 2010, there were 24 investment securities with unrealized losses. The Bank anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 3—Investment securities available-for-sale—(continued)

The following presents the fair value and gross unrealized losses of investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at:

	Less than 12 months		12 Months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

March 31, 2011:
U.S. agencies	$10,405	$(202)	$—	$—	$10,405	$(202)
Municipal bonds	—	—	5,689	(443)	5,689	(443)

Total temporarily impaired investment securities	$10,405	$(202)	$5,689	$(443)	$16,094	$(645)

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

December 31, 2010:
U.S. agencies	$1,667	$(8)	$360	$(3)	$2,027	$(11)
Municipal bonds	1,339	(42)	4,217	(489)	5,556	(531)

Total temporarily impaired investment securities	$3,006	$(50)	$4,577	$(492)	$7,583	$(542)

The amortized cost and estimated fair value of investment securities available-for-sale at March 31, 2011, by contractual maturity are shown below. Expected maturities of collateralized mortgage obligations and mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay the obligations.

	Amortized cost	Estimated fair value

Due in one year or less	$574	$577
Due after one year through five years	1,333	1,475
Due after five years through ten years	13,105	13,367
Due after ten years	33,631	33,436

	48,643	48,855
Equity securities	193	197

	$48,836	$49,052

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 3—Investment securities available-for-sale—(continued)

As of March 31, 2011 and December 31, 2010, investment securities with estimated fair values of $26,219 and $41,013 respectively, were pledged as collateral to secure public or other deposits, as required by law.

NOTE 4—Loans

Throughout these consolidated financial statements, references to loans or the allowance for loan losses consist of all categories of loans, including non-acquired and acquired loans. When not referring to all categories of loans, those discussions will indicate the specific categories, non-acquired or acquired.

Acquired loans consist of acquired closed-end loans with deteriorated credit quality and acquired revolving lines of credit. Acquired closed-end loans are accounted for under the guidance of ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality,” and acquired revolving lines of credit are accounted for under the guidance of ASC 310-20, “Nonrefundable Fees and Other Costs,” as further described in the Summary of Significant Accounting Policies footnote to the annual consolidated financial statements.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 4—Loans—(continued)

The following table presents the major types of loans recorded in the consolidated balance sheets as of March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010

Non-acquired loans
Commercial real estate
Owner occupied	$82,098	$83,616
Non-owner occupied	91,021	89,557
Construction, acquisition and development	54,104	53,238
Residential real estate
Multi-Family	8,399	8,448
1-4 Family	22,679	20,299
Construction, acquisition and development	6,011	7,036
Commercial and industrial	125,672	127,221
Agriculture	63,727	66,734
Consumer
Term loans	6,103	6,311
Home equity lines of credit	17,659	17,971
Personal lines of credit	8,089	8,161

Total non-acquired loans	485,562	488,592
Less unearned loan fees	(625)	(701)

Total non-acquired loans, net of unearned loan fees	$484,937	$487,891

Acquired loans
Commercial real estate	$93,478	$95,703
Residential real estate	29,914	30,829
Commercial and industrial	20,868	21,446
Consumer	10,039	10,572

Total acquired loans	154,299	158,550

Less allowance for loan losses	(11,166)	(11,123)

Total loans, net	$628,070	$635,318

As of March 31, 2011 and December 31, 2010, loans with unpaid principal balances of $169,994 and $179,188, respectively, were pledged as collateral to secure FHLB borrowings and loans with unpaid principal balances of $56,426 and $44,870, respectively, were pledged as collateral to secure FRB borrowings.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 4—Loans—(continued)

At March 31, 2011 and December 31, 2010, acquired loans with carrying values of $153,255 and $157,099, respectively, were covered by a loss-sharing agreement with the FDIC as further discussed in Note 2.

The following table presents the changes in the accretable yield for acquired closed-end loans with deteriorated credit quality for the three months ended March 31, 2011 and 2010:

	March 31,
	2011	2010

Balance at beginning of period	$27,449	$—
Acquisitions	—	—
Accretion to interest income	(1,907)	—
Reclassification from nonaccretable difference	3,836	—

Balance at end of period	$29,378	$—

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 5—Allowance for loan losses

A summary of the activity in the allowance for loan losses by loan classification follows:

	Comm real estate	Res real estate	Comm and industrial	Agriculture	Consumer	Unallocated	Total

March 31, 2011
Balance, beginning of year	$4,089	$1,454	$3,684	$1,348	$548	$—	$11,123
Loan loss provision (benefit)	1,062	(307)	434	231	105	—	1,525
Loans charged off	(500)	(101)	(572)	—	(319)	—	(1,492)
Loan recoveries	—	—	1	—	9	—	10

Balance, end of period	$4,651	$1,046	$3,547	$1,579	$343	$—	$11,166

Collectively evaluated for impairment	$4,466	$720	$3,395	$217	$304	$—	$9,102
Individually evaluated for impairment	185	326	152	1,362	39	—	2,064

Total	$4,651	$1,046	$3,547	$1,579	$343	$—	$11,166

Loans
Collectively evaluated for impairment	$226,283	$29,321	$133,938	$54,733	$30,222	$—	$474,497
Individually evaluated for impairment	8,495	7,768	976	8,994	1,691	—	27,924
Loans acquired with deteriorated credit quality	85,923	29,914	11,626	—	9,977	—	137,440

Total	$320,701	$67,003	$146,540	$63,727	$41,890	$—	$639,861

March 31, 2010
Balance, beginning of year	$2,072	$698	$742	$455	$252	$2,500	$6,719
Loan loss provision (benefit)	(83)	588	143	160	2	(310)	500
Loans charged off	—	(360)	(57)	(17)	(8)	—	(442)
Loan recoveries	—	8	1	—	8	—	17

Balance, end of period	$1,989	$936	$829	$598	$254	$2,190	$6,794

Collectively evaluated for impairment	$1,979	$806	$456	$390	$252	$2,190	$6,073
Individually evaluated for impairment	10	130	373	208	2	—	723

Total	$1,989	$936	$829	$598	$254	$2,190	$6,796

Loans
Collectively evaluated for impairment	$222,902	$26,804	$123,701	$59,238	$32,716	$—	$465,361
Individually evaluated for impairment	5,104	9,619	1,225	739	537	—	17,224

Total	$228,006	$36,423	$124,926	$59,977	$33,253	$—	$482,585

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

Credit administration

When evaluating credit risk, management considers various factors including loan size, contractual terms, borrower capacity, loan product features, available guarantor support, and the characteristics and availability of underlying collateral. Credit risk can also be significantly impacted by the current and future economic environment and the degree of asset diversification among industry, geography, and loan type.

The credit risk management process is governed through comprehensive credit policies, assigned lending limits, credit underwriting, risk monitoring, and ongoing loan reviews and audit processes. In addition, regulatory examiners review and perform detailed tests of credit underwriting, loan administration, and allowance processes.

Credit risk is administered on a regional basis within assigned lending limit parameters. Regional Credit Administrators report directly to the Chief Credit Officer, who reports to the President and Chief Executive Officer. The bank’s Loan Committee is established by the Board of Directors and seeks to ensure effective credit risk management, provide oversight of the allowance for loan losses, develop and oversee the loan policy, and to ensure sound implementation of lending strategies. Loan Committee membership is comprised of appointed board members, executive level management, and regional credit administrators.

Credit quality

Management continuously monitors credit quality within the loan portfolio to determine an appropriate level of allowance for loan losses. The allowance for loan losses represents management’s estimate of possible losses inherent within the loan portfolio as of the balance sheet date. Determining the appropriateness of the allowance is complex and requires management to make judgments about matters that are inherently uncertain. Future evaluations may result in significant changes in the allowance for loan losses in those periods.

The amount of the allowance is based on management’s evaluation of various factors including historical loss rates, the level and trends of delinquent, nonaccrual, and classified assets, local, regional and national economic conditions, changes in the quality of lending and credit administration staff, and other internal or external factors that management deems appropriate.

A loan is considered impaired when it is probable that all interest and principal payments will not be collected in accordance with the contractual terms. For impaired loans, management evaluates available cash flows and collateral. Impairment for loans deemed collateral dependent is measured as the difference between the book balance and the fair value of the collateral, less the estimated selling costs. Impairment for loans that are not collateral dependent is measured as the difference between the book balance and the discounted value of all expected future cash flows, based on the original effective interest rate. If the shortfall is deemed permanent, the amount of the shortfall will be charged off. If the shortfall is deemed to be temporary, a specific allowance is included in the allowance for loan losses for the amount of the shortfall. As of

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

March 31, 2011 and December 31, 2010, all impaired loans, except performing troubled debt restructurings, were on nonaccrual status, determined to be collateral dependent, and have been written down to the estimated fair value of the underlying collateral, less estimated holding and selling costs.

Unimpaired loans are categorized into loan pools based on various factors such as product type, risk type, or risk concentration. For each loan pool, the Bank estimates the possible loss based on factors such as actual historical loss rates, industry loss rates, delinquency trends, economic trends, and other factors deemed appropriate. In addition, the regulators, as an integral part of the examination process, review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgment about information available at the time of their examinations.

Nonperforming loans are generally designated as non-accrual status upon reaching 90 days or more past due. When a loan is placed on non-accrual status, accrued interest is reversed against interest income and all future payments are applied using the cash method until such time that it is reasonably assured that all future payments will made in accordance with the loan’s contractual terms.

Management continuously evaluates the loan portfolio to assess credit quality and to determine appropriate loan classifications and risk ratings. The Bank uses the following risk rating definition to assess risk within the portfolio:

Pass—The borrower is considered creditworthy and has the ability to repay the debt in the normal course of business. The Bank uses six levels of grading within the pass category based on the underlying characteristics of the loan.

Special mention—The loan is currently protected but has the potential to deteriorate to a Substandard rating and is traditionally regarded as a “Watch List” loan. The borrower’s financial performance may be inconsistent or below forecast, creating the possibility of liquidity problems and shrinking debt service coverage. The borrower may have a short track record and little depth of management. Other typical characteristics include inadequate current financial information, marginal capitalization and susceptibility to negative industry trends. The primary source of repayment is still good but there is increasing reliance on collateral or guarantors support. Although these loans are performing, adverse trends have developed in the borrower’s operations and/or balance sheet. Collectability of the loan is not yet in jeopardy, but there is concern about the timely repayment.

Substandard—The loan is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged. There are well defined weaknesses that are jeopardizing the repayment of the debt. The Bank could sustain some loss if the deficiencies are not corrected; however, at this point in time, no loss of principal is anticipated.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

Doubtful—The loan has the weaknesses of those in the Substandard class, one or more of which make collection or liquidation in full highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the loan, its classification as a loss is deferred until a more exact status may be determined. Pending factors include proposed capital injection, new collateral, refinancing plans, or liquidation procedures. Loans in this class are carried on a non accrual basis with payments applied to principal.

The following table summarizes loans by type and risk category:

	Pass	Special mention	Substandard	Doubtful	Total

March 31, 2011

Non-acquired loans
Commercial real estate
Owner occupied	$64,703	$9,259	$7,060	$1,076	$82,098
Non-owner occupied	77,428	9,763	3,830	—	91,021
Construction, acquisition and development	43,763	4,797	3,305	2,239	54,104
Residential real estate
Multi-Family	4,077	605	3,717	—	8,399
1-4 Family	19,389	9	3,281	—	22,679
Construction, acquisition and development	4,526	232	1,006	247	6,011
Commercial and industrial	86,240	17,926	21,084	422	125,672
Agriculture	53,250	1,234	9,243	—	63,727
Consumer
Term loans	6,103	—	—	—	6,103
Home equity lines of credit	14,897	350	1,955	457	17,659
Personal lines of credit	7,838	—	246	5	8,089

Total non-acquired loans	$382,214	$44,175	$54,727	$4,446	$485,562

Acquired loans
Commercial real estate	$72,690	$4,930	$32,814	$9,898	$120,332
Residential real estate	26,688	349	1,569	1,364	29,970
Commercial and industrial	17,934	741	3,859	266	22,800
Consumer	9,981	—	195	1,201	11,377

Total acquired loans(1)	$127,293	$6,020	$38,437	$12,729	$184,479

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

	Pass	Special mention	Substandard	Doubtful	Total

December 31, 2010

Non-acquired loans
Commercial real estate
Owner occupied	$66,441	$8,997	$7,078	$1,100	$83,616
Non-owner occupied	81,081	4,709	3,580	187	89,557
Construction, acquisition and development	44,466	3,850	2,683	2,239	53,238
Residential real estate
Multi-Family	3,968	763	3,717	—	8,448
1-4 Family	16,845	128	3,326	—	20,299
Construction, acquisition and development	1,390	—	5,253	393	7,036
Commercial and industrial	87,711	15,499	23,613	398	127,221
Agriculture	54,828	1,226	10,680	—	66,734
Consumer
Term loans	6,294	—	17	—	6,311
Home equity lines of credit	15,131	—	2,035	805	17,971
Personal lines of credit	7,759	150	251	1	8,161

Total non-acquired loans	$385,914	$35,322	$62,233	$5,123	$488,592

Acquired loans
Commercial real estate	$75,615	$3,806	$33,236	$9,898	$122,555
Residential real estate	27,961	350	2,050	475	30,836
Commercial and industrial	19,095	53	4,211	30	23,389
Consumer	9,380	63	1,022	1,410	11,875

Total acquired loans(1)	$132,051	$4,272	$40,519	$11,813	$188,655

(1)	Acquired loans with carrying values of $154,299 and $158,550, at March 31, 2011 and December 31, 2010, respectively, are shown using unpaid contractual balances. The credit risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses and share in 80% of loss recoveries.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

The following table summarizes the Bank’s past due loans by type:

	30-59 Days past due	60-89 Days past due	90 Days past due and still accruing	Total past due	Non -accrual	Total current	Total loans

March 31, 2011

Non-acquired loans
Commercial real estate
Owner occupied	$—	$747	$866	$1,613	$4,337	$76,148	$82,098
Non-owner occupied	99	—	—	99	—	90,922	91,021
Construction, acquisition and development	—	—	1,038	1,038	2,961	50,105	54,104
Residential real estate
Multi-Family	—	—	—	—	—	8,399	8,399
1-4 Family	51	—	20	71	2,730	19,878	22,679
Construction, acquisition and development	—	—	—	—	295	5,716	6,011
Commercial and industrial	162	—	—	162	422	125,088	125,672
Agriculture	513	—	—	513	8,994	54,220	63,727
Consumer
Term loans	—	—	—	—	—	6,103	6,103
Home equity lines of credit	—	—	—	—	742	16,917	17,659
Personal lines of credit	78	11	—	89	251	7,749	8,089

Total non-acquired loans	$903	$758	$1,924	$3,585	$20,732	$461,245	$485,562

Acquired loans
Commercial real estate	$2,869	$2,100	$1,473	$6,442	$21,889	$92,001	$120,332
Residential real estate	704	—	—	704	1,364	27,902	29,970
Commercial and industrial	298	—	1,187	1,485	1,001	20,314	22,800
Consumer	33	556	175	764	1,221	9,392	11,377

Total acquired loans(1)	$3,904	$2,656	$2,835	$9,395	$25,475	$149,609	$184,479

December 31, 2010

Non-acquired loans
Commercial real estate
Owner occupied	$1,461	$155	$—	$1,616	$4,099	$77,901	$83,616
Non-owner occupied	—	—	—	—	187	89,370	89,557
Construction, acquisition and development	—	—	1,038	1,038	3,171	49,029	53,238
Residential real estate
Multi-Family	—	—	—	—	—	8,448	8,448
1-4 Family	563	—	—	563	2,749	16,987	20,299
Construction, acquisition and development	418	—	—	418	441	6,177	7,036
Commercial and industrial	11	—	—	11	1,063	126,147	127,221
Agriculture	—	—	—	—	—	66,734	66,734
Consumer
Term loans	—	—	—	—	—	6,311	6,311
Home equity lines of credit	60	16	—	76	805	17,090	17,971
Personal lines of credit	110	53	—	163	248	7,750	8,161

Total non-acquired loans	$2,623	$224	$1,038	$3,885	$12,763	$471,944	$488,592

Acquired loans
Commercial real estate	$800	$1,100	$5,477	$7,377	$22,660	$92,518	$122,555
Residential real estate	—	414	—	414	952	29,470	30,836
Commercial and industrial	281	—	964	1,245	770	21,374	23,389
Consumer	224	49	—	273	1,204	10,398	11,875

Total acquired loans(1)	$1,305	$1,563	$6,441	$9,309	$25,586	$153,760	$188,655

(1)	Acquired loans with carrying values of $154,299 and $158,550, at March 31, 2011 and December 31, 2010, respectively, are shown using unpaid contractual balances. The credit risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses and share in 80% of loss recoveries.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

The following table summarizes impaired loan information by loan classification:

	Unpaid principal balance	Recorded investment	Related allowance

March 31, 2011

With no related allowance
Commercial real estate
Owner occupied	$4,168	$4,074	$—
Non-owner occupied	184	—	—
Construction, acquisition and development	7,040	2,961	—
Residential real estate
Multi-Family	—	—	—
1-4 Family	3,959	2,730	—
Construction, acquisition and development	244	93	—
Commercial and industrial	1,566	729	—
Agriculture	—	—	—
Consumer
Term loans	—	—	—
Home equity lines of credit	1,197	984	—
Personal lines of credit	251	251	—

Total	18,609	11,822	—

With a related allowance
Commercial real estate
Owner occupied	499	447	52
Non-owner occupied	184	177	7
Construction, acquisition and development	777	651	126
Residential real estate
Multi-Family	3,717	3,613	104
1-4 Family	878	840	39
Construction, acquisition and development	349	166	183
Commercial and industrial	247	95	152
Agriculture	8,994	7,632	1,362
Consumer
Term loans	—	—	—
Home equity lines of credit	457	417	39
Personal lines of credit	—	—	—

Total	16,102	14,038	2,064

Total impaired loans
Commercial real estate
Owner occupied	4,667	4,521	52
Non-owner occupied	368	177	7
Construction, acquisition and development	7,817	3,612	126
Residential real estate
Multi-Family	3,717	3,613	104
1-4 Family	4,837	3,570	39
Construction, acquisition and development	593	259	183
Commercial and industrial	1,813	824	152
Agriculture	8,994	7,632	1,362
Consumer
Term loans	—	—	—
Home equity lines of credit	1,654	1,401	39
Personal lines of credit	251	251	—

Total	$34,711	$25,860	$2,064

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

	Unpaid principal balance	Recorded investment	Related allowance

December 31, 2010

With no related allowance
Commercial real estate
Owner occupied	$4,198	$4,099	$—
Non-owner occupied	—	—	—
Construction, acquisition and development	7,745	2,239	—
Residential real estate
Multi-Family	—	—	—
1-4 Family	3,252	2,749	—
Construction, acquisition and development	236	236	—
Commercial and industrial	1,203	882	—
Agriculture	—	—	—
Consumer
Term loans	—	—	—
Home equity lines of credit	963	835	—
Personal lines of credit	261	258	—

Total	17,858	11,298	—

With a related allowance
Commercial real estate
Owner occupied	236	210	26
Non-owner occupied	371	322	49
Construction, acquisition and development	1,298	1,046	252
Residential real estate
Multi-Family	3,717	3,245	472
1-4 Family	881	850	31
Construction, acquisition and development	351	186	165
Commercial and industrial	755	522	224
Agriculture	—	—	—
Consumer
Term loans	—	—	—
Home equity lines of credit	457	375	81
Personal lines of credit	—	—	—

Total	8,066	6,756	1,300

Total impaired loans
Commercial real estate
Owner occupied	4,434	4,309	26
Non-owner occupied	371	322	49
Construction, acquisition and development	9,043	3,285	252
Residential real estate
Multi-Family	3,717	3,245	472
1-4 Family	4,133	3,599	31
Construction, acquisition and development	587	422	165
Commercial and industrial	1,958	1,404	224
Agriculture	—	—	—
Consumer
Term loans	—	—	—
Home equity lines of credit	1,420	1,210	81
Personal lines of credit	261	258	—

Total	$25,924	$18,054	$1,300

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

At March 31, 2011 and December 31, 2010, the Bank had performing troubled debt restructuring loans totaling $6,465 and $6,065, respectively, all of which were performing according to their restructured terms and accruing interest. Such loans are reflected in the preceding tables. There are no commitments to lend additional funds to borrowers whose loans are considered to be troubled debt restructurings at March 31, 2011.

The average recorded investment in non-acquired impaired loans for the first three months of 2011 and 2010 was $21,958 and $17,783, respectively. Interest income recognized during the three months ended March 31, 2011 and 2010 on these average non-acquired impaired loans was $74 and $116, respectively. No, interest income was recognized on the cash-basis for those periods.

At March 31, 2011 and December 31, 2010, acquired non-accrual loans with carrying balances of $14,933 and $15,635, respectively, and unpaid contractual balances of $22,805 and $23,605, respectively, are accounted for under the cost recovery method, are considered impaired, and are subject to loss-sharing agreements in which the FDIC will absorb 80% of losses and share in 80% of loss recoveries.

Note 6—Income taxes

During the three months ended March 31, 2011, the Bancorp recorded an income tax provision of approximately $25 compared with $414 for the same period in 2010. The effective tax rate remains lower than the statutory tax rate due to non-taxable income generated from tax-exempt municipal bonds, and low income housing credits. For additional information, please refer to the Bancorp’s annual report for the year ended December 31, 2010.

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Bancorp evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary.

Bancorp applies accounting principles relating to the recognition of uncertain tax positions whereby Bancorp recognizes the tax benefit from uncertain tax position only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Bancorp recognizes interest and penalties related to income tax matters in noninterest expense. Bancorp does not anticipate that the amount of unrecognized tax benefits will significantly increase or decrease in the next 12 months. There were no interest and penalties accrued for the three months ended March 31, 2011 or for the year ended December 31, 2010.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 7—Financial instruments with off-balance sheet risk

In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank may or may not require collateral or other security to support financial instruments with credit risk, depending on loan underwriting guidelines.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon an extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include receivables, inventory, property and equipment, and income-producing properties.

Letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.

Such commitments totaled $268,271 and $319,637 as of March 31, 2011 and December 31, 2010, respectively. Undisbursed amounts with respect to these commitments totaled $98,254 and $110,118 as of March 31, 2011 and December 31, 2010, respectively.

Note 8—Commitments and contingencies

Operating lease commitments—The Bancorp leases properties under non-cancelable operating leases. Rental expense for all operating leases for the three months ended March 31, 2011 and 2010 was $251 and $231 respectively.

Legal contingencies—Bancorp and the Bank may become defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 8—Commitments and contingencies—(continued)

consultation with legal counsel, there are no matters presently known to Bancorp or the Bank that are expected to have a material adverse effect on the consolidated financial statements of Bancorp.

Note 9—Regulatory matters

In 2011, the Bancorp entered into an informal agreement with the Federal Reserve and the Bank entered into a memorandum of understanding with the FDIC and the Oregon Division of Finance and Corporate Securities. The memorandum of understanding relates primarily to the Bank’s asset quality, loan loss reserves and capital and requires the Bank to submit plans and report to regulators regarding the Bank’s loan portfolio, profit and capital plans, and other matters. The Bank is required to achieve a Tier 1 Leverage Capital ratio of not less than 10.0% and to reduce the level of classified assets during the life of the memorandum of understanding. The memorandum and resolution also restrict the ability to pay cash dividends without the prior consent of banking regulators.

Bancorp and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory—and possible additional discretionary—actions by regulators that, if undertaken, could have a direct and material effect on a bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorp and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bancorp and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).

As of the most recent notifications from its regulatory agency, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes may have changed the Bank’s category. Bancorp is not subject to the regulatory framework for prompt corrective action.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 9—Regulatory matters—(continued)

The following table presents selected capital information for Bancorp and the Bank as of March 31, 2011 and December 31, 2010:

(dollars in thousands)	Actual		For capital adequacy purposes			To be well- capitalized under prompt corrective action provisions
As of March 31, 2011:	Amount	Ratio	Amount	Ratio		Amount	Ratio

Total capital to risk-weighted assets:
South Valley Bancorp, Inc.	$77,828	13.25%	$47,001	≥	8%	$—	—
South Valley Bank & Trust	$75,890	12.94%	$46,928	≥	8%	$58,660	≥10%

Tier 1 capital to risk-weighted assets:
South Valley Bancorp, Inc.	$70,434	11.99%	$23,501	≥	4%	$—	—
South Valley Bank & Trust	$68,507	11.68%	$23,464	≥	4%	$35,196	≥6%

Tier 1 capital to average assets:
South Valley Bancorp, Inc.	$70,434	8.35%	$33,731	≥	4%	$—	—
South Valley Bank & Trust	$68,507	8.14%	$33,651	≥	4%	$42,064	≥5%

(dollars in thousands)	Actual		For capital adequacy purposes			To be well- capitalized under prompt corrective action provisions
As of December 31, 2010:	Amount	Ratio	Amount	Ratio		Amount	Ratio

Total capital to risk-weighted assets:
South Valley Bancorp, Inc.	$77,067	12.98%	$47,500	≥	8%	$—	—
South Valley Bank & Trust	$75,919	12.80%	$47,443	≥	8%	$59,312	≥10%

Tier 1 capital to risk-weighted assets:
South Valley Bancorp, Inc.	$69,598	11.72%	$23,750	≥	4%	$—	—
South Valley Bank & Trust	$68,459	11.54%	$23,722	≥	4%	$35,594	≥6%

Tier 1 capital to average assets:
South Valley Bancorp, Inc.	$69,598	8.24%	$33,867	≥	4%	$—	—
South Valley Bank & Trust	$68,459	8.13%	$33,699	≥	4%	$42,103	≥5%

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 10—Fair value measurements

Fair value measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are evaluated under a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs, such as quoted prices in active markets for similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The degree of judgment utilized in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have little or no pricing observability and a higher degree of judgment utilized in measuring fair value. Pricing observability is impacted by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established and the characteristics specific to the transaction.

Following is a description of the valuation methodologies used for instruments measured at fair value on either a recurring or nonrecurring basis and recognized in the accompanying consolidated balance sheets.

Investment securities available-for-sale—Fair values for available-for-sale investment securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Impaired loans—Impaired loans are evaluated and measured at the time the loan is identified as impaired, at the lower of cost or fair value. As a practical expedient, fair value may be measured based on a loan’s observable market price or the value of the underlying collateral securing the loan. Collateral may be real estate or business assets including equipment. The value of collateral is determined based on independent appraisals and management’s judgment.

Other real estate owned—Other real estate owned represents impaired real estate that has been adjusted to fair value, because the Bank has taken control of the real estate in partial or full satisfaction of loans. At the time of foreclosure, other real estate owned is recorded at the lower of the carrying amount of the loan or fair value less costs to sell, which becomes

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 10—Fair value measurements—(continued)

the property’s new basis. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, management periodically performs valuations such that the real estate is carried at the lower of its new cost basis or fair value, net of estimated costs to sell.

Restricted equity securities held in settlement of loan—Management estimates the fair value for these securities based primarily upon third-party appraisals of the underlying company with consideration given to the income and market approaches.

The following methods were used to estimate the fair value of all other financial instruments not recognized on the basis of fair value in the accompanying consolidated balance sheets:

Cash and cash equivalents and time deposits with banks—The carrying amounts approximate their fair value due to their short-term nature.

Restricted equity securities and investments in limited partnerships—The carrying amount approximates estimated fair value.

Loans held for sale—For loans held for sale, carrying value approximates fair value.

Non-acquired loans and acquired loans—For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FDIC indemnification asset—The FDIC indemnification asset is calculated as the expected future cash flows under the loss-sharing agreements discounted by a rate reflective of the creditworthiness of the FDIC.

Deposit liabilities—The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other borrowed funds—The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings, including investment margin accounts, maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rate for similar types of borrowing arrangements.

Interest receivable and payable—The carrying amounts approximate their fair value due to their short-term nature.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 10—Fair value measurements—(continued)

Off-balance sheet instruments—The Bank’s off-balance sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

The following table presents information about the Bank’s assets measured at fair value on a recurring basis as of March 31, 2011 and December 31, 2010, and indicates the fair value hierarchy of the valuation techniques utilized by the Bank to determine such fair value:

	Fair value measurements at March 31, 2011 using
Description	Fair value	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)

Investments
U.S. government agencies	$391	$—	$391	$—
Collateralized mortgage obligations	30,887	—	30,887	—
Corporate bonds	1,147	—	1,147	—
Municipal bonds	16,430	—	16,430	—
Equity securities	197	—	197	—

Total assets measured at fair value	$49,052	$—	$49,052	$—

	Fair value measurements at December 31, 2010 using
Description	Fair value	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)

Investments
U.S. government agencies	$709	$—	$709	$—
Collateralized mortgage obligations	32,704	—	32,704	—
Corporate bonds	1,170	—	1,170	—
Municipal bonds	16,316	—	16,316	—
Equity securities	197	—	197	—

Total assets measured at fair value	$51,096	$—	$51,096	$—

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 10—Fair value measurements—(continued)

Securities classified as available-for-sale included in the above schedule are reported at fair value utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

Certain assets and liabilities are measured at fair value on a nonrecurring basis after initial recognition such as loans measured for impairment. The following table presents the Bank’s assets measured at fair value but on a nonrecurring basis as of March 31, 2011 and December 31, 2010, and indicates the fair value hierarchy of the valuation techniques utilized by the Bank to determine such fair value:

	Fair value measurements at March 31, 2011 using
Description	Fair value	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total losses included in earnings

Loans measured for impairment	$22,950	$—	$—	$22,950	$1,346
Other real estate owned and repossessions	3,421	—	—	3,421	264

Total assets measured at fair value	$26,371	$—	$—	$26,371	$1,610

	Fair value measurements at December 31, 2010 using
Description	Fair value	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total losses included in earnings

Loans measured for impairment	$14,013	$—	$—	$14,013	$5,736
Other real estate owned and repossessions	4,007	—	—	4,007	1,182

Total assets measured at fair value	$18,020	$—	$—	$18,020	$6,918

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 10—Fair value measurements—(continued)

The following table estimates fair value and the related carrying values of all of Bancorp’s financial instruments:

	March 31, 2011		December 31, 2010
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value

Financial assets
Cash and cash equivalents	$73,839	$73,839	$54,028	$54,028
Time deposits with other banks	$3,285	$3,285	$3,481	$3,481
Investment securities available-for-sale	$49,052	$49,052	$51,096	$51,096
Restricted equity securities	$5,256	$5,256	$5,256	$5,256
Loans held-for-sale	$1,086	$1,086	$3,435	$3,435
Total loans	$639,236	$631,345	$646,441	$643,090
Investment in limited partnerships	$2,549	$2,549	$2,131	$2,131
Restricted equity securities held in settlement of loan	$5,111	$3,342	$5,111	$4,618
FDIC indemnification asset	$26,917	$26,917	$26,800	$26,800
Interest receivable	$4,713	$4,713	$4,767	$4,767

Financial liabilities
Demand, interest-bearing transaction accounts, and savings deposits	$504,436	$504,436	$490,490	$490,490
Time certificates of deposit	$243,843	$248,550	$251,326	$257,139
Other borrowed funds	$25,999	$26,205	$25,834	$25,438
Interest payable	$334	$334	$347	$347

Estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements (unaudited)

(dollars in thousands)

Note 11—Operating segments

The Bancorp has identified three lines of business for purposes of management reporting: Community Banking, Trust & Financial Services, and Wealth Management. Community Banking represents the core business unit of the Bancorp with a focus on providing lending and deposit services to business and consumer clients. Trust & Financial Services provides clients a full array of trust services including planning, consultation, trust and estate administration, and individual retirement accounts as well as investment management services. Wealth Management is a registered broker-dealer offering clients a wide range of wealth accumulation, wealth preservation, wealth distribution, and retirement planning services.

	Community banking	Trust & financial services	Wealth management	Total

Three Months Ended March 31, 2011

Condensed income statement
Net interest income	$8,123	$—	$—	$8,123
Provision for loan losses	(1,525)	—	—	(1,525)
Noninterest income	904	291	343	1,538
Noninterest expense	(7,494)	(269)	(296)	(8,059)

Income before income taxes	8	22	47	77
Income tax expense	2	7	16	25

Net income	$6	$15	$31	$52

Three Months Ended March 31, 2010

Condensed income statement
Net interest income	$6,406	$—	$—	$6,406
Provision for loan losses	(502)	—	—	(502)
Noninterest income	449	274	307	1,030
Noninterest expense	(5,039)	(281)	(289)	(5,609)

Income (loss) before income taxes	1,314	(7)	18	1,325
Income tax (benefit) expense	410	(2)	6	414

Net income (loss)	$904	$(5)	$12	$911

Goodwill at March 31, 2011 and December 31, 2010 consists of $1,090 allocable to Trust & Financial Services and $1,297 allocable to Wealth Management.

Report of Registered Independent Public Accounting Firm

To the Board of Directors and Shareholders

South Valley Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of South Valley Bancorp, Inc. and Subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of South Valley Bancorp, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their consolidated operations and cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Portland, Oregon

July 29, 2011

F-34

South Valley Bancorp, Inc. and Subsidiaries

Consolidated balance sheets

(in thousands, except shares)

	December 31,
	2010	2009

ASSETS

CASH AND CASH EQUIVALENTS
Cash and due from banks	$20,055	$21,328
Interest bearing deposits with other banks	33,973	92

Total cash and cash equivalents	54,028	21,420

INVESTMENTS
Time deposits with other banks	3,481	—
Investment securities available-for-sale	51,096	44,091
Restricted equity securities	5,256	3,950

Total investments	59,833	48,041

LOANS HELD-FOR-SALE	3,435	1,572

LOANS, NET
Non-acquired loans, net of unearned loan fees	487,891	489,037
Acquired loans	158,550	—
Allowance for loan losses	(11,123)	(6,719)

Total loans, net	635,318	482,318

OTHER ASSETS
Premises and equipment, net	31,507	27,571
Other real estate owned and repossessions	4,007	2,977
Covered other real estate owned	5,709	—
Restricted equity securities held in settlement of loan	5,111	5,111
FDIC indemnification asset	26,800	—
Goodwill	2,387	2,387
Core deposit intangible	67	—
Other assets	17,069	14,668

Total other assets	92,657	52,714

TOTAL ASSETS	$845,271	$606,065

See accompanying notes.	F-35

South Valley Bancorp, Inc. and Subsidiaries

Consolidated balance sheets

(in thousands, except shares)

	December 31,
	2010	2009

LIABILITIES AND SHAREHOLDERS’ EQUITY

DEPOSITS
Noninterest-bearing demand deposit accounts	$87,641	$60,413
Interest-bearing transaction accounts	378,393	226,157
Interest-bearing savings accounts	24,456	15,849
Time certificates of deposit	251,326	203,193

Total deposits	741,816	505,612

OTHER LIABILITIES
Other borrowed funds	25,834	33,289
Accounts payable and other liabilities	5,285	1,892

Total other liabilities	31,119	35,181

Total liabilities	772,935	540,793

COMMITMENTS AND CONTINGENCIES (Notes 16 and 18)

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 20,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value, 10,000,000 shares authorized; 6,706,379 and 6,420,911 issued and outstanding at December 31, 2010 and 2009, respectively	42,160	37,836
Retained earnings	29,939	27,642
Accumulated other comprehensive income (loss), net of taxes	237	(206)

Total shareholders’ equity	72,336	65,272

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$845,271	$606,065

F-36	See accompanying notes.

South Valley Bancorp, Inc. and Subsidiaries

Consolidated statements of operations

(dollars in thousands, except per share amounts)

	Years ended December 31,
	2010	2009	2008

INTEREST INCOME
Interest and fees on loans	$35,084	$32,719	$35,134
Interest and dividends on investments: Taxable	703	1,347	1,792
Interest and dividends on investments: Non-taxable	840	889	893
Other interest	78	8	25

Total interest income	36,705	34,963	37,844

INTEREST EXPENSE
Interest on deposit accounts	5,790	7,534	9,515
Interest on federal funds purchased	4	53	798
Interest on other borrowed funds	1,116	1,210	1,253

Total interest expense	6,910	8,797	11,566

NET INTEREST INCOME BEFORE LOAN LOSS PROVISION	29,795	26,166	26,278
LOAN LOSS PROVISION	8,881	6,755	595

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	20,914	19,411	25,683

NONINTEREST INCOME
Service charges and fees	3,114	2,345	2,358
Bargain purchase gain from business combination	4,586	—	—
Investment services income	1,164	1,242	1,520
Trust services income	1,048	1,067	1,124
Loss on investments in limited partnerships	(584)	(772)	(830)
Gain (loss) on sale of investment securities	73	(157)	(255)
Gains on sale of mortgage loans	391	324	242
Gain on sale of premises and equipment	14	—	5
Accretion of FDIC indemnification asset	122	—	—

Total noninterest income	9,928	4,049	4,164

NONINTEREST EXPENSE
Salaries and employee benefits	13,636	12,478	12,653
Occupancy and equipment expense	3,938	3,678	3,157
Loss on sales and impairment write-down of other real estate owned	1,060	1,222	27
Loss on impairment write-down of restricted equity securities held in settlement of loan	—	2,132	—
Impairment of investment in real estate joint venture	—	651	269
Other noninterest expense	9,055	7,445	5,710

Total noninterest expense	27,689	27,606	21,816

INCOME (LOSS) BEFORE INCOME TAX EXPENSE ( BENEFIT)	3,153	(4,146)	8,031
INCOME TAX EXPENSE (BENEFIT)	423	(2,183)	2,527

NET INCOME (LOSS)	$2,730	$(1,963)	$5,504

BASIC EARNINGS (LOSS) PER SHARE	$0.41	$(0.30)	$0.82

DILUTED EARNINGS (LOSS) PER SHARE	$0.41	$(0.30)	$0.82

WEIGHTED AVERAGE NUMBER OF COMMON
BASIC SHARES OUTSTANDING	6,616,058	6,555,699	6,723,246

DILUTED SHARES OUTSTANDING	6,619,697	6,555,699	6,723,246

See accompanying notes.	F-37

South Valley Bancorp, Inc. and Subsidiaries

Consolidated statements of changes in shareholders’ equity

and comprehensive income (loss)

(in thousands, except share amounts)

			Retained earnings	Accumulated other comprehensive income (loss)	Total shareholders’ equity	Comprehensive income (loss)
	Common stock
	Shares	Amount

BALANCE, December 31, 2007	6,694,915	$31,944	$37,126	$(664)	$68,406
Stock issued	317,664	5,133	—	—	5,133
Stock repurchased	(401,821)	(1,229)	(5,378)	—	(6,607)
Stock awards granted	948	15	—	—	15
Dividends paid	—	—	(2,156)	—	(2,156)
Net income	—	—	5,504	—	5,504	$5,504

Other comprehensive income
Unrealized gains on investment securities, net of tax	—	—	—	157	157	157
Reclassification adjustment for realized losses on investment securities, net of tax	—	—	—	(42)	(42)	(42)

Other comprehensive income						115

Comprehensive income						$5,619

BALANCE, December 31, 2008	6,611,706	35,863	35,096	(549)	70,410
Stock issued	165,716	2,678	—	—	2,678
Stock repurchased	(357,568)	(722)	(4,980)	—	(5,702)
Stock awards granted	1,057	17	—	—	17
Dividends paid	—	—	(511)	—	(511)
Net loss	—	—	(1,963)	—	(1,963)	$(1,963)

Other comprehensive income
Unrealized gains on investment securities, net of tax	—	—	—	247	247	247
Reclassification adjustment for realized losses on investment securities, net of tax	—	—	—	96	96	96

Other comprehensive income						343

Comprehensive loss						$(1,620)

BALANCE, December 31, 2009	6,420,911	37,836	27,642	(206)	65,272
Stock and warrants issued	338,970	4,715	—	—	4,715
Stock repurchased	(53,502)	(391)	(433)	—	(824)
Net income	—	—	2,730	—	2,730	$2,730

Other comprehensive income
Unrealized gains on investment securities, net of tax	—	—	—	488	488	488
Reclassification adjustment for realized gains on investment securities, net of tax	—	—	—	(45)	(45)	(45)

Other comprehensive income						443

Comprehensive income						$3,173

BALANCE, December 31, 2010	6,706,379	$42,160	$29,939	$237	$72,336

F-38	See accompanying notes.

South Valley Bancorp, Inc. and Subsidiaries

Consolidated statements of cash flows

(in thousands)

	Years ended December 31,
	2010	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,730	$(1,963)	$5,504

Adjustments to reconcile net income (loss) to net cash from operating activities
Net accretion of discounts on investment securities	(115)	(39)	(577)
Net (gain) loss on sale of investment securities	(73)	157	255
Loss on impairment write-down of restricted equity securities held in settlement of loan	—	2,132	—
Loss on investments in limited partnerships	584	772	830
Loss on sales and impairment write-down of other real estate owned	1,060	1,222	27
Impairment of investment in real estate joint venture	—	651	269
Gain on sale of loans held for sale	(391)	(324)	(242)
Provision for loan losses	8,881	6,755	595
Gain on sale of premises and equipment	(14)	—	(5)
Bargain purchase gain from business combination	(4,586)	—	—
Stock-based compensation expense	—	17	15
Depreciation and amortization	1,415	1,347	1,203
Deferred income taxes	(585)	(2,595)	58
Accretion of FDIC indemnification asset	(122)	—	—

Increase (decrease) in cash due to changes in certain assets and liabilities
Proceeds from the sale of mortgage loans held-for-sale	23,648	25,923	34,971
Production of mortgage loans held-for-sale	(25,120)	(26,827)	(34,022)
Interest receivable	(548)	(489)	745
Prepaid and other assets	1,660	(2,751)	(116)
Income tax refund receivable/payable	(1,234)	55	119
Interest payable	(29)	(80)	(400)
Accounts payable and other liabilities	3,098	(1,778)	(375)

Net cash from operating activities	10,259	2,185	8,854

See accompanying notes.	F-39

South Valley Bancorp, Inc. and Subsidiaries

Consolidated statements of cash flows

(in thousands)

	Years ended December 31,
	2010	2009	2008

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities	$(14,660)	$(24,268)	$(5,327)
Proceeds from sales of investment securities	12,996	26,737	6,672
Proceeds from sale of Federal Reserve Bank stock	323	—	—
Proceeds from principal redemptions, calls, and maturities of investment securities	7,782	2,464	7,536
Investments in limited partnerships	(1,481)	(1,620)	(1,097)
Net decrease (increase) in loans made to customers	6,592	5,884	(19,495)
Proceeds from the sale of other real estate owned and repossessions	3,158	695	—
Proceeds from the sale of property and equipment	18	—	10
Payments made for purchase of property and equipment	(5,329)	(2,991)	(4,851)
Increase in investment in joint venture	—	—	(2,700)
Cash acquired in merger	23,434	—	—

Net cash from investing activities	32,833	6,901	(19,252)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposit and savings accounts	48,778	41,771	(17,831)
Net increase (decrease) in time certificates of deposit	(40,691)	(10,295)	29,089
Net change in federal funds sold and repurchase agreements	(17,255)	(34,402)	(6,694)
Proceeds from other borrowed funds	—	2,570	10,000
Repayments of other borrowed funds	(5,207)	(693)	(235)
Proceeds from the issuance of common stock	4,715	2,678	5,133
Repurchase of common stock	(824)	(5,702)	(6,607)
Dividends paid	—	(511)	(2,156)

Net cash from financing activities	(10,484)	(4,584)	10,699

NET INCREASE IN CASH AND CASH EQUIVALENTS	32,608	4,502	301

CASH AND CASH EQUIVALENTS, beginning of year	21,420	16,918	16,617

CASH AND CASH EQUIVALENTS, end of year	$54,028	$21,420	$16,918

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$2,448	$795	$2,677

Interest paid	$6,939	$8,877	$11,966

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Change in unrealized gain on investment securities, net of taxes	$443	$343	$115

Loans transferred to other real estate owned and repossessions	$4,597	$2,459	$1,322

Transfer of loan to restricted equity security in settlement of loan			$7,245

Transfer of loan to investment in real estate joint venture			$2,500

Acquisition of Home Valley Bank:
Assets acquired	$248,034	$—	$—

Liabilities assumed	$243,448	$—	$—

F-40	See accompanying notes.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies

Organization and nature of operations—South Valley Bancorp, Inc. (Bancorp) was incorporated on October 20, 1997, and became the holding Bancorp of South Valley Bank & Trust (the Bank) effective April 20, 1998. On January 1, 2001, Bancorp acquired Elliott-Ledgerwood & Company for purposes of providing brokerage services within the markets served by the Bank. During 2006, Elliott-Ledgerwood & Company commenced doing business as South Valley Wealth Management (Wealth Management).

The Bank is a state-chartered banking institution authorized to provide banking services in the state of Oregon. During 2010, the Bank acquired certain assets, and assumed certain liabilities, of Home Valley Bank in a purchase transaction assisted by the Federal Deposit Insurance Corporation (FDIC), as receiver for Home Valley Bank. This acquisition expanded the Bank’s geographic footprint.

With its administrative headquarters in Klamath Falls, Oregon, the Bank operates twenty-four branch facilities in Klamath Falls, Central Oregon, the Rogue Valley, and the Three Rivers area of Grants Pass, all within the state of Oregon. The Bank, along with Bancorp, is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

South Valley Wealth Management is a securities brokerage firm that was incorporated under the laws of the State of Oregon on November 22, 1983. Wealth Management is registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA). Wealth Management is located in Klamath Falls, Oregon, with branches in Medford, Bend, and Grants Pass, Oregon, and provides brokerage and investment advisory services in central and southern Oregon and northern California.

Principles of consolidation—All significant intercompany accounts and transactions between Bancorp and its subsidiaries have been eliminated in preparation of the consolidated financial statements.

Management’s estimates and assumptions—Preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and revenues and expenses for the reporting periods. Significant estimations made by management primarily involve the calculation of the allowance for loan losses, the fair value of other real estate owned and repossessions, the fair value of restricted equity securities held in settlement of debt, the fair value of the investment in a real estate joint venture, the determination of a need for a valuation allowance on the deferred tax asset, the fair values of assets acquired and liabilities assumed in business combinations, the carrying values of acquired loan pools, and the determination of the existence of goodwill impairment. Actual amounts could differ from those estimates.

Cash and cash equivalents—Cash and cash equivalents normally include cash on hand, amounts due from banks, and federal funds sold. Cash and due from banks include amounts the Bank is required to maintain to meet certain average reserve and compensating balance requirements of

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

the Federal Reserve, based on a percentage of deposits. The Bank met the reserve requirements of $1,268 and $743 at December 31, 2010 and 2009, respectively, through the use of vault cash and deposits with the Federal Reserve.

Time deposits with other banks—Time deposits with other banks include certificates of deposit with original maturities of greater than 90 days.

Investment securities—The Bank is required to specifically identify its investment securities as “available-for-sale,” “held-to-maturity,” or “trading accounts.” Accordingly, management has determined that all investment securities held at December 31, 2010 and 2009, are “available-for-sale.”

Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as held-to-maturity securities. Securities are generally classified as available-for-sale if the instrument may be sold in response to such factors as: (1) changes in market interest rates and related changes in the prepayment risk, (2) needs for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) the changes in funding sources and terms. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as other comprehensive income and carried as accumulated comprehensive income or loss within shareholders’ equity until realized. Fair value measurements for these investment securities are described below. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Investments with fair values that are less than amortized cost are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates. At each financial statement date, management assesses each investment to determine if impaired investments are other-than-temporarily impaired based upon the positive and negative evidence available. Evidence of impairment may include, but is not limited to, industry analyst reports, credit market conditions, and interest rate trends. If negative evidence outweighs positive evidence that the carrying amount is recoverable within a reasonable period of time, the impairment is deemed to be other-than-temporary and the security is written down in the period in which such determination is made.

For debt securities, if management intends to sell the security or it is likely that the Bank will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized in earnings as an Other Than Temporary Impairment (OTTI). If management does not intend to sell the security and it is not likely that the Bank will be required to sell the security, but management does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

measured for potential OTTI. The remaining impairment related to all other factors, i.e., the difference between the present value of the cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income. Impairment losses related to all other factors are presented as separate categories within other comprehensive income.

Restricted equity securities—The Bancorp’s investment in Pacific Coast Bankers’ Bank (PCBB) and the Bank’s investment in Federal Home Loan Bank (FHLB) of Seattle stock are restricted equity investments carried at par value, which approximates fair value. PCBB operates under a special purpose charter to provide wholesale correspondent banking services to depository institutions. By statute, 100% of PCBB’s outstanding stock is held by depository institutions that utilize its correspondent banking services. The Bancorp may request redemption at par value of any stock in excess of the amount it is required to hold. Stock redemptions are made at the discretion of PCBB. The Bancorp’s investment in PCBB stock was $190 at December 31, 2010 and 2009.

At December 31, 2010 and 2009, the Bank held FHLB of Seattle stock with a par value of one hundred dollars as a restricted investment carried at cost, which approximates fair value. As a member of the FHLB system, the Bank is required to maintain a minimum investment level in FHLB stock based on specific percentages of the Bank’s outstanding mortgages, total assets, or FHLB advances. At December 31, 2010, the Bank’s minimum investment requirement was approximately $1,061. This security is reported at par value, which represents the Bank’s cost. The Bank annually evaluates its investment in FHLB stock for impairment. The Bank considers the future recoverability of its investment as the primary basis for determining impairment. Factors that impact the recoverability of the investment include, among other things, the ability of the Bank to redeem its investment in FHLB stock in future periods, the ability to transfer the investment to another institution at its carrying value, the affirmation of the FHLB’s credit rating by major rating agencies, the FHLB’s liquidity position and the current legislative and regulatory environment.

The FHLB of Seattle announced in 2009 that it would report a risk-based capital deficiency under the regulations of the Federal Housing Finance Agency (the FHFA), its primary regulator, and its reported capital deficiency position has not changed. As a result, it has stopped paying a dividend and stated that it would suspend the repurchase and redemption of outstanding common stock until its retained earnings deficiency is reclaimed. The FHLB has communicated to the Bank that it believes the calculation of risk-based capital under the current rules of the FHFA significantly overstates the market and credit risk of the FHLB’s private-label mortgage-backed securities in the current market environment and that they have enough capital to cover the risk reflected in the FHLB’s balance sheet. The Bancorp did not recognize impairment on its investment in FHLB stock as a result of its annual analysis during the years ended December 31, 2010, 2009, or 2008.

Investments in limited partnerships—The Bank owns from 11.1% to 33.3% interests in limited partnerships that own and operate low-income housing complexes. Investments in these projects serve as an element of the Bank’s compliance with the Community Reinvestment Act, and the

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

Bank receives tax benefits in the form of deductions for operating losses and tax credits. The tax credits may be used to reduce taxes currently payable or may be carried back one year or forward 20 years to recapture or reduce taxes. The Bank uses the equity method in accounting for the partnerships’ operating results. Through the equity method of accounting, the Bank recognizes its proportionate share of income or losses reported by the partnerships but with losses limited to the Bank’s recorded amount of investment. Tax credits are recorded in the years they become available to reduce income taxes.

Loans held-for-sale—Mortgage loans held-for-sale are carried at the lower of cost or estimated fair value. Fair value is determined on an aggregate basis. At December 31, 2010 and 2009, mortgage loans held-for-sale were carried at cost which approximated fair market value.

Non-acquired loans, net of unearned loan fees—Loans are stated at the amount of unpaid principal, reduced by net deferred loan fees and unearned discounts. Interest on loans is calculated using the simple-interest method on daily balances of the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Deferred costs or fees and discounts are amortized using the straight-line or interest method over the estimated life of the loan.

Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price, or the fair value of collateral less costs to sell if the loan is collateral dependent. Accrual of interest is discontinued on impaired loans when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower’s financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed.

Interest income is subsequently recognized only to the extent cash payments are received or when the loan is removed from nonaccrual status. The Bank considers all nonaccrual loans to be impaired. Large groups of smaller balance, homogeneous loans may be collectively evaluated for impairment. Accordingly, the Bank may not separately identify individual consumer loans for evaluation of impairment.

Loans are reported as restructured when the Bank grants concessions to a borrower experiencing financial difficulties that it would not otherwise consider. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by comparing the present value of expected future cash flows on the restructured loans, discounted at the interest rate of the original loan agreement, to the loan’s carrying value. These impairment reserves are recognized as a specific component to be provided for in the allowance for loan losses.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

Acquired loans—Acquired closed-end loans and revolving lines of credit are grouped into static pools based on common characteristics and are valued as of the acquisition date at fair value. Accordingly, an allowance for loan losses is not recorded as of the acquisition date.

Closed-end loan pools—Expected cash flows from each loan pool were estimated at the acquisition date by management with the assistance of a third party valuation specialist. These cash flows were input into an ASC 310-30 compliant loan accounting system which calculates the carrying values of the pools and underlying loans, book yields, effective interest income and impairment, if any, based on actual and projected events. Default rates, loss severity, and prepayment speeds assumptions will be periodically reassessed and updated within the accounting system to update expectations of future cash flows. The difference between expected cash flows and the contractual cash flows from principal and interest is considered credit deterioration and is not accreted into income (nonaccretable difference). The difference between the expected cash flows from each loan pool and the recorded fair value is accreted into interest and fees on loans over the life of each loan pool. Interest income is recognized using the effective yield method over the life of each loan pool consisting of loans without revolving privileges. Interest income recognition is discontinued on a loan pool if management determines sufficient uncertainty exists about the timing and amount of expected future cash flows. In such instances, all cash flows received for such pools are applied against the carrying value of the loan pool on a cost-recovery basis.

Periodically, management reassesses the expected future cash flows for all loan pools. Increases in cash flows will cause increases in interest income over the remaining life of a loan pool. Cash flow declines will result in recognition of impairment of a loan pool through a charge to the provision for loan losses. These provisions will be mostly offset by an increase to the FDIC indemnification asset.

Revolving lines of credit—Interest income is recognized on a straight-line basis over the life of each loan pool consisting of lines of credit with revolving privileges. The allowance for loan losses is established using the same methodology as loans receivable.

Allowance for loan losses—The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. Various regulatory agencies, as a regular part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of the examinations.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

FDIC indemnification asset—Bancorp accounts for amounts receivable under the loss-sharing agreements with the FDIC as an indemnification asset in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations. Assets indemnified under the terms of the loss-sharing agreements are referred to as “covered assets”. The FDIC indemnification asset is initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-sharing agreements. The difference between the present value and the undiscounted cash flows the Bancorp expects to collect from the FDIC are accreted into non-interest income over the life of the FDIC indemnification asset.

Subsequent to initial recognition, the FDIC indemnification asset is reviewed quarterly and adjusted for any changes in expected cash flows based on recent performance of covered assets and expectations for future performance of the covered portfolio. These adjustments are measured on the same basis as the related covered loans and covered other real estate owned. Any increases in cash flow of the covered assets over those expected will reduce the FDIC indemnification asset and any decreases in cash flow of the covered assets under those expected will increase the FDIC indemnification asset. Increases and decreases to the FDIC indemnification asset are recorded as adjustments to non-interest income. The resulting carrying value of the indemnification represents the amounts recoverable from the FDIC for future expected losses, and the amounts due from the FDIC for claims related to covered losses the Bancorp has incurred less amounts due back to the FDIC relating to share recoveries.

Premises and equipment—Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years for furniture and equipment, and up to 40 years for buildings.

Other real estate owned and repossessions—Other real estate owned represents real estate and personal property acquired through foreclosure or by obtaining deeds in lieu of foreclosure and otherwise in settlement of borrowers’ debt obligations. Other real estate owned is initially recorded at the lower of the carrying value of the loan receivable or the estimated fair value of the related real estate less estimated sales costs. Repossessions may include investment securities, automobiles or other personal assets taken by the Bank that are being held for resale and are also carried at the lower of the carrying amount or the estimated fair value of the collateral. Fair value adjustments on other real estate owned are recognized within the statement of operations as a component of noninterest expense.

Covered other real estate owned—All other real estate owned acquired in the FDIC-assisted acquisition or acquired as a result of collection of loans acquired in the FDIC-assisted acquisition that are subject to the FDIC loss-sharing agreements are referred to as covered other real estate owned and is reported separately in the consolidated balance sheets. Covered other real estate owned is reported net of expected reimbursement cash flows from the FDIC. Foreclosed acquired loan collateral is transferred into covered other real estate owned at the collateral’s net realizable value, less selling costs.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

Covered other real estate owned was initially recorded at its estimated fair value on the acquisition date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value are charged to noninterest expense, and will be mostly offset by noninterest income representing the corresponding increase to the FDIC indemnification asset for the offsetting loss reimbursement amount. Any recoveries of previous valuation adjustments are credited to noninterest expense with a corresponding charge to noninterest income for the portion of the recovery that is due to the FDIC.

Restricted equity securities held in settlement of loan—Restricted equity securities held in settlement of loan represent common stock of a private company received in settlement of an unsecured loan. Such securities are carried at cost and adjusted to fair value if the fair value is less than the carrying value and such impairment is determined to be other-than-temporary. The recognition of impairment results in a new cost basis.

Investment in real estate joint venture—The Bank’s investment in a real estate joint venture is accounted for under the equity method of accounting. Under the equity method of accounting, the Bank will recognize, as an increase or decrease to its investment account, its share of profits and losses realized by the joint venture. In addition, the Bank will periodically evaluate its investment for possible impairment. Evidence of impairment will result in a charge to noninterest expense.

Goodwill—Goodwill represents the excess purchase price over the fair value of net assets acquired during business combinations. Goodwill is not amortized. Rather, Bancorp performs an impairment analysis on an annual basis as of December 31, or more frequently if circumstances indicate that impairment potentially exists. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. All annual assessments have found the estimated fair value of the reporting unit to exceed the recorded net book value.

Income taxes—Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Bancorp evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary.

Bancorp applies accounting principles relating to the recognition of uncertain tax positions whereby Bancorp recognizes the tax benefit from uncertain tax position only if it more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Bancorp recognizes interest and penalties related to income tax matters in noninterest expense. Bancorp does not anticipate that the amount of unrecognized tax benefits will significantly increase or

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

decrease in the next 12 months. There were no interest and penalties accrued for the year ended December 31, 2010. Bancorp files consolidated tax returns with the Internal Revenue Service and the Oregon Department of Revenue, which are subject to examination by the taxing authorities for years 2007 and later.

Trust department assets—Assets, other than cash deposits, held by the Bank in a fiduciary or agency capacity for its trust customers are not included in the accompanying consolidated balance sheets, since such items are not assets of the Bank. Assets totaling $142,982 and $144,962 at December 31, 2010 and 2009, respectively, were held by the Bank in a fiduciary or agency capacity.

Advertising—Advertising costs are charged to expense during the year in which they are incurred. Advertising expenses were $419 and $285 for the years ended December 31, 2010 and 2009, respectively.

Earnings (loss) per share—Basic earnings (loss) per share is computed by dividing net income (loss) available to shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to any stock dividends or splits. Diluted earnings (loss) per share is computed in a similar manner, except that the denominator is increased to include the net effect of any potentially dilutive shares outstanding, applying the treasury stock method. Unallocated shares related to the Employee Stock Ownership Plan are deducted in the calculation of weighted average shares outstanding. For the years ended December 31, 2009 and 2008, Bancorp did not have share-based payment arrangements which would give rise to dilutive shares in this calculation. For the year ended December 31, 2010, common stock warrants issued in 2010 added 3,639 weighted average dilutive shares to the denominator in this calculation.

Off-balance sheet financial instruments—In the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. These financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Fair value measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are evaluated under a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs, such as quoted prices in active markets for similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

The degree of judgment utilized in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have little or no pricing observability and a higher degree of judgment utilized in measuring fair value. Pricing observability is impacted by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established and the characteristics specific to the transaction.

Following is a description of the valuation methodologies used for instruments measured at fair value on either a recurring or nonrecurring basis and recognized in the accompanying consolidated balance sheets.

Investment securities available-for-sale—Fair values for available-for-sale investment securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Impaired loans—Impaired loans are evaluated and measured at the time the loan is identified as impaired, at the lower of cost or fair value. As a practical expedient, fair value may be measured based on a loan’s observable market price or the value of the underlying collateral securing the loan. Collateral may be real estate or business assets including equipment. The value of collateral is determined based on independent appraisals and management’s judgment.

Other real estate owned—Other real estate owned represents impaired real estate that has been adjusted to fair value, because the Bank has taken control of the real estate in partial or full satisfaction of loans. At the time of foreclosure, other real estate owned is recorded at the lower of the carrying amount of the loan or fair value less costs to sell, which becomes the property’s new basis. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, management periodically performs valuations such that the real estate is carried at the lower of its new cost basis or fair value, net of estimated costs to sell.

Restricted equity securities held in settlement of loan—Management estimates the fair value for these securities based primarily upon third-party appraisals of the underlying company with consideration given to the income and market approaches.

The following methods were used to estimate the fair value of all other financial instruments not recognized on the basis of fair value in the accompanying consolidated balance sheets.

Cash and cash equivalents and time deposits with banks—The carrying amounts approximate their fair value due to their short-term nature.

Restricted equity securities and investments in limited partnerships—The carrying amount approximates estimated fair value.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

Loans held for sale—For loans held for sale, carrying value approximates fair value.

Non-acquired loans and acquired loans—For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FDIC indemnification asset—The FDIC indemnification asset is calculated as the expected future cash flows under the loss-sharing agreements discounted by a rate reflective of the creditworthiness of the FDIC.

Deposit liabilities—The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other borrowed funds—The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings, including investment margin accounts, maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rate for similar types of borrowing arrangements.

Interest receivable and payable—The carrying amounts approximate their fair value due to their short-term nature.

Off-balance sheet instruments—The Bank’s off-balance sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

Operating segments—Management has identified three lines of business as its primary segments: Community Banking, Trust & Financial Services, and Wealth Management. The basis for determining these operating segments is the manner in which management operates the business. All intercompany transactions are eliminated upon consolidation.

Recently issued accounting standards—In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The ASU expands existing disclosures to require an entity to provide additional information in their disclosures about the credit quality of their financing receivables and the credit reserves held against them. Specifically, entities will be required to present a roll forward of activity in the allowance for credit losses, the nonaccrual

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

status of financing receivables by class of financing receivables, and impaired financing receivables by class of financing receivables, all on a disaggregated basis. The ASU also requires an entity to provide additional disclosures on credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables, the aging of past due financing receivables at the end of the reporting period by class of financing receivables, the nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses and significant purchases and sales of financing receivables during the reporting period disaggregated by portfolio segment. The disclosures of period-end balances were effective for interim and annual reporting periods ending after December 15, 2010. The disclosures of activity are effective for interim and annual periods beginning on or after December 15, 2010. The adoption of this ASU in 2011 will not have a material impact on Bancorp’s consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-29—Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU requires that if a public entity discloses comparative financial statements, then those disclosures of revenue and earnings of the combined entity should be as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The ASU also expands the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination. The ASU will be applied prospectively for business combinations that are consummated on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU will not have an impact on Bancorp’s consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity will be required to perform Step 2 of the goodwill impairment test if there are adverse qualitative factors that indicate that it is more likely than not that a goodwill impairment exists. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this ASU will not have an impact on Bancorp’s consolidated financial statements.

In April 2011, the FASB issued ASU No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. This ASU clarifies guidance within Accounting Standards Codification Topic 310, Receivables—Troubled Debt Restructurings by Creditors, of whether a creditor has granted to the borrower a concession during a loan restructuring and clarifies the guidance applicable to evaluating whether a borrower is experiencing financial difficulties. Both of these evaluations must be performed by a creditor during a loan restructuring to determine if the restructuring qualifies as a troubled debt restructuring. This ASU also requires additional disclosures included in ASU 2010-20, but deferred from the original

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

adoption date, regarding troubled debt restructurings to be disclosed. The effective date of this ASU is for the first interim period beginning after June 15, 2011, and is to be applied retrospectively to restructurings occurring on or after January 1, 2011. Management is evaluating the impact of adoption.

In May 2011, the FASB issued ASU No. 2011-03—Reconsideration of Effective Control for Repurchase Agreements impacting FASB ASC 860-40, Transfers and Servicing. Entities that enter into repurchase and similar agreements will be required to account for even more of the transactions as secured borrowings. The amendment changes the assessment of effective control by focusing on the transferor’s contractual rights and obligations and removing the criterion to assess its ability to exercise those rights or honor those obligations. This update becomes effective for Bancorp on a prospective basis for new transfers and modifications of existing transactions as of the beginning of the first interim or annual period beginning on or after December 15, 2011. Bancorp is currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This update clarifies the methodologies and assumptions to be used by entities applying fair value measures, expands disclosure of qualitative factors used in determining fair values, and provides guidance on measuring the fair value of financial instruments included within shareholders’ equity. This update becomes effective for Bancorp on a prospective basis for the first interim or annual period beginning on or after December 15, 2011. This updated guidance will impact financial statement disclosures, but will not have an effect on Bancorp’s consolidated financial condition, results of operations, or cash flows.

In May 2011, the FASB issued ASU No. 2011-05—Presentation of Comprehensive Income. This update provides an option to entities reporting comprehensive income to present the components of net income, other comprehensive income, and total comprehensive income within a single continuous statement of comprehensive income or in two separate but consecutive statements. This update becomes effective for Bancorp on a retrospective basis in the first interim or annual period beginning on or after December 15, 2011. This updated guidance will impact the presentation of the components of comprehensive income, but will not have an effect on Bancorp’s consolidated financial condition, results of operations, or cash flows.

Subsequent events—Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Bancorp recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. Bancorp’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the consolidated financial statements became available for issuance.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 1—Organization and summary of significant accounting policies—(continued)

Reclassifications—Certain reclassifications have been made to the 2009 and 2008 consolidated financial statements to conform with the current year presentation. These reclassifications had no effect on the previously reported net loss or net income.

Note 2—Business combination

On July 23, 2010, the Bank acquired the banking operations of Home Valley Bank (HVB), Cave Junction, Oregon in an FDIC-assisted transaction. The Bank acquired approximately $244,900 of cost-basis assets and assumed approximately $242,600 of cost-basis liabilities, including $227,200 of deposits. The Bank entered into separate loss-sharing agreements with the FDIC providing for specified credit loss protection for substantially all acquired loans and foreclosed real estate. Under the terms of the loss-sharing agreements, the FDIC will reimburse the Bank for 80 percent of the losses on those assets. At the acquisition date, the Bank estimated the HVB assets would incur approximately $34,200 of losses, of which $26,678 would be reimbursable under the loss-sharing agreements as losses are realized in future periods. The loss-sharing agreements provide for coverage on losses for ten years on single family residential mortgages, and five years on commercial and other assets. The Bank recorded the acquired assets and liabilities at their estimated fair values at the acquisition date. The estimated fair value for loans reflected expected credit losses at the acquisition date and related reimbursement under the loss-sharing agreements. As a result, the Bank will only recognize a provision for credit losses and charge-offs on the acquired loans for any further credit deterioration, net of any expected reimbursement under the loss-sharing agreements.

The acquired loan portfolios and other real estate owned are referred to as “acquired loans” and “covered other real estate owned,” respectively, and these are presented as separate line items in the consolidated balance sheets.

A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in a bargain purchase gain are presented below:

Cost basis net assets	$2,308
Cash payment received from the FDIC	12,804
Fair value adjustments
Acquired loans	(30,041)
Covered other real estate owned	(6,360)
Core deposit intangible	79
FDIC indemnification asset	26,678
Deposits	(882)

Bargain purchase gain	$4,586

In FDIC-assisted transactions, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 2—Business combination—(continued)

cash payment to the acquirer or the acquirer may be required to make payment to the FDIC. In the Home Valley acquisition, cost basis net assets of $2,308 were transferred to the Bank and a cash payment of $12,804 was received from the FDIC. A bargain purchase gain is reflected in the statement of operations in noninterest income and was recorded on the acquisition date that represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

The Bank did not immediately acquire all the real estate, furniture or equipment of Home Valley as part of the purchase and assumption agreement. Subsequent to the acquisition date, the Bank purchased $3,758 of real estate, furniture and equipment from the FDIC, of which $3,110 was acquired prior to December 31, 2010, and $648 was acquired subsequent to December 31, 2010.

The statement of assets acquired and liabilities assumed at their estimated fair values as of July 23, 2010 of Home Valley are presented below:

Assets acquired
Cash and equivalents(1)	$23,434
Investment securities	11,715
Time deposits with other banks	3,982
Restricted equity securities	1,629
Acquired closed-end loans	156,237
Acquired revolving lines of credit	16,833
Premises and equipment	26
Core deposit intangibles	79
Covered other real estate owned	6,360
FDIC indemnification asset	26,678
Other assets	1,061

Total assets acquired	$248,034

Liabilities assumed
Deposits	$228,117
Borrowings	15,007
Other liabilities	324

Total liabilities assumed	243,448

Net assets acquired	$4,586

(1)	Cash and cash equivalents acquired includes cash payments received from the FDIC of $12,804.

The operations of Home Valley Bank from the date of acquisition are included in the operating results of South Valley Bancorp for the year ended December 31, 2010, and include revenues of $9,447, noninterest expense of $1,179, and earnings of $4,925, net of taxes. These operating results include a bargain purchase gain of $4,586, which is not indicative of future operating

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 2—Business combination—(continued)

results. Acquisition-related expenses of $868 were incurred during the year ended December 31, 2010 in connection with this acquisition, and are recognized in the consolidated statement of operations with the line item “Other noninterest expense.”

Note 3—Investment securities available-for-sale

The amortized cost and estimated fair values of Bancorp’s and the Bank’s investment securities at December 31, 2010 and 2009, are summarized as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

December 31, 2010
U.S. government agencies	$692	$17	$—	$709
Corporate bonds	1,012	158	—	1,170
Municipal bonds	16,550	297	(531)	16,316
Equity securities	193	4	—	197
Collateralized mortgage obligations	32,264	451	(11)	32,704

	$50,711	$927	$(542)	$51,096

December 31, 2009
U.S. government agencies	$1,030	$9	$—	$1,039
Corporate bonds	1,015	79	—	1,094
Municipal bonds	17,560	303	(343)	17,520
Equity securities	193	1	—	194
Mortgage backed securities	235	12	—	247
Collateralized mortgage obligations	24,392	20	(415)	23,997

	$44,425	$424	$(758)	$44,091

Certain investment securities shown above currently have fair values less than amortized cost and, therefore, contain unrealized losses. The Bank has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. The decline in value is not related to any Bancorp or industry-specific event. At December 31, 2010 and 2009, there were 24 and 33 investment securities, respectively, with unrealized losses. The Bank anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 3—Investment securities available-for-sale—(continued)

The following presents the fair value and gross unrealized losses of investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at:

	Less than 12 months		12 Months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

December 31, 2010
U.S. agencies	$1,667	$(8)	$360	$(3)	$2,027	$(11)
Municipal bonds	1,339	(42)	4,217	(489)	5,556	(531)

Total temporarily impaired investment securities	$3,006	$(50)	$4,577	$(492)	$7,583	$(542)

	Less than 12 months		12 Months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

December 31, 2009
U.S. agencies	$21,588	$(400)	$748	$(15)	$22,336	$(415)
Municipal bonds	3,083	(86)	1,686	(257)	4,769	(343)

Total temporarily impaired investment securities	$24,671	$(486)	$2,434	$(272)	$27,105	$(758)

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2010, by contractual maturity, are shown below. Expected maturities of collateralized mortgage obligations and mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay the obligations.

	Amortized cost	Estimated fair value

Due in one year or less	$885	$886
Due after one year through five years	1,333	1,500
Due after five years through ten years	13,169	13,446
Due after ten years	35,131	35,067

	50,518	50,899
Equity securities	193	197

	$50,711	$51,096

As of December 31, 2010 and 2009, investment securities with estimated fair values of $41,013 and $33,725 respectively, were pledged as collateral to secure FHLB borrowings and public or other deposits, as required by law.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 3—Investment securities available-for-sale—(continued)

The following are gross realized gains and losses on sales of investment securities for the years ended December 31:

	2010	2009	2008

Realized gains	$100	$15	$—
Realized losses	(27)	(172)	(255)

Net realized gains (losses)	$73	$(157)	$(255)

Note 4—Loans

Throughout these consolidated financial statements, references to loans or the allowance for loan losses consist of all categories of loans, including non-acquired and acquired loans. When not referring to all categories of loans, those discussions will indicate the specific categories, non-acquired or acquired.

Acquired loans consist of acquired closed-end loans with deteriorated credit quality and acquired revolving lines of credit. Under FASB ASC 805 and ASC 310-30, loans are recorded at fair value at acquisition date, factoring in credit losses expected to be incurred over the life of the loan. There is no allowance for loan losses established as of December 31, 2010 on acquired loans.

Management will periodically reassess its analysis of future expected cash flows. Increases in cash flows will cause increases in interest income over the remaining life of a loan pool, while decreases will result in recognition of impairment of a loan pool through a charge to the provision for loan losses, which will be mostly offset by an increase in the FDIC indemnification asset.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 4—Loans—(continued)

The following table presents the major types of loans recorded in the consolidated balance sheets as of December 31, 2010 and 2009:

	December 31,
	2010	2009

Non-acquired loans
Commercial real estate
Owner occupied	$83,616	$85,958
Non-owner occupied	89,557	94,080
Construction, acquisition and development	53,238	48,912
Residential real estate
Multi-Family	8,448	8,401
1-4 Family	20,299	22,719
Construction, acquisition and development	7,036	7,043
Commercial and industrial	127,221	126,369
Agriculture	66,734	62,921
Consumer
Term loans	6,311	5,904
Home equity lines of credit	17,971	17,538
Personal lines of credit	8,161	10,041

Total non-acquired loans	488,592	489,886
Less unearned loan fees	(701)	(849)

Total non-acquired loans, net of fees	487,891	489,037

Acquired loans
Commercial real estate	95,703	—
Residential real estate	30,829	—
Commercial and industrial	21,446	—
Consumer	10,572	—

Total acquired loans	158,550	—

Less allowance for loan losses	(11,123)	(6,719)

Total loans, net	$635,318	$482,318

As of December 31, 2010 and 2009, loans with estimated carrying values of $179,188 and $174,325, respectively, were pledged as collateral to secure FHLB borrowings and loans with estimated carrying values of $44,870 and $77,130 were pledged as collateral to secure FRB borrowings.

At December 31, 2010, acquired loans with carrying values totaling $157,111 and covered other real estate owned totaling $5,709 were covered by the loss-sharing agreements with the FDIC, which is more fully described in Note 2.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 4—Loans—(continued)

The following table presents a reconciliation of the undiscounted contractual cash flows, nonaccretable difference, accretable yield, and fair value of acquired closed-end loans from the acquisition date through December 31, 2010:

Estimated fair value of acquired closed-end loan pools		$156,237
Less: Acquisition date estimate of undiscounted cash flows expected to be collected
Undiscounted contractual cash flows	$216,439
Undiscounted cash flows not expected to be collected (nonaccretable difference)	(29,340)

		187,099

Accretable yield at acquisition		30,862
Accretion to interest income for the year		(3,272)
Reclassification to nonaccretable difference		(141)

Accretable yield at December 31, 2010		$27,449

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 5—Allowance for loan losses

A summary of the activity and the balances in the allowance for loan losses by loan classification follows:

	Comm real estate	Res real estate	Comm and industrial	Agriculture	Consumer	Unallocated	Total

2010

Allowance for loan losses:
Balance, beginning of year	$2,072	$698	$742	$455	$252	$2,500	$6,719
Loan loss provision (benefit)	3,395	2,992	3,275	1,113	606	(2,500)	8,881
Loans charged off	(1,386)	(2,245)	(342)	(225)	(351)	—	(4,549)
Loan recoveries	8	9	9	5	41	—	72

Balance, end of year	$4,089	$1,454	$3,684	$1,348	$548	$—	$11,123

Collectively evaluated for impairment	$3,762	$786	$3,460	$1,348	$467	$—	$9,823
Individually evaluated for impairment	327	668	224	—	81	—	1,300

Total	$4,089	$1,454	$3,684	$1,348	$548	$—	$11,123

Loans
Collectively evaluated for impairment	$226,336	$27,849	$134,014	$66,734	$30,966	$—	$485,899
Individually evaluated for impairment	8,243	7,934	1,628	—	1,549	—	19,354
Loans acquired with deteriorated credit quality	87,535	30,829	13,025	—	10,500	—	141,889

Total	$322,114	$66,612	$148,667	$66,734	$43,015	$—	$647,142

2009
Allowance for loan losses:
Balance, beginning of year	$2,004	$627	$574	$215	$240	$1,617	$5,277
Loan loss provision	4,213	472	588	240	359	883	6,755
Loans charged off	(4,145)	(401)	(458)	—	(416)	—	(5,420)
Loan recoveries	—	—	38	—	69	—	107

Balance, end of year	$2,072	$698	$742	$455	$252	$2,500	$6,719

Collectively evaluated for impairment	$2,072	$300	$733	$168	$51	$2,500	$5,824
Individually evaluated for impairment	—	398	9	287	201	—	895

Total	$2,072	$698	$742	$455	$252	$2,500	$6,719
Loans
Collectively evaluated for impairment	$223,473	$26,685	$125,570	$61,838	$31,961	$—	$469,527
Individually evaluated for impairment	5,477	11,478	798	1,083	1,523	—	20,359

Total	$228,950	$38,163	$126,369	$62,921	$33,483	$—	$489,886

2008
Allowance for loan losses:
Balance, beginning of year	$957	$86	$550	$407	$486	$2,804	$5,290
Loan loss provision (benefit)	1,058	541	635	(176)	(276)	(1,187)	595
Loans charged off	(11)	—	(617)	(33)	(79)	—	(740)
Loan recoveries	—	—	6	17	109	—	132

Balance, end of year	$2,004	$627	$574	$215	$240	$1,617	$5,277

Collectively evaluated for impairment	$2,001	$627	$483	$215	$240	$1,617	$5,183
Individually evaluated for impairment	3	—	91	—	—	—	94

Total	$2,004	$627	$574	$215	$240	$1,617	$5,277

Loans
Collectively evaluated for impairment	$227,521	$49,649	$138,475	$52,617	$33,226	$—	$501,488
Individually evaluated for impairment	1,161	4	554	163	252	—	2,134

Total	$228,682	$49,653	$139,029	$52,780	$33,478	$—	$503,622

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

Credit administration

When evaluating credit risk, management considers various factors including loan size, contractual terms, borrower capacity, loan product features, available guarantor support, and the characteristics and availability of underlying collateral. Credit risk can also be significantly impacted by the current and future economic environment and the degree of asset diversification among industry, geography, and loan type.

The credit risk management process is governed through comprehensive credit policies, assigned lending limits, credit underwriting, risk monitoring, and ongoing loan reviews and internal audit processes. In addition, regulatory examiners review and perform detailed tests of credit underwriting, loan administration, and allowance processes.

Credit risk is administered on a regional basis within assigned lending limit parameters. Regional Credit Administrators report directly to the Chief Credit Officer, who reports to the President and Chief Executive Officer. The Bank’s Loan Committee is established by the Board of Directors and seeks to ensure effective credit risk management, provide oversight of the allowance for loan losses, develop and oversee the loan policy, and to ensure sound implementation of lending strategies. Loan Committee membership is comprised of appointed board members, executive level management, and regional credit administrators.

Credit quality

Management continuously monitors credit quality within the loan portfolio to determine an appropriate level of allowance for loan losses. As described in Note 1, the allowance for loan losses represents management’s estimate of probable losses inherent within the loan portfolio as of the balance sheet date. Determining the appropriateness of the allowance is complex and requires management to make judgments about matters that are inherently uncertain. Future evaluations may result in significant changes in the allowance for loan losses in those periods.

The amount of the allowance is based on management’s evaluation of various factors including historical loss rates, the level and trends of delinquent, nonaccrual, and classified assets, local, regional and national economic conditions, changes in the quality of lending and credit administration staff, and other internal or external factors that management deems appropriate.

A loan is considered impaired when it is probable that all interest and principal payments will not be collected in accordance with the contractual terms. For impaired loans, management evaluates available cash flows and collateral. Impairment for loans deemed collateral dependent is measured as the difference between the book balance and the fair value of the collateral, less the estimated selling costs. Impairment for loans that are not collateral dependent is measured as the difference between the book balance and the discounted value of all expected future cash flows, based on the original effective interest rate. If the shortfall is deemed permanent, the amount of the shortfall will be charged off. If the shortfall is deemed to be temporary, a specific

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

allowance is included in the allowance for loan losses for the amount of the shortfall. As of December 31, 2010 and 2009, all impaired loans were on nonaccrual status, determined to be collateral dependent, and have been written down to the estimated fair value of the underlying collateral, less estimated holding and selling costs.

Unimpaired loans are categorized into loan pools based on various factors such as product type, risk type, or risk concentration. For each loan pool, the Bank estimates the probable loss based on factors such as actual historical loss rates, industry loss rates, delinquency trends, economic trends, and other factors deemed appropriate. In addition, the regulators, as an integral part of the examination process, review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgment about information available at the time of their examinations.

Nonperforming loans are generally designated as nonaccrual status upon reaching 90 days or more past due. When a loan is placed on nonaccrual status, accrued interest is reversed against interest income and all future payments are applied using the cash method until such time that it is reasonably assured that all future payments will made in accordance with the loan’s contractual terms.

Management continuously evaluates the loan portfolio to assess credit quality and to determine appropriate loan classifications and risk ratings. The Bank uses the following risk rating definition to assess risk within the portfolio:

PASS—The borrower is considered creditworthy and has the ability to repay the debt in the normal course of business. The bank uses six levels of grading within the pass category based on the underlying characteristics of the loan.

SPECIAL MENTION—The loan is currently protected but has the potential to deteriorate to a Substandard rating and is traditionally regarded as a “Watch List” loan. The borrower’s financial performance may be inconsistent or below forecast, creating the possibility of liquidity problems and shrinking debt service coverage. The borrower may have a short track record and little depth of management. Other typical characteristics include inadequate current financial information, marginal capitalization and susceptibility to negative industry trends. The primary source of repayment is still good but there is increasing reliance on collateral or guarantors support. Although these loans are performing, adverse trends have developed in the borrower’s operations and/or balance sheet. Collectability of the loan is not yet in jeopardy, but there is concern about the timely repayment.

SUBSTANDARD—The loan is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged. There are well defined weaknesses that are jeopardizing the repayment of the debt. The Bank could sustain some loss if the deficiencies are not corrected however, at this point in time, no loss of principal is anticipated

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

DOUBTFUL—The loan has the weaknesses of those in the Substandard rating, one or more of which make collection or liquidation in full highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the loan, its classification as a loss is deferred until a more exact status may be determined. Pending factors include proposed capital injection, new collateral, refinancing plans, or liquidation procedures. Loans in this class are carried on a non accrual basis with payments applied to principal.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

The following table summarizes loans by type and risk category:

	Pass	Special mention	Substandard	Doubtful	Total

December 31, 2010

Non-acquired loans
Commercial real estate
Owner occupied	$66,441	$8,997	$7,078	$1,100	$83,616
Non-owner occupied	81,081	4,709	3,580	187	89,557
Construction, acquisition and development	44,466	3,850	2,683	2,239	53,238
Residential real estate
Multi-Family	3,968	763	3,717	—	8,448
1-4 Family	16,845	128	3,326	—	20,299
Construction, acquisition and development	1,390	—	5,253	393	7,036
Commercial and industrial	87,711	15,499	23,613	398	127,221
Agriculture	54,828	1,226	10,680	—	66,734
Consumer
Term loans	6,294	—	17	—	6,311
Home equity lines of credit	15,131	—	2,035	805	17,971
Personal lines of credit	7,759	150	251	1	8,161

Total non-acquired loans	$385,914	$35,322	$62,233	$5,123	$488,592

Acquired loans
Commercial real estate	$75,615	$3,806	$33,236	$9,898	$122,555
Residential real estate	27,961	350	2,050	475	30,836
Commercial and industrial	19,095	53	4,211	30	23,389
Consumer	9,380	63	1,022	1,410	11,875

Total acquired loans(1)	$132,051	$4,272	$40,519	$11,813	$188,655

December 31, 2009

Non-acquired loans
Commercial real estate
Owner occupied	$69,469	$12,992	$2,889	$608	$85,958
Non-owner occupied	88,724	4,209	969	178	94,080
Construction, acquisition and development	40,160	4,061	3,317	1,374	48,912
Residential real estate
Multi-Family	4,146	91	4,164	—	8,401
1-4 Family	16,360	500	4,397	1,462	22,719
Construction, acquisition and development	6,402	147	—	494	7,043
Commercial and industrial	108,691	14,365	2,405	908	126,369
Agriculture	53,466	—	8,715	740	62,921
Consumer
Term loans	5,900	—	4	—	5,904
Home equity lines of credit	17,005	—	—	533	17,538
Personal lines of credit	9,791	—	250	—	10,041

Total non-acquired loans	$420,114	$36,365	$27,110	$6,297	$489,886

(1)	Acquired loans with a carrying value of $158,550 are shown using unpaid contractual balances. The credit risk in these assets is mitigated by the loss-sharing agreements with the FDIC, which will absorb 80% of losses and share in 80% of loss recoveries.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

The following table summarizes the Bank’s past due loans by type:

	30-59 Days past due	60-89 Days past due	90 Days past due and still accruing	Total past due	Non-accrual	Total current	Total loans

December 31, 2010
Non-acquired loans
Commercial real estate
Owner occupied	$1,461	$155	$—	$1,616	$4,099	$77,901	$83,616
Non-owner occupied	—	—	—	—	187	89,370	89,557
Construction, acquisition and development	—	—	1,038	1,038	3,171	49,029	53,238
Residential real estate
Multi-Family	—	—	—	—	—	8,448	8,448
1-4 Family	563	—	—	563	2,749	16,987	20,299
Construction, acquisition and development	418	—	—	418	441	6,177	7,036
Commercial and industrial	11	—	—	11	1,063	126,147	127,221
Agriculture	—	—	—	—	—	66,734	66,734
Consumer
Term loans	—	—	—	—	—	6,311	6,311
Home equity lines of credit	60	16	—	76	805	17,090	17,971
Personal lines of credit	110	53	—	163	248	7,750	8,161

Total non-acquired loans	$2,623	$224	$1,038	$3,885	$12,763	$471,944	$488,592

Acquired loans
Commercial real estate	800	1,100	5,477	7,377	22,660	92,518	122,555
Residential real estate	—	414	—	414	952	29,470	30,836
Commercial and industrial	281	—	964	1,245	770	21,374	23,389
Consumer	224	49	—	273	1,204	10,398	11,875

Total acquired loans(1)	$1,305	$1,563	$6,441	$9,309	$25,586	$153,760	$188,655

December 31, 2009
Commercial real estate
Owner occupied	$—	$—	$—	$—	$608	$85,350	$85,958
Non-owner occupied	—	—	—	—	178	93,902	94,080
Construction, acquisition and development	—	—	—	—	4,691	44,221	48,912
Residential real estate
Multi-Family	—	—	—	—	—	8,401	8,401
1-4 Family	98	452	—	550	1,462	20,707	22,719
Construction, acquisition and development	—	—	—	—	494	6,549	7,043
Commercial and industrial	—	—	6	6	946	125,417	126,369
Agriculture	—	—	17	17	740	62,164	62,921
Consumer
Term loans	—	—	—	—	—	5,904	5,904
Home equity lines of credit	—	—	—	—	533	17,005	17,538
Personal lines of credit	2	—	—	2	—	10,039	10,041

Total	$100	$452	$23	$575	$9,652	$479,659	$489,886

(1)	Acquired loans with a carrying value of $158,550 are shown using unpaid contractual balances. The credit risk in these assets is mitigated by the loss-sharing agreements with FDIC, which will absorb 80% of losses and share in 80% of loss recoveries.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

The following tables summarize impaired non-acquired loan information by loan classification:

	Unpaid principal balance	Recorded investment	Related allowance

December 31, 2010
With no related allowance
Commercial real estate
Owner occupied	$4,198	$4,099	$—
Non-owner occupied	—	—	—
Construction, acquisition and development	7,745	2,239	—
Residential real estate
Multi-Family	—	—	—
1-4 Family	3,252	2,749	—
Construction, acquisition and development	236	236	—
Commercial and industrial	1,203	882	—
Agriculture	—	—	—
Consumer
Term loans	—	—	—
Home equity lines of credit	963	835	—
Personal lines of credit	261	258	—

Total	17,858	11,298	—

With a related allowance
Commercial real estate
Owner occupied	236	210	26
Non-owner occupied	371	322	49
Construction, acquisition and development	1,298	1,046	252
Residential real estate
Multi-Family	3,717	3,245	472
1-4 Family	881	850	31
Construction, acquisition and development	351	186	165
Commercial and industrial	755	522	224
Agriculture	—	—	—
Consumer
Term loans	—	—	—
Home equity lines of credit	457	375	81
Personal lines of credit	—	—	—

Total	8,066	6,756	1,300

Total impaired loans
Commercial real estate
Owner occupied	4,434	4,309	26
Non-owner occupied	371	322	49
Construction, acquisition and development	9,043	3,285	252
Residential real estate
Multi-Family	3,717	3,245	472
1-4 Family	4,133	3,599	31
Construction, acquisition and development	587	422	165
Commercial and industrial	1,958	1,404	224
Agriculture	—	—	—
Consumer
Term loans	—	—	—
Home equity lines of credit	1,420	1,210	81
Personal lines of credit	261	258	—

Total	$25,924	$18,054	$1,300

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

	Unpaid principal balance	Recorded investment	Related allowance

December 31, 2009
With no related allowance
Commercial real estate
Owner occupied	$608	$608	$—
Non-owner occupied	178	178	—
Construction, acquisition and development	8,310	4,691	—
Residential real estate
Multi-Family	—	—	—
1-4 Family	19	19	—
Construction, acquisition and development	—	—	—
Commercial and industrial	494	494	—
Agriculture	860	505	—
Consumer
Term loans	—	—	—
Home equity lines of credit	648	533	—
Personal lines of credit	—	—	—

Total	11,117	7,028	—

With a related allowance
Commercial real estate
Owner occupied	—	—	—
Non-owner occupied	—	—	—
Construction, acquisition and development	—	—	—
Residential real estate
Multi-Family	4,164	4,134	29
1-4 Family	6,967	6,599	368
Construction, acquisition and development	328	328	1
Commercial and industrial	303	295	9
Agriculture	578	291	287
Consumer
Term loans	740	541	199
Home equity lines of credit	—	—	—
Personal lines of credit	250	248	2

Total	13,330	12,436	895

Total impaired loans
Commercial real estate
Owner occupied	608	608	—
Non-owner occupied	178	178	—
Construction, acquisition and development	8,310	4,691	—
Residential real estate
Multi-Family	4,164	4,134	29
1-4 Family	6,986	6,618	368
Construction, acquisition and development	328	328	1
Commercial and industrial	797	789	9
Agriculture	1,438	796	287
Consumer
Term loans	740	541	199
Home equity lines of credit	648	533	—
Personal lines of credit	250	248	2

Total	$24,447	$19,464	$895

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 5—Allowance for loan losses—(continued)

At December 31, 2010 and 2009, the Bank had troubled debt restructuring loans totaling $6,065 and $10,378, respectively, all of which were performing according to their restructured terms and accruing interest. Such loans are reflected in the preceding tables. There are no commitments to lend additional funds to borrowers whose loans are considered to be troubled debt restructurings at March 31, 2011.

The average recorded investment in non-acquired impaired loans for the years ended 2010 and 2009 was $18,760 and $10,597, respectively. Interest income recognized during the years ended December 31, 2010 and 2009 on these average non-acquired impaired loans was $368 and $77, respectively. No interest income was recognized on the cash-basis for those periods.

Acquired non-accrual loans with carrying balances of $15,635 and unpaid contractual balances of $23,605 are accounted for under the cost recovery method, are considered impaired, and are subject to a loss sharing agreement in which the FDIC will absorb 80% of losses and share in 80% of loss recoveries.

Note 6—Premises and equipment

The major classifications of premises and equipment are summarized as follows:

	2010	2009

Buildings	$20,671	$18,932
Furniture and equipment	7,409	6,697
Software	2,368	1,455
Leasehold improvements	1,387	1,402

	31,835	28,486
Less accumulated depreciation and amortization	(10,361)	(9,042)

	21,474	19,444
Land	9,656	7,624
Construction in progress	377	503

Premises and equipment, net	$31,507	$27,571

Depreciation and amortization expense related to premises and equipment for the years ending December 31, 2010, 2009 and 2008 was $1,415, $1,347, and $1,203, respectively.

Note 7—Investment in real estate joint venture

During 2008, the Bank, along with two other community banks headquartered in Oregon, entered into a real estate joint venture (Innsbruck Ridge LLC) in order to collaborate in the recovery of defaulted loans each bank had incurred through separate credit arrangements to a single borrower. In exchange for release from all of the defaulted loans, the borrower initially

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 7—Investment in real estate joint venture—(continued)

formed and capitalized Innsbruck Ridge LLC with 24.36 acres of real property located in Medford, Oregon, and planned for its development into 60 or more residential lots. For their consideration in releasing the borrower, each bank received preferred units in the joint venture equivalent to the gross investment in each of their impaired loans divided by 100. As of December 31, 2010 and 2009, the Bank’s 38.8% equity interest in Innsbruck Ridge LLC was valued at an expected net realizable value of $629. The Bank recorded an impairment loss of $651 during 2009 due to a decline in the expected net realizable value of the underlying properties. In addition, the Bank has advanced Innsbruck Ridge LLC $2,700 under a loan agreement which carries a 3% per annum interest rate and is payable from 38.8% of the cash proceeds arising from each sale of real estate owned by the joint venture. The Bank’s net investment in Innsbruck Ridge LLC as of December 31, 2010, represented by its equity and debt interests, was $3,329. Realization of the Bank’s net investment in the joint venture is dependent upon either a future bulk sale of the underlying property or its development into residential lots that may be marketed and sold to individual building contractors or real estate investors.

Note 8—Restricted equity securities held in settlement of loan

During the year ended December 31, 2008, the Bank acquired 10,069 shares of common stock with a stated value of $7,243 in an inactively traded, closely held company as settlement for a borrower’s loan obligation. The stated value of the common stock was equivalent to the amount of principal and interest on a related loan to the borrower at the time of assignment to the Bank. Pursuant to the assignment agreement, the borrower has the right, until the third anniversary date (December 23, 2011), to repurchase the stock for an amount equal to the principal and interest that would have been then due under the original terms of its loan agreement with the Bank. During this three-year period, the Bank has agreed not to sell the stock to any party other than the borrower without the borrower’s consent. From the third to fifth anniversary date (December 23, 2011 through December 23, 2013), the Bank has further agreed not to sell, transfer, exchange, grant an option to purchase, or otherwise dispose of the stock without first offering it to the borrower. During the year ended December 31, 2009, the Bank performed an evaluation of its interest in the company underlying its equity security interest and determined an other-than-temporary impairment of $2,132 should be recognized. Accordingly, as of December 31, 2010 and 2009, the carrying value of the restricted equity security has been written down to $5,111. No additional impairment was recognized during 2010.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 9—Time certificates of deposit

Time certificates of deposit of $100 and over aggregated $165,846 and $152,874 at December 31, 2010 and 2009, respectively.

The following table presents the scheduled contractual maturities for all time deposits at December 31, 2010:

Years ending December 31, 2011	$147,108
2012	45,065
2013	34,025
2014	9,173
2015	15,234
Thereafter	62

$250,667

Note 10—Income taxes

Income tax expense (benefit) consists of the following:

	2010	2009	2008

Current tax expense
Federal	$647	$290	$1,957
State	361	122	512

	1,008	412	2,469

Deferred tax (benefit) expense
Federal	(489)	(2,171)	47
State	(96)	(424)	11

	(585)	(2,595)	58

Income tax expense (benefit)	$423	$(2,183)	$2,527

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 10—Income taxes—(continued)

The net deferred tax assets in the accompanying consolidated balance sheets consist of the following:

	2010	2009

Deferred tax assets:
Impairment of equity securities	$881	$881
Other real estate owned	1,717	867
Allowance for loan losses	3,223	1,211
Purchased state tax credits	62	42
State taxes	119	21
Unrealized losses on investment securities	—	125
Other	46	24

	6,048	3,171

Deferred tax liabilities:
Accumulated depreciation	(1,268)	(758)
Unrealized gains on investment securities	(147)	—
FHLB stock dividends	(103)	(103)
Prepaid expenses	(530)	(260)
Bargain purchase gain	(1,601)	—
Other	(163)	(127)

	(3,812)	(1,248)

Net deferred tax assets	$2,236	$1,923

Management believes that, based upon Bancorp’s historical performance, deferred tax assets will be realized in the normal course of operations and, accordingly, management has not reduced deferred tax assets by a valuation allowance.

A reconciliation between the combined statutory federal and state income tax expense (benefit) and the expense (benefit) at the effective tax rate is as follows:

	2010	2009	2008

Federal income tax expense (benefit) at statutory rate	$1,056	$(1,409)	$2,731
State income tax expense (benefit), net of federal income taxes	162	(274)	530
Effect of nontaxable municipal bond income	(335)	(332)	(276)
Low-income housing credit	(414)	(321)	(298)
Other	(46)	153	(160)

Income tax expense (benefit) at effective rate	$423	$(2,183)	$2,527

Effective tax rate	13.42%	52.73%	31.47%

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 11—Sales and repurchases of common stock

Other than shares acquired by Bancorp’s Employee Stock Ownership Plan (ESOP) (see Note 12), the Bancorp Board of Directors approves all new shareholders and all new stock issuances. New issue shares are generally sold at the adjusted book value of the preceding month, which represents the Board’s estimate of the fair value of Bancorp’s equity. In 2010, 2009, and 2008, shares of 338,970, 166,773, and 318,612, were sold and issued, of which 88,008, 102,859, and 114,596 shares, respectively, were acquired by Bancorp’s ESOP. In 2010, as part of a stock issuance program, 246,132 stock warrants were issued on a one-for-one basis for each new issue common share purchased. The stock warrants were issued at an exercise price of $13.50 (not in thousands) and expire on May 20, 2012.

Bancorp maintains a stock marketing program to facilitate the sale of Bancorp shares between existing shareholders. Repurchases of 53,502, 357,658, and 401,821 shares were accomplished by Bancorp during the years ending December 31, 2010, 2009, and 2008, respectively. Of the repurchases, shares reacquired from the ESOP were 53,502, 55,128, and 56,607, during 2010, 2009 and 2008, respectively.

Note 12—Employee stock ownership plan

Bancorp has established an employee stock ownership plan (ESOP) for the benefit of its employees. The ESOP allows participation by all permanent employees over the age of 18 who have also met minimum service requirements. Each year, the Board of Directors decides the amount to contribute for that Plan year. Bancorp contributions made are of three types: a Basic Contribution, a Regular Discretionary Contribution for all eligible employees, and an Incentive Growth Bonus Contribution for all eligible employees. Bancorp’s contributions are made in cash and/or in Bancorp stock, at the Board’s discretion.

Bancorp’s Basic Contribution is made for all eligible Participants on a quarterly basis based upon their eligible compensation (excluding any bonuses or overtime pay) for the preceding three months.

Bancorp’s Regular Discretionary Contribution for each year is divided among eligible participants who have completed 1,000 or more hours of service during the year and are still employed by Bancorp at year end, in the proportion that each such participant’s eligible compensation for that year bears to the eligible compensation of all such participants.

Bancorp’s Incentive Growth Bonus Contribution is divided among those eligible participants who are entitled to share in Bancorp’s incentive bonus program at the time the incentive bonus is paid and in the same manner in which the Regular Discretionary Contribution is allocated. No minimum hours are required in order to share in an incentive growth bonus contribution.

Employees are permitted to contribute up to 100% of eligible compensation into the ESOP, subject to statutory limitations. Employee contributions vest in the ESOP immediately, while Bancorp contributions to the discretionary account vest after three years and Bancorp

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 12—Employee stock ownership plan—(continued)

contributions to the basic account and incentive growth bonuses vest immediately. For the years ending December 31, 2010, 2009, and 2008, Bancorp contributed $864, $795, and $819, respectively, to the ESOP.

The ESOP shares that have been attributed to employees as of December 31, 2010 and 2009 were 960,125 and 925,619, respectively. These ESOP shares are considered outstanding for purposes of calculating earnings per share.

Note 13—Stock-based compensation

Bancorp operates an informal stock-based compensation plan for the benefit of Bancorp’s officers. On an annual basis, a committee of the Board of Directors authorizes a discretionary grant of common stock to the officers of Bancorp. The stock vests immediately and Bancorp recognizes compensation expense for the fair value of the stock at the date of grant. Bancorp recognized no stock compensation during the years ended December 31, 2010. During the years ended December 31, 2009 and December 31, 2008, Bancorp recognized stock-based compensation expense at $17 and $15 respectively.

Note 14—Transactions with related parties

Board of Directors, executive officers, and principal shareholders—Certain directors, executive officers, and principal shareholders are customers of and have had banking transactions with the Bank, and the Bank expects to enter into such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features.

The following is a summary of the activity with respect to such loans for the years ending December 31:

	2010	2009	2008

Beginning balance	$14,831	$12,580	$10,047
Advances	1,813	33,430	34,214
Repayments	(850)	(31,179)	(32,061)
Reclassification(1)	(7,089)	—	380

Ending balance	$8,705	$14,831	$12,580

(1)	Reclassifications out of this table represent loans that were once considered related party, but no longer meet that definition. Reclassifications into this table represent previously existing loans to parties who became related parties.

Demand deposits to directors, executive officers, and principal shareholders totaled $1,552 and $1,849 at December 31, 2010 and 2009, respectively. Additionally, a note payable to a director totaled $150 and $265 at December 31, 2010 and 2009, respectively (see Note 17).

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 14—Transactions with related parties—(continued)

Wealth Management leases office space from a director. Lease payments totaled $60 for December 31, 2010 and 2009, and $59 for December 31, 2008.

Note 15—Concentration of credit risk

The Bank’s operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest-rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administrative practices are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and other matters beyond the control of the Bank. In addition, the Bank is a community bank and, as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

Most of the Bank’s loans and commitments have been granted to customers in the Bank’s market areas. The majority of such customers are also depositors of the Bank. Concentrations of credit by type of loan are set forth in Notes 4 and 5. Approximately $24,474 of loans at December 31, 2010 are secured by stock in JELD-WEN, Inc, an international manufacturer of windows, doors, and millwork headquartered in southern Oregon. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 2010. The Bank’s loan policies do not allow the extension of credit to any single borrower or group of related borrowers in excess of $1,750 without approval from the Bank’s loan committee.

Note 16—Financial instruments with off-balance sheet risk

In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank may or may not require collateral or other security to support financial instruments with credit risk, depending on loan underwriting guidelines.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 16—Financial instruments with off-balance sheet risk—(continued)

expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon an extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include receivables, inventory, property and equipment, and income-producing properties.

Letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.

Such commitments totaled $319,637 and $328,174 as of December 31, 2010 and 2009, respectively. Undisbursed amounts with respect to these commitments totaled $110,118 and $115,574 as of December 31, 2010 and 2009, respectively.

Note 17—Other borrowed funds

As of December 31, 2010 and 2009, other borrowed funds consisted of the following:

	2010	2009	2010 Average rate	Maximum credit available

Federal Home Loan Bank borrowings	$25,316	$30,408	3.52%	$116,069
Federal Reserve Bank discount window	—	—	0.00%	$27,439
Securities sold under agreements to repurchase	368	474	0.57%
U.S. National Bank borrowing	—	2,142	5.36%
Note payable to director	150	265	6.85%
Federal funds purchased	—	—	0.52%	30,000

	$25,834	$33,289		$173,508

Following is a schedule of maturities for other borrowed funds:

Years ending December 31, 2011	$501
2012	5,138
2013	61
2014	5,061
2015	46
Thereafter	15,027

$25,834

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 17—Other borrowed funds—(continued)

As of December 31, 2010, Federal Home Loan Bank borrowings, federal funds purchased from the Federal Home Loan Bank, and securities sold under agreements to repurchase were secured by investment securities and loans, as described in Note 3 and Note 4. The notes payable to director and federal funds purchased are unsecured borrowings.

Note 18—Commitments and contingencies

Operating lease commitments—As of December 31, 2010, Bancorp leased certain properties. Future minimum lease commitments are as follows:

Years ending December 31, 2011	$1,022
2012	983
2013	958
2014	855
2015	822
Thereafter	11,615

$16,255

Rental expense for all operating leases was $1,008, $897, and $680 for the years ended December 31, 2010, 2009, and 2008, respectively.

Legal contingencies—Bancorp and the Bank may become defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, there are no matters presently known to Bancorp or the Bank that are expected to have a material adverse effect on the consolidated financial statements of Bancorp.

Note 19—Regulatory matters

In 2011, the Bancorp entered into an informal agreement with the Federal Reserve and the Bank entered into a memorandum of understanding with the FDIC and the Oregon Division of Finance and Corporate Securities. The memorandum of understanding relates primarily to the Bank’s asset quality, loan loss reserves and capital levels and requires the Bank to submit plans and report to regulators regarding the Bank’s loan portfolio, profit and capital plans, and other matters. The Bank is required to achieve a Tier 1 Capital to Average Assets ratio of not less than 10.0% and to reduce the level of classified assets during the life of the memorandum of understanding. The memorandum with the FDIC and agreement with the Federal Reserve also restrict the ability of the Bank and the Bancorp to pay cash dividends without the prior consent of banking regulators.

Bancorp and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum requirements can initiate certain

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 19—Regulatory matters—(continued)

mandatory—and possible additional discretionary—actions by regulators that, if undertaken, could have a direct and material effect on a bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorp and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bancorp and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).

As of the most recent notifications from its regulatory agency, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes may have changed the Bank’s category. Bancorp is not subject to the regulatory framework for prompt corrective action.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 19—Regulatory matters—(continued)

The following table presents selected capital information for Bancorp and the Bank as of December 31, 2010 and 2009:

	Actual		For capital adequacy purposes			To be well- capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio

As of December 31, 2010

Total capital to risk-weighted assets
South Valley Bancorp, Inc.	$77,067	12.98%	$47,500	≥	8%	$—		—
South Valley Bank & Trust	$75,919	12.80%	$47,443	≥	8%	$59,312	≥	10%

Tier 1 capital to risk-weighted assets
South Valley Bancorp, Inc.	$69,598	11.72%	$23,750	≥	4%	$—		—
South Valley Bank & Trust	$68,459	11.54%	$23,722	≥	4%	$35,594	≥	6%

Tier 1 capital to average assets
South Valley Bancorp, Inc.	$69,598	8.24%	$33,867	≥	4%	$—		—
South Valley Bank & Trust	$68,459	8.13%	$33,699	≥	4%	$42,103	≥	5%

As of December 31, 2009

Total capital to risk-weighted assets
South Valley Bancorp, Inc.	$70,138	12.78%	$43,888	≥	8%	$—		—
South Valley Bank & Trust	$71,843	13.11%	$43,842	≥	8%	$54,837	≥	10%

Tier 1 capital to risk-weighted assets
South Valley Bancorp, Inc.	$63,299	11.54%	$21,944	≥	4%	$—		—
South Valley Bank & Trust	$65,004	11.86%	$21,921	≥	4%	$32,902	≥	6%

Tier 1 capital to average assets
South Valley Bancorp, Inc.	$63,299	10.23%	$24,759	≥	4%	$—		—
South Valley Bank & Trust	$65,004	10.52%	$24,714	≥	4%	$30,892	≥	5%

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 20—Fair value measurements

The following table presents information about the Bank’s assets measured at fair value on a recurring basis as of December 31, 2010 and 2009, and indicates the fair value hierarchy of the valuation techniques utilized by the Bank to determine such fair value:

	Fair value measurements at December 31, 2010 using
Description	Fair value	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)

Investments
U.S. government agencies	$709	$—	$709	$—
Corporate bonds	1,170	—	1,170	—
Municipal bonds	16,316	—	16,316	—
Equity securities	197	—	197	—
Collateralized mortgage securities	32,704	—	32,704	—

Total assets measured at fair value	$51,096	$—	$51,096	$—

	Fair value measurements at December 31, 2009 using
Description	Fair value	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)

Investments
U.S. government agencies	$1,039	$—	$1,039	$—
Corporate bonds	1,094	—	1,094	—
Municipal bonds	17,520	—	17,520	—
Equity securities	194	—	194	—
Mortgage backed securities	247	—	247	—
Collateralized mortgage securities	23,997	—	23,997	—

Total assets measured at fair value	$44,091	$—	$44,091	$—

Securities classified as available-for-sale included in the above schedule are reported at fair value utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

Certain assets and liabilities are measured at fair value on a nonrecurring basis after initial recognition, such as loans measured for impairment. The following table presents the Bank’s

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 20—Fair value measurements—(continued)

assets measured at fair value but on a nonrecurring basis as of December 31, 2010 and 2009, and indicates the fair value hierarchy of the valuation techniques utilized by the Bank to determine such fair value:

	Fair value measurements at December 31, 2010 using
Description	Fair value	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total losses included in earnings

Loans measured for impairment	$14,013	$—	$—	$14,013	$5,736
Other real estate owned and repossessions	4,007	—	—	4,007	1,182

Total assets measured at fair value	$18,020	$—	$—	$18,020	$6,918

	Fair value measurements at December 31, 2009 using
Description	Fair value	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total losses included in earnings

Loans measured for impairment	$2,718	$—	$—	$2,718	$844
Other real estate owned and repossessions	2,977	—	—	2,977	163
Investment in real estate joint venture	3,329	—	—	3,329	651
Restricted equity securities in settlement of debt	5,111	—	—	5,111	2,132

Total assets measured at fair value	$14,135	$—	$—	$14,135	$3,790

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 20—Fair value measurements—(continued)

The following table displays the estimated fair values and the related carrying values of all of Bancorp’s financial instruments:

	2010		2009
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value

Financial assets
Cash and cash equivalents	$54,028	$54,028	$21,420	$21,420
Time deposits with other banks	$3,481	$3,481	$—	$—
Investment securities available-for-sale	$51,096	$51,096	$44,091	$44,091
Restricted equity securities	$5,256	$5,256	$3,950	$3,950
Loans held-for-sale	$3,435	$3,435	$1,572	$1,572
Total loans	$646,441	$643,090	$489,037	$481,972
Investment in limited partnerships	$2,131	$2,131	$1,234	$1,234
Restricted equity securities held in settlement of loan	$5,111	$4,618	$5,111	$5,111
FDIC indemnification asset	$26,800	$26,800	$—	$—
Interest receivable	$4,767	$4,767	$4,219	$4,219

Financial liabilities
Demand, interest-bearing transaction accounts, and savings deposits	$490,490	$490,490	$302,419	$302,419
Time certificates of deposit	$251,326	$257,139	$203,193	$206,959
Other borrowed funds	$25,834	$25,438	$33,289	$33,289
Interest payable	$347	$347	$376	$376

Estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 21—Operating segments

The Bancorp has identified three lines of business for purposes of management reporting: Community Banking, Trust & Financial Services, and Wealth Management. Community Banking represents the core business unit of the Bancorp with a focus on providing lending and deposit services to business and consumer clients. Trust & Financial Services provides clients a full array of trust services including planning, consultation, trust and estate administration, and individual retirement accounts as well as investment management services. Wealth Management is a registered broker-dealer offering clients a wide range of wealth accumulation, wealth preservation, wealth distribution, and retirement planning services.

	Community banking	Trust & financial services	Wealth management	Total

Year Ended December 31, 2010
Condensed income statement
Net interest income	$29,795	$—	$—	$29,795
Provision for loan losses	(8,881)	—	—	(8,881)
Noninterest income	7,601	1,152	1,175	9,928
Noninterest expense	(25,448)	(1,118)	(1,123)	(27,689)

Income before income taxes	3,067	34	52	3,153
Income tax expense	395	5	23	423

Net income	$2,672	$29	$29	$2,730

Year Ended December 31, 2009
Condensed income statement
Net interest income	$26,166	$—	$—	$26,166
Provision for loan losses	(6,755)	—	—	(6,755)
Noninterest income	1,739	1,067	1,243	4,049
Noninterest expense	(25,226)	(1,070)	(1,310)	(27,606)

Loss before income taxes	(4,076)	(3)	(67)	(4,146)
Income tax benefit	(2,146)	(1)	(36)	(2,183)

Net loss	$(1,930)	$(2)	$(31)	$(1,963)

Year Ended December 31, 2008
Condensed income statement
Net interest income	$26,278	$—	$—	$26,278
Provision for loan losses	(595)	—	—	(595)
Noninterest income	1,489	1,147	1,528	4,164
Noninterest expense	(19,257)	(1,014)	(1,545)	(21,816)

Income (loss) before income taxes	7,915	133	(17)	8,031
Income tax (benefit) expense	2,500	42	(15)	2,527

Net income (loss)	$5,415	$91	$(2)	$5,504

Goodwill at December 31, 2010 and 2009 consists of $1,090 allocable to Trust & Financial Services and $1,297 allocable to Wealth Management.

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 22—Parent-only condensed financial statements

Condensed balance sheets

	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$891	$358
Investment securities available-for-sale	190	190
Other assets	1,482	1,421
Investment in stock of subsidiaries	70,197	65,937

TOTAL ASSETS	$72,760	$67,906

LIABILITIES
Notes payable	$150	$2,405
Other liabilities	274	229

Total liabilities	424	2,634

SHAREHOLDERS’ EQUITY
Common stock, no par value	42,160	37,836
Retained earnings	29,939	27,642
Accumulated other comprehensive income (loss), net of taxes	237	(206)

Total shareholders’ equity	72,336	65,272

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$72,760	$67,906

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 22—Parent-only condensed financial statements—(continued)

Condensed statements of operations

	Years ended December 31,
	2010	2009	2008

NET INTEREST INCOME (EXPENSE)	$(50)	$(99)	$57
NONINTEREST INCOME	1,979	1,699	1,607

Income before income tax expense and equity in income of subsidiaries	1,929	1,600	1,664
(Loss) income from subsidiaries	2,817	(1,808)	5,428

	4,746	(208)	7,092
NONINTEREST EXPENSE	(2,069)	(1,850)	(1,542)

(Loss) income before income tax expense (benefit)	2,677	(2,058)	5,550
INCOME TAX EXPENSE (BENEFIT)	(53)	(95)	46

NET INCOME (LOSS)	$2,730	$(1,963)	$5,504

South Valley Bancorp, Inc. and Subsidiaries

Notes to consolidated financial statements

(dollars in thousands)

Note 22—Parent-only condensed financial statements—(continued)

Condensed statements of cash flows

	Years ended December 31,
	2010	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,730	$(1,963)	$5,504
Adjustments to reconcile net income (loss) to net cash from operating activities
Net (income) loss of subsidiaries	(2,817)	1,808	(5,428)
Increase (decrease) in cash due to changes in certain assets and liabilities
Decrease (increase) in other assets	(61)	(91)	48
(Decrease) increase in other liabilities	45	(1,040)	(26)

Net cash from operating activities	(103)	(1,286)	98

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in Bank subsidiary	(1,000)	—	—
Dividends from Bank subsidiary	—	225	—

Net cash from investing activities	(1,000)	225	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from other borrowed funds	—	2,570	—
Repayments of other borrowed funds	(2,255)	(583)	(141)
Proceeds from the issuance of common stock	4,715	2,695	5,148
Repurchase of common stock	(824)	(5,702)	(6,593)
Dividends paid	—	(511)	(2,170)

Net cash from financing activities	1,636	(1,531)	(3,756)

NET INCREASE IN CASH AND CASH EQUIVALENTS	533	(2,592)	(3,658)
CASH AND CASH EQUIVALENTS, beginning of year	358	2,950	6,608

CASH AND CASH EQUIVALENTS, end of year	$891	$358	$2,950

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$50	$106	$38

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Change in unrealized gain on investment securities, net of taxes	$443	$343	$115

                 Shares

South Valley Bancorp, Inc.

Common stock

PRELIMINARY PROSPECTUS

                    , 2011

D.A. Davidson & Co.

Until                     , 2011 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

Item 13.	Other expenses of issuance and distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of shares of our Common Stock being registered, all of which will be paid by us. All of the amounts shown are estimates, except the SEC registration fee, the FINRA filing fee and the NASDAQ Stock Market listing fee.

Expense category	Amount ($)

SEC Registration Fee	$5,341
FINRA Filing Fee	$5,100
NASDAQ Stock Market Listing Fee	*
Representative’s Expense Reimbursement and Retainer Fee	$150,000
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing Fees and Expenses	*
Transfer Agent and Registrar Fees	*
Blue Sky Qualification Fees and Expenses	*
Miscellaneous	*
Total	*

*	To be filed by amendment

Item 14.	Indemnification of directors and officers.

As an Oregon corporation, we are subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	his or her conduct was in good faith;

•	he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The OBCA further provides that, unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, and permits a director to apply for court-ordered indemnification. Our articles of incorporation do not limit the statutory right to mandatory indemnification.

Under the OBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation:

•	a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in the OBCA; and

•	a written undertaking to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

The OBCA further provides that, unless the articles of incorporation provide otherwise, an officer of the corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director. The corporation may also indemnify and advance expenses to an officer to the same extent as to a director.

Our articles of incorporation provide that we will indemnify and advance expenses to our directors and officers who were, are or are threatened to be made a party to an action, suit or proceeding by reason of the fact that the person was serving as a director or officer or, at our request, as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered. In addition, we entered into an indemnity agreement with each of our directors and executive officers that provides each of them with the maximum possible indemnity protection permitted by law.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•	any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

Our articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, our articles of incorporation would incorporate such amendment on its effective date.

We also maintain insurance coverage relating to certain liabilities of directors and officers.

Item 15.	Recent sales of unregistered securities.

On May 20, 2010, we sold 246,132 shares of Common Stock at $13.50 per share and an equal number of warrants to purchase one share of Common Stock at any time on or before May 20, 2012 at $13.50 per share, with an aggregate value of $3.3 million. The transaction was structured to be exempt from registration under Section 4(2) of the Securities Act. Each purchaser of shares in the offering was required to complete an investor questionnaire indicating their status as an “accredited investor,” as such term is defined under the Securities Act.

In 2008, 2009 and 2010, we sold 114,596, 102,859, and 88,008 shares, respectively, to the ESOP at prices ranging from $15.80 to $16.51, $15.98 to $16.66 and $14.80 to $15.35 per share, respectively. We relied on the exemption from registration under the Securities Act set forth in Rule 701.

No underwriters were involved in any of the stock issuances

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits

Exhibit number	Description
1.1*	Form of Underwriting Agreement

2.1	Purchase and Assumption Agreement among FDIC, receiver of Home Valley Bank, FDIC and South Valley Bank & Trust dated as of July 23, 2010

3.1*	Restated Articles of Incorporation of South Valley Bancorp, Inc.

3.2*	Restated Bylaws of South Valley Bancorp, Inc.

4.1*	Form of specimen Common Stock certificate of South Valley Bancorp, Inc.

4.2	Form of Warrant

5.1*	Opinion of Lane Powell PC regarding legality of securities registered

10.1*	2009 Restated Employee Stock Ownership and Retirement Plan

10.2*	2011 South Valley Bancorp, Inc. Equity Incentive Plan

21.1	Subsidiaries of South Valley Bancorp, Inc.

23.1	Consent of Moss Adams LLP

23.2*	Consent of Lane Powell PC (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to the Registration Statement filed on July 29, 2011)

*	To be filed by amendment.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

•

to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

•

for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

•

for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Klamath Falls, State of Oregon, on July 29, 2011.

South Valley Bancorp, Inc.

By:	/s/ WILLIAM E. CASTLE
Name:	William E. Castle
Title:	President and Chief Executive Officer (Duly Authorized Representative)

Power of attorney

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Doug P. Kintzinger and William E. Castle, with full power of substitution, to execute in the name and on behalf of such person any and all amendments, including post-effective amendments, to this Registration Statement and any registration statement, including any amendment thereto, relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and each of them, and anything requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

/s/ WILLIAM E. CASTLE William E. Castle, President,	/s/ LOREN L. LAWRIE Loren L. Lawrie, Executive Vice President
Chief Executive Officer and Director (Principal Executive Officer)	and Chief Financial Officer (Principal Financial and Accounting Officer)
Date: July 29, 2011	Date: July 29, 2011

/s/ DOUG P. KINTZINGER Doug P. Kintzinger, Chairman	/s/ PAUL R. STEWART Paul R. Stewart, Director
Date: July 14, 2011	Date: July 14, 2011

/s/ ANDREW C. BRANDSNESS Andrew C. Brandsness, Director	/s/ ALLAN L. CRAIGMILES Allan L. Craigmiles, Director
Date: July 13, 2011	Date: July 11, 2011

/s/ LAURA E. NAUMES Laura E. Naumes, Director	/s/ LINDA K. STELLE Linda K. Stelle, Director
Date: July 14, 2011	Date: July 28, 2011

/s/ RICHARD S. LEDGERWOOD Richard S. Ledgerwood, Director	/s/ HAROLD J. ASHFORD Harold J. Ashford, Director
Date: July 13, 2011	Date: July 13, 2011

Exhibit index

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

2.1	Purchase and Assumption Agreement among FDIC, receiver of Home Valley Bank, FDIC and South Valley Bank & Trust dated as of July 23, 2010

3.1*	Restated Articles of Incorporation of South Valley Bancorp, Inc.

3.2*	Restated Bylaws of South Valley Bancorp, Inc.

4.1*	Form of specimen Common Stock certificate of South Valley Bancorp, Inc.

4.2	Form of Warrant

5.1*	Opinion of Lane Powell PC regarding legality of securities registered

10.1*	2009 Restated Employee Stock Ownership and Retirement Plan

10.2*	2011 South Valley Bancorp, Inc. Equity Incentive Plan

21.1	Subsidiaries of South Valley Bancorp, Inc.

23.1	Consent of Moss Adams LLP

23.2*	Consent of Lane Powell PC (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to the Registration Statement filed on July 29, 2011)

*	To be filed by amendment.